Exhibit 3

2012 Economic and Financial Document

Section III:

National Reform Programme

The 2011 ECONOMIC AND FINANCIAL DOCUMENT is available on-line at the Internet address listed below: www.mef.gov.it www.dt.tesoro.it www.rgs.tesoro.it ISSN: 2239-5539

Economic and Financial Document

2012

Section III:

National Reform Programme

Submitted by Prime Minister

and

Minister of the Economy and Finance

Mario Monti

Adopted by the Cabinet on 18 April 2012, endorsed by Parliament on 26 April 2012

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

ITALY 2020: RIGOUR, GROWTH AND EQUITY

Let’s try to envision that in 2020 some 69 per cent of people between the ages of 24 and 65 years will have a job, almost 10 percentage points more than today. Let’s try to think that a woman will not have to face an obstacle course in attempting to make home life and career compatible, because there will be a modern parental leave system, an extensive network of accessible care structures for children and the elderly, and shops that are open during hours that will make it possible for her to manage her days according to her needs. Let’s imagine that the quality of essential public services in southern Italy is not systematically inferior to those in the rest of the country. Let’s contemplate being able to rely on an efficient, modern system of insurance against the risks of job loss, which covers all workers, regardless of the contract they have, and that the number of persons at risk of poverty is cut by 2.0 million with respect to 2010. Let’s imagine being able to start up a business activity without having to request authorisations and, if we’re under 30 years old, being able to start up a business with one euro in capital. In the event of business disputes, we can count on judicial proceedings that allow for concluding a civil court case in 394 days as in Germany, instead of the 1,210 days it takes today in Italy. Let’s imagine that at least one-third of the population between the ages of 30 and 34 has a university degree, also because there is increasingly less risk of dropping out of the school system in the early years of education, as occurs today with around 18.8 per cent of young people - one-third more than in Germany and France. Let’s imagine that it’s worthwhile for a young researcher to think about a career in Italy because investment in research has grown to 1.53 per cent of GDP and there are at least seven R&D jobs for every 1,000 inhabitants, as in France, Austria or Germany. Let’s imagine less polluted cities and less expensive utility bills, because Italy is on the cutting edge in energy efficiency. Let’s imagine citizens, workers and business people interacting with the public administration via the Internet, thanks to an ultra broadband connection accessible to 100 per cent of the population. And paying less in taxes because the government is more efficient and costs less. Meanwhile, the public debt has fallen below the threshold of 100 per cent of GDP, after having reached 120 per cent in 2012.

Reflecting on scenarios such as these and on the policy actions needed for realising them is not an abstract diversion. It is the essence of the exercise that Italy and the other EU Member States must complete each year in preparing a Stability Programme and a National Reform Programme as part of the Europe 2020 Strategy for intelligent, sustainable and inclusive growth.

Thinking about national economic policy within a European frame of reference and over the long term is one of the most important changes introduced into the European Union’s economic governance with the ‘European Semester’. Coordination of structural reforms among Member States of the Union is a necessary matter of fact. The European economies have a high degree of interdependence and the reforms of certain economies have an impact on others. Setting long-term objectives is instead a useful and pragmatic way of stimulating policy and public opinion to set targets toward the future we want for the country and for Europe, initiating work today so that this future can be realised.

MINISTERO DELL’ECONOMIA E OF THE FINANZE
III

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Europe 2020 Strategy constitutes an integral part of the national agenda. On the one hand, it sheds light on the fundamental weaknesses of Italy’s economy that we have lived with for too long and that can no longer be tolerated. On the other hand, it sets long-term objectives that Italy must set in any case, even without the stimulus of Europe, in order to enable the economic and productive system to emerge stronger and reinforced from the crisis. None of these objectives is outside of Italy’s reach.

The Economic and Financial Document is thus a key step in the definition of national economic policy and represents an instrument for setting out a vision of how Italy must evolve in this decade and for plotting the path, year after year, of concrete reforms that can be verified in subsequent years.

❖

The 2012 Economic and Financial Document, the second since the inauguration of the European Semester, has been drawn up against a distinct backdrop.

The financial crisis that hit Italy and the rest of Europe has seen some of its most difficult moments in the past months. Sovereign debt crisis, weakness in the financial sector and the slowdown of the international economy were intertwined, thereby causing a dangerous short circuit. The crisis steered Italy, with particular intensity, into a spiral that put the staying power of the economic and financial system at risk.

With this emergency, Parliament has instituted a Government in the national interest, supported by a broad majority of political parties that, despite their strong policy differences, have the general interest of the nation at heart, in a spirit of unity and collaboration among institutions. The experience of this Government originates from the urgency to act, but it is based on the awareness that it is not enough to focus on the short term to get over the critical phase. The flare-up of sovereign-risk premiums that led the country to the brink of a dramatic crisis is not the cause, but is the symptom of a greater malaise. The crisis originated from factors outside of the Italian economy that were linked to the European and international framework, but was furthered by the persistence of structural, fundamental weaknesses of our economy that had yet to be tackled.

It is for this reason that Italy has been hit harder by the crisis and is having difficulty emerging from it. At the end of 2011, the gross domestic product was still some five percentage points below where it was before the crisis. In the past two years, industrial production has recovered just over one-fifth of the loss experienced during the acute phase of the crisis, between 2008 and 2009. Household income has contracted by more than 4.0 per cent in real terms, while it rose during the same period, albeit only marginally, in Germany and France. The percentage of households experiencing economic hardship has risen. At the start of this year, the number of employed persons was still more than 600,000 below the peak level reached in April 2008. The crisis has had particularly hard repercussions on less educated and younger workers, workers with term contracts, and women. It has entailed a slowdown of credit to the private sector and in particular, credit to businesses, which has not yet been completely reversed.

In brief: Italy is today further away from its national objectives deriving from the Europe 2020 Strategy than when the Strategy was adopted two years ago.

MINISTERO DELL’ECONOMIA E OF THE FINANZE
IV

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The message is clear. It is not possible to wait for the storm to pass and the current parenthesis to close. The crisis that we have been experiencing since 2008 can have a profound and long-term impact on Italy’s growth, even if a destructive shock has been avoided. The logic behind the Europe 2020 Strategy is that you do not tackle a structural crisis from a defensive position, with cyclical responses. It is necessary to instil a process of change at all levels, guided by clear objectives and by an idea of the future that we seek. For our country, this means tackling the critical aspects of the economic and productive system, which are well known, and defining the terms of a profound transformation.

For this reason, the Government has established an action plan based on two elements: fiscal consolidation and promotion of growth. And an agenda of reforms based on three underlying principles: rigour, growth, and equity.

The first sphere of action is fiscal consolidation. The public debt has reached its highest level since the start of the crisis. It is necessary to manage this heavy burden by outlining a gradual, but long-term, plan for its reduction. This is a compulsory decision, necessary to avoid jeopardising the country’s economic security, even at the cost of significant sacrifices to be made by individuals, households and businesses.

And it is because this financial rigour takes its toll on the entire nation, that it must be undertaken in an equitable fashion and have the smallest impact possible on growth potential. Although a substantial part of fiscal adjustment has inevitably been achieved by adjusting tax revenues, the measures have been implemented so as to be growth-oriented, to the extent possible, through a relative increase in taxation on consumption and real property, and a relative reduction of fiscal pressure on business activity and work. The commitment to fight unacceptable levels of tax avoidance and tax evasion in Italy is also based on equity. Tax evasion is a form of unfair competition between businesses, and a way in which dishonest citizens damage other citizens, triggering higher fiscal pressure for all taxpayers. For this reason the proceeds of the fight against tax evasion will need to be used for reducing tax rates in the future, as well.

In the medium term, debt reduction will need to rely increasingly on the reduction of current expenditure. From this standpoint, the spending review will play a key role as it will favour a higher quality of public expenditure in key sectors.

In order to be credible, debt reduction must be structural and isolated from decisional variability stemming from different political administrations. With regard to the first criterion, the pension reform which brings the retirement age in Italy to the highest level in Europe and the decision not to consider proceeds from the fight against tax evasion in estimates of government revenues are, indeed, structural factors. The second criterion is ensured by the commitment to a balanced budget to be sanctioned by the Constitution through amendment of Article 81, in line with the commitment undertaken in the Euro Plus Pact and the new ‘fiscal compact’, the international treaty that sets the rules for fiscal union between the Member States of the Euro Area.

MINISTERO DELL’ECONOMIA E OF THE FINANZE
V

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Still, the heart of Italy’s problem is how to get back to growth again. There is no reason to accept the fact that Italy has had a growth rate below the Euro Area average for more than 10 years. At the present time, growth cannot come from the expansionist stimuli of public spending. Nor can it be hoped that growth can be achieved by squeezing salaries and competing on price with emerging economies that have low labour costs and less protection of social rights.

The impulse to growth that will push Italy toward the Europe 2020 Strategy objectives will come from boosting the total factor productivity of the economy. In particular, this could be achieved by increasing efficiency, productivity and competitiveness in the currently more rigid structure.

Allowing more competition in the product and services market is fundamental. Experience shows that a more open market can lead to better services and lower costs, while also pushing productivity and thereby enhancing the value of the most dynamic and innovative businesses.

Liberalising the economy is a not an abstract principle, but a means for removing privileges and income arising from privileged positions. It helps to give more opportunity to do and to grow to whoever may have initiative without having inherited a certain profession or position.

The disconcerting growth of unemployment and the low level of employment, in particular of young people and women, point to the urgency of reforming the labour market, characterised by its injustices and a lack of order. It is a dual market in which workers with contracts without a termination date enjoy high levels of job security, while others with different types of contracts have modest prospects of improvement, little training and barely any job security. At present, the labour market is flexible only on the hiring side, and an all-encompassing unemployment protection system does not exist. It is necessary to reshape the labour market, as the Government has proposed with a legislative bill recently presented to Parliament, in order to help workers and businesses engage in the difficult phase of reorganisation and changing productive specialisation, and to tackle the dramatic problem of high unemployment among young people.

Tax regulations represent another fundamental part of the strategy for emerging from crisis and returning to growth. The fiscal system must be flexible, innovative and capable of giving incentives to investments in new sectors propelling growth. Tax regulations need to be simplified in order to make life easier for the honest citizen and taxpayer. These changes must also be accompanied by a public administration ever more efficient and consistent in its actions. A more transparent, result-oriented and streamlined administration will be able to make a more meaningful contribution to the nation’s economic productivity growth and will take less of a toll on the earnings of businesses and individuals.

Infrastructure investments can also provide a push to productivity. The Government has already freed up more than €22 billion within the Interministerial Committee for Economic Planning (CIPE) that will result in 180,000 new direct jobs, and another 100,000 indirect jobs. The ‘Cohesion Action Plan’ has begun the acceleration and requalification of investments of European Union structural funds concentrated in the southern regions of the country. It is also necessary to leverage the digital economy, which can generate new activities and help overcome territorial divides and the size limitations of Italian businesses. Furthermore, the Government is concerned about the access to credit for Italian businesses and it is determined to overcome the problem of payment delays stemming from the public administration. Broadening market accessibility is furthermore a primary objective for attracting more foreign investment to Italy.

MINISTERO DELL’ECONOMIA E OF THE FINANZE
VI

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Prices, salaries, and costs matter, but so do the human and social capital available to the nation’s economy. Growth, as broadly defined, also depends on the capacity, the talents and the propensity to innovation of a nation’s researchers, workers and firms. Innovation, a skilled work force, and research are fundamental assets that allow firms to shift into high-technology sectors, or new markets such as those offered by the green or digital economy. Italy boasts significant strengths, examples of excellence in research, a quality education system, and firms that operate on the technological frontier. But looking at the situation from the perspective offered by the Europe 2020 Strategy, our country still invests too little in research, has an insufficient number of patents, and loses too much talent because of the high number of young people who emigrate abroad.

Social capital also constitutes a factor for the sustainable growth of an economy. It is thus necessary to break the vicious circle between corruption and the informal economy.

❖

In past months, Italy has undertaken a considerable degree of reforms. The ‘Save Italy’, ‘Grow Italy’, ‘Simplify Italy’ decrees and the ‘Cohesion Action Plan’ have started to tackle structural weaknesses and have responded convincingly to the requests of European and international institutions. The analyses of this National Reform Programme demonstrate that the deregulation and simplification measures will have a cumulative positive effect on growth of 2.4 percentage points of GDP in 2020. Italy has secured its public accounts, and in 2013, will have a primary surplus equal to 3.9 per cent of GDP. Public debt is now on a gradual and long-term reduction path.

These sprint results have been realised through the collective effort of Parliament, the representatives of unions and of businesses, and the Government. But much remains to be done to overcome economic lags and deep-rooted weaknesses that have accumulated over the years. Getting back to growth is a lengthy undertaking, and much remains to be done. An agenda of the things to be done is set out in the final chapter of the National Reform Programme. The actions are concrete and wide-ranging, and they round out and enhance the initiatives of past months, having an impact on all key factors related to the competitiveness of the economic and productive system: furthering the opening of the market for goods and services; reshaping the labour market in line with the outlook for growth; investing in the value of education and innovation; revising the tax system; providing incentives for investments abroad and supporting exports; speeding up civil court proceedings; modernising the public administration; preventing and stifling corruption; and investing in transport infrastructure, the digital agenda and the green economy. Such a strategy needs to take into account the conditions of the backdrop of every area of the country, with particular attention to enhancing the value of the unused growth potential of the country’s southern regions.

There is still a brief, extraordinary window of opportunity that the country must not lose. The current situation still has its ups and downs, but is more favourable than in the recent past, as we have seen Italy’s capability of response and that of all its institutions. The situation of the Euro Area with respect to the financial markets shows signs of stabilisation and improvement, thanks to the pragmatic policy of the European Central Bank and the agreement reached at a European level for resolving the crisis in Greece. Important decisions have been made in order to complete the economic governance architecture, thus reinforcing measures of fiscal discipline and firewalls. The public debt inherited from the past remains a heavy burden for Italy to bear.

MINISTERO DELL’ECONOMIA E OF THE FINANZE
VII

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

As indicated in the Stability Programme, the international cycle remains weak and uncertain. At a domestic level, growth cannot be expected to return until 2013. The lack of employment directly or indirectly affects almost one-half of Italian households. It is necessary to act with determination in order to complete the sequence of reforms and to enable the country to start up again, thus actively contributing to economic recovery. The year ahead must be a year of profound transformation for Italy, consistent with what has already occurred in past months.

❖

In order to proceed without delay, we need to clear the field of some scepticism about the usefulness of the tool of reforms, scepticism coming from two erroneous perceptions: the first is the political timing of the reforms, and the second is the scope (of the economic and social interests) of the reforms.

With reference to the first aspect, according to some opinions it is risky to carry out structural reforms when the economy is contracting. In the short term, the reforms entail additional costs, whereas the benefits are produced only over the medium/long term. International experience demonstrates that the risk is true only in part and that it can be mitigated. Reforms do indeed require patience, but they will pay off. The most recent comparative analyses done by multilateral organisations show that the benefits of reforms may be seen earlier than expected if the measures are concentrated within a limited time period, and constructed with proper logic and over a time sequence. The Government’s action will thus be to link liberalisation and simplification measures to the reform of the labour market and the revision of the taxation system, combining them with measures to free up and to requalify investment in infrastructures, improve the effectiveness of education, strengthen childcare and care of the elderly, and promote opportunities for young people. Coordination among these measures will create virtuous circles mitigating the negative effects and allowing the positive effects to emerge more rapidly. Concentrating the reforms sends a clear signal to residents, consumers, businesses and investors, triggering a positive circuit of expectations that fuels growth.

The other aspect regards the scope of interests affected by the reforms. Reforms are difficult to pass because they affect interests concentrated in categories with strong political representation and instead bring advantages to a broad base of unorganized interests, such as consumers, or young people, or even future generations. This is an issue to that should be dealt with not in terms of political tactic, but in terms of equity. The sacrifices required for reducing the public debt and returning to economic must be distributed equitably in order to be sustainable. For this reason, the reform measures presented in past months have been conceived as systematic measures that have an effect on a wide range of sectors and issues. In this way, the weight of adjustment is not unduly put on any specific category or social group, but everyone is asked to accept a sacrifice in terms of their own particular interest in order to have advance in the general interest. The greater equity there is, the greater is the willingness to accept changes, even if difficult.

Implementing the Europe 2020 Strategy requires national reforms. But it is necessary for the European environment to supply the Member States with the best backdrop possible in order to ensure national reforms are effective and reward sacrifices made. For this reason, the Government immediately made its best effort to contribute directly and substantially to the Union’s policy orientation, so that there would be no priority higher than growth on the Union’s agenda. The Euro Area crisis is the product of short-sighted attitudes toward public finance, in particular during periods of expansion. But it was also caused by a deficit in both reforms and economic policies for growth. Focusing on growth and on its most important engine - integration of the single market - will produce the energy necessary to drive Europe out of the sovereign debt crisis.

MINISTERO DELL’ECONOMIA E OF THE FINANZE
VIII

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Finally, one can ask if the 2020 Agenda is a technocratic agenda or if it has an inspiring vision of society and the market. For some, structural reforms are needed in order to preserve the European social model with its achievements in the face of a world that is changing. For others, reforms need to signal the point of departure from that model, which is outdated and financially unsustainable. The less visible, but essential, thread that links the reforms of the Europe 2020 Strategy together is the construction of a highly competitive social market economy at a European level, and thus an economy that creates more sustainable employment. This is the fundamental objective that the Lisbon Treaty assigned to the European Union. Getting growth started again within a model of stable public finance is the way to build a modern social market economy.

The 2012 National Reform Programme is one step in a process that will repeat itself every year until 2020. The reforms presented in this document inaugurate a series of projects, whose work must continue in the years to come. Growth requires planning continuity and consistency over time. In this regard, the Europe 2020 Strategy has one strong advantage. It is a reference framework that will remain valid over the long term, even in the face of changing governments with distinct programmatic visions. It is a stable framework that can be filled with somewhat different contents depending on specific views about concrete policies, but its orientation toward reaching the 2020 objectives for Italy does not change.

A Member State which has a clear and ambitious National Reform Programme consistent with public finance targets as identified in its Stability Programme, which has political parties that share such a strategy and believe it to be an integral part of their policies, and thus which commit to respecting it, even in the future, and finally, a Member State which has a government focused on the implementation of the programme of structural reforms and is supported by Parliament, the representatives of unions and of businesses, and the public at large, is a Member State that is credible and predictable, that contributes to guiding Europe, and that can be deemed to be increasingly reliable by the markets, but even more so, by its citizens.

This Economic and Financial Document proposes a vision for the development of the country and a way for moving ahead. I hope that it offers a stimulus for fuelling solid debate among political parties, representatives of unions and of businesses, and autonomous territorial entities, about the challenges that await the nation and about the best solutions for creating more growth, more employment and more equity.

Mario Monti

President of the Council of Ministers Minister of Economy and Finance

MINISTERO DELL’ECONOMIA E OF THE FINANZE
IX

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E OF THE FINANZE
X

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE OF CONTENTS

I.	INTRODUCTION	1

II.	MACROECONOMIC AND STRUCTURAL SCENARIO	6

II.1	Financial crisis and declining growth: cyclical and structural trends	6
II.2	Growth and competitiveness in Europe and in Italy	9
II.3	Factors hindering Italy’s growth	13
II.4	Analysis of macroeconomic imbalances	22
II.5	How much are the reforms worth? A macroeconomic impact assessment	30

III.	A YEAR OF REFORMS	40

III.1	National measures in response to the council recommendations	40
III.2	Actions for the achievement of the national targets provided by the Europe 2020 Strategy	69

IV.	OVERCOMING THE CRISIS: THE GROWTH AGENDA	87

IV.1	Fiscal consolidation, reform of the tax system, spending review	87
IV.2	Access to credit for business lending	90
IV.3	Promoting economic growth and competitiveness	91
IV.4	A more efficient, equitable and inclusive labour market	98
IV.5	A more efficient Public Administration at the service of citizens and businesses	103
IV.6	Creating new skills and generating innovation: school and university education, research and culture	105
IV.7	Toward more sustainable growth	107
IV.8	Effectively using cohesion policy to reduce regional disparities	110

ANNEXES

Grid of National Reform Programme measures

Regional measures for the National Reform Programme

Report of the Minister of the Environment, Land and Sea on the status of implementation of commitments for reduction of greenhouse gas emissions

Guidelines for Infrastructure 2013-2015

MINISTERO DELL’ECONOMIA E DELLE FINANZE
XI

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLES

Table II.1	Macroeconomic framework (% change unless indicated otherwise)
Table II.2	Relative performance of GDP components (versus EU15 average)
Table II.3	Analysis of policy areas’ performance
Table II.4	EU15 - Scoreboard indicators for macroeconomic imbalances
Table II.5	Italy - Scoreboard indicators for macroeconomic imbalances
Table II.6	Macroeconomic imbalances registered per country
Table II.7	Number of macroeconomic imbalances by country in EU15
Table II.8	Financial impact of the 2012 NRP measures (in mn of euros)
Table II.9	Rationalisation of healthcare expenditure (in mn of euros)
Table II.10	Costs related to infrastructure and transport (in mn of euros)
Table II.11	Normative references for simulated measures
Table II.12	Specification of the reform scenario in QUEST-III and size of interventions
Table II.13	Overall macroeconomic effects of Decree-Law 1/2012 (converted into Law 27/2012) and Decree-Law 5/2012 (converted into Law 35/2012) (in % points of differences with base simulation)
Table II.14	Macroeconomic effects of individual measures of Decree-Law 1/2012 (converted into Law 27/2012) and Decree-Law 5/2012 (converted into Law 35/2012) (in % points of differences with base simulation)
Table II.15	Specification of the Reform scenario to bridge the gap with Europe’ Best Performers
Table II.16	Overall macroeconomic effects of structural reforms to bridge the gap with Europe’s Best Performers
Table II.17	Update of NRP reforms’ impact on main macroeconomic variables (in % points of difference from average in rates of change)
Table III.1	Cost of SME administrative compliance by area of regulation and estimated cost reduction (in bn of euros)
Table III.2	Employment rate target
Table III.3	Employment rate of population aged 20-64 years by gender and geographic location – Years 2009-2011 (in % and p.p.)
Table III.4	R&D objective
Table III.5	Greenhouse gas emissions objective
Table III.6	Renewable sources target
Table III.7	Energy efficiency target
Table III.8	Energy efficiency measures
Table III.9	Impact of energy efficiency measures by 2010
Table III.10	Impact of energy efficiency measures by 2016
Table III.11	Impact of energy efficiency measures by 2020
Table III.12	School drop-out target
Table III.13	University education target
Table III.14	Target for poverty reduction

MINISTERO DELL’ECONOMIA E DELLE FINANZE
XII

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

CHARTS

Chart II.1	GDP growth in Italy and the European Union
Chart II.2	GDP per capita in Italy and the Euro Area (at PPP, EU27 indices=100)
Chart II.3	Differentials and sources of income and growth
Chart II.4	Current account balances of main European countries (as a percentage of GDP)
Chart II.5	Breakdown of Italy’s current account balance (as a percentage of GDP)
Chart II.6	Italy’s export market share on world goods exports (percentage values at current prices)
Chart II.7	Productivity per hours worked (2005=100)
Chart II.8	Components of private sector debt (year 2010 - as a percentage of GDP)
Chart III.1	Energy from renewable sources in EU countries: 2009 and 2020 (in %)
Chart III.2	School drop-out rates for young people by gender and region – Average for first three quarters of 2011 (in %)
Chart III.3	Population between ages 30 and 34 years holding a university degree, by gender and region – Average for first three quarters of 2011 (in %)

MINISTERO DELL’ECONOMIA E DELLE FINANZE
XIII

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE
XIV

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

I.	INTRODUCTION

Italy’s National Reform Programme as part of the European Semester and the Europe 2020 strategy

The 2012 National Reform Programme is the second document submitted by Italy within the ‘European Semester’ framework for the coordination of macroeconomic and fiscal policies. The Programme submitted this year is especially important for the following two reasons.

First of all, Italy’s reform agenda has acquired a significance that goes beyond the national dimension. Over the past few months, Italy has been caught in the eye of the financial storm and worsening sovereign debt crisis in Europe. Market pressure and increasing risk premiums on debt pushed Italy to the verge of a crisis that could have had a tragic outcome for our Country and the stability of the whole Euro Area. On November 17, 2011, in the midst of this emergency, the Italian Parliament voted in a new Government by an ample majority of political parties, which, in spite of their different policy approaches, decided to give the Government their support in a joint institutional effort. The so-called ‘national effort Government’ was born out of the awareness that the future of the euro also depends on what happens to Italy. At this stage, the quality of Italian reforms can make a difference in terms of the economic and financial health of the economic and monetary union.

Secondly, the EU institutions play a bigger role than in the past in influencing national economic policy decisions. In its recommendations to Italy in June 2011, the EU Council judged the policies set out in the 2011 National Reform Programme to be insufficient to address the structural weaknesses affecting the Country and identified six areas in which more effective reforms were needed 1.

The Council’s Recommendations were supplemented by requests from the European Central Bank, which last summer called for ‘pressing action by the Italian authorities to restore investor confidence’ and stressed the need for a ‘comprehensive, radical and credible reform strategy’ based on the sustainability of public finances and measures to improve competition and the quality of public services as well as a review of regulatory frameworks and tax regimes to support business competitiveness and labour market efficiency.

Subsequently, also because of the further weakening of economic conditions , the Euro Area Summit held in Brussels on October 26, 2011 - while taking note of the commitments, in terms of structural reforms and budget consolidation, undertaken by Italy in a letter sent to the President of the EU Council and to the Commission – urged the Italian Government to swiftly implement the commitments it had undertaken and called on the Commission to ‘provide a detailed assessment of the measures adopted and monitor their implementation’.

[1]	‘Council Recommendation of 12 July 2011 on the National Reform Programme 2011 of Italy and delivering a Council opinion on the updated Stability Programme of Italy, 2011-2014’.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
1

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

As part of this ‘strengthened surveillance’, the European Commission submitted to the Eurogroup meeting of November 29, 2011 a report on ‘Addressing Italy’s high-debt/low-growth challenge’ that calls upon Italy to continue in its resolve to put public debt on a firmly declining path and to implement a consistent package of measures that can restore confidence and boost growth, taking into account the principle of social justice. The ‘strengthened surveillance’ process is still ongoing and the National Reform Programme is an important step to assess progress made towards implementing the reforms called for by the European institutions.

The National Reform Programme for 2012 is therefore a key occasion in which to set economic policy guidelines consistent with policy indications established within the European Union, by defining a medium-to-long term reform agenda within the Europe 2020 Strategy.

Strategy for financial consolidation and growth

Against a backdrop of slow and uncertain stabilisation of the European economy, the Commission’s Annual Growth Survey 20122 stresses the need for continuing the effort to consolidate public finances with determination and to put even greater emphasis on measures to boost growth. There are five main priorities for 2012: continuing the process of fiscal consolidation, by favouring growth-friendly measures; restoring lending conditions; promoting growth and competitiveness in the short and long term; fighting unemployment and the social consequences of the crisis; modernising the Public Administration. The Commission’s report3 finds the overall efforts made by Member States in the first year of implementation of the Europe 2020 Strategy to be insufficient and calls for a ‘greater sense of urgency’ accompanying the next European Semester.

Italy agrees with this view and also calls for the need for more growth-friendly policies in Europe while abiding by the principle of public finance stability. To that effect Italy, together with other 12 Member States, signed a document that calls on EU institutions to accelerate the modernisation of the single market.

However, a return to growth largely depends on the reforms that will be implemented at the national level. Against a backdrop of a worsening economic and sovereign-debt crisis, the Government has taken a policy approach aimed at meeting two targets: a) structural rebalancing of public accounts in order to swiftly reduce the debt burden; b) establishment of conditions enabling a resumption of growth. This has been done in an awareness that every effort must be made to ensure that the burden of balancing the budget is shared equally among all citizens.

With a view to achieving the first target and keeping public finances under control, the Government first and foremost committed itself to reaching a balanced budget by 2013, in line with the agreements reached at the European Council meeting held in October 2011. This commitment to balancing the budget was then followed by a challenging economic policy endeavour, adopted at the end of 2011 with the ‘Salva Italia’ decree, to ensure financial stability, growth and social justice. The Government has also

[2]	Communication from the Commission, ‘Annual Growth Survey 2012’, COM (2011) 815.
[3]	‘Progress report on the Europe 2020 Strategy’, annexed to the Annual Growth Survey 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
2

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

launched a series of actions to sustain growth and competitiveness. With the ‘Cresci Italia’ and ‘Semplifica Italia’ decrees, measures have been adopted to encourage private entrepreneurship, remove barriers that prevent access to markets, create an environment more conducive to domestic and foreign investment, promote innovation, efficiency and transparency in Public Administration, accelerating ICT adoption. By freeing up public funds and through the start of the ‘Cohesion Action Plan’, the stage has been set for resuming public investment in infrastructure and improving quality of collective services in the South.

In this way the Government has launched a phase of structural reforms based on the principals of rigour, growth and social justice, aimed at deeply changing the way in which Italy’s economy works, so as to correct its weaknesses in the long-term and realize fully its potential, thereby enabling it to achieve the European objectives set out in the Europe 2020 Strategy.

The measures introduced by these packages affect all the areas of concern highlighted in analyses made by European and international bodies. The fact that all measures are being implemented at the same time should not only magnify their impact in the short term, but also clarify their scope and the direction in which the reform process is heading. The twin strategy of balancing the budget and implementing structural reforms for growth will continue to be the guiding principle for Government action over the next months. In line with European policies, priority shall be given to action enabling structural reduction in expenditure, protecting growth-friendly investment that can improve the efficiency, productivity and competitiveness of the economy. In particular, special attention should be given to action programmes needed to take full advantage of new engines for growth, such as the digital agenda and the green economy, and to bridge regional gaps and remove social inequality.

The 2012 National Reform Programme

The 2012 National Reform Programme has a twofold objective. On the one hand it takes stock of reforms implemented following last year’s approval of the National Reform Programme, with reference to ongoing programmes and their consistency with EU objectives as well as their expected impact. On the other hand, it sets out an agenda of actions for next year, thereby tracing the path Italy intends to follow to achieve the objectives of the Europe 2020 Strategy. Hence, its structure reflects the key steps in Italy’s effort over the medium and long term.

After this introductory overview, the second chapter of this Report contains an analysis of key problems and factors that have been hampering the Country’s growth and competitiveness for some time. The use of analytical tools developed at European level and a comparison with other EU Member States ensures consistency between the national and European approach. A specific section is devoted to a mechanism for the prevention of macroeconomic imbalances that was introduced at the end of 2011 as part of the new European economic governance. The section contains an outline of the weaknesses underlying the national economy and identifies the gradual decline in total factor productivity as being one of the main causes of Italy’s low growth. Without a change of course these weaknesses will doom the Country to a future of very low or non-

MINISTERO DELL’ECONOMIA E DELLE FINANZE
3

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

existent growth, high unemployment and high public debt. Conversely, the reforms implemented as part of the Europe 2020 Strategy may lead to a cumulative GDP growth of about 2.4 per cent in 2020.

The third chapter contains a detailed picture of the reforms that have been implemented or started this year, relating them to the Recommendations of the European Council and the path by which to achieve the objectives of the Europe 2020 Strategy. It provides an analysis of the measures adopted up to the time this Programme was submitted.

Lastly, the fourth chapter gives an overview of reforms that are in the pipeline and the main challenges that still have to be addressed to bring the Country back on to a path of durable and sustainable growth.

Four major annexes complete the National Reform Programme that include: a complete table showing national legislative measures; the Regional Authorities’ contribution to the Programme and a table of regional measures; the Report by the Minister of the Environment on the implementation of commitments undertaken to reduce GHG emissions; Guidelines regarding Infrastructure Annex for the 2013-2015 period. Mention is also made of the Cohesion Report.

Consulting political parties, Local Governments and social partners

The 2012 National Reform Programme was the product of the Government’s team work – both central and regional administration contributed to it through the CIACE Technical Committee.

In drawing it up, the Government laid great emphasis on the interaction and consultation with political parties, Regional and other Local Government and social partners. The National Reform Programme was sent to Parliament on April 18, 2012, as envisaged by law.

Both Regional and other Local Authorities participated in drawing up the National Reform Programme. The CIACE Technical Committee was the forum for an exchange of views on the regional dimension of the implementation policies of the Europe 2020 Strategy, as well as for the presentation of best practices and innovative strategies developed by Regional Authorities and Autonomous Provinces within their responsibilities.

Their contribution, set out in the annex to the National Reform Programme, highlights the crucial importance of regional action for the implementation and efficacy of reforms.

The National Reform Programme was also enriched by inputs from the main stakeholders involved in the Country’s economic and social development. Social partners were given the opportunity to make their contribution to designing the National Reform Programme’s specific policies through special sectoral consultations, like for the ‘Cohesion Action Plan’ or the labour market reform. CNEL actively cooperated with the Government, submitting a document relating to the 2012 National Reform Programme, adopted in plenary on March 7, 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
4

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

While the National Reform Programme was being drafted, suggestions made to the Government by social partners were also taken into consideration, along with the documents submitted during the year on issues related to the competitiveness and growth of the Italian economy.

Lastly, particular attention was given to young people’s views, as a debate on key reforms to build a ‘Italy 2020 Strategy’ was launched with the National Youth Forum.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
5

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

II.	MACROECONOMIC AND STRUCTURAL SCENARIO

II.1	FINANCIAL CRISIS AND DECLINING GROWTH: ECONOMIC AND STRUCTURAL TRENDS

Since the early ‘90’s the Italian economy has been characterised by very low growth rates, significantly weaker compared both to the performance achieved in previous decades and to the Euro Area average over the last decade. Italian average annual GDP growth, 3.8 per cent in the ‘70’s and 2.4 per cent in the ‘80’s, was 1.6 per cent in the period 1991-2000, and fell to 0.4 per cent from year 2000 on1.

From the second half of the ‘90’s, the negative growth gap with the Euro Area was an average of 1.0 percentage points, 0.5 percentage points with Germany, 0.8 percentage points with France and 1.8 percentage points with Spain. Until the second half of the ‘90’s, Italian GDP per capita was higher than the Euro Area average; from 2003 it fell below the average. In 2010, Italian GDP per capita was 6.9 per cent lower than that of France, 7.7 per cent lower than that of the Euro Area average and 17.1 per cent lower than that of Germany. On the other hand, it was still 0.4 per cent higher than that of Spain and 0.8 per cent higher than the EU average. At the root of the Italian economy’s progressive weakening in growth capacity lies low productivity dynamics. The Euro Area was also affected by a general slowdown in productivity, but in Italy the trend was comparatively worse and entered into negative territory over the last decade.

[1]

Historical data from 1990 refer to the new series of National Accounts published by ISTAT on 2 March 2012. The annual averages of previous decades are calculated on the basis of the old series of National Accounts. The period averages are calculated using the compound interest method.

MINISTRY OF ECONOMY AND FINANCE
6

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The decline in Italian productivity reflects a number of factors, including:

i)	the decrease in the relative weight of manufacturing and the rise of the service sector, characterised by a more intensive use of labour, lower levels of efficiency and less exposure to international competition;

ii)	a development model mainly based on small- and medium-sized manufacturing enterprises, which have a lower capacity to absorb new technologies and penetrate international markets, especially those of emerging countries;

iii)	lower skilled human capital.

Lower growth in productivity resulted in a loss of competitiveness in international markets by increasing unit labour costs, which led to negative trade balances and a loss of global market shares.

The structural problems highlighted above influenced Italian economic growth in 2011 and will in part affect growth in the coming years. In 2011, the Italian economy grew by 0.4 per cent, impacted by the recession of the last two quarters which was due to external and domestic factors. The result is slightly lower than the official estimate of the 2011 Report to Parliament (0.6 per cent). The weakening of the domestic cycle during 2011 also contributed to the deterioration of estimated GDP for the current year, which is now expected to contract by 1.2 per cent, about 0.8 percentage points less than the previous forecast. The short term tone of the economy is expected to remain weak in the first half of 2012, albeit gradually improving, due to weak domestic demand and the effects of the pass-through of past tensions in the credit market. These trends should be partially offset by support coming from net exports. The recovery in economic activity is expected to begin gradually from the second half of the year. In 2013, GDP should grow at a moderate pace of 0.5 per cent, slightly above the previous estimate, and accelerate in 2014 (1.0 per cent, unchanged from the previous estimate) and 2015 (1.2 per cent).

MINISTRY OF ECONOMY AND FINANCE
7

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II.1: MACROECONOMIC FRAMEWORK (percentage changes unless indicated otherwise)

	2010	2011	2012	2013	2014	2015
INTERNATIONAL EXOGENOUS VARIABLES
International trade	12.9	6.1	3.4	5.2	6.3	6.7
Oil price (Brent FOB dollars/barrel)	80.2	111.3	119.5	119.7	119.7	119.7
Dollar/euro exchange rate	1.327	1.392	1.329	1.329	1.329	1.329

ITALIAN MACRO VARIABLES (VOLUMES) GDP	1.8	0.4	-1.2	0.5	1.0	1.2
Imports	12.7	0.4	-2.3	2.2	3.6	3.9
Final national consumption	0.7	0.0	-1.5	-0.1	0.3	0.5
- Expenditure of resident households	1.2	0.2	-1.7	0.2	0.5	0.7
- General government expenditure and NPISH	-0.6	-0.9	-0.8	-1.1	-0.3	0.2
Gross fixed investment	2.1	-1.9	-3.5	1.7	2.5	2.8
- Machinery and equipment	10.4	-0.9	-5.5	2.6	4.0	4.3
- Construction	-4.8	-2.8	-1.6	0.8	1.0	1.2
Exports	11.6	5.6	1.2	2.6	4.2	4.6
memo item current account balance. in % GDP	-3.5	-3.1	-2.3	-2.0	-1.7	-1.3

CONTRIBUTION TO GDP GROWTH (*)
Net export	-0.4	1.4	1.0	0.1	0.2	0.3
Inventories	1.2	-0.5	-0.3	0.1	0.0	0.0
Domestic demand net of stock	1.0	-0.4	-1.8	0.2	0.7	1.0
PRICES
Import deflator	6.7	7.3	3.9	1.7	1.6	1.6
Export deflator	2.6	4.1	2.0	2.2	2.1	2.0
GDP deflator	0.4	1.3	1.8	1.9	1.9	1.9
Nominal GDP	2.2	1.7	0.5	2.4	2.8	3.2
Consumption deflator	1.5	2.7	2.8	2.1	1.9	1.9
Inflation (planned)	1.5	2.0	1.5	1.5	1.5	1.5
HICP net of imported energy (**)	1.1	2.3	2.0	1.9	1.9	n.a.

LABOUR
Labour cost	2.3	1.4	1.1	1.1	1.4	1.3
Productivity (measured on GDP)	2.7	0.3	-0.6	0.4	0.5	0.6
ULC (measured on GDP)	-0.4	1.0	1.7	0.7	0.9	0.7
Employment (FTE)	-0.9	0.1	-0.6	0.1	0.4	0.6
Unemployment rate	8.4	8.4	9.3	9.2	8.9	8.6
15-64 Employment rate	56.9	56.9	56.7	56.9	57.3	57.6

memo item: nominal GDP (values in absolute million €)	1,553,166	1,580,220	1,588,662	1,626,858	1,672,782	1,725,526

Note: (*) Possible inaccuracies are due to rounding.

(**) Source: ISTAT.

Note: The macroeconomic framework was developed based on information available up to 2nd April 2012.

GDP and components in volume (base year 2005, chained prices), unadjusted for working days.

The current account balance (Source Bank of Italy) is consistent with ISTAT national accounts released on 2nd March 2012.

MINISTRY OF ECONOMY AND FINANCE
8

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

II.2	GROWTH AND COMPETITIVENESS IN EUROPE AND IN ITALY

This section analyses the dynamics of medium/long-term economic growth through growth accounting and structural indicators, making use of the Lisbon Assessment Framework (LAF)2 new database. The next section focuses on economic policy priorities and on policy areas that need to be strengthened.

2 The Lisbon Assessment Framework (LAF) methodology helps to identify economic policy priorities and member countries’ critical policy areas, contributing to the definition of ‘bottlenecks’ to be removed in order to improve the position of each country with respect to the EU15 (Belgium, Denmark, Germany, Ireland, Greece, Spain, France, Italy, Luxembourg, Netherlands, Austria, Portugal, Finland, United Kingdom and Sweden).

MINISTRY OF ECONOMY AND FINANCE
9

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The analysis shows how the significant slowdown of the Italian economy in recent years reflects the persistence of critical issues in the structural components of growth, such as rigidities in the labour market and the low degree of competition in the product markets. These problems have had a dampening effect, despite the efforts in recent years (especially in product markets, education and labour markets) that have improved work participation and reduced the unemployment rate, though to a lesser degree than in other European countries.

Over the 2001-2010 period, the distance between Italian GDP and the European average gradually grew, with the average annual growth rate in Italy being almost one per cent lower than that in the EU. GDP per capita and its growth rate are also now below the EU15 average.

TABLE II. 2: RELATIVE PERFORMANCE OF GDP COMPONENTS (versus EU15 average) – YEAR 2010

	GDP breakdown scores		Absolute contribution to annual growth
	Level	Growth
Demographic component	-6	7	0.4

Fertility / native population	-10	-3	-0.1
Share of foreign population / net migration	-3	13	0.7
Share of working age population	-5	-8	-0.3

Labour market component	4	-9	-0.9

Youth participation	-15	-14	-0.3
25-54 Male participation	-17	-21	-0.5
25-54 Female participation	-21	-9	-0.2
55-64 participation	-14	7	0.2
Unemployment rate	4	8	0.1
Average hours worked	12	1	-0.3

Labour productivity component	-9	-19	-0.3

Capital Deepening	-5	-9	0.5
Total factor productivity	-5	-18	-1.0
Initial workers’ education level (work quality)	-18	0	0.3

GDP per capita (level) / GDP (growth)	-8	-14	0.1

Note: Scores for the single components are calculated as follows: 10 * (average benchmark indicator) / standard deviation of the benchmark. The results indicate the level for the last year available and progress (change). Thus, a score of 10 means that the value of the indicator is higher than the average standard deviation of the benchmark. The indicator is underperforming if the aggregate score is less then -4. The benchmark may be EU15 or EU27.

Source: European Commission, LAF Database.

This performance reflects not only low productivity, but also wide regional growth differentials. The productivity problem is largely due to reduced growth of Total Factor Productivity (TFP)3 and, to a lesser extent, the low contribution of capital deepening4. Another important factor is the low level of ‘work quality’ (in this exercise measured by the workforce’s initial level of education). In the 2001-2010 period the contribution of TFP to growth in the EU15 was a negative 0.1 per cent per year, whereas in Italy there was a decline of 1.0 per cent, the difference being rather striking. The reduction of TFP could partially depend on structural aspects of the labour market in terms of youth participation, average hours worked and ‘work quality’, due to Italy’s specialisation in low/medium-technology products.

[3]

The concept of total factor productivity includes ‘zero cost’ improvements in the way in which labour and capital are integrated to produce GDP growth. It tends to describe technological progress, even if the concept does not coincide perfectly as, for example, it also includes progress in the organisation of the production process.

[4]

Capital deepening describes the relationship between workers and capital employed in an enterprise. Capital deepening occurs when there is greater availability of capital, such as the number of machines per worker.

MINISTRY OF ECONOMY AND FINANCE
10

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The demographic component also contributes to lower Italy’s growth potential, given the substantial decline in the working age and native population, even if offset by net migration characterised, however, by a low level of education.

As for labour market components, Italy presented better growth rates than the EU15 in participation rates for workers over 55 years of age – for whom, however, there remains a considerable disadvantage compared to Europe – and the unemployment rate and average hours worked per capita, where, instead, Italy’s advantage was reinforced. These improvements were partially offset by poorer performance in terms of youth participation and of workers over 25 years of age, areas in which Italy’s overall position was weakened.

The contribution of capital to growth, instead, increased during the 2001-2010 period, but at a slower pace than in the EU15 countries, reaching a level below the European average in 2010. ‘Work quality’ improved somewhat, in line with other European countries, but is still below the European average.

Another crucial factor for low national performance is the large gap between Italian regions; in fact, in the Centre-North GDP per capita is above the EU15 average, while in the South it is only about 60 per cent of that average. On the other hand, even the demographic components, whose effects are generally positive on growth due to immigration, show pronounced regional differences.

Italian companies are potentially too small to compete fully at the international level, given their organisation in vertically disintegrated supply chains, a trend that emerged over the past decade. Moreover, cost competition may have caused the displacement of some industrial segments specialised in lines of production close to those of emerging countries, an experience that has more frequently touched traditional sectors, those typical of Made in Italy.

MINISTRY OF ECONOMY AND FINANCE
11

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II. 3: ANALYSIS OF POLICY AREAS’ PERFORMANCE– 2010

Policies – Aggregate scores for Italy	Assessment based on (LAF) indicators with respect to EU15
	Level	Change
LABOUR MARKET
Active labour market policies	-4	2
Making work pay: Interplay between tax and benefit systems	5	-1
Labour taxation to stimulate labour demand	-8	-14
Job protection and labour market segmentation/ dualism	-1	2
Policies increasing working time	-6	-3
Specific labour supply measures for women	1	1
Specific labour supply measures for older workers	-3	3
Wage bargaining and wage setting policies	-10	-2
Immigration and integration policies	5	-7
Labour market mismatch and labour mobility	9	1

PRODUCT AND CAPITAL MARKET REGULATION
Competition policies framework	3	1
Sector specific regulation (telecom, energy)	0	6
Business environment- Regulatory barriers to entrepreneurship	-9	1
Business dynamics - Start-up conditions	-4	-3
Market integration - Openness to trade and investment	-3	-1

INNOVATION AND KNOWLEDGE
R&D and innovation	-7	0
ICT	-3	-2
Education and lifelong learning	-2	-14

Note: This table shows the aggregate score for each policy defined as a weighted average of the underlying indicators. Scores for the individual indicators are calculated as follows: 10 * (average benchmark indicator) / standard deviation of the benchmark. The results indicate the level for the last available year and progress (change). Thus, a score of 10 means that the value of the indicator is higher than the average standard deviation of the benchmark. The policy is considered to be underperforming if the aggregate score is less than -4. The benchmark can be EU15 or EU27.

Source: European Commission, LAF Database.

Regarding the second part of the analysis related to policy areas based on LAF findings, Italy is positioned, in terms of levels, generally in line with the European average, with recent improvements in some areas as well.

On the labour supply side, progress is registered in the field of active labour policies, in policies concerning the supply of older workers and women, in protection and labour market segmentation, and in mismatch and labour market integration, areas in which Italy stands well above the European average.

On the labour demand side, data point to an overall deterioration concerning, in particular, tax policies aimed at encouraging labour demand, policies targeted to increase working time and wage bargaining policies, which remain below average level. For immigration policies and, to a lesser extent, those regarding the interaction between taxation and social benefits, a negative performance is recorded, even though a position of advantage is maintained.

In the product markets, Italy is positioned within the general European average, except for the business environment, where there remains a considerable disadvantage. Improvements in performance were achieved in policies for the regulation of specific sectors and, to a lesser extent, in those for the promotion of competition and for the business environment in terms of the removal of barriers to entrepreneurship. Policies for the business environment in terms of start-ups, for which Italy is just below the benchmark, and for the openness of trade and investment, record a deterioration.

MINISTRY OF ECONOMY AND FINANCE
12

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Policies on innovation point to a disadvantage for R&D; in ICT, education and lifelong training, however, Italy’s position is not far from the European average. However, while the area of R&D shows no improvements, education and ICT recorded negative performances.

It must be noted that this analysis is based on data up to 2010; more recent reforms may have significantly altered Italy’s position compared to EU15 countries.

II.3	FACTORS HINDERING ITALY’S GROWTH

The previous analyses identify some structural trends in the Italian economy and help to identify elements of weakness. In more detail, what are the factors behind the modest growth registered by the Italian economy? The boxes that follow highlight Italy’s critical points compared to EU27 averages for the most relevant synthetic indicators.

PUBLIC FINANCE5

	Difference with EU27	Italy	EU27
Primary balance / GDP	3.8	-0.1	-3.9
Interest on GDP	1.7	4.4	2.7
Short-term public debt / GDP	1.6	8.3	6.7
Public debt / GDP	38.3	118.4	80.1
Net lending / borrowing on GDP	2.0	-4.6	-6.6

Source: Eurostat data (years 2007-2011).

Italy has a better primary surplus than the EU average. This translates into a better net lending / borrowing on GDP ratio, even though the gap in terms of interest payments has a crucial role. The public debt/GDP ratio has a decisive impact on the latter.

Italy’s vulnerability depends primarily on public debt accumulated over decades, albeit offset by rich public assets and the net wealth of households and firms.

Over the last decade, the general government primary balance presented an uneven trend, starting from a situation of surplus that was nearly cancelled in 2005; following a subsequent reconstitution of the surplus, the primary balance again reverted to zero in more recent times. At the end of the last decade, with the beginning and subsequent escalation of the economic and financial crisis, fiscal policy was characterised by extreme caution given the high level of debt.

A factor of weakness is the extent of the underground economy and tax evasion. According to ISTAT, in 2008 the value added produced in the underground economy was worth between a minimum of 255 and a maximum of 275 billion euros, respectively 16.3 and 17.5 per cent of GDP.

[5]	http://epp.eurostat.ec.europa.eu/portal/page/portal/statistics/search_database.

MINISTRY OF ECONOMY AND FINANCE
13

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

WAGES AND COMPETITIVENESS6

	Difference with EU27	Italy	EU27
Real unit labour costs (2005=100)	2.3	102.4	100.1
Nominal unit labour costs (2005=100)	5.8	112.0	106.2
Labour costs (2008=100)	2.2	109.2	107.0
Labour productivity (2005=100)	-3.3	100.2	103.5
REER (2005=100)	1.9	105.3	103.4
Fiscal wedge	4.3	43.6	39.3

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Real unit labour costs rose in Italy by about two percentage points more than in Europe. This seems to be linked both to adverse productivity trends, also due to insufficient amounts of investment, and to the trend in wages. In any case, the comparison in terms of real effective exchange rate shows a slightly negative result for Italy.

In terms of productivity Italy lies at the bottom of the EU list both in the 2001-2007 period and in the 2001-20107 decade. These feeble trends also produced comparatively stronger growth of unit labour costs compared to other countries, which made Italian products less competitive in international markets.

In recent years, Italy’s market share of global exports steadily decreased both in value and, above all, in quantity, also because of the production characteristics of the export industries. The large export companies are, in fact, specialised in products with low levels of technology8, while medium and small exporters are present with the most technologically advanced products, which quantitatively represent a lesser proportion of total exports. It is against this backdrop that the recent economic crisis occurred, severely hitting the sector of large exporters, as opposed to small and medium exporters who seem to have responded better to the new market conditions.

COMPETITION AND PRODUCT MARKETS

	Difference with EU27	Italy	EU27
Expenditure in technological innovation as % of GDP	-0.9	1.6	2.5
HICP gap Italy vs Europe (core inflation)	0.1	2.2	2.1
Regulatory conditions in professional services	1.7	3.8	2.1
Regulatory conditions on prices in retail trade	0.5	2.3	1.8
Barriers to foreign investment	1.3	2.6	1.3
FDI flows as % of GDP	0.0	1.0	1.0
Getting credit – Legal Rights Index	-4.0	3.0	7.0

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Some of the problems that Italian companies must face are: difficulty in obtaining credit, especially for investments in innovation, scarce development of next-generation internet services, investment barriers and regulatory barriers in professional services.

Increasing productivity requires an open and competitive environment, as well as a regulatory environment conducive to economic growth. In Italy, the product and labour

[6]	http://ec.europa.eu/economy_finance/indicators/economic_reforms/Quantitative/laf/
[7]

Productivity grew only moderately in 2006-2007. It dropped 3.6 per cent in the following two years, marking a recovery of 2.2 per cent in 2010, bringing that level just below that of 2000 (representing a weaker recovery, however, than in the other major European economies).

[8]	In particular, petroleum refining, means of transport, chemical and pharmaceutical, steel and electrical equipment.

MINISTRY OF ECONOMY AND FINANCE
14

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

markets are often hampered by unnecessary regulation: reducing the excess of rules is essential, especially in the public sector. The administrative burden on businesses and the numerous obligations required to conduct private business increase, among other factors, the costs faced by firms.

The tax system, in particular, represents one of the most important factors for competitiveness. Not only are the rates high, especially those on corporate profits and labour income, even the act of paying taxes (tax calculations, filling in declarations, payment of dues and possible litigation) requires a great deal from the taxpayer in terms of economic resources and time.

ADMINISTRATIVE EFFICIENCY

	Difference with EU27	Italy	EU27
Number of procedures to enforce contracts	10.0	41.0	31.0
Number of procedures to register a property	2.0	7.0	5.0
Number of tax payments	4.0	15.0	11.0
Number of years to close a business	-0.2	1.8	2.0
E-government use by individuals	-15.0	17.0	32.0

Source: LAF Database and European Commission (years 2007-2011).

A wide gap separates Italy from Europe. Italian citizens and businesses face a higher number of procedures compared to their European counterparts in order to start a business. There is a high differential with respect to obligations to register a property. Civil law does not ensure a speedy enforcement of contracts.

Innovation in the Italian Public Administration still shows shortcomings with respect to Europe. In fact, a smaller share of services is available online and citizens make little use of them.

All this leads to less investment, as well as persistent obstacles to the growth of new firms in innovative sectors. The measurement of the administrative burden made by the Department of Public Administration, together with the business associations and with the technical assistance of ISTAT, has resulted in an estimate of administrative costs amounting to 23 billion euro per year. These costs, on average higher than both those of OECD countries and European partners, are one of the factors hindering foreign investments, as evidenced by the continuing contraction of inward investments in recent years, as opposed to the stability of outward ones.

R&D AND INNOVATION

	Difference with EU27	Italy	EU27
SMEs innovating in-house (% of total SMEs)	1.4	34.1	32.7
Public sector R&D expenditure (% of GDP)	-0.2	0.5	0.7
Private sector R&D expenditure (% of GDP)	-0.53	0.56	1.09
Patents per million inhabitants	-33.8	82.0	115.8

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Note: EU15 reference for public and private R&D.

The main indicators related to research and innovation highlight a significant distance from the results achieved on average by EU15 countries. What emerges, in particular, is the significant difference in the number of patents per million inhabitants. There is lower discrepancy with respect to expenditure on research and the number of innovative small and medium enterprises (SMEs) on the total number of SMEs.

MINISTRY OF ECONOMY AND FINANCE
15

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

An equally important factor to increase productivity is related to the skill level of the labour force, which is still too low. In general, human capital, measured by years of study, has a considerable impact on productivity, but the Italian level of academic performance remains comparatively low, with significant regional differences in the levels achieved by students. The percentage of Italian graduates in the labour force is lower than that of Germany, France, United Kingdom and Spain, with negative effects on firms’ R&D activity and spending .

International comparison shows how the composition of investment in R&D in Italy is still characterised by a lower share of private expenditure. One of the main causes of these findings probably lies in the size structure of the Italian production system, which makes it difficult to achieve the three per cent of GDP expenditure on R&D set out in the Europe 2020 Strategy. The Italian production sector has a slightly smaller number of innovative enterprises compared to those of continental European countries, but their innovative activity requires less organisational and financial commitment.

LABOUR MARKET

	Difference with EU27	Italy	EU27
Employment rate (20-64 age group)	-7.5	61.1	68.6
Unemployment rate (=>15 age group)	-1.3	8.4	9.7
Spending on active labour market policies for employment *	-3,235	4,565	7,801
Spending on passive labour market policies for employment*	327.7	3,552.3	3,224.6

(*) Per person seeking work.

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Italy’s labour market’s performance is well below Europe’s. The differential with the EU average employment rate for population aged 20-64 is 7.5 percentage points. The unemployment rate is instead 1.1 points lower than the EU27 average, although this is influenced by a level of overall participation in the labour market well below European standards. This situation is worsened by inadequate public spending in support of labour, especially in terms of services for the promotion of employment (active employment policies). Spending on passive policies (subsidies to the unemployed/underemployed) is instead in line with the EU average, but fails to provide adequate financial support to all potential beneficiaries.

Even in the light of the most recent data available, the Italian labour market is characterised by numerous structural problems. Among these, merit particular attention: the difficult transition of young people into the labour market, the low level of participation and employment of women, the under-employment of low-skilled workers, the persistence of marked regional disparities, a negative performance in terms of labour productivity.

MINISTRY OF ECONOMY AND FINANCE
16

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

YOUTHS AND THE LABOUR MARKET

	Difference with EU27	Italy	EU27
Employment rate (20-24 age group)	-14.9	35.4	50.3
Employment rate (25-29 age group)	-13.4	58.8	72.2
Share of employed with fixed-term contract (15-24 age group)	6.0	67.8	61.8
Involuntary temporary employment on total temporary employment (15-24 age group)	4.6	46.7	42.1

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

The most critical aspects of the Italian labour market involve particular segments of the population. One of these is undoubtedly young people who suffer from very large differences in terms of employment possibilities, as compared to both the national average and their European peers. The percentage of youths in fixed-term employment is higher than in the rest of Europe, highlighting s a greater difficulty in access to the labour market.

After the strong contraction that took place during 2009-2010, employment of young people between 15 and 24 years of age in 2011 suffered a further decline of 2.5 per cent (approximately 80,000 units). For the same age group the unemployment rate is in fact down from 29.6 per cent in the first quarter of 2011 to 26.5 per cent in the third quarter, remaining however 19 per cent above the overall rate.

The decrease in youth employment has affected different forms of contracts with different intensity and timing. If in 2009 especially young atypical workers (fixed-term employees and collaborators) were affected by the crisis, in 2010 those with standard contracts (full-time and open-ended) showed the highest decrease. Signs of distress are also reflected by young people excluded from the job-training circuit: the proportion of people aged 15 to 29 who are not working and not attending any education or training (NEET: Not in Education, Employment or Training) is still rising and is significantly higher than the European average. In 2010 young people in this state were about 2.1 million, 22.1 per cent of the corresponding population, an increase of 17.8 per cent compared to 2008.

Although the proportion of graduates on the total population is among the lowest in the advanced economies, there has also been an alarming decline in university enrolment in recent years. The relationship between university education and the labour market is also controversial: the university system is often accused of being ill-suited to prepare students to enter the labour market, while firms are accused of not being able to leverage the skills acquired in universities, even from a wage perspective. More generally, it must be stressed that easy access to fixed-term contracts and project work reduces firms’ incentives to train young people, resulting in poor growth of individual and collective human capital and only a modest increase in labour productivity.

The current structure of social safety nets, such as ordinary unemployment benefits and ordinary and extraordinary wage supplements, provides little coverage to young workers who cannot reach the minimum level of requirements to access benefits, not least because of their increased use in atypical occupations characterised by frequent interruptions of contributions.

It should be noted that, also in relation to job insecurity, about eight out of ten young people who lost their jobs over the last two years lived with their parents. In this

MINISTRY OF ECONOMY AND FINANCE
17

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

situation, the family has taken on the role of social safety net, with adult workers supporting young people with their work income (or income support insurance) and retirement pensions.

Therefore, youth unemployment should be considered also within the family context and not merely individually. For this purpose, it is useful to highlight the growing trend of people who live in ‘jobless households’ across the EU: according to Eurostat data, in 2009, individuals aged 0-59 living in jobless households in the EU27 were on average 10.1 per cent (9.2 per cent in 2008). Italy recorded a value of 10.5 per cent, a 0.7 per cent increase over the previous year.

WOMEN AND THE LABOUR MARKET

	Difference with EU27	Italy	EU27
Women’s employment rate (20-64 age group)	-12.1	46.1	58.2
Female part-time workers as % of total female employment	-2.4	29.0	31.4
Involuntary female part-time employment as a percentage of female part-time employment	15.0	38.4	23.4
Low-wage trap for second-earner income	8.9	40.0	31.0
Participation to lifelong learning	-3.5	6.5	10.0

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Activity and employment rates for women in Italy are significantly below the European average. Moreover, atypical work and under-employment are more common among the female component of the workforce. It is also difficult for women to achieve adequate levels of professional fulfilment: the component of involuntary part-time (women who would like a full-time job and cannot find it) is almost double than that recorded in Europe.

Women’s access to the labour market is hindered by the lack of care services for children and the elderly, by the lack of involvement in lifelong learning initiatives, by a tax regime that penalizes a second income in the family, by a gender imbalance in time spent on household chores.

The job crisis takes place in a context characterised by a welfare model that is not appropriate to respond to emerging needs and where the family continues to play a major role. The informal support networks are an essential backup to overcome the daily difficulties and stages of life characterised by greater vulnerability. Moreover, in recent decades, the Italian family structure has changed, there are fewer components due to a decreased birth-rate and increased life expectancy in older age, but also due to marital instability. The complex interweaving of these transformations has generated, in particular, an increasing difficulty for women to bear the burden of caretaking that affects more stages of an ever longer life, creating problems to reconcile work and family.

The rates of Italian female activity and employment are among the lowest in the EU. The problem is dramatic in the South, where less than one out of three women, aged between 15 and 64, works9. The female component of the workforce is heavily penalised in almost all respects – employment and activity rates, wage levels, types of employment and training. Despite an almost uninterrupted rise in female employment since the mid-90s, the distance that separates Italy from the main European partners is still very significant. The discrepancy in women’s employment rates compared to countries like France and Spain stands at around 16 per cent.

[9]	In the third quarter of 2011, the female employment rate stood at 30.4 per cent in the South, 51.5 per cent in the Centre and 56.1 per cent in the North.

MINISTRY OF ECONOMY AND FINANCE
18

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

This situation also depends on the persistence of strong economic disincentives for female work, which result in disincentives for fertility. In particular: 1) the economic environment characterised by high youth unemployment; 2) the direct cost and the opportunity cost of maternity/paternity leave for parents; 3) the current tax and benefits system that discourages women who live in the household from working (inasmuch as it creates a second income); 4) organisational models that are inflexible to the needs of reconciling unpaid care work and paid work; 5) the lack of care services (for children, elderly and handicapped), in which women are more involved; 6) the lack of men’s involvement in the management of domestic and/or care work in the family context.

Over the years part-time work has contributed greatly to the growth of female employment – since it is a tool to promote work/home reconciliation – but Italy continues to have part-time employment rates lower than the European average and, at the same time, high levels of involuntary part-time.

ELDERLY WORKERS

	Difference with EU27	Italy	EU27
Employment rate (55-64 age group)	-9.7	36.6	46.3
Employment rate: difference between elderly and total	-4.6	-20.1	-15.5
Participation in lifelong learning	-2.0	2.5	4.5
Average age of exit from labour force	-1.3	60.1	61.4

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Another cause of concern is the data referring to the so-called active ageing of the population: the levels of activity and employment of the population aged between 55 and 64 are significantly lower than the average of EU countries. The low participation of this segment of the population in lifelong learning also affects the probability for these individuals to remain or re-enter the labour market.

Older workers are suffering the substantial absence of lifelong learning. Without the appropriate support of continuous training, in fact, the rapid changes in technology and organisation that affect the labour market are unlikely to be withstood by the mature workforce. Due to the possession of insufficient skills, the risk increases of remaining in non-specialised roles characterised by low wages. Also because of this, many workers tend to exit the labour market earlier than the European average.

In addition to those regarding the labour market, there still are strong geographical differences in terms of infrastructural facilities and supply and quality of community services, with effects on regional growth dynamics and income levels.

Italy’s performance can be considered as the average between two different trends: in the Centre-North, in fact, GDP per capita is higher than the EU15 average, while in the South it is around 60 per cent of that average. The unemployment rate in the South is higher, at 13.4 per cent, which is 5.0 per cent higher than the national average and 7.5 per cent higher compared to the North.

Regional disparities in the quality of public services are an important obstacle to the country’s ability to fully exploit its potential and improve citizens’ welfare regardless of where they reside.

MINISTRY OF ECONOMY AND FINANCE
19

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

REGIONAL DISPARITIES IN SOME PUBLIC SERVICES

	Difference between South and Italy	South	Italy
18-24 year olds with at most middle school education that don’t attend other school courses or training activities lasting more than 2 years (2010, %)	3.5	22.3	18.8
15 year olds with poor mathematics skills (2009, %)	8.6	33.5	24.9
15 year olds with poor reading skills (2009, %)	6.5	27.5	21.0
Graduates on total population of 30-34 year olds (2009, %)	-3.8	15.2	19.0
Infants aged 0 to 3 that benefited from child care services on total 0-3 year population (2009, %)	-8.5	5.0	13.5
Elderly treated with integrated home care compared to total elderly population of 65 and above (2010, %)	-1.8	2.3	4.1
Water delivered on total water supplied into municipal distribution networks (2008, %)	-7.6	60.3	67.9
Sorted urban waste on overall urban waste (2009, %)	-14.5	19.1	33.6
Frequency of long accidental interruptions of electric service (2010, average number per client)	1.5	3.7	2.2
Mw of gross efficient power from renewable sources on Mw of total gross efficient power (2010, %)	-1.7	26.5	28.0

Source: ISTAT, database of context indicators.

The South is lagging behind, compared to the average values of the whole Country, in levels of supply and quality of basic community services such as childcare and elderly care, water services and waste management, energy services (although the South saw a significant progress in the gross production of energy from renewable sources), education, in terms of students’ key competencies and school dropout rates.

There are also significant imbalances in the sub-regional dimension, between urban and rural areas and in general between territories with different vocations and problems. In some areas, improvements have been registered, although there remains a large distance with the rest of the country: From 2006 to 2009 the proportion of students with poor reading skills dropped from 35 to 27.5 per cent while that of students with poor skills in mathematics went from 47.5 to 33.5 per cent; school dropout rates fell in the South from 25.5 to 22.3 per cent over the period 2006-2010; care services for children and the elderly experienced a positive trend. In other key areas such as justice, security, research and innovation, rail networks, digital networks and business services, there are still no signs of change.

One element that greatly affects the existing gaps is the supply of public capital, the accumulation of which constitutes a decisive factor for increasing an economy’s growth potential. Between 1990 and 2010, public expenditure on investments amounted to 2.4 per cent of GDP, slightly below the average of Euro Area countries (2.5 per cent). Even with expenditure similar to that of the main European partners, Italy, however, has limits in terms of physical infrastructure facilities.

The efficiency of transport infrastructures plays a significant role in the recovery of the productive sector’s competitiveness and, more specifically, of the manufacturing sector. However, this is still an area in which severe and widespread delays are present, particularly in railway transport. In this segment, in fact, investments made in high speed were not offset by a proportional increase in passenger traffic. This is because the costs that the end user has to bear remain high compared to those of the main European countries where, instead, investments – combined with lower costs – led to a significant increase in passenger traffic.

The achievement of national targets in security, equity and competitiveness also requires an adequate energy infrastructure. In Italy, electricity grids, in particular along the

MINISTRY OF ECONOMY AND FINANCE
20

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Apennines, are saturated and are not able to adequately carry the electricity input. The transition from oil to gas, particularly in the civil sector and in electricity production, encountered barriers with current infrastructural deficiencies, which have already led to serious supply crises. Infrastructure to transport and store natural gas and new gas pipelines are lacking, the construction of which could bring price benefits.

DIGITAL ECONOMY AND REGIONAL DISPARITIES

	Difference with EU27	Italy	EU27
Internet purchases by individuals during the last 12 months	-28.0	15.0	43.0
Per cent of firms that made at least 1 per cent of income online	-7.0	4.0	13.0
Per cent of population that interacts with the PA via the Internet	-19.0	22.0	41.0
Per cent of firms that have a broadband line	1.0	84.0	83.0
Per cent of households that have a broadband line	-15.0	52.0	67.0
Number of broadband lines per 100 inhabitants	-4.4	21.3	25.7

Source: LAF Database, European Commission and Eurostat (years 2007-2011).

Italy makes less use of the internet for online purchases and sales than Europe does. This also applies to the interaction with the Public Administration.

The difference is particularly marked for families, rather than for businesses, for which broadband availability is in line with Europe. Overall there is a small gap in terms of broadband lines per 100 inhabitants. The average figure hides very noticeable internal regional differences (on average, in the South only 45.0 per cent of households have access to a broadband line against 55.8 in the Centre-North).

Italy is bridging the infrastructure gap that currently excludes 3.5 million Italians from the network society. The Southern Regions have found the resources needed to remove the digital divide by 2013, but to complete the Broadband National Plan, there still are 2 million Italians living in the Centre-North without a basic internet connection (at least 2 Mbps) for which funding needs to be found. Like the rest of Europe, Italy also has a low percentage – 6 per cent of the population – potentially linked to ultra-broadband lines.

The cultural digital divide is even more dramatic: 41.7 per cent of Italian families do not have access to the internet because they do not have the skills to use it (source: ISTAT 2011). Only 26.3 per cent of Italian internet users purchased products or services online in 2011 against 40.4 per cent of the EU27 average. This is mainly a generational gap, given the average age of our population, since 93 per cent of youths use the internet daily.

In 2011, among the companies surveyed by ISTAT, the internet was the main means of contact with the Public Administration for 64 per cent of manufacturing firms, 58 per cent of firms in the services market and 49 per cent of companies in retail trade. There still are some territorial differences, with rates of use similar in the North and the Centre, and more modest in the South, where only 56 per cent of manufacturing firms said that the internet is the main means of contact with the PA. However, in this respect what Italian companies often complain about is the difficulty of performing the procedure or its costs in terms of time, and the fact that some electronic procedures still require the subsequent submission of paper documents or a physical presence. The measures taken towards simplification take into account these existing problems.

MINISTRY OF ECONOMY AND FINANCE
21

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

As regards education, Italy launched an extensive and innovative plan for the transformation of learning environments through the use of digital languages. Investment in research and innovation in ICT are below the European average, slowing productivity.

In e-Government, however, the PA is on the cutting edge: the 2010 European e-Government Benchmark identifies Italy as one of the European Countries with the best performance in terms of e-Government: first for availability of online services (full online availability); second (but at 99 per cent of the indicator) for quality of services (online sophistication).

SOCIAL EXCLUSION

	Difference with EU27	Italy	EU27
People-at-risk-of-poverty or social exclusion	1.0	24.5	23.5
People-at-risk-of-poverty before social transfers	-2.6	23.3	25.9
People-at-risk-of-poverty after social transfers	1.8	18.2	16.4
Material deprivation	-1.2	6.9	8.1
People living in households with low work intensity	0.2	10.2	10.0
Non-pension social spending on GDP	-4.3	11.3	15.6

Source: Eurostat (years 2007-2011).

Italy is one of the countries in Europe with a high risk of relative poverty, i.e. where a large portion of the population has incomes below 60 per cent of the national median. There are striking regional differences with the presence of extensive depressed areas characterised by high unemployment rates. Focusing on a more absolute aspect of poverty, measured as an index of material deprivation, there is a narrower gap with Europe. This measures households’ purchasing power of certain goods and services deemed essential in all European countries; this lessens the effect of national income inequality between social classes and geographical areas.

The narrowing of regional and infrastructural disparities is a crucial step towards achieving the essential objective of combating poverty and social exclusion. Italian citizens currently at risk of poverty or social exclusion are almost one quarter of the population (15 million) according to the indicator used by the European Commission to assess the achievement of the Europe 2020 Strategy objectives. This percentage is higher than not only the average of the 17 Countries of the Euro Area (which is just over a fifth of the population) but also the average of the 27 European Union countries (where it reaches 23.1 per cent of total population). The contained effect of social transfers (excluding pensions, the most widespread in Italy) is indicative in this context: the risk of poverty falls by five points after transfer, compared with the EU27 average of ten points.

II.4	ANALYSIS OF MACROECONOMIC IMBALANCES

Italy’s situation according to Scoreboard indicators

Another beacon that can shed light on the weaknesses of the Italian economy is the new procedure on the prevention and correction of macroeconomic imbalances (Macroeconomic Imbalances Procedures – MIP)10. In February of this year, the

[10]

This procedure is established by Regulation 1176/2011, included in the so-called ‘Six Pack’, which entered into force in December 2011 and is aligned with the annual cycle of multilateral surveillance. It is

MINISTRY OF ECONOMY AND FINANCE
22

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Commission published the first Alert Mechanism Report11 which found that 12 EU countries12 reveal macroeconomic imbalances that need to be further investigated through an in-depth review. These also include Italy, which is reported for its poor performance in terms of competitiveness and public debt, indicators for which, however, many other European countries registered critical values.

The trend in the share of world exports is affected by cost and non-cost competitiveness factors. Among the former, a decisive role is played by unit labour costs (ULC): Italy’s position deteriorated, while remaining within the alarm threshold (7.8), especially during the crisis. The most negative trends were observed in 2003-2005 and 2009. However, it is worth noting that ULC in 2010 showed a similar variation in Italy, France and Netherlands.

TABLE II.4: EU15 - SCOREBOARD INDICATORS FOR MACROECONOMIC IMBALANCES

External imbalances						Internal imbalances
	Current account	Net international investment position	REER	Export market share	Nominal ULC	House price index	Private credit flow	Private debt	Public Debt	Unemployment rate
	3 year variation		on CPI	5 year Variation	3 year variation	Year/year variation				3 year level
	% GDP	% GDP	% GDP				% GDP	% GDP	% GDP
	-4/+6%	-35%	+/-5 (EA); +/- 11% (Non EA)	-6%	+9 (EA); +12% (Non EA)	6%	15%	160%	60%	10%
BE	-0.6	77.8	1.3	-15.4	8.5	0.4	13.1	233.0	96.0	7.7
DE	5.9	38.4	-2.9	-8.3	6.6	-1.0	3.1	128.0	83.0	7.5
IE	-2.7	-90.9	-5.0	-12.8	-2.3	-10.5	-4.5	341.0	93.0	10.6
EL	-12.1	-92.5	3.9	-20.0	12.8	-6.8	-0.7	124.0	145.0	9.9
ES	-6.5	-89.5	0.6	-11.6	3.3	-3.8	1.4	227.0	61.0	16.5
FR	-1.7	-10.0	-1.4	-19.4	7.2	5.1	2.4	160.0	82.0	9.0
IT	-2.8	-23.9	-1.0	-19.0	7.8	-1.4	3.6	126.0	118.0	7.6
LU	6.4	96.5	1.9	3.2	17.3	3.0	-41.8	254.0	19.0	4.9
NL	5.0	28.0	-1.0	-8.1	7.4	-3.0	-0.7	223.0	63.0	3.8
AT	3.5	-9.8	-1.3	-14.8	8.9	-1.5	6.4	166.0	72.0	4.3
PT	-11.2	-107.4	-2.4	-8.6	5.1	0.1	3.3	249.0	93.0	10.4
FI	2.1	9.9	0.3	-18.7	12.3	6.8	6.8	178.0	48.0	7.7
DK	3.9	10.3	0.9	-15.3	11.0	0.5	5.8	244.0	43.0	5.6
SE	7.5	-6.7	-2.5	-11.1	6.0	6.3	2.6	237.0	40.0	7.6
UK	-2.1	-23.8	-19.7	-24.3	11.3	3.4	3.3	212.0	80.0	7.0

Source: Alert Mechanism Report, published on 14/02/2012 by the European Commission. Data from 2010.

The following are non-cost factors: quality improvement of goods, workforce quality and intensity of innovation and R&D, work organisation, etc.

based on a ‘preliminary assessment filter’, called ‘Scoreboard’, consisting of a limited number of economic, financial and structural indicators that identify macroeconomic imbalances, with corresponding indicative alert thresholds (maximum and minimum, differentiated according to whether or not they are Euro Area Member States).

This set of indicators is structured so as to identify:

a)	internal imbalances, including those that can arise from public and private indebtedness; financial and asset market developments, including housing; the evolution of private sector credit flow; and the evolution of unemployment;
b)	external imbalances, including those that can arise from the evolution of current account and net investment positions of Member States; real effective exchange rates; export market shares; changes in price and cost developments; and non-price competitiveness, taking into account the different components of productivity.
[11]	Report from the Commission, ‘Alert Mechanism report - Prepared in accordance with articles 3 and 4 of the Regulation on the prevention and correction of macro-economic imbalances’. COM(2012) 68.
[12]	Belgium, Bulgaria, Denmark, Spain, France, Italy, Cyprus, Hungary, Slovenia, Finland, Sweden and United Kingdom.

MINISTRY OF ECONOMY AND FINANCE
23

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The other critical situation emerges with the public debt to GDP ratio indicator, which in this procedure is considered only from a macroeconomic and not a fiscal perspective (discussed in the Stability Programme). Moreover, it is an indicator for which many countries have shown a level above the 60 per cent threshold, even though most stop below 100 per cent. For all other Scoreboard indicators Italy shows levels below the thresholds, although in some cases there is a gradual deterioration connected to the trend of competitiveness.

TABLE II.5: ITALY - SCOREBOARD INDICATORS FOR MACROECONOMIC IMBALANCES

	Current account	Net international investment position	REER	Export market share	ULC	House price index	Private credit flow	Private debt	Public debt	Unemployment rate
2000						0.3	8.3	79.0	109.0
2001		-9.9	-5.6	-18.2	5.4	2.7	6.0	81.0	109.0	10.0
2002	-0.5	-13.8	-2.1	-14.1	7.3	8.9	6.1	87.0	106.0	9.3
2003	-0.7	-15.1	8.8	-13.5	11.5	3.1	7.0	92.0	104.0	8.7
2004	-1.0	-16.3	9.8	-7.6	10.4	3.4	7.6	95.0	104.0	8.3
2005	-1.3	-15.7	7.0	-5.5	9.4	5.0	9.2	101.0	106.0	8.0
2006	-1.7	-20.6	1.1	-12.7	7.1	3.1	9.5	107.0	107.0	7.5
2007	-2.2	-21.5	0.7	-9.3	6.9	3.1	12.0	115.0	104.0	6.9
2008	-2.7	-21.5	3.3	-16.0	9.0	-0.6	7.6	120.0	106.0	6.5
2009	-2.5	-19.4	3.9	-17.5	11.2	-1.0	1.4	125.0	116.0	6.9
2010	-2.8	-23.9	-1.0	-19.0	7.8	-1.4	3.6	126.0	118.0	7.6
Threshold	+6%/ -4%	-35%	+/-5 % Euro Area; +/-11 % non Euro Area	-6%	+/-9 % Euro Area; +/-12 % non Euro Area	6%	15%	160%	60%	10%

Source: European Commission for the preparation of the Scoreboard - 2000-2010 period; updated with data from the Alert Mechanism Report, published on 14/02/2012 by the European Commission.

Italy does not show other warning signals. In particular, the levels of private debt as a percentage of GDP (126 per cent) and credit flows (3.6 per cent) are located within the relative alert thresholds and are similar to those of Germany and France.

The moderate dynamics of bank credit also curbed the housing bubble compared to other European Countries; a confirmation of this is that in the 2007-2010 period there was only a modest decrease in real property listings.

Italy’s unemployment rate in 2010 was 7.6 per cent, similar to the value in many countries and below the 10 per cent alarm threshold.

MINISTRY OF ECONOMY AND FINANCE
24

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II.6: MACROECONOMIC IMBALANCES REGISTERED PER COUNTRY

Countries with imbalance
External imbalances	Current account balance	EL, ES, CY, LU, MT, PT, SK, BG, PL, RO, SE
	Net international investment position	EE, IE, EL, ES, CY, PT, SL, SK, BG, CZ, LV, LT, HU, PL, RO
	Real effective exchange rate (REER)	IE, SK, CZ, UK
	Export market share	BE, DE, IE, EL, ES, FR, IT, CY, NL, AT, PT, FI, DK, SE, UK
	Nominal ULC	EL, LU, SL, SK, FI, BG, PL, RO
Internal imbalances	House price index	FI, SE
	Private credit flow	CY
	Private debt	BE, EE, IE, ES, CY, LU, MT, NL, AT, PT, FI, BG, DK, SE, UK
	Public debt	BE, DE, IE, EL, ES, FR, IT, CY, MT, NL, AT, PT, HU, UK
	Unemployment rate	EE, IE, ES, PT, SK, LV, LT

Source: Alert Mechanism Report, published on 14/02/2012 by the European Commission.

TABLE II.7: NUMBER OF MACROECONOMIC IMBALANCES PER BY COUNTRY IN EU15

	Indicators exceeding the alert threshold (excluding public debt)	Public debt exceeding the alert threshold	Sum of indicators exceeding the alert threshold
ES	5	1	6
IE	5	1	6
PT	5	1	6
EL	4	1	5
UK	3	1	4
FI	4	0	4
SE	4	0	4
AT	2	1	3
BE	2	1	3
NL	2	1	3
LU	3	0	3
DE	1	1	2
FR	1	1	2
IT	1	1	2
DK	2	0	2

Source: European Commission for preparation of the Scoreboard - 2000-2010 period; updated with data from the Alert Mechanism Report,published on 14/02/2012 by the European Commission.

Where Italy loses compared to Europe: competitiveness and trade balance

The presence of external macroeconomic imbalances refers to the position of each country with respect to international transactions and in particular to the balance of current account and to the consistency of the country’s net foreign financial assets. Since the late nineties, global imbalances in current accounts increased. The financial crisis partially mitigated the extent of trade imbalances but it didn’t remove the underlying factors. Italy recorded a moderate deterioration of its current account balance from the beginning of EMU stage three (1999), largely due to energy imports (see figure II.4).

MINISTRY OF ECONOMY AND FINANCE
25

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Examining the structure of Italy’s current account in detail, it can be observed that the goods component has been deteriorating since the mid-2000s; conversely, services were fairly stable in the years 2002-2006, before subsequently worsening in the following three years (see figure II.5).

These trends resulted in a moderate and gradual deterioration of the current account balance, down from -0.5 per cent of GDP in 2000 to -3.5 per cent of GDP in 2010 (-2.8 per cent on a three year average).

Although Italy’s current account is in deficit, data on its net international investment position does not suggest a critical situation. In 2010, Italy’s investment position was negative and equal to -23.9 per cent of GDP, reaching the level of the Netherlands and Austria. This is well below the threshold values that the European institutions consider as revealing a situation of possible underlying imbalance in the country (-35 per cent).

MINISTRY OF ECONOMY AND FINANCE
26

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

In the first half of 2011 Italian market shares were stable with respect to the same period in 2010. Italy has not yet regained its share prior to the 2008 financial crisis, having lost 0.6 per cent.

Italy’s modest performance was set in the context of Europe’s loss of competitiveness to Asian countries. In fact, all major European countries lost market shares, sometimes even to a greater extent than Italy; Germany lost 1.4 per cent, the United Kingdom, 0.7 per cent, and France, 0.6 per cent. The only exception among the major countries is China which, by contrast, showed a 1.3 per cent increase in market share (from 8.8 per cent in 2007 to 10.1 per cent in 2011).

During the same period, the European Union as a whole went from 38.6 per cent in 2007 to 33.8 per cent in 2011, losing 4.8 percentage points. Asia, by contrast, saw a 3.9 percentage points increase (32.3 per cent in 2007 compared to 36.2 per cent in 2011).

The only recovery of the Italian market share is with respect to Russia, whilst there were significant losses to the main European countries; lower losses were recorded in flows to the US, China and Japan. In Europe, however, Italy’s share was reduced by half a percentage point in France and the United Kingdom; the loss in the Spanish market is very significant.

Italy’s reduced competitiveness can be explained by decreased productivity both in terms of price (Real Effective Exchange Rate) and cost (Unit Labour Cost), due not only to Italian export companies’ characteristics – small in size, with considerable inertia in the geographical and sectorial specialisation of their exports – but also to the national

MINISTRY OF ECONOMY AND FINANCE
27

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

institutional and macroeconomic context. The Italian model of international specialisation sees the dominance of declining industries (in particular clothing, leather and furniture). Based on WTO data, export shares in the areas of clothing (from a share of 4.9 per cent of global imports in 1980 to 3.6 per cent in 2007) and textiles (from 5.8 to 2.3 per cent) have in fact diminished significantly, while instead market shares in both electronic and office equipment (from 0.8 to 5.8 per cent), and integrated circuits (from 0.7 to 5.4 per cent) have increased greatly. A second critical aspect is Italy’s poor capacity in terms of training and employing highly skilled workers.

The analyses of productivity trends in Italy show that, after 1995, the Italian economy’s low productivity is mainly due to the decline in TFP, while labour and capital contribute positively13 to growth. The performance of TFP is strongly affected by a number of other variables such as infrastructure equipment, education, competition and innovation. While the export sector is subject to international competition, providers of production services usually are not, both for reasons related to the internal structure of the country and for the incompleteness of the Single European Market for services.

As already mentioned, a factor that negatively impacted Italy’s international competitiveness is the trend in ULC, mainly due to unfavourable developments in labour productivity. An improvement of a country’s competitiveness is definitely linked to favourable trends in productivity, which translates into smaller changes of unit production costs and prices (see figure II.7). Excessive growth of ULC reveals a widening gap between the change in the average compensation per unit of labour input and the change in terms of labour productivity, with adverse effects on the ability to compete with foreign rivals in cost terms.

If the dynamics of ULC reflect the notion of a country’s international competitiveness related to price or cost factors of its production system, there are also

[13]	Morsy and Sgherri, ‘After the crisis: Assessing the Damage in Italy’, IMF WP/10/244.

MINISTRY OF ECONOMY AND FINANCE
28

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

factors not related to prices and production costs which are crucial to enable a production system to compete against foreign rivals (non-price and non-cost competitiveness factors). Non-price factors that typically influence a country’s degree of international competitiveness regard products’ qualitative content and the establishment of a wide range of products within the same productive sector so as to satisfy preferences for variety that consumers tend to demonstrate. Non-price competitiveness factors also regard the efficient and widespread availability of business services, the presence of adequate transport infrastructure and, more generally, the existence of favourable conditions for firms to do business in.

Finally, as regards the other variables considered in the Scoreboard, the contained propensity of private sector debt (households and non-financial companies) must be underlined, which allowed Italy to continue to record, even in 2009, levels of private debt lower than the average of European countries (see figure II.8)14.

Corrective actions of macroeconomic imbalances highlighted in the Alert Mechanism Report

As for curbing labour costs, in 2011 the prevailing logic for action was that of promoting a greater alignment between wage and productivity dynamics through the promotion of decentralised bargaining. The latter received tax benefits for productivity pay and for the extension of its sphere of action, that could include forms of work organisation different from those established within collective contracts.

Personnel management by companies has been facilitated by simplifications regarding labour matters. This is particularly true for the compulsory employment of disabled workers, the single employment ledger, anticipated maternity leave and the simplification of procedures for hiring non-EU workers.

[14]	Referring to EU15 countries, excluding Luxembourg.

MINISTRY OF ECONOMY AND FINANCE
29

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

IRAP15 tax cuts and tax credits for permanent employment in the South16 contributed to decrease labour costs.

The actions Italy took to increase the competitiveness of exporting firms involve a wide range of areas:

–	training and education through the university reform, the improvement of its management (with the ‘Simplify Italy’ decree) and the promotion of lifelong learning through the use of Inter-professional Funds;

–

the introduction of measures to encourage business growth, such as the incentives for venture capital[17] and the introduction of a preferential tax regime for the reinvestment of venture capital returns[18];

–	the reorganisation of skills and tools to promote exports and the internationalisation of enterprises[19];

–	the deduction of labour costs for women and young people under 35 from the IRAP tax base, starting from 2012;

–	the introduction of greater competition in gas distribution and professional services; the liberalisation of the highway, rail and local public transport sectors;

–	the simplification of business activity;

–	the creation of limited liability companies by young people under 35 with one euro of capital, simplified procedures and certain and reduced approval times;

–	the revival of work on infrastructure by simplifying procedural processes and greater involvement of the private sector;

–	the establishment of a ‘firms Court’ to expedite disputes relating to business activities. The judiciary sections specialised in industrial and intellectual property will also deal with disputes relating to companies, with the aim of ensuring the specialisation of judges and reducing the backlog of claims.

II.5	HOW MUCH ARE THE REFORMS WORTH? A MACROECONOMIC IMPACT ASSESSMENT

Financial impact of the main NRP reforms

The impact analysis on the state budget of increased/decreased expenses or revenues deriving from the measures included in the National Reform Programme20, shows that overall the reform agenda will bring cost savings and increased revenues (see table II.8).

15	Article 2 of Decree Law no. 201/2011, converted into Law no. 214/2011.
16	Article 59 of the Simplification Decree, extends article 2 of Decree Law 70/2011, converted into Law no. 106/2011.
17	Decree Law 98/2011 converted into Law no. 111/2011.
18	ACE [Aid for Economic Growth]; Decree Law no. 201/2011, converted into Law no. 214/2011.
19	Decree Law no. 201/2011, converted into Law no. 214/2011.
20	The main measures are analysed in Chapter III. For details of individual regulatory and financial measures, see the grid attached to the NRP.

MINISTRY OF ECONOMY AND FINANCE
30

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The most significant cost savings (about 26.6 billion in the 2011-2014 period) derive from ‘public expenditure restraint’21, especially due to significant savings requested of ministries, the suppression and reorganisation of agencies and public bodies, as well as the rationalisation of health expenditure (table II.9).

TABLE II.8: FINANCIAL IMPACT OF THE 2012 NRP MEASURES (millions of euros)*

	2011	2012	2013	2014
PUBLIC EXPENDITURE RESTRAINT
Increased revenue	700.0	21,467.6	33,224.6	35,181.9
Decreased expenditure	26.2	7,537.0	8,535.9	10,459.7
Increased expenditure	107.0	104.5	2.5	2.5

FEDERALISM
Increased revenue	0.0	9,032.4	9,167.4	9,167.4
Decreased expenditure	0.0	1,627.4	2,762.4	3,162.4
Increased expenditure	5.0	5.0	5.0	0.0

PRODUCT MARKETS, COMPETITION AND ADMINISTRATIVE EFFICIENCY
Increased revenue	0.0	0.0	68.0	0.0
Decreased expenditure	0.0	0.0	16.2	16.2
Decreased revenue	45.0	90.0	90.0	34.0
Increased expenditure	636.1	648.1	637.1	401.1

LABOUR AND PENSIONS
Increased revenue	0.0	1,471.0	1,830.0	2,110.0
Decreased expenditure	0.0	2,643.0	8,433.0	10,432.0
Decreased revenue	0.0	3,333.2	5,939.1	5,055.5
Increased expenditure	1,053.0	1,260.0	300.0	300.0

INNOVATION AND HUMAN CAPITAL
Increased revenue	0.0	285.4	285.4	285.4
Decreased expenditure	90.0	90.0	90.0	0.0
Increased expenditure	110.0	991.8	560.2	404.0

SUPPORT FOR BUSINESS
Increased revenue	0.0	0.0	82.8	100.1
Decreased expenditure	14.0	985.7	1,487.3	2,944.0
Increased expenditure	0.0	3,935.0	235.0	235.0

ENERGY AND ENVIRONMENT
Increased revenue	0.0	125.6	411.5	8.2
Increased expenditure	18.7	4.0	15.8	20.9

FINANCIAL SYSTEM
Decreased expenditure	0.0	14.3	26.5	21.3
Increased expenditure	0.0	287.6	325.1	321.7

(*)	European Community resources are excluded, in particular those of the National Strategic Framework 2007-2013. Only financial updates are included from the measures of the 2011 NRP. Measures from the Fiscal LD, pending conversion, are not included.

Source: State General Accounting Dept. on data from annex 3, Technical Reports and information supplied by the competent Ministries.

Article 17 of Decree Law no. 98/2011 provides, in fact, for measures to reduce costs borne by the National Health Service (NHS), by 2,500 million for 2013 and 5,450 million22 from 2014, designed to address the following areas of expenditure:

[21]

This policy area also includes measures to combat tax evasion and other tax changes which are expected to produce increases in revenue. The financial impact of the recent measures contained in Decree Law 16/2012 is not included in table II.8, since it is still before Parliament for conversion.

[22]	In terms of net borrowing requirement.

MINISTRY OF ECONOMY AND FINANCE
31

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II.9: RATIONALISATION OF HEALTH EXPENDITURE (millions of euros)

Expenditure areas	2013	2014
Goods and services	750	1,100
Pharmaceutics	1,000	1,000
Medical equipment	750	750
Cost sharing measures	—	2,000
Personnel	—	600

TOTAL	2,500	5,450

Source: Annex 3 of Decree Law no. 98/2011.

The strengthening of the accounting control system and the programme for the analysis and evaluation of expenditure, together with activity already initiated by the ‘Analysis and evaluation of expenditure Units’ and the new provisions aimed at achieving a structured spending review of Central Government’s and local state offices’ expenditure, should contribute, at full performance, to improve the efficiency and effectiveness of public expenditure23. The recent pension reform24 should also produce significant cost savings for the PA, especially in the years ahead.

In this last year a great effort was made not only to restrain expenditure, but also to use public resources in essential areas for the Country’s economic growth, such as the labour market and infrastructure. Reduced labour taxation, in particular for women and youths provided for by the ‘Salva Italia’ decree, is the most relevant measure in terms of impact on public finances, given that for this sector revenue is expected to be reduced by about 8.3 billion over the 2012-2014 period. At the same time, this measure is also expected to bring the highest benefits in terms of employment. The same decree establishes active policy measures to boost the employment of youths and women, financed through the creation of a special fund endowed with 200 million euro in 2012 and 600 million euro in the 2013-201425 period. The entry of young people and women into the labour market is also encouraged by measures that do not imply a burden on the State budget.

23	The Ministry of Economy and Finance (MEF) – General State Accounting Department is the institutional body entrusted with the activity of analysing and evaluating public expenditure. Article 39 of Law no. 196/2009 (as amended) identifies the Units as the means for cooperation between the MEF and the Central Government. The activity of the Units is also mentioned in Decree Law no. 98/2011 (article 9) and is thoroughly regulated by Decree Law no. 123/2011 concerning the ‘Reform of administrative and accounting regularity controls and strengthening of analysis and evaluation of expenditure’. Moreover, the involvement of other subjects, such as central budget offices, State Territorial Accounting Departments and their respective financial inspection services, is provided for. It should finally be noted that the containment of expenditure of the Local Governments is entrusted to the rules of the Internal Stability Pact, the Health Pact and the determination of standard costs. For further details on the spending review see measure no. 1 of the grid and the ‘Report on the state of implementation of the accounting and public finance reform (Jan-Dec 2011)’ annexed to the DEF [Economic and Financial Document].
24	The reform contained in the ‘Labour and Pensions’ area was adopted by Decree Law no. 201/2011 (converted into Law no. 214/2011) after interventions provided for under Decree Law no. 98/2011 (converted into Law no. 111/2011) and Decree Law no. 138/2011 (converted into Law no. 148/2011). For further legal and financial details, see Measure 55 of the grid, and the special insights on the subject contained in the NRP and the Stability Programme.
25	For the Fund, an allocation of 240 million euro is provided for also in 2015.

MINISTRY OF ECONOMY AND FINANCE
32

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

A large part of the reform agenda regarding the ‘product market, competition and administrative efficiency’ and the corresponding measures taken by the ‘Cresci Italia’ and ‘Semplifica Italia’ decrees, do not determine financial costs since they are based primarily on measures of a legal and regulatory nature. Most of the measures taken regarding the ‘energy and environment’ area also do not result in costs for the state budget.

In terms of infrastructure, the Strategic Infrastructure Program (SIP) includes 478 works, mainly passageways and road works, passageways and rail works, underground transports, inter-modal hubs, ports and freight terminals, public buildings, water works, soil protection works such as the Mo.SE project (flood protection system for Venice). The total cost of works included in the SIP is over 233 billion euro. There are 278 works approved and scheduled by the Interministerial Committee for Economic Planning, for a three-year cost of about 133 billion euro. The continuity of planned interventions requires investments of around 25 billion euro (see table II.10). Public funds cover more than 89 per cent of this amount (over 22.7 billion euro) with the remaining 11 per cent coming from private sources (more than 2.7 billion euro).

TABLE II.10: COSTS RELATED TO INFRASTRUCTURES AND TRANSPORT (millions of euros)

INTERVENTIONS	2009- 2011	2012	2013	2014	2015	2016	Total	Other public resources *	Private resources	TOTAL	Weight of investments (% values)
Public works (railand road infrastructure fund)	0.0	0.0	538.9	616.0	528.0	544.5	2,227.4	0.0	0.0	2,227.4	8.7
Local public transport	0.0	1,172.8	218.0	157.0	0.0	0.0	1,547.8	0.0	700.0	2,247.8	8.8
Cohesion Action Plan - Railroads	1,108.0	0.0	0.0	0.0	0.0	0.0	1,108.0	0.0	0.0	1,108.0	4.4
Road and highway connections	0.0	2,971.7	120.0	129.1	80.0	45.3	3,346.1	7,420.0	2,030.0	12,796.1	50.3
Access to port hubs	0.0	554.2	0.0	0.0	0.0	0.0	554.2	0.0	0.0	554.2	2.2
Rail sector	823.2	895.1	752.3	554.0	518.0	455.5	3,998.0	1,001.4	0.0	4,999.4	19.6
- Cross border rail links	823.2	839.5	752.3	554.0	518.0	455.5	3,942.4	1,001.4	0.0	4,943.8	—
- Railroads	0.0	55.6	0.0	0.0	0.0	0.0	55.6	0.0	0.0	55.6	—
Other provisions	0.0	1,524.9	0.0	0.0	0.0	0.0	1.524.9	0.0	0.0	1,524.9	6.0
- Public housing	0.0	417.3	0.0	0.0	0.0	0.0	417.3	0.0	0.0	417.3	—
- Regional water supply network	0.0	297.6	0.0	0.0	0.0	0.0	297.6	0.0	0.0	297.6	—
- Access to airport hubs	0.0	210.0	0.0	0.0	0.0	0.0	210.0	0.0	0.0	210.0	—
- Mo.S.E .(9th stage)	0.0	600.0	0.0	0.0	0.0	0.0	600.0	0.0	0.0	600.0	—

TOTAL	1,931.2	7,118.7	1,629.2	1,456.1	1,126.0	1,045.3	14,306.4	8,421.4	2,730.0	25,457.8	100.0

(*)	Funds for the Trans-European Transport network (TEN-T) programme and other public resources. The reference period ends in 2014.

Source: State General Accounting Dept. on data from Infrastructure and Transport Ministry.

Most resources are allocated to road and highway connection works (50 per cent of the total, 12.8 billion euro, 2 of which from private sources) and transport (the railways26, local public transport and accessibility to ports and airport hubs for resources totalling over 9 billion euro). Public works financed by the Rail and Road Infrastructure Fund for over 2.2 billion euro also taken into account27.

[26]	Including funding from the Cohesion Action Plan.
[27]

Article 32 of LD no. 98/2011 as amended provides the Fund with a budget of 930 million for 2012 and 1,000 million per annum for the period 2013-2016, for a total of 4.93 billion. 2,702 million of this amount are to be destined to finance cross-border rail links, road links and other interventions. For the Fund, see measure no. 75 of the Grid.

MINISTRY OF ECONOMY AND FINANCE
33

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

With regard to fiscal federalism, the implementing provisions of Delegated Law no. 42 of 2009 have so far been adopted without additional financial costs for the state budget28.

In addition to ‘support for business’ fiscal measures, credits to be paid by the Public Administration were settled (about 4 billion euro in 2012 and related interest charges for 470 million euro in the 2013-2014 biennium)29.

In the field of ‘innovation and human capital’ a tax credit was established on an experimental basis for companies that fund research projects in universities or public research bodies and other forms of collaboration in R&D, for which spending of 55 million euro for 2011 and 429 million euro for the years 2012-2014 was authorised. During conversion of the ‘Semplifica Italia’ Decree, a provision was included establishing the International Experimental PhD School ‘Gran Sasso Science Institute’, for which an expenditure of 24 million euro over the biennium 2013-2014 was authorised30.

More than 934 million euro of additional expenditure is earmarked in support of the ‘financial system’ for the 2012-2014 period31.

Macroeconomic impact of the ‘Liberalisation’ and ‘Simplification’ decrees

The recently adopted32 liberalisation and simplification measures have been analysed on a separate basis in terms of their relative macroeconomic impacts.

For analytical purposes these measures can be aggregated into three homogeneous macro-areas, each of which describes a specific area of intervention (see table II.11 where a specific code, ID, is assigned to each intervention with reference to the measure shown in the grid annexed to the NRP)33.

[28]

The ‘Salva Italia’ decree (articles 13 and 14) provides for the entry into force, on an experimental basis, from 2012, of the Municipal Tax on property and the establishment from 2013 of the municipal duty on waste and services (TARES).

[29]	These fiscal measures are expected to lower revenues by more than 5.4 billion euro over the reporting period (table II.8). For public payments, see Measure no. 104 of the grid.
[30]	Another 12 million euro are allocated to schools also in 2015.
[31]	Most of the burden stems from the Government’s guarantee on Italian banks’ liabilities (200 million per year) and extend to 2016 (article 8 Decree Law no. 201/2011). See measure no. 89 of the grid.
[32]	Decree Law no. 1/2012 (converted into Law no. 27/2012) and Decree Law no. 5/2012 (converted into Law no. 35/2012).
[33]

The analysis of the macroeconomic impact of the reforms was carried out with the QUEST III simulation model, developed in Europe and specifically adapted to the Italian economy. To quantitatively assess the macroeconomic impact of these structural reforms the specific provisions approved in the decree were translated into accurate variations of indicators that reflect the degree of competition in product markets, the costs of entry into markets and the weight of excessive regulation. In the model, to determine the extent to which the variables that exemplify the degree of market competition (mark-up and entry costs) and excessive regulation (time spent on bureaucracy) change as a result of the measures provided for in the two decrees, reference was made to progress seen in Europe during the previous experiences of structural market reforms, as documented in the work by Griffith and Harrison (2004). This study evaluates the quantitative impact of the reforms initiated, for example the degree of market competition, and for Italy in particular the reference period is 1995-2000, in which significant progress was made in terms of competition and simplification. For further details, see R. Griffith and R. Harrison (2004) ‘The link between product market reform and macro-economic performance’, European Commission, Working Paper no. 209.

See also: A. Hobza & G. Mourre (2010), ‘Quantifying the Potential Macroeconomic Effects of the Europe 2020 Strategy: Stylised Scenarios’, European Economy - Economic Paper no. 424. See also a recent

MINISTRY OF ECONOMY AND FINANCE
34

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II.11: NORMATIVE REFERENCES OF SIMULATED INTERVENTIONS

Measures to favour competition	ID	Normative reference

Reform of local public services of economic interest	32	Article 25 Decree Law 1/2012 (converted into Law 27/2012)

Liberalisation of professional services	40	Articles 9 and 12 Decree Law 1/2012 (converted into Law 27/2012)

Liberalisation of pharmacies	45	Article 11 Decree Law 1/2012 (converted into Law 27/2012)

Competition in banking sector	48	Articles 27 and 28 Decree Law 1/2012 (converted into Law 27/2012)

Establishment of a transport authority		Article 36 Decree Law 1/2012 (converted into Law 27/2012)

Liberalisation of rail transport	49	Articles 36 and 37 Decree Law 1/2012 (converted into Law 27/2012)

Liberalisation of the taxi sector		Article 36 Decree Law 1/2012 (converted into Law 27/2012)

Unbundling of the gas network	94	Article 15 Decree Law 1/2012 (converted into Law 27/2012)

Electricity market	96	Article 22 Decree Law 1/2012 (converted into Law 27/2012)

Liberalisation of the sales system for newspapers and magazines	99	Article 39 Decree Law 1/2012 (converted into Law 27/2012)

Liberalisation of fuel distribution	102	Articles 17-20 Decree Law 1/2012 (converted into Law 27/2012)

Competition in packaging management	103	Article 26 Decree Law 1/2012 (converted into Law 27/2012)

Sponsorship for the restoration of cultural heritage	125	Article 21 Decree Law 5/2012 (converted into Law 35/2012)

Measures to reduce entrance barriers	ID	Normative reference

Substitute powers and SCIA [activity commencement notice]	26	Articles 1 and 2 Decree Law 5/2012 (converted into Law 35/2012)

Principle of entrepreneurial freedom	39	Articles 1 and 4 Decree Law 1/2012 (converted into Law 27/2012)

Development of strategic natural energy resources	95	Article 16 Decree Law 1/2012 (converted into Law 27/2012)

Change to the ‘Code of Public contracts’	100	Articles 42-46 and 50-54 Decree Law 1/2012 (converted into Law 27/2012)

Determination of airport charges	101	Articles 71-82 Decree Law 1/2012 (converted into Law 27/2012)

Dredging and use of excavated rocks	105	Articles 48-49 Decree Law 1/2012 (converted into Law 27/2012)

Rules on public contracts	116	Articles 21-22 Decree Law 5/2012 (converted into Law 35/2012)

Simplifications in agricultural matters	118	Articles 25-29 Decree Law 5/2012 (converted into Law 35/2012)

Management of assets seized from themafia for tourist purposes	119	Article 56 Decree Law 5/2012 (converted into Law 35/2012)

Simplified ltd. firms	154	Article 3 Decree Law 1/2012 (converted into Law 27/2012)

Project bonds and public works bonds	159	Article 41 Decree Law 1/2012 (converted into Law 27/2012)

Measures to reduce administrative burden	ID	Normative reference

Greater efficiency in administrative services	27	Articles 29-34 Decree Law 1/2012 (converted into Law 27/2012)

Tax and customs simplifications	34	Article 92 Decree Law 1/2012 (converted into Law 27/2012)

Simplifications for citizens		Article 40 Decree Law 1/2012 (converted into Law 27/2012)

Certificates and other simplifications for citizens	41	Articles 4-11 Decree Law 5/2012 (converted into Law 35/2012)

Assessment of the impact of regulation	44	Article 3 Decree Law 5/2012 (converted into Law 35/2012)

Firms Court	92	Article 2 Decree Law 1/2012 (converted into Law 27/2012)

Protection against oppressive clauses		Article 5 Decree Law 1/2012 (converted into Law 27/2012)
	93
Class-action revision and protection of micro-businesses from deceptive and aggressive trade practices		Articles 6-8 Decree Law 1/2012 (converted into Law 27/2012)

contribution by the Treasury Department (B. Annicchiarico, F. Di Dio & F. Felici, ‘The Macroeconomics of the Europe 2020 Reform Strategy and the Potential Effects on the Italian Economy’, Treasury Department Working Paper no. 8/2011) and one by the Bank of Italy (L. Forni, A. Gerali & M. Pisani, 2009, ‘Macroeconomic Effects Of Greater Competition In The Service Sector: The Case Of Italy’, working paper, Bank of Italy WP 706).

MINISTRY OF ECONOMY AND FINANCE
35

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Reduction in gas prices for households and firms	96	Articles 13-14 Decree Law 1/2012 (converted into Law 27/2012)

Dismantlement of decommissioned nuclear sites	97	Article 24 Decree Law 1/2012 (converted into Law 27/2012)

Single database for public tenders	116	Article 20 Decree Law 5/2012 (converted into Law 35/2012)

Establishment of experimental paths to exercise activities		Article 12 Decree Law 5/2012 (converted into Law 35/2012)
	117
Simplifications for firms		Articles 13-14 and 35-41 e 45 Decree Law 5/2012 (converted into Law 35/2012)

‘Law cutting’ decree	123	Article 62 Decree Law 5/2012 (converted into Law 35/2012)

Simplifications in environmental matters	124	Articles 23-24 Decree Law 5/2012 (converted into Law 35/2012)

Cultural heritage	125	Articles 42-44 Decree Law 5/2012 (converted into Law 35/2012)

A first aggregate of macro-measures regards all projects aimed at directly encouraging competition (such as, for example, the liberalisation of professional services, of utilities, etc). Using information from studies conducted in this field and similar experiences in the international area, the effect of these measures was quantified in a 1.8 percentage points decrease in mark-up (see table II.12). This change roughly corresponds to a 40 per cent reduction of Italy’s gap with the best performing countries in Europe. Incorporating this hypothesis, a simulation was performed of the effects of measures to favour competition; these would generate a rather significant effect in terms of changes in growth (GDP would be 1.2 percentage points higher in 2020, see table II.14).

A second aggregate includes the set of measures that favour the entry of new firms into the market by limiting requirements necessary to start a new business (such as licenses or authorisations). In this case the reduction of barriers to free entrepreneurship is estimated at 12 per cent. This macro-measure contributes to a 0.7 percentage points change in GDP in 2020 (see tables II.12 and II.14).

A third macro-measure brings together all the provisions aimed at reducing the administrative burden for businesses, which is the average time spent on bureaucratic issues (overhead labour cost). Significant experiences in this area (particularly in Italy during the 1995-2000 period) and analysis of key indicators associated with this type of measure permitted an estimate of a 15 per cent reduction of time spent on red tape. This set of measures, which consequently brings a significant reduction in inefficiencies in the functioning of the Public Administration, results, in 2020, in a 0.5 percentage points increase in the level of GDP, compared to the baseline scenario (see tables II.12 and II.14).

TABLE II.12: SPECIFICATION OF THE REFORM SCENARIO IN QUEST III AND SIZE OF INTERVENTIONS

Interventions	QUEST variable	Size

Reduction in mark-up in the services and manufacturing sectors	Mark-up	1.8 p.p.
Reduction of entry barriers into the services and manufacturing sectors	Entry costs	12%
Reduction of administrative burden	Overhead labour	15%

Source: QUEST III – Italy (European Commission).

MINISTRY OF ECONOMY AND FINANCE
36

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II.13: OVERALL MACROECONOMIC EFFECTS OF DECREE LAW 1/2012 (CVT. INTO LAW 27/2012) AND DECREE LAW 5/2012 (CVT. INTO LAW 35/2012 ) (in % points of difference with respect to base simulation)

	2012	2013	2014	2015	2020
GDP	0.2	0.4	0.7	0.9	2.4
Consumption	0.1	0.1	0.2	0.3	1.1
Investment	0.5	1.1	1.6	2.0	3.9
Employment	0.2	0.2	0.2	0.1	0.1

Source: QUEST III – Italy (European Commission).

TABLE II.14: MACROECONOMIC EFFECTS OF SINGLE MEASURES OF DECREE LAW 1/2012 (CVT. LAW 27/2012) AND DECREE LAW 5/2012 (CVT. LAW 35/2012 ) (in % points of difference with respect to base simulation)

ID (*) LD 1/2012	ID (*) LD 5/2012	Measure	Description		2012	2013	2014	2015	2020
32, 40, 45, 48, 49, 94, 96, 99, 102, 103	125	Measures to promote competition and market openness	Reduction of mark-up	GDP	0.0	0.1	0.3	0.4	1.2
				Consumption	-0.6	-1.0	-1.0	-0.9	-0.5
				Investment	0.7	1.5	2.1	2.6	4.2
				Employment	0.0	0.0	0.0	0.1	0.3
39, 95, 100, 101, 105, 154,159	26, 116, 118, 119	Reduction of limitations to entrepreneurial	Reduction of entry barriers	GDP	0.1	0.2	0.2	0.3	0.7
		activities, improvement of business		Consumption	0.4	0.7	0.7	0.8	1.0
		environment, administrative simplification		Investment	-0.2	-0.4	-0.5	-0.6	-0.5
				Employment	0.1	0.1	0.1	0.0	-0.1

27, 34, 41,	41, 44,	Reduction of	Reduction of time spent on bureaucracy	GDP	0.1	0.1	0.2	0.2	0.5
92, 93, 96,	116, 117,	administrative		Consumption	0.3	0.4	0.4	0.5	0.6
97	123, 124,	burden, administrative		Investment	0.0	0.0	0.0	0.0	0.2
	125	simplification		Employment	0.1	0.1	0.1	0.0	-0.1

Source: QUEST III - Italy (European Commission).
(*) The numbers in the ID column correspond to the measures included in table II.11.

On the whole, the set of reforms (the sum of the effects produced by the single macro areas) produces a cumulative effect on growth of 2.4 percentage points over a span of nine years34 (2012-2020) with an average annual impact of approximately 0.3 per cent of GDP (see table II.13). It should also be noted that almost half of the contribution to output growth is achieved in the first 4 years (0.9 percentage points in 2015).

Another exercise was performed to evaluate the potential effects of structural reforms with a high degree of intensity, to determine a complete bridging of Italy’s competitiveness gap compared with the most virtuous European Countries. This implies, for example, a reduction in mark-ups and barriers to free enterprise so as to reach the level of the best performing countries. Assuming the implemented actions are further strengthened, generating a 4.3 percentage points of reduction in mark-up, a 35 per cent reduction of barriers to free entrepreneurship (entry barriers), and a 23 per cent decrease of the administrative burden for businesses (see table II.15), very significant gains in terms of output growth can be obtained, particularly in the medium- to long-term.

[34]	The simulation requires that, for the year 2012, the reforms be operative by the third quarter.

MINISTRY OF ECONOMY AND FINANCE
37

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Consequently, in 2020 the economy would gain 5 per cent higher growth, in line with the results obtained from leading European forecasters (OECD, IMF and European Commission).

TABLE II.15: SPECIFICATION OF THE REFORM SCENARIO TO BRIDGE THE GAP WITH EUROPE’S BEST PERFORMERS

Interventions	QUEST variable	Size
Reduction in the mark-up of the services and manufacturing sectors	Mark-up	4.3	p.p.
Reduction of entry barriers into the services and manufacturing sectors	Entry costs	35%
Reduction of the administrative burden	Overhead labour	23%

Source: QUEST III - Italy (European Commission).

TABLE II.16: OVERALL MACROECONOMIC EFFECTS OF STRUCTURAL REFORMS TO BRIDGE THE GAP WITH EUROPE’S BEST PERFORMERS (in % points of difference with base simulation)

	2012	2013	2014	2015	2020
GDP	0.5	0.9	1.3	1.9	5.0
Consumption	0.4	0.7	1.0	1.3	3.2
Investment	0.6	1.3	2.0	2.7	6.1
Employment	0.4	0.5	0.4	0.4	0.3

Source: QUEST III - Italy (European Commission).

The macroeconomic impact of planned reforms included within the 2011 and 2012 NRPs

In addition to the assessment of reforms adopted at the beginning of 2012, the assessment of the macroeconomic impact of last year’s NRP was updated. In fact, some measures in the 2011 NRP were not implemented in the past year, or were implemented differently than expected in the previous assessment35. To analyse these changes, the simulations prepared last year were therefore revised, obtaining new results, which in some cases give rise to significant differences.

Taken as a whole, as can be seen in table II.17, the revision reduced the average impact on GDP, consumer spending and investment by 0.2 percentage points per year for the 2012-2014 period, while employment fell by 0.1 percentage points.

By adding to these revisions the estimates of the 2011 NRP measures and those concerning the reforms considered in the 2012 NRP, the impacts of all the reforms are obtained, both those already implemented and those pending approval. As can be seen from the table, the total annual average impact on GDP is 0.4 percentage points both in the period 2012-2014 and in the next biennium, while it increases to 0.6 percentage points over the 2018-2020 period, when all the medium- to long-term effects of the reforms will be fully felt.

35 These are nine measures in the ‘Innovation and human capital’ intervention area (2011 NRP nos. 46, 48, 49, 51, 52, 53, 54, 67 and 68), five measures in the ‘Product market and administrative efficiency’ intervention area (2011 NRP nos. 18, 19, 31, 34 and 39), six measures in the ‘Enterprise support’ intervention area (2011 NRP nos. 63, 64, 65, 78, 79 and 80) and two measures in the ‘Work and pension’ intervention area (2011 NRP nos. 2 and 7).

MINISTRY OF ECONOMY AND FINANCE
38

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE II.17: UPDATE OF NRP REFORMS’ IMPACT ON MAIN MACROECONOMIC VARIABLES (in % points of difference from average in rates of change)

	2012-2014				2015-2017				2018-2020
	2011 NRP	Revised 2011 NRP	2012 NRP	Total	2011 NRP	Revised 2011 NRP	2012 NRP	Total	2011 NRP	Revised 2011 NRP	2012 NRP	Total
GDP	0.4	-0.2	0.2	0.4	0.3	-0.2	0.3	0.4	0.2	0.1	0.3	0.6
Consumption	0.3	-0.2	0.1	0.2	0.2	-0.2	0.2	0.2	0.3	-0.2	0.2	0.3
Investment	0.3	-0.2	0.5	0.6	0.3	-0.4	0.4	0.3	0.7	-0.4	0.4	0.7
Employment	0.3	-0.1	0.1	0.3	0.2	0.0	0.0	0.2	0.1	0.2	0.0	0.3

Source: QUEST III - Italy (European Commission).

MINISTRY OF ECONOMY AND FINANCE
39

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

III.	A YEAR OF REFORMS

In 2011, the institutions of the European Union urged Italy, on different occasions, to correct the structural weaknesses and delays that also represent the bottlenecks hampering Italy’s economic growth (as described in the previous pages). This chapter summarises the measures adopted in response to the Union’s formal requests, and in particular, in response to the specific recommendations on the 2011 NRP adopted by the Council of the European Union in July 2011. This chapter also reviews other actions taken in order to reach the objectives deriving from the Europe 2020 Strategy .

III.1	NATIONAL MEASURES IN RESPONSE TO THE COUNCIL RECOMMENDATIONS

Fiscal consolidation

Council recommendations: ‘Implement the planned fiscal consolidation in 2011 and 2012 to ensure correction of the excessive deficit in line with the Council recommendations under the EDP, thus bringing the high public debt ratio on a downward path. Building on recently approved legislation, fully exploit any better-than-expected economic or budgetary developments for faster deficit and debt reduction and stand ready to prevent slippages in budgetary implementation. Back up the targets for 2013-2014 and the planned achievement of the medium-term objective by 2014 with concrete measures by October 2011 as provided for in the new multi-annual budgetary framework. Further strengthen the framework by introducing enforceable ceilings on expenditure and improving monitoring across all government subsectors.’

Bottleneck1 n. 1 – Fiscal consolidation and public debt

The European sovereign debt market tensions in 2011 made it necessary to adopt significant measures to reduce Italy’s public debt and to move forward the balancing of the budget, in structural terms, to 2013. The fiscal adjustment action in 2011 was reinforced through two successive decrees adopted during July and August2. Such action was then finalised with the ‘Salva Italia’ decree.

The decrees of July provided for an additional correction of public accounts for 2012-2014, for an amount equal to 1.3 percentage points of GDP on an annual basis3. Supplementary measures were needed in order to ensure the achievement of a balanced budget in structural terms by the end of 2013, and a primary surplus of more than five percentage points of GDP. Altogether, the structural net adjustment amounts to 21.4 billion in 2014.

A large part of the adjustment inevitably came from the revenue side including: measures to identify and tax undeclared income and the fight against tax evasion4;

[1]	Identified in the 2010 ECOFIN Report:
http://ec.europa.eu/economy_finance/publications/occasional_paper/2010/pdf/ocp65_en.pdf.
[2]	Decree-Law no. 98/2011, converted into Law no. 111/2011.
[3]	Decree-Law no. 201/2011, converted into Law no. 214/2011.
[4]	Article 2, Paragraph 36 and 36 vicies-semel and 36 vicies-ter, D.L. 138/2011 - converted into Law no. 148/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
40

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

increases in VAT rates and excise taxes on fuels5; capital taxation of securities (revision of the stamp duty on securities, financial instruments and financial products)6; amendment of the ‘Robin Tax’; capital taxation of real property and some registered personal property (private airplanes, leisure boats, and luxury cars); the disposal and value enhancement of State and the Public Administrations assets.

In defining the budget correction measures, a particular emphasis was placed on reducing the tax burden on productive factors. Tax relief has been granted to businesses for increasing their capitalisation and for reducing labour costs, whereas the taxation on capital and on consumption was simultaneously raised in order to lessen the distortive effects. Structural adjustments were made in order to contain expenditure, and include: the reduction in pension expenditure7; policies to streamline and decrease public spending, in particular through the restructuring of public bodies and entities, and the reduction in costs of running the Public Administration; the containment of costs related to public employment; the streamlining of expenditure for healthcare8 and education9; the revision of the public-procurement tasks of CONSIP (a public stock company owned by Italy’s Ministry of the Economy and Finance)10; the implementation of fiscal federalism and state-property federalism; enforced control regarding the concession of social benefits and the amendment of requisites regarding the Indicator of the Equivalent Economic Situation (ISEE); and finally, the inauguration of a spending review process11.

THE REFORM OF THE PENSION SYSTEM

The reform of the pension system introduced with Article 24 of Law no. 214/2011 redesigns Italy’s welfare system, concluding a process that began with the Dini Reform (Law no. 335/1995). The reform is aimed at simultaneously pursuing the following objectives: sustainability, adequacy, equity and efficiency.

Starting in 2012, the contributions-based regime is to be extended to all workers, thus including those workers who, on the basis of previous legislation, would have received a pension calculated according to the earnings-related system (namely, anyone having accrued more than 18 years of contributions as of 31 December 1995).

The reform establishes two main channels for retirement: 1) old-age pensions on the basis of at least 20 years of accrued contributions and an age set by the law; and 2) early retirement for which eligibility is determined on the basis of a pre-set period of contributions. In greater detail, as of 2012, retirement becomes flexible as workers may decide (without prejudice to organisational limits of the specific sectors involved) to continue working until the age of 70; subsequently this age will be

[5]	Article 2, Paragraph 2-bis-2-quater of Decree-Law no. 138/2011 - converted into Law no. 148/2011; Articles 15 and 18 of Decree-Law no. 201/2011, converted into Law no. 214/2011.
[6]	Article 2, Paragraph 13 of Decree-Law no. 138/2011, converted into Law no. 148/2011.
[7]

The provisions of the pension reform and other measures are contained Articles 18 and 38 of Decree-Law no. 98/2011, converted into Law no. 111/2011; Articles 1, Paragraph 21-23 and 5, 22 and 33 of Decree-Law no. 138/2011, converted into Law no. 148/2011; Article 24 of Decree-Law no. 201/2011, converted into Law no. 214/2011; Article 6 of Decree-Law no. 216/2011, converted into Law no. 14/2012.

[8]	Article 17 of Decree-Law no. 98/2011, converted into Law no. 111/2011; Article 33, Paragraph 32-33 of Law no. 183/2011.
[9]	Article 19 of Decree-Law no. 98/2011, converted into Law no. 111/2011.
[10]	Article 33 of Decree-Law no. 98/2011, converted into Law no. 111/2011.
[11]

Legislative Decree no. 216/2010 Article 9 of Decree-Law no. 98/2011, converted into Law no. 111/2011; Article 1, Paragraph 4 of Decree-Law no. 138/2011, converted into Law no. 148/2011; Articles 4 and 25 of Legislative Decree no. 123/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
41

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

readjusted in line with increases in life expectancy. At the same time, given the elimination of the so-called ‘windows’ mechanism, the statutory retirement age for old age pension is increased. In particular, as of 2012, the statutory retirement age goes from 65 to 66 years for men - regardless of whether they are self-employed, employees of the public sector or private sector - and for women in the public sector, whereas for female workers in the private sector, the required statutory retirement age for an old age pension increases from 60 to 62 years (63 years, 6 months for self-employed female workers). Additional increases for self-employed women and women working in the private sector are to be realised in subsequent years so as to ensure the age requirement is the same for all workers as of 2018. Furthermore, as of 2018 and in line with the statutory retirement age for old age pensions, the law also provides for a one-year increase in the minimum age requirement for obtaining social allowances.

As of 2012 the requirement for early retirement regarding all workers , regardless of their age, has been increased from 40 to at least 42 years and one month (men) or 41 years and one month (women); such contribution requirements will increase by one month in 2013 and an additional month in 2014. For workers belonging to the earnings-related and mixed regimes who, being eligible for early retirement on the basis of the contributions requirement, decide to retire before the age of 62, the benefits in relation to the contributions accrued before 2012 will be reduced (with the exclusion of some categories during the transition period) by 1 percentage point for every year below 62 up to a maximum of two and then by 2 percentage points for any other year. For people who have been employed only from 1996 on, namely, anyone participating in the contributions-based regime only, the law provides another option to early retirement, the requirements being an age of three years below the statutory retirement age for an old age pension , at least 20 years of contributions, and the accumulation of pension benefits equal to an amount that is at least 2.8 times’ the social allowance (revalued annually on the basis of the average five-year change of nominal GDP, calculated by ISTAT, with reference to the preceding five-year period).12 In addition, as from 201313, all age and contribution requirements - including those for early retirement and eligibility for social allowances - will be indexed to the change in life expectancy as measured by ISTAT. As provided by the law, the adjustment of age and contribution requirements, for both an old age pension and early retirement, to changes in life expectancy will occur every three years and, after 2019, every two years, on the basis of a purely administrative procedure.

According to the most recent demographic projections (ISTAT baseline scenario with 2011 as base year) , the statutory retirement age will reach 67 years for all workers as early as 2019, as a result of the adjustment of age requirements to changes in life expectancy. In any event, should the 67-year threshold not be reached due to in sufficient cumulative increases in life expectancy, the reform provides for a ‘safeguard clause’ (previously introduced by Law no. 183/2011) that guarantees that the statutory retirement age will be lifted to 67 for all workers in 2021, by virtue of a purely administrative procedure.

[12]

In order smooth the transition to the new rules, the reform provides certain exceptions. In particular, special rules are to apply to workers in the private sector who have met the eligibility requirements by 2012 (on the basis of the legislation in force before the reform). In these case retirement is not allowed at an age lower than 64.

[13]

As foreseen by the law, the adjustment of the pension requirements coming into effect in 2013 has been already adopted, with administrative decree of 6 December 2011, published in the Official Journal of the Republic of Italy on 13 December 2011, 12 months before the effective application of such provision. Such adjustment is equal to 3 months, having considered that the legislative provision (Article 12, Paragraph 12-ter of the cited Decree-Law no. 78/2010, converted with amendment with Law no. 122/2010) expressly provided that the first adjustment will not exceed such limit, even in the case the increase in life-expectancy in the preceding three years were to be greater (as was actually the case). In effect, the increase in life expectancy at age 65, as measured by ISTAT in relation to the average of the resident population, was 5 months between 2007 and 2010.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
42

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

With the introduction of the new rules, the calculation of the transformation coefficients (which convert the retirement benefits accumulated by the individual during his working life into a lifetime annuity) has been extended up to the age of 70. Transformation coefficients will be updated simultaneously with the updating of pension requirements to changes in life expectancy.

Finally, the reform establishes for 2012 and 2013 a temporary price indexing freeze for pensions benefits higher than three or more times the minimum provision and the increase of the so-called solidarity contribution for the highest tier of pensions (until 2014).

According to the projections of the State General Accounting Office, thanks to the overall effect of the reforms implemented since 2004 and completed with Law no. 214/2011, the average retirement age (taking into consideration both old age and early retirement) increases from 60-61 years in the 2006-2010 period to approximately 64 years in 2020, 67 years in 2040 and then to around 68 years in 2050. In the medium term, the reform of the pension system will produce substantial savings in pension expenditure amounting to approximately 0.1 percentage points of GDP in 2012, rising to around 1.2 percentage points in 2020. Thereafter, savings are expected to diminish to 0.8 percentage points of GDP in 2030, 0.4 percentage points in 2035 and become zero around 2045.

In conclusion, the reform introduced with Law no. 214/2011 is both severe and ambitious. The introduction of the pro-rata contributions for everyone, the aforementioned temporary measures, the increase in the age and contribution requirements for retirement and their adjustment to life expectancy are functional to the strengthening of the system’s financial sustainability in the short, medium and long term. The contributions-based regime eliminates the unfair redistribution typical of the earnings-related regime and contributes, along with the harmonisation of requirements and contribution rates both between gender and different funds, to make the system more fair. Even though the contributions-based regime is less generous than the earnings-related system, the adequacy of the pension benefits is safeguarded through the flexibility offered to workers in choosing the age at which to retire and the tightening in the eligibility requirements for retirement. Finally, the substantial regulatory and administrative simplification improves efficiency and promotes greater transparency.

Important initiatives have regarded the restructuring and the quality of public spending. In particular, as part of the Program for the Rationalisation of Public Expenditure in Goods and Services managed by CONSIP14, as of 30 September 2011, the percentage of expenditure represented by centrally managed purchases of goods and services was increased. Significant savings on spending are envisaged from the reduction in costs linked to the Public Administration, with particular regard to capital expenditures (reduced by 13.55 per cent in 2012 with respect to 2011), while allocations for current expenditures register a slight increase (+2.64 per cent).

14	Numerous provisions have reinforced CONSIP’s action on the subjects of innovation, rationalisation and modernisation of the processes of purchasing goods and services to support Public Administrations. The following are noted in particular: Article 2 of Law no. 183/2011; Article 11 and 17 of Decree-Law no. 98/2011, converted into Law no. 111/2011; Article 9 of Legislative Decree no. 149/2011; and Article 29 of Decree-Law no. 201/2011, converted into Law no. 214/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
43

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

As the implementation of the enabling act on fiscal federalism continues, rules for the determination of standard costs and standard requirements for ordinary-statute regions have been introduced for the healthcare sector and will be applied as from 2013, in order to ensure that the cost allocation criterion will be gradually and definitively abolished15. The Permanent Conference for Coordination of Public Finance16 has been instituted as a permanent body responsible for coordination between Municipalities, Provinces, large cities, Regions and the State. Provisions have been introduced to ensure, at the end of a two-year experimentation period, the uniformity of accounting rules and budget schemes used at different levels of Government17, making them more consistent with the budget schemes adopted in Europe, as well. A system of incentives and sanctions is planned for ensuring the compliance of the Regions, Local Government and their respective entities with the rules governing public finance coordination, so as to ensure the transparency of budget decisions and the proper balance between political and financial responsibility18. With reference to local taxation, Decree-Law no. 201/2011 has anticipated in 2012 the experimental application of the municipal tax on real property (IMU) including owner occupied housing and land holdings (with the tax to be applied on a full scale in 2015); at the same time, the decree ordered an increase in the multiplier coefficient to be applied to cadastral income in order to establish the value of the real property to be taxed. A municipal tax on waste and services (TARES) is to be instituted as from 2013, based on a restructuring of the previous discipline and the simultaneous repeal of all previous levies and an increase in the tax rate equal to 0.30 euro per square meter, in order to cover the costs of indivisible municipal services. The total positive impact on public finances is approximately 35 billion euro in the 2012-2014 three-year period. The regional option to increase or decrease the additional regional tax rate levied on personal income (IRPEF) has also been moved forward to 2012, whereas the base rate of the additional regional tax has been increased from 0.9 per cent to 1.23 per cent.

Methodologies for identifying the standard requirements of Local Entities are now being defined. Finally, with regard to the implementation of municipal fiscal federalism by which tax autonomy is to be granted to Municipalities, a basket of ‘municipal’ taxes has been identified as well as the relative fiscal equalisation system.

The measures to be adopted during 2012 include: the determination of the municipalities’ share of VAT revenues, without effecting public finance balances19; the ministerial decree that will define the means of financing and the repartition of the Experimental Rebalancing Fund and its exact quantification, as well as the related timing of payment. The drafting of such measures is already in the process of completion20.

[15]	Adopted pursuant to Article 1, Paragraph 34 of Law no. 662/1996, as supplemented by the provisions of the State-Regions Accord on the subject of healthcare.
[16]

The Conference is provided by Article 5 of Law no. 42/2009, and is not yet operative. Until it becomes operative, the tasks will be carried out by Joint Conference (Article 52, Paragraph 5 of Law no. 196/2009).

[17]

Legislative Decree no. 118/2011 and two Decrees of the President of the Council of Ministers of 28 December 2011 that govern the means for experimentation and identify the entities that participate in the experimentation.

[18]	Legislative Decree no. 149/2011.
[19]	This is calculated as being financially equivalent to f a 2 per cent share in personal income taxes (quota that flows into the Experimental Rebalancing Fund for the years 2012-2014).
[20]

The mentioned measures are respectively provided by Article 2, Paragraph 4 and Article 1, Paragraphs 3 and 7 of Legislative Decree no. 23/2011. It is also noted that similar measures for 2012 (sharing in personal income tax revenues, the fiscal treatment of public transfers, the magnitude of and criteria for the distribution of the pertinent

MINISTERO DELL’ECONOMIA E DELLE FINANZE
44

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

During 2012, it will be necessary to address: the fiscal treatment of transfers in favour of the Regions (with particular reference to local public transport, having considered that the working groups for defining measures to improve efficiency and modalities for the fiscal treatment of the related resources starting from 2013 have been established pursuant to the State-Regions Accord signed on 21 December 2011); the definition of the essential service levels (ESL) and the related standard costs for items other than healthcare; the definition of the mechanism for assigning the sharing of VAT on the basis of the principle of territoriality; and equalisation of fiscal capacity for areas not referable to ESL.

With reference to healthcare measures, provisions have been introduced aimed at improving current accounting procedures21 and determining, as from 2013, standard costs and requirements for the Regions in this field22. For every Region, the comparison with the standard healthcare cost recorded by the top performing Regions will be the point of reference for measuring areas that are inefficient and inappropriate, and for gradually checking on how the system evolves toward more efficient organisational and operational models.

The development of the ‘Health Card System’ will contribute to significantly improving the capacity for monitoring and controlling expenditure.

The development of the governance system and the introduction of the innovative monitoring instruments mentioned above have contributed to the achievement of a significant slowdown in the dynamics of healthcare expenditure and an expenditure trend consistent with that programmed.

In particular, in the 2000-2005 period, the average rate of increase in healthcare expenditure was 7.3 per cent per year, whereas over the period 2006-2010, the average rate of increase in healthcare expenditure was 2.9 per cent per year. The trend of cost containment was expected to be further strengthened in 2011. The biggest contribution to the deceleration of the trend has come from the Regions subject to financial recovery plans to cut healthcare deficits (Abruzzo, Calabria, Campania, Latium, Molise, Sicily and since 2010, Piedmont and Apulia) which have adopted direct measures to tackle the causes that led to the structural deficits in the past.

Experimental Rebalancing Fund) are determined also for the provinces of ordinary-statute regions as part of the implementation of Legislative Decree no. 68/2011.

[21]

Legislative Decree no. 118/2011 (in implementation of Law no. 42/2009 concerning fiscal federalism) introduces provisions in relation to the regional financial budget (for the part regarding the financing of the regional healthcare service in terms of the exact definition of boundaries) for both revenues and expenditures, and the capital economic 22 budget related to the regional healthcare service.

[22]	Legislative Decree no. 68/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
45

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

REVISION OF NATIONAL MILITARY PROGRAMMES

Defence has also been the target of substantial reform, which was approved by the Cabinet on 6 April 2012 and is directed at containing expenditure and changing its mix to make it more consistent with European levels. Even though Italy’s defence budget is among the lowest in Europe (0.84 per cent of GDP, versus an EU average of 1.6 per cent), Italy’s expenditure on personnel with respect to the assigned budget is well above the EU average (70 per cent of the Italian budget versus 51 per cent of the European budget). Italy’s other operating expenditures and investments account for only 12 per cent and 18 per cent, respectively. The reform thus provides for the requalification of investment programmes and a contraction in territorial presence, with the objective of realising greater operating efficiency. More specifically, the personnel for Italy’s Army, Navy and Air Force will be reduced from the current level of 183,000 to 150,000, while civil defence personnel will be cut from 30,000 to 20,000. The personnel changes will be matched by a redesign of the organisational structure of the armed forces, through the elimination and consolidation of operational, logistics and training units both at a national and local level.

With reference to the effort to identify and tax undeclared income and the fight against tax fraud, the ‘Salva Italia’ decree has reinforced sector studies and provisions relating to the obligation to disclose) material transactions for VAT purposes to the revenue authority (Agenzia delle Entrate), while instruments used for financial investigations have been strengthened and stricter rules for shell companies have been established. Furthermore, the maximum amount of cash that can be used for transactions has been reduced to 1,000 Euro. Finally, as from 1 January 2012, banks and all financial intermediaries are required to transmit records of entries made to all accounts with customers to the tax authorities. Also thanks to the new tools used, the fight against tax evasion since December 2011 has unfolded with operations that have broadly found public support and has been accompanied by a government-sponsored public awareness campaign that is still underway.

Repressive measures have been accompanied by efforts to make life easier for honest taxpayers. A decree-law in relation to tax simplification is now in the process of being approved, providing for a series of measures for tax simplification and incentive systems23.

[23]

Tax simplification measures regard: i) instalment plans for the payment of tax debt, including through: forms of payment deferral in the event of the cancellation of an instalment plan; expansion of the possibilities to set up amortisation plans for the sums due on tax bills; possibility for the taxpayer to be considered in compliance, even if admitted to an instalment plan to pay a tax debt; ii) notices and compliance formalities that allow the taxpayer, who meets all requirements to qualify for a benefit, not to be disqualified automatically for the benefit or fiscal incentives when he has forgotten to comply to a reporting obligation or another compliance formality; iii) special conditions for businesses and taxpayers, such as traceability of payments, the raising of the threshold for tax audits, and the registration on a tax credit roll for small amounts and soft liens, with the identification of a single threshold (20,000 euro) under which the tax collection agent cannot inscribe a taxpayer’s property as guarantee for tax payment. Measures have also been introduced for simplifying local taxation, with the elimination of additional topping up on excise taxes on electric energy in the autonomous Regions.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
46

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Labour market

Council recommendations: ‘Reinforce measures to combat segmentation in the labour market, also by reviewing selected aspects of employment protection legislation including dismissal rules and procedures and the currently fragmented unemployment benefit system taking into account budgetary constraints. Step up efforts to fight undeclared work. In addition, take steps to promote greater participation of women in the labour market, by increasing the availability of care facilities throughout the country and providing financial incentives to second earners to take up work in a budgetary neutral way.’

Bottleneck N. 3 – Increase the employment rate, including for women and young people.

Following the Council’s recommendation, the Italian Government unveiled a systematic reform of the labour market in April 2012, which is described in Chapter IV of the NRP. However, various important measures were already set out during 2011, with reference to five areas:

–	effectiveness of labour intermediation mechanisms and efforts to combat undeclared work;

–	promotion of employment, particularly for women and young people, and in depressed areas;

–	improvement in the level of training of the work force;

–	simplification of personnel management (disabled workers, part-time workers);

–	promotion of equal opportunity for immigrants and international job mobility.

Intermediation between labour demand and supply has been deregulated with a view to enhancing the effectiveness of channels for accessing the labour market and combating situations of undeclared work; at the same time, stiffer sanctions have been introduced for illegal intermediation and exploitation of labour. With reference to intermediation between labour demand and supply, the Government has passed measures to deregulate job placement24, thus making it possible for the education system and other parties to act as job brokers25. The fight against irregular employment, tax evasion and evasion of social contributions has been made more effective through the consolidation of intelligence actions and administrative checks. This activity has been reinforced by the sharing and use of information available in Public Administration databases.

Measures to counter the abusive use of apprentices have been strengthened through regulation regarding essential levels of protection for beneficiaries26. The governance of staff leasing has been reformed27, with the introduction of a new Article 603-bis to the Penal Code, containing a new crime of illegal intermediation and

[24]	Article 29, Paragraph 1 of the Decree-Law no. 98/2011 - converted into Law no. 111/2011.
[25]

Law 111/2011 has therefore extended the possibility of job placement to universities: the universities must publish the CVs of students on a portal (www.cliclavoro.gov.it). The Public Administrations are required to publish job vacancies on the same site.

[26]	See Circular n. 24/2011 of the Minister of Work and Social Policies in relation to ‘Training apprenticeships and non-curricular orientation’.
[27]	Article 12 of Decree-Law no. 138/2011, converted into Law no. 148/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
47

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

exploitation of labour 28, which is designed to eradicate situations of exploitation of irregular work, through organised intermediation activity, carried out through the use of violence, threats or intimidation (the so-called ‘caporalato’). A ‘Programme to Fight Undeclared Work’ has been outlined with the agreement of the four Convergence Objective Regions29, through the involvement of public and private labour services and Single Contact Points for the building, farming and tourism sectors.

Finally, the ‘National Programme for Services to the Individual’ has been launched with the agreement of all Regions, and covers the matching of service demand and supply for workers and households, including with the involvement of bilateral entities or sponsors. A tax credit has been made available for the full-time employment of disadvantaged workers in southern Italy30 in order to favour employment in underutilised areas; the measure is applicable in the Regions of Abruzzo, Molise, Campania, Calabria, Apulia, Basilicata, Sicily and Sardinia. In addition, fiscal benefits31 for the full year of 2012 have been set in the amount of up to 10,600 euro for the hiring of laid-off workers under the age of 35 or women. The benefit rises to 15,220 euro for contracts signed in the Regions of southern Italy.

With a view toward supporting the employment of young people, Article 22 of the 2012 Stability Law32 enhanced apprenticeship contracts, setting a 100 per cent exemption for social contributions due33 during the first three years of the contract for persons hired in the 2012-2016 period, for businesses with nine or fewer employees, without prejudice to the 10 per cent rate for the contribution periods in subsequent contract years.

In addition, the Consolidated Act on Apprenticeship34 was passed in October 2011, and is aimed at reforming existing regulations on the subject; the reform will be further specified through implementation decrees that are now being adopted.

In an effort to promote female employment, measures facilitating access to the labour market for women35 have been rounded out by an ‘integration contract’36 which may be used for women who have been unemployed for at least six months and who live in Regions where there is a large difference between male and female employment rates37. Job opportunities can also be expected to increase due to obligatory placement, labour mobility, and incentives available for women who want to work at home during and after pregnancy.

[28]

This crime is added to those of illegal and fraudulent supply, as governed by Article 28 and sanctioned by Article 18 of Legislative Decree no. 276/2003, as well as the administrative criminal offence of illegal termination, as governed by Article 27 of said decree.

[29]	Campania, Apulia, Calabria and Sicily.
[30]	Article 2 of Decree-Law no. 70/2011, converted into Law no. 106/2011.
[31]	Article 2 of Decree-Law no. 201/2011, converted in Law no. 214/2011.
[32]	Law no. 183/2011
[33]	As provided by Article 1, Paragraph (773) 5 of Law no. 296/2006.
[34]	Legislative Decree no. 167/2011.
[35]	Article 8, Paragraph 1 of Decree-Law no. 70/2011, converted into Law no. 106/2011.
[36]	Article 22, Paragraph 3 Law no. 183/2011.
[37]

These are the Regions in which the rate of female employment is at least 20 percentage points below the rate of male employment or in which the rate of female unemployment is 10 percentage points above that for male unemployment.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
48

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Labour contracts signed as part of active policies to support the employability of women and young people are now being monitored38. In line with European best practices, the ‘Charter for Equal Opportunity and Equality of Labour’ was issued for the benefit of companies, employer associations, union organisations, and so forth.

All regional administrations signed the planned agreements under the ‘Pact for reconciling careers with home life’, for a total commitment of approximately 38 million Euro, and payments in favour of the Regions were authorised in an amount equalling 20.9 million. In addition, in February 2012, a new pact between the Government and the Regions, the Autonomous Provinces and local autonomies was signed for the allocation of 25 million euro to be used for measures dedicated to socio-educative services for infants and integrated home-care.

With reference to the improvement in the quality of the work force - an essential element for productivity growth and for favouring mobility in the labour market - the mechanisms for running ‘Interprofessional Funds for Continuous Training’39 were perfected and ‘Training apprenticeships and non-curricular orientation’40 were defined with essential levels of protection established. The field of application41 was extended to apprentices and to short-term workers, in order to improve their professional qualifications.

With reference to the simplification of personnel management, the 2012 Stability Law42 introduced measures of administrative simplification for part-time labour contracts. Other measures have regarded the obligation of hiring disabled workers43 and early retirement for individuals performing particularly arduous work44.

With reference to the promotion of equal opportunities for immigrants and international job mobility, the Government approved specific programmes in 2011 with a spending commitment of approximately 44.5 billion euro (regional co-financing of approximately 23.0 billion Euro). Diplomatic accords with the countries of origin of immigrants were broadened to promote legal migration mechanisms and coordination offices were set up at embassies in order to support job services. Training programmes in the countries of origin of the immigrants45 were also promoted and designed to facilitate job placement in Italy; 17 projects were admitted to financing with the involvement of 1,600 participants in the training and the hiring of roughly 1,000 workers.

[38]

The monitoring is done by the National Equality Adviser of the Ministry of Labour and Social Policies (NEA), through the work of a special observatory, and regards the contracts signed as part of the implementation of the ‘Common Advice’ signed by workers’ and employers’ Associations on 8 March 2011, whose provisions include practices in terms of flexibility of the organisation of labour, use of vouchers, and so forth.

[39]	Such funds were originally provided by Article 18 of Law no. 388/2000; the revision of their use occurred with Article 10 of Decree-Law no. 138/2011, converted into Law no. 148/2011.
[40]

Article 11 of Decree-Law no. 138/2011, converted into Law no. 148 of the 14 September 2011 and the circulars of the Ministry of Labour no. 24 of 12 September 2011 and the interministerial circular of the Ministry of Labour and Social Policies and the Ministry of the Education, Universities and Scientific Research of 4 August 2011.

[41]	Art 10 of Decree-Law no. 138/2011, converted into Law no. 148/2011.
[42]	Article 22, Paragraph 4, Law no. 183/2011.
[43]	Article 9 of Decree-Law no. 138/2011, converted into Law no. 148/2011 and Circular n. 27 of 24 October 2011.
[44]	Ministerial Decree of 20 September 2011.
[45]	Article 23 of Legislative Decree no. 286/98.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
49

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

In order to make active labour policies in favour of immigrants operational, a ‘National programme for reinforcing cooperation between public intermediaries, private operators and Single Contact Points’46 was launched, with the contribution of the European Social Fund (ESF) (in the amount of 2.5 million Euro) and the Fund for Migration Policies (FMP) (in the amount of approximately 1.3 million Euro). Some 3,415 immigrants are taking part in active policy processes.

Finally, a ‘National programme for planning and managing migration policies’ was defined, and is aimed at enhancing social-integration policies for vulnerable segments of the immigrant population, and in particular, unaccompanied foreign minors.

Wages and productivity

Council recommendations: ‘Take further steps, based on the 2009 agreement reforming the collective bargaining framework and in consultation with social partners in accordance with national practices, to ensure that wage growth better reflects productivity developments as well as local and firm conditions, including clauses that could allow firm level bargaining to proceed in this direction.’

Bottleneck N. 2 – Competitiveness, wages and productivity.

The Inter-Confederation Agreement of June 2011 (signed by representatives of labour unions and business) represents progress toward the greater decentralisation of wage bargaining, paving the way for opt out clauses, namely, the possibility of opting out of national agreements through bargaining at the company level. In particular, the agreement provides that national bargaining may be supplemented or amended in specific circumstances and according to the procedures established by the national contracts themselves or by law. Bargaining at the company level has thus been vested with the responsibility of determining specific matters identified by national bargaining (in a specific category) through the national contract or the law.

For this purpose, Article 8 of Decree-Law no. 138/2011 (‘Support to proximity bargaining’) has acknowledged the increased power of corporate collective bargaining, with Italy thus shifting from national to corporate bargaining, along the lines of what has already been done in other European labour markets.

The aforementioned law has introduced the principle that collective labour contracts at a company or territorial level may include specific agreements that are effective with respect to all workers involved47, with the aim of furthering employment, the quality of labour contracts, the adoption of schemes for worker participation in the business, the detection of undeclared work, increases in competitiveness and wages, the management of corporate and employment crises, and investments and the start-up of new activity.

[46]

This programme has led, amongst other things, to the establishment of 24 labour commissions/technical tables (at the prefecture – ‘UTG’ or at the Provinces), including 19 established anew by decree of the prefect or by resolution of the provincial councils, and 13 single information points established to support the prefectures in the execution of procedures in relation to permits of stay for foreigners.

[47]	On the condition that they are signed on the basis of a majority union representation criterion.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
50

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

In addition, in specific matters, the agreements can provide for exceptions to public or contractual laws and regulations, as long as the Constitution and the limitations arising from EU regulations and from international labour conventions are respected.

Tax incentives have also been established for 2012 for bargaining at a company level; as a result of a regional decision, sums disbursed on the basis of collective corporate and territorial contracts can be deducted from the taxable base computed for the purpose of the regional tax on productive activity (IRAP).

Competition, business environment, administrative simplification

Council recommendations: Extend the process of opening up the services sector to further competition, including in the field of professional services. Adopt in 2011 the Annual Law on Competition, taking into account the recommendations presented by the Anti-trust Authority. Reduce the length of contract law enforcement procedures. Further strengthen actions to promote the access of SMEs to capital markets by removing regulatory obstacles and reducing costs.

Bottleneck N. 4 – Products market, business environment and administrative simplifications

Bottleneck N. 6 – Infrastructure development

The Council’s recommendations of June 2011 and the policy guidelines outlined in the Euro Plus Pact and within the Annual Growth Survey have emphasised the need for substantial actions in order to enhance competition in certain segments of products and services markets.

As summarised in the box and charts below, even the OECD has evidenced margins for improvement on several occasions, when analysing the product market regulation indicators.

DEREGULATION, SIMPLIFICATIONS AND PRODUCTIVITY: OECD ANALYSES

The OECD’s Department of Economic Analysis has worked with the support of Italian ministries to make a preliminary update of the Product Market Regulation Indicator (PMR)48 and an assessment of the potential productivity gains prompted by the implementation of reforms49.

In particular, the PMR indicator50 with respect to the Italian economy was initially updated by incorporating the effect of the measures implemented from the most recent available report (2008) until March 2012.

[48]

The OECD regulatory indicators Questionnaire 2007/2008, Regulatory structures and policies in OECD countries, ECO/CPE/WP1(2007)18. The indicator is calculated on the basis of a technical questionnaire that updates the OECD database on regulation in the member countries on the basis of the legislation approved at the time when the questionnaire is completed.

[4][9]

Bouis, R., R. Duval and F. Murtin (2011), ‘The Policy and Institutional Drivers of Economic Growth Across OECD and Non-OECD Economies: New Evidence from Growth Regressions’, OECD Economics Department Working Papers, No. 843, OECD Publishing. http://dx.doi.org/10.1787/5kghwnhxwkhj-en .

[50]	The indicator is constructed on a scale of 0 to 6: the 0 ranking indicates the lowest level of regulatory restriction, and the 6 ranking indicates the highest.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
51

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Overall, the indicator shows an encouraging picture of the progress made as a result of the recent reform packages. Significant improvements are evident in the areas of public utility services, professional services and retail sales contributing to a total improvement of 13 per cent in the PMR indicator. In particular, the progress in public utility services equals 17 per cent, in retail sales, 11 per cent and in professional services, 31 per cent. Instead, other sectors show a rather flat trend.

Finally, the indicator shows a significant decrease in explicit barriers to commerce and direct investment from abroad, thereby supplying an indication of Italy’s commitment to close the gap in this area with respect to other European countries51.

The updating of the estimate of total factor productivity (TFP)52 growth also incorporates all structural adjustments to the economy from 2008 to 2012. Altogether, the OECD estimates show a significant gain in the growth of TFP, at an average of 0.4 per cent per year over the 8-year time horizon; thus, the total potential increase in TFP between now and 2020 is between 2.0 and the 3.0 per cent.

[51]	The OECD updated the PMR indicator only for Italy in 2012, and thus the data for other countries are not available.
[52]

The estimates are based on the work of Bouis and Duval (2011), ‘Raising Potential Growth After the Crisis: a quantitative assessment of the potential gains from various structural reforms in the OECD area and beyond’, OECD Economics Department Working paper, No. 835, OECD Publishing.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
52

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Competition in the products and services market

During 2011, the Government started a liberalisation programme that has unfolded through three different initiatives culminating in the ‘Cresci Italia’ decree approved on 24 January 2012 (converted with Law no. 27/2012).

A first series of measures was approved with Decree-Law no. 138/201153. Such measures were further strengthened with the ‘Salva Italia’ decree which introduced regulations aimed at: ensuring the freedom of establishment and opening hours for commercial businesses; allowing the sale of certain categories of pharmaceuticals outside of pharmacies; and reducing unjustified restrictions on the exercise of business activity (such as geographic limits, imposition of minimum distances between commercial outlets, and the mandatory indication of the required legal form). Ex-ante controls were also eliminated and remain currently justified only in the case of a constitutionally significant general interest. Finally, the powers of the Antitrust Authority have been extended to include powers over administrative acts harmful to competition54. The ‘Cresci Italia’ decree introduces a wide range of provisions for increasing the degree of competition in several economic sectors.

In the case of professional services, standard pricing has been eliminated and it has become easier for young people to begin practicing. More licensed notaries will be available, and users will thus be ensured a more direct and immediate relationship with the professional.

Pharmaceutical distribution services have been enhanced through an increase in the number of pharmacies (one per 3.300 inhabitants), with the objective of opening another 5,000 and allowing the Regions to make exceptions to the number per capita and to allow

[53]	Converted in Law no. 148/2011.
[54]	More specifically, the authority is authorised to act in court against general administrative acts, regulations, and the orders of any Public Administration that violate the regulations for protecting competition and the market. As of 2013, companies with annual revenues of more than 50 million euro will be required to contribute 0.08 per mille of revenues reported in the most recently approved financial statements for the purpose of helping to support the operation of the Anti-Trust Authority.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
53

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

for openings in densely populated areas. The admittance to pharmacy ownership has been made more equitable by shortening the period in which a private pharmacy can be owned by persons not having the necessary professional requisites.

Other measures directed to boosting competition in the services sector regard energy, with an important provision aimed at launching the unbundling of the gas transmission operator (Snam Network Gas) from the gas incumbent (ENI), so as to create an effective competitive market for natural gas.

In addition, the system for determining gas prices used by the Electricity and Gas Authority has been amended thus contributing to reducing the price of gas for vulnerable clients; other measures introduced will reduce costs of securing gas supply for businesses and will liberalise fuel distribution.

New significant measures have been introduced in order to continue the process of opening up the market in the fuel distribution sector, including: the introduction of an array of possible supply contracts between petrol station owners and oil companies; the possibility for owners and/or the managers of petrol stations, either alone or through cooperative companies, to buy them back; the possibility of identifying future criteria for creating a wholesale fuel market; the optimisation of the use of the Fund for Network Rationalisation and the provision of administrative procedures that will guarantee the closure of incompatible stations, under the coordination of State, Regions and Municipalities. In addition, the managers of petrol stations may freely source their supply from any producer or reseller, for quantities exceeding the 50 per cent part of their supply requirements (or of the amount sold by the individual petrol station in the previous year). In such cases, the renegotiation of both the economic conditions and the use of the brand will be possible. Some of the limitations on selling other types of merchandise at petrol stations have also been lifted, and therefore, the stations may now freely supply food and beverage services and be engaged in the non-exclusive sale of newspapers and periodicals, without any limits on the size of the station. Petrol stations with a minimum floor space of 500 square metres may also sell retail tobacco products and other goods and services according to applicable legislation. Unjustified limitations on the opening of petrol stations near shopping centres have been removed. Greater transparency regarding the actual price of fuels has been introduced to the advantage of consumers. Finally, limitations have been eliminated with respect to both the 24-hour use of self-service equipment and petrol stations’ supply of natural gas for road vehicles.

The decree then addresses the issue of local public services, providing for: the rationalisation of territorial areas of reference for organising services, so as to achieve economies of scale and scope, including through the introduction of incentives for the aggregation and growth in size of the managing entities; the introduction of incentives for Local Entities who award services through public tenders and apply stricter limitations for in-house55 management.

[55]

The provisions regarding the Anti-Trust Authority’s activity include Article 4, Paragraph 3 of Decree-Law no. 138/2011, converted into Law no. 148/2011 and subsequently amended by Decree-Law no. 1/2012, converted into Law no. 27/2012. The latter legislation, which refers to local public services, has provided that the identification of local public services of economic relevance subject to exclusives, in the case of municipalities with more than 10,000 inhabitants, is subject to a mandatory opinion of the Anti-Trust Authority regarding ‘the existence of suitable and sufficient reasons for assigning exclusive rights and the propriety of a possible decision to proceed with the simultaneous award of services by tender for an array of local public services.’

MINISTERO DELL’ECONOMIA E DELLE FINANZE
54

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The law also requires that bureaucratic limitations(nulla osta, authorisations, and licences), hindering the start-up of entrepreneurial activities, be eliminated , thereby strengthening support to the business environment.

The Transport Authority56 has been established in order (i) to overcome difficulties in the deregulation of the rail, air and maritime transportation sectors, and (ii) to improve supply conditions and service quality. With particular reference to taxi service, the authority will monitor and check the extent to which the supply, rates and service quality respond to the needs of the different urban settings, using criteria of reasonableness and proportionality, with the aim of guaranteeing users the right of movement. Municipalities and Regions may adjust taxi services, subject to a pre-emptive opinion from the authority. The authority will also be responsible for regulating highway tariffs. Finally, it will be empowered to grant and oversee highway concessions, and to select concessionaires through tenders.

This change follows the reform of the highway sector that began in July 201157, with the reorganisation of the Italian road concessionaire, ANAS, so as to annul the situation in which ANAS (a company wholly owned by the Ministry of Economy and Finance) was simultaneously concessionaire, conceding party and watch guard overseeing highway concessions. In the case of new concessions, the toll system will be determined according to the price-cap method (the practice already widely used in Italy), with regulatory revisions every five years.

With reference to local public transport, the ‘Semplifica Italia’ decree rounds out the deregulation started with Decree-Law no. 138 of 13 August 201158. More specifically, the decree provides that concessions not backed by a tender will cease, without any exceptions, in 2012. Should any Local Entities not comply, the Government will exercise substitutive powers. Finally, sharp limitations will be imposed with respect to internally managed services (in-house) , and the obligation to tender is foreseen for regional rail services, as well.

Access to credit

A second critical issue identified by the Council’s recommendation and also emphasised in the Annual Growth Survey for 2012 is access to credit on the part of businesses.

In order to counter the drop in levels of credit granted to SMEs, the Government has introduced a public guarantee of bank liabilities59, and specifically, the granting of a state guarantee on debt instruments issued by banks with a term of at least three months and no more than 5 or 7 years (starting from January 2012 for the guaranteed bank bonds). The regulatory provision that makes it possible to guarantee the certainty of

[56]	Article 36 of Decree-Law no. 2/2012, converted into Law no. 27/2012.
[57]	Through Decree-Law no. 98/2011, converted into Law no. 111/2012.
[58]	Converted in Law no. 148/2011.
[59]	Article 8 of Decree-Law no. 201/2011, converted into Law no. 214/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
55

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

recovery of deferred tax assets (DTA) on credit losses60 has also been made more effective. The refinancing of the Central Guarantee Fund for 400 million euro over a three-year period has been ensured with a view toward facilitating credit access for micro, small and medium-sized enterprises; the fund’s activity has been extended to small- and medium-sized enterprises (SMEs), with guarantees available for up to 80 per cent of the amount of financing, lifting the calculation base to 2.5 million euro for each business. Finally, fiscal incentives have been provided for parties investing in ‘Venture Capital Funds’, which are European harmonised common investment funds that invest at least 75 per cent of the capital raised in unlisted companies, in the phases of experimentation, creation and start-up of activity or product development 61.

The ‘Salva Italia’ decree has also introduced the Economic Growth Aid (ACE) that provides for a reduction of income taxes commensurate with a notional yield on new capital invested in the business, so as to supply aid to growth which is aimed at rebalancing taxation between businesses that finance themselves with debt and businesses that finance themselves with equity capital.

An environment favourable to business

With the ‘Salva Italia’ decree, a Firms Court was instituted with the purpose of resolving the problem of excessively long periods of time needed for settling disputes in which one of the parties is a large- or medium-sized company, thus contributing to the competitiveness of businesses by lowering the costs of case proceedings. The Firms Courts will be the appropriate venues for technical disputes, such as those regarding company relationships, contracted work for public works and services with EU significance (so-called above-threshold contracts) and disputes regarding industrial and intellectual property. They will also be used for resolving national and EU anti-trust questions, thus eliminating illogical allocations of responsibility between appeal and lower court judges62.

The Italian Government has intervened to begin solving the problem of late payments in commercial transactions between businesses and the Public Administration, and to reduce the debt stock through the inclusion of a special provision (Article 35) in the ‘Cresci Italia’63 decree. Such article sets aside a total of 5.7 billion euro for the payment to the State’s commercial creditors. In any event, the provision excludes the settlement of any debt whose payment would have a negative impact on the country’s net borrowing. A due diligence procedure has also been initiated for the purpose of reviewing the stock of the State’s currently past-due debts, identifying those that are actually supported by a continuing legal liability. A similar audit has been initiated with reference to preceding past debts.

With reference to the trade payables of local, provincial and regional governments, various ministries are preparing decrees to implement regulations that require those

[60]	Article 9 of Decree-Law no. 201/2011, converted into Law no. 214/2011.
[61]	Article 31 of Decree-Law no. 98/2011, converted into Law no. 111/2011.
[62]	Article 2 of Decree-Law no. 1/2012, converted into Law no. 27/2012.
[63]	Converted with amendments into Law no. 27 of 24 March 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
56

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

governments to release certifications of the receivables claimed by the suppliers, including for the purpose of the transfer of the receivables, and/or of offsetting the sums claimed with those due by suppliers who have received tax bills.

A more modern and efficient infrastructure network

With a view toward closing Italy’s infrastructure gap64, a mandate has been given for accelerating the design and construction of the transport networks co-financed by the European Union with funds from the Trans-European Transport Network (TEN-T) programme.

In addition, the implementation of the programmes co-financed by Structural Funds (the National Operating Programme - Networks and Mobility, and the Regional Operating Programme) has been stepped up with the aim of designing and building an efficient, integrated, flexible, secure and sustainable transport system based on a real ‘network’ vision. The resources planned for these programmes amount to approximately 7.4 billion euro, with 19.3 per cent of the amount having been spent as of 31 December 201165.

Decree-Law no. 98 of 2011 provided for the institution of the Fund for Railway and Road Infrastructures and Related Works of Strategic Interest with an appropriation of 930 million euro for 2012 and 1 billion euro for each year from 2013 to 201666.

In January 2012, the Inter-ministerial Committee for Economic Planning (CIPE) expressed a positive opinion on the updated scheme of the 2010-2011 Italian Railway Network Programme Agreement which incorporates the measures included in the Cohesion Action Plan, allocating the existing and additional funds for a total of 5.5 billion euro.

The total resources freed-up by CIPE in December 2011 amount to approximately 12.5 billion euro (including 2.2 billion euro of private funds) and will allow for keeping 130 work sites operational and for executing around 100 medium-size projects in southern Italy. Thanks to these investments, approximately 170,000 jobs will be confirmed and another 80,000 will be created. In addition to the aforementioned projects, the resources will go into the design, construction and completion of underground rail systems, rail and water distribution networks, road networks and port works.

This intense programme is rounded out by measures for regulatory simplification and improvement in order to reinforce the framework within which infrastructures are developed. In particular, additional amendments to the Public Contracting Code67 have

[64]	For more details, see also the Annex on ‘Guidelines for Infrastructures 2013-2015.
[65]	In August 2011, a preliminary project for the new international Turin-Lyon (PP6) rail link was approved with respect to the remaining part in Italian territory. On 20 December 2011, Italy and France signed the agreement that defines the conditions for designing, building and operating the international tract whose value is equal to 8.2 billion euro. The main works on the tunnel will get under way between late 2014 and early 2015, and will take approximately 10 years. Significant progress has also regarded: the Milan-Genoa link (PP24 - the total residual cost of the project is estimated at 4.24 billion euro), the Treviglio-Brescia functional tract (PP6), that will allow for a sort of underground railroad between Milan and Brescia and will significantly reduce the time for travelling between Milano and Venice, the Salerno-Reggio Calabria toll highway, the completion of the Mo.S.E. works for safeguarding the 66 Venetian Lagoon and the City of Venice (for a total cost of 5.496 billion euro).
[66]	See measure No. 75 of the grid.
[67]	With Decree-Law No. 70/2011, converted into Law No. 106/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
57

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

regarded: requisites for participation in tenders; the creation of a national public contract databank; project financing; variances, reserves and compensatory works; friendly settlements; and strategic infrastructures. The decree also provides for the posting at prefectures of lists of suppliers and service providers not subject to the risk of mafia infiltration as well as the definition of types of exclusion from tenders.

Finally, the measures adopted by the Government in December 2011 and January 201268 are aimed at :

–	reviewing the overall planning of infrastructural works, giving the priority to projects considered strategic on the basis of: the extent to which they are consistent with integration within European and national networks; the completion of procedural formalities; and the possibility of securing private capital for the bulk of the financing.

–	initiating regulatory simplification, reducing the time needed for CIPE’s approval of projects. The time required for decision making has been reduced by six months/one year, in order to accelerate the execution phase, and added or ancillary highway work (e.g. third lanes and so forth) will be approved through a simplified updating of conventions.

–	attracting private capital and mobilising public capital, by moving forward decisions about the management of the works to be completed to the moment of the contract award, and by foreseeing transfers of real estate property as part of the price due by the contracting administration in public works concessions. The term of the concessions for the design and execution of large works has been extended in order to ensure payback of private investments.

The deregulation measures and private-capital incentives introduced with the ‘Cresci Italia’ decree regard:

–	the possibility for project companies to issue project bonds, especially during the start-up phase of the work. The bonds may be guaranteed by the financial system, foundations or private funds until the start-up of the concessionaire’s operation of the infrastructure. The local entities may issue purpose bonds guaranteed by dedicated collateral.

–	the easing and integration of the rules for private promoters, who have a pre-emptive right when participating in tenders.

–	the definition of contract format and the financial-economic plan for concessions in the cases of both construction and management of public works, so as to ensure adequate levels of bankability of the works.

–	the introduction of the ‘Availability Contract’, through which a private party, chosen through a tender conducted by the public administration, constructs and manages a work (which remains private property) for the purpose of earmarking it for the exercise of a public service.

[68]	Respectively, the ‘Salva Italia’ and the ‘Cresci Italia’ decrees.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
58

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	new high-speed rail routes, that could be made suitable for large cargo transport as well but only if deemed necessary on the basis of demand estimates.

–	the financing of large port infrastructures through project financing, with the possibility for project companies to secure up to 25 per cent of the incremental VAT revenue generated by the work realised (for a maximum of 15 years) as part of the coverage of the private investment.

–	the design and construction of new prisons.

–	contracting stations for all public works that will have the option of unifying one or more project phases.

–	the tendering of concessions for large works (Objective Law No. 443/2001), that may also be on the basis of either a definitive or a non-preliminary project.

THE NEW STRATEGY FOR TOURISM

The size of the global market for tourism has almost doubled in the past 10 years and, according to the World Tourism Organisation, the sector’s revenues should go from 800 billion dollar to 1.4 trillion dollar during the next decade. Italy is the world’s fifth largest market in terms of the presence of foreign tourists, with 160 million overnight stays per year. However, if it is true that the sector continues to grow, it is also true that Italy’s market share has shown a decreasing trend: indeed, in 10 years, it declined from 6.1 per cent to 4.5 per cent.

Considering this situation, tourism can be one of the key sectors driving the nation’s economic recovery, and as such, the Government is working on a national strategy that will define which actions are to be undertaken in order for Italy to recover its competitiveness. The strategy will address the serious problems weighing on the sector: the huge infrastructure deficit; the small size of tourism businesses; workers’ inadequate training; strong seasonality; the absence of Italian players at an international level; the excessive fragmentation of policies to promote the ‘Italy brand’ around the world; the varying standards for defining supply; the limited use of modern technologies; inadequate development of the tourism market in southern Italy, which even today fails to capture international demand in proportion to its potential.

In order to allow the sector to regain market share, the new national strategy will need to be supported by strong cooperation between the Government, the Regions and all institutions involved, and it will be based on strong reforms and adequate investment, thereby guaranteeing a significant increase of employment and a stronger contribution to growth.

The Government is also committed to implementing the new EU strategy in favour of tourism (outlined in the Communication of 30 June 2010 ‘Europe, the world’s No. 1 tourist destination – a new political framework for tourism in Europe’), for which specific actions are under way, including: the implementation of Europe’s new political framework for tourism; the promotion of sustainable, responsible and high-quality tourism; the spread of knowledge and innovation in tourism; the support to initiatives designed to favour the expansion of the tourist season and the decongestion of mass tourist destinations; the promotion of actions aimed at improving the quality of tourism.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
59

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Administrative simplifications for businesses and citizens

Although administrative burden was not the subject of any specific recommendation in 2011 it represents a bottleneck for Italy, thus the Government has reinforced the actions directed at reducing it and increasing the efficiency of public administration with respect to both businesses and the public at large.

To improve the business environment, rules have been adopted in order to simplify SME compliance with environmental and fire-prevention regulations. In addition, the ‘Semplifica Italia’ decree has rounded out the measures for simplification of regulations regarding privacy and tenders. Once fully on stream, the measures introduced are expected to yield savings of more than 8.1 billion euro per year for SMEs.

TABLE III.1. COST OF SME ADMINISTRATIVE COMPLIANCE BY AREA OF REGULATION AND ESTIMATED COST REDUCTION (IN BN EURO)

Area	Annual Administrative Costs (in bn euro)	Cost-Containment Measures Adopted	Cost Reduction (in bn euro)
Labour and pensions	9.94	Reduction plan Law No.133/2008	4.78
Environment (two surveys)	3.41	Simplification of environmental regulation	0.86

		‘Semplifica Italia’ decree
Taxation	2.76	Tax authority’s rules	0.46
Tenders	1.21	Development decree	0.30

		‘Semplifica Italia’ decree
Fire prevention	1.41	Reduction plan and rules to simplify fire prevention compliance	0.65
Privacy (a)	2.19	‘Sviluppo’ decree	0.92

		‘Semplifica Italia’ decree
Landscape and cultural heritage	0.62	Reduction plan and rules for small- scale works	0.17
Security in the workplace	1.54	-	—

Total	23.08		8.14
			(35.3% of the costs	)

Source: Public Function Department (a). The survey was independently carried out by the Public Function Department with the technical assistance of ISTAT for the survey activity.

The measurement and reduction of the administrative burden for citizens have been extended to the regions and independent authorities.

The new regulations for the Single Contact Point for Productive Activity (SUAP) went into effect in October 2011, and the data concerning implementation (updated to January 2012) show a level of national coverage of 85 per cent, with several regions excelling to reach 100 percent69.

The simplification initiatives in favour of businesses are rounded out by the July 2011 inauguration of the Single Contact Point for Customs Services, a project to be completed by July 2014. Using this service, administrations involved in customs clearance will be able to dialogue electronically in order to offer a single interface to businesses for management of documents supporting customs declarations and for unification of controls exercised by the different customs entities.

As regards building activity, silent consent has been introduced for the release of building permits, and the Certified Reporting of Activity Start-Up (SCIA) has been extended to the construction sector, thereby reducing the time needed for implementation of the ex-post administrative controls (from 60 to 30 days).

[69]	Source: www.impresainungiorno.gov.it

MINISTERO DELL’ECONOMIA E DELLE FINANZE
60

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

With the ‘Semplifica Italia’ decree, a detailed package of measures has also been introduced in order to reduce the administrative burden on citizens and businesses, and to stimulate development of several strategic sectors. This package includes not only general and systematic measures, but also numerous immediately operative and specific measures that should yield results straight away. The new discipline of the ‘Semplifica Italia’ decree provides for the general introduction of substitutive powers that can be easily put into effect upon the request of citizens and businesses if the competent administration does not adopt an act. This allows, amongst other things, for overcoming critical issues encountered by the ‘zero-bureaucracy areas’ following the sentence of the Constitutional Court on the subject.

THE ‘SEMPLIFICA ITALIA’ (DECREE-LAW N. 5/2012) CONVERTED INTO LAW NO. 35/2012

The decree-law is made up of two sections, which respectively contain simplification measures and development measures. The principal simplification measures are:

–	general provision for substitutive powers than can easily be put into effect in the event of non-action by an administration;

–	introduction of the regulatory budget, extension of cost reductions to the various Administrations and adoption of the 2012-2015 programme for reducing the administrative burden;

–	elimination of duplications in favour of the disabled;

–	real-time change of residence;

–	more rapid general records and marital status procedures;

–	provision whereby the public administration, and not citizens, must procure any anti-Mafia documentation and the DURC in building works;

–	unification of the dates of expiration of ID documents as of day and month of birth of the holder;

–	shorter terms for renewing driving licences for individuals over the age of 80, and simplifications for certification of auto vehicle exhaust systems;

–	simplification for pregnant working women;

–	activation of experimentation of administrative simplification for businesses; simplification procedures for business activity through the predisposition of compelling regulations that identify the authorisations to be maintained, the activities subject to the ‘Certified Reporting of the StartUp of Activity’ (SCIA) or to simple communication, and completely free activities;

–	amendments to the consolidated act for public security in order to eliminate obsolete authorisations;

–	coordination and streamlining of the system of controls over businesses so as to guarantee they are straightforward and in proportion to risk;

–	reduction of information burden for participation in tenders and plan for a databank from which public administration may procure required documentation;

–	elimination of the obligation of preparing and updating the security planning document for privacy;

–	single environmental authorisation for SMEs through the preparation of special simplification regulations;

MINISTERO DELL’ECONOMIA E DELLE FINANZE
61

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	elimination of duplications in the certification of conformity for thermal plants;

–	simplification in the process of verifying cultural interest as part of the procedures for selling off real estate property owned by the State;

–	streamlining of disbursement of state subsidies to private owners of properties under restriction for conservation and restoration work;

–	simplification provisions for farming and fishing;

–	provisions to favour economic growth with respect to the digital agenda, technological innovation, public education and universities.

The effort toward achieving greater administrative efficiency has also involved the arts and cultural heritage, a critical sector for Italy, where the plan for reducing the administrative burden on businesses and citizens has ensured: the simplification of landscaping authorisation for small-scale projects; the standardisation of forms and electronic filing; and the design and construction of tools for the standardisation and the automation of procedures for the declaration of cultural interest. In addition, the reduction of administrative formalities with reference to tax breaks for private investments in cultural heritage goes into effect in 2012, through the introduction of a special declaration substituting the affidavit (L. 214/2011 Article 40, Paragraph 9) for businesses and citizens that intend to make donations in favour of cultural activities and institutions.

Tax credit and tax shelter measures (corporate income tax breaks providing for the possibility of benefiting from a tax shield for the portion of invested profits in film production and distribution) have been extended to 2013.

Finally, as part of the ‘Semplifica Italia’ decree, clear and explicit procedures have been defined to guide collaboration between the Administration and private sponsors that intend to contribute to the restoration of a heritage property.

Research, development, innovation

Council recommendation: ‘Improve the framework for private sector investment in research and innovation by extending current fiscal incentives, improving conditions for venture capital and supporting innovative procurement schemes.’

Bottleneck n. 5 – Innovation and research

In June 2011, the European Union made a specific recommendation to Italy to increase the propensity to invest in innovation and research by Italian businesses. Such recommendation was in line with the Broad Economic Policy Guidelines (BEPGs), which urge all Member States to maximise support to R&D and innovation and to strengthen the knowledge triangle consistently with the commitments provided by the Euro Plus Pact framework.

Italy has implemented an array of measures in order to respond to this recommendation. A first initiative regarded measures for increasing the effectiveness of public financing of research within the strategic guidelines outlined in the ‘2011-2013 National Research Programme’. More specifically, the activity of young researchers,

MINISTERO DELL’ECONOMIA E DELLE FINANZE
62

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

including those returning from abroad, has been streamlined, and collaboration promoted between universities and businesses within the ambit of a limited and significant number of strategic projects.

The overall financing system has been reformed in this regard, by introducing a reserve share for the best projects.

The financing procedure for university research (Research Projects of National Interest - PRIN) and for new researchers (Fund for Basic Research Investments - FIRB for young people) has been streamlined: researchers will now be evaluated by a commission whose members cannot participate in the financing programme or assess projects involving their own institutions. In addition, the projects eligible for financing must have EU objectives as a reference and must be of a certain importance. The universities sponsoring the research have also been made accountable for the quality of the research carried out. The resources provided by the decree are concentrated among large universities, since the number of eligible projects is proportional to the size of the teaching staff. Researchers may not present projects without prior selection by their university.

The ‘Semplifica Italia’ decree has eliminated prior assessments of technical-scientific aspects and the opinion on projects already selected within the framework of European Union programmes or international agreements resulting from international research tenders. In addition, some 10 per cent of the Fund for Investments in Scientific and Technological Research (FIRST) has been earmarked for researchers under the age of 40.

Finally, more than 1.6 billion euro has been appropriated by the Ministry of Education, University and Research for research entities and institutes.

A second initiative regarded private expenditure for research with supply- and demand-side measures. The fundamental objective is to encourage a structural change within Italian industry in terms of increasing the size and changing the configuration of the portfolio of specialisation to put a greater emphasis on research and innovation-intensive sectors. With reference to the supply side of research, the actions taken in the implementation process in 2012 include:

–	clustering policies that improve the business environment, encourage the creation of innovative production-distribution chains and accompany industrial systems in the shift toward research-intensive and knowledge-based sectors;

–	policies to support growth in the average business size (business networks and venture capital);

–	demand policies, with particular reference to pre-commercial public procurement;

–	capacity building policies for human resources in order to equip SMEs with internal skills needed for participating in European tenders.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
63

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

On the basis of these policies, there are many implementation measures, including in particular: the Aid to Economic Growth (ACE) tax scheme; the national ‘Smart Communities’ project; the programme for enhancing technological districts and the creation of new districts in the Convergence Objective Regions and in the regions of central and northern Italy; the tender for industrial research in the central and northern regions; the national pre-commercial procurement programme aimed at stimulating innovation on the demand side.

Innovative SMEs patenting their products will have easier access to bank financing and equity capital by providing fewer guarantees; specific programmes are focused on strategic sectors for Italian competitiveness, also by promoting cooperation in relationships between businesses.

A significant contribution to the policies for research and innovation will come from the operative programmes co-financed by Structural Funds in the amount of 20.8 billion euro, including 14.2 billion appropriated to the Convergence Objective Regions. Most of the funds (12.8 billion euro) are assigned to: research system enhancement; technological transfer and industrial research in the agro-food, environment, aerospace, bio-technology, energy, ICT, new materials and human health sectors, including through the promotion of projects jointly carried out by businesses, universities and research centres. Specific measures to support innovative businesses and the improvement of human capital complete the picture.

Finally, the Digital Agenda is a particularly important project. For its implementation, planned and on-going initiatives are designed to eliminate the first-level digital divide (National Broadband Plan) and to complete the new generation networks (Ultra Broadband Network Strategic Plan). As of 31 December 2011, relative expenditures amounted to 23 per cent of appropriated resources, with a significant territorial differentiation: 36 per cent in the central and northern Regions and 18 per cent in the Convergence Objective Regions, where approximately two-thirds of the total expenditure is linked to the ‘Research and Competitiveness’ National Operative Programme.

Better and more rapid use of EU Structural Funds

Council recommendation: ‘Take steps to accelerate in a cost-effective way growth-enhancing expenditure co-financed by cohesion policy funds in order to reduce the persistent disparities between regions, by improving administrative capacity and political governance. Respect the commitments made in the national Strategic Reference Framework in terms of the amount of resources and quality of expenditure.’

Bottleneck n. 7 – Reducing regional disparities

In the 2011 NRP the Government committed to improving the use of Structural Funds. This action was pursued with the adoption of acceleration measures in early 2011 by setting advance objectives for the earmarking and the expenditure of the funds for all programmes (with the reprogramming of resources in favour of top-performing programmes should certain objectives not be reached) and the use of financial and procedural solutions. As a result of these initiatives, Italy avoided losing EU resources again in 2011 (losses have been limited to 1.97 million euro concerning the ‘Attractors’

MINISTERO DELL’ECONOMIA E DELLE FINANZE
64

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Inter-Regional Operative Programme), though without structurally solving the critical issues of current planning and without recovering the serious delay built up in terms of implementation.

Therefore, in the second half of the year, it was necessary to reverse the rather modest results obtained by the southern Regions in spending the Structural Funds through the reprogramming of the funds and the re-launch of the Development Plan for southern Italy, known as the Cohesion Action Plan. The plan formally acknowledges the commitments undertaken by Italy at the Area meeting of 26 October 2011, and it has been developed and implemented in close collaboration with the European Commission; the EC is one of the members and the active parts of the Action Group overseeing the preparation and implementation of the plan’s measures.

Programming and implementation modalities defined in the Plan are forerunners of some of the key principals underlining the reform of cohesion policy, now currently underway at a European level:

–	concentration of investments;

–	stronger national governance in order to carry out steering and partnership actions and to monitor expenditure quality;

–	greater orientation toward results, by identifying measurable objectives for improving fundamental services, thus making the relationship between the results pursued and the actions necessary to achieve them both explicit and direct .

Such principles will serve as a model to outline the planning process for the forthcoming 2014-2020 cycle.

On these premises, some 3.7 billion euro of Structural Funds were redirected toward four priorities: education (and training); the digital agenda; employment; and railways. One-half of this amount is earmarked for financing initiatives in favour of young people. All of the Convergence Objective Regions and some other regions of southern Italy (Sardinia, Molise, and Abruzzi) - with regard to specific initiatives - have signed up to the Cohesion Action Plan.

The actions for each priority (to which the expected results are expressly linked) are set out below:

i) Education: A total of 974.3 million euro has been allocated to: the consolidation and raising of students’ basic skills and levels of knowledge, with a particular focus on schools with very low results in national and international rankings, including through the professional growth and enhancement of teaching staff; the effort to reduce the number of drop-outs in areas with significant social and cultural exclusion; the design and implementation of school-to-work programmes; the improvement of foreign-language skills through study abroad; orientation initiatives to promote informed choices of study programmes and job preferences by students; the improvement in quality of school facilities, including through enhancements to scientific and technological resources. In this regard, the Cohesion Action Plan aims to address a factor of structural weakness in

MINISTERO DELL’ECONOMIA E DELLE FINANZE
65

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

southern Italy, anticipating at the same time measures considered to be a priority for the whole country. Such initiatives will be supported by a broad-based assessment process that will play a key role in implementing programmes and verifying their results. For this purpose, task forces consisting of teachers and education experts will be instituted to provide advice on organisational, teaching and reporting improvements.

ii) Employment: A total of 142 million euro has been committed through the employment tax credit70 for supporting the employment of disadvantaged workers (unemployed for at least 12 months, women residents in areas with low female employment rates, individuals with a low level of education, or individuals over 50 years old) and very disadvantaged (long-term unemployed). Around 8,000 disadvantaged workers and 3,000 very disadvantaged workers can be hired with these resources.

iii) Railway mobility. A total of 1.62 billion euro coming from the reduction of national co-financing will be used for improvements of service quality - today marked by malfunctions and delays - also by enhancing high-speed and high-capacity railway service along some priority routes considered strategic for the development of southern Italy71. In this latter regard, the Cohesion Action Plan has permitted reinstating a single planning process; this plan has identified interventions that complete, in whole or in part, financing already available through the Fund for Development and Cohesion (FDC)72 and other ordinary sources of financing, activating interventions for a total amount of 6.5 billion euro. In this case, too, the timetable for implementation and the expected results have been set out in a development contract between the parties.

iv) Development of the digital agenda: The programme is in line with European indications, with financing of 321.27 million euro aimed at: closing the first-level digital divide; developing ultra broadband service; and building data centres to be used for creating a cloud computing system, mainly reserved for services to schools (i.e. digital libraries, educational television (E-TV), portable virtual desks, hosting for schools and guides to the use of the main HW/SW tools).

v) Professional training system: As part of the Cohesion Action Plan, Sicily has further reduced national co-financing in the amount of 595.5 million euro in order to implement an extraordinary programme for modernising the professional training system, part of which consists in a special plan for young people’s employability.

Within the overall strategy, a specific focus will go to the role of cities.

The Cohesion Action Plan criteria and methods will also be applied73 to the strategic project ‘Grande Progetto Pompei’ that has already been initiated and which will serve as a prototype for intervention aimed at determining territorial development conditions within a complex area, through the safeguarding and value enhancement of a world renowned heritage site.

[70]	Article 2 of Decree-Law no. 70/2011, converted into Law no. 106/2011.
[71]	For the Region of Sardinia, the resources coming from the reduction in national co-financing were also earmarked for road projects.
[72]	CIPE Resolution 62/2011.
[73]	More specifically, as an example of implementation of acceleration targets and the greater orientation of cohesion policy toward results.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
66

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

With the ‘Salva Italia’ decree, an exception was introduced into the Internal Stability Pact regarding national co-financing resources related to structural funds, for up to 1.0 billion euro for each of the years of 2012, 2013 and 2014.

With regard to the national component of the Territorial Cohesion Policy, the action of re-launching southern Italy is based on the reinstatement of a single planning logic, thanks to the freeing-up of the Fund for Development and Cohesion (previously, Fund for Underutilised Areas). This initiative covers the financing of strategic infrastructure works of national, interregional and regional interest, both in railway projects and in road, water and broadband works, for a total of approximately 7.5 billion euro74. In addition, financing will be available for the university system in southern Italy for a total of approximately 1.2 billion euro75. These provisions are rounded out by other, more recent provisions regarding the financing of 518 projects to be implemented for reducing hydro-geological risk, for a total of 679.7 million euro, identified in 2010 and 2011 thanks to the cooperation between the southern Regions, the Ministry for the Environment and the Minister for Territorial Cohesion. Another 456 million of financing will go to securing school buildings, while 100 million euro will be used for the construction of new school facilities incorporating the most avant-garde technologies with respect to energy consumption and efficiency76.

In March 2012, CIPE assigned 76 million euro of the Fund for Development and Cohesion (FDC) to the Ministry of National Heritage and Culture for the financing of 10 projects entailing the recovery, restoration and value enhancement of prominent national museums. At the same time, the planning of the FDC continues through the implementation of regional programmes for the central/northern areas and for southern Italy, for which CIPE has already given formal acknowledgement.

In order to ensure rapid implementation of these decisions, efforts are already in process to streamline administrative and procedural actions in line with the simplification measures already described.

[74]	CIPE Resolution no. 62/2011.
[75]	CIPE Resolution of 30 September 2011.
[76]	CIPE Resolution of 20 January 2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
67

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

REPORT ON TERRITORIAL COHESION INITIATIVES FOR 2011

The report77 outlines the measures and decisions taken regarding territorial cohesion policies78 in 2011 given the evolving situation regarding the economy, conditions of services and infrastructures in the country and policy interventions through capital expenditure. There are many implemented measures related to the territorial cohesion policy covering the entire national territory, with a greater concentration in the regions of southern Italy and, in particular, in the Convergence Objective Regions in accord with EU planning.

The year of 2011 marked the fifth year of the EU 2007-2013 planning cycle, the period of reference for the Fund for Development and Cohesion (FDC). Actions within this cycle have experienced slowdowns and overall delays, particularly with regard to the FDC, which has been affected in recent years by sharp reductions in resources and frequent changes in the main rules. In addition to providing the framework for the use of Structural Funds in 2007-2013, broken down by project and geographic area, the report outlines the initiatives to accelerate, restructure and re-qualify the planning of both the Structural Funds and the FDC.

As regards the planning of the Structural Funds, in 2011 measures were first adopted for programme acceleration, establishing mandatory commitment and expenditure paths, in agreement with the European Commission. Therefore, following the summer, a broad-based acceleration and restructuring process was undertaken with the definition and approval of the Cohesion Action Plan, which also redeploys and concentrates some resources in important projects with respect to the objectives of the Europe 2020 Strategy, with the aim of achieving concrete results for the end of the planning period and plotting in advance the methods and strategies for the future 2014-2020 planning cycle.

With reference to the planning of the FDC, the report summarises the state of completion of the projects funded before the 2007-2013 cycle. During the second half of 2011, work was begun on reorganising a standard framework of availability aiming at ensuring the certainty of implementation responsibility and the freeing-up of funds. In southern Italy, the 2007-2013 regional resources were channelled (with the agreement of regional governments) into projects in infrastructures, research and environmental protection and clean-up, which have already been approved by CIPE and will be concretely implemented starting in mid-2012. With reference to the FDC resources managed at a national level, the appropriations made (largely related to infrastructure investment) were re-affirmed for those projects already formally initiated and for non-deferrable projects.

[77]	Report to the Budget Commissions of Chamber of Deputies and Senate of the Republic by the Minister for Territorial Cohesion presented on 6 December 2011.

http://www.dps.tesoro.it/documentazione/comunicati/2011/UNICO_07_12_2011_DEF.pdf

[78]

The territorial cohesion policy is financed on the basis of Article 119, Paragraph 5 of the Constitution with national resources from the Fund for Development and Cohesion (FDC) (previously, the Fund for Underutilised Areas, renamed by Legislative Decree no. 88 of 2011 concerning additional resources and special measures) and resources from EU Structural Funds (ERDF and ESF) assigned to Italy for each planning cycle.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
68

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

III.2	ACTIONS FOR THE ACHIEVEMENT OF THE NATIONAL TARGETS PROVIDED BY THE EUROPE 2020 STRATEGY

Target no. 1 – Employment rate

Europe 2020 Strategy target: 75 per cent employment rate for 20-64 year-olds

TABLE III.2. EMPLOYMENT RATE TARGET

Indicator	Current Level	2020 Objective	Medium Term
61.1 per cent (2010)

Total employment rate	61.2 per cent (January-	67-69 percent	n.a.
September 2011)

Compared with the European target, Italy proposes to reach an employment rate of between 67.0 and 69.0 percentage points for the 20-/64-year age bracket, compared with a level of 61.1 per cent in 2010 (61.2 per cent in the January-September 2011 period). In consideration of the continuing economic crisis’ effect on employment and the labour-market and pension-system reforms just approved, a medium-term objective has not been outlined at present.

During the first nine months of 2011, the employment rate was 61.2 per cent: approximately 7 percentage points below the national target and a good 14 points below the European one. The national figure incorporates important differences based on region, gender and age. The male employment rate stands at 72.6 per cent and is not far from the threshold set for 2020, whereas the female employment rate is 49.9 per cent. In the northern and central regions of the country, the male employment rate with respect to the 20-/64-year age bracket exceeds 75 per cent. In southern Italy, instead, the employment rate for the 20-/64-year age bracket is 47.8 per cent, approximately 22 percentage points below that for the northern regions. The situation for female employment is particularly critical in the south, where the respective employment rate is 33.4 per cent.

The weight of illegal and undeclared work seems to have increased in the past two years as a result of the crisis. Geographic location and economic sector have a significant influence on the rates of illegal and undeclared work. For 2010, it is estimated that 24.9 per cent of farm workers were not employed in accordance with labour laws and regulations, given the farm sector’s high degree of seasonality and the use of labour on a daily basis. At the other end of the spectrum, an estimated 6.6 per cent of workers in industry were not working legally, with the figures ranging from 4.6 per cent for industry (excluding construction) to 11.3 per cent for the construction sector. Services are in the middle, with an estimated 13.5 per cent of the workers not employed legally, though this figure rises to 18.7 per cent in the aggregate including retail, repairs, hotels, restaurants, transportation and communications.

From a geographical perspective, the rate of illegal and undeclared work in southern Italy in 2009 was almost double that for the central and northern regions overall, even though the rate in southern Italy decreased more rapidly than elsewhere in the country in the years prior to the economic crisis, going from 21.1 per cent in 2000 to 18.3 per cent in 2008.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
69

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE III.3: EMPLOYMENT RATE OF THE POPULATION AGED 20-64 BY GENDER AND

GEOGRAPHIC LOCATION – YEARS 2009-2011 (a) (in % and p.p.)

GEOGRAPHIC LOCATION	2009	2010	2011	% Difference 2010-2011
		MALE
North	79.3	78.6	78.6	0.0
Northwest	78.8	77.9	77.9	0.0
Northeast	79.9	79.7	79.7	0.0
Central	77.3	76.5	75.8	-0.7
Southern Italy	64.5	62.9	62.7	-0.2
Italy	73.8	72.8	72.6	-0.2
		FEMALE
North	60.0	59.7	60.3	0.5
Northwest	59.4	59.3	59.4	0.1
Northeast	60.9	60.3	61.5	1.1
Central	55.5	55.2	55.2	-0.1
Southern Italy	33.3	33.1	33.4	0.3
Italy	49.7	49.5	49.9	0.3
		TOTAL
North	69.7	69.2	69.5	0.3
Northwest	69.2	68.6	68.7	0.1
Northeast	70.5	70.1	70.6	0.5
Central	66.2	65.7	65.3	-0.4
Southern Italy	48.7	47.8	47.8	0.0
Italy	61.7	61.1	61.2	0.1

(a)	Averages for the first three quarters.

Source: ISTAT, Work force survey.

The situation thus reflects a significant delay with respect to the objective set for 2020, and a year-on-year deterioration in 2011. The achievement of the Europe 2020 Strategy objective will depend on the timing and intensity of the economic recovery and on the effectiveness of the structural reforms described in the previous sections. The employment emergency also requires the quickest possible growth-oriented, comprehensive reform of the labour market, as described in Chapter IV.

Target no. 2 – R&D

Europe 2020 Strategy target: improve conditions for R&D with the objective of increasing private and public investments in R&D to reach 3 per cent of EU GDP.

Italy has set the target of achieving by 2020 a ratio of R&D expenditure to GDP equal to 1.53 per cent (starting from 1.26 per cent): the target is prudent, and takes into account especially public finance constraints. In any event, Italy might be able to revise this objective at the time of the medium-term revision of the strategy, if the reforms were to produce the results expected concerning the propensity of businesses to invest, and, therefore, R&D expenditure of the private sector.

TABLE III.4: R&D TARGET

Indicator	Current Level	2020 Target	Medium Term
Research and development
– increase the ratio of R&D	1.26 per cent (2009)	1.53	1.40 percent
to GDP

MINISTERO DELL’ECONOMIA E DELLE FINANZE
70

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

On the basis of the most recent data available (2009), annual increases were seen with respect to expenditure on both basic research (2.2 per cent) and applied research (5.2 per cent). The R&D expenditure for basic research rose primarily in universities (where it represents the main activity, accounting for more than 50 per cent of total research activity) and public-sector institutions. Spending on basic research also grew in the business sector, but mainly for businesses with a large number of employees, even though such businesses are mostly oriented toward applied research and experimental development. The biggest investment in R&D has been made by the chemical, pharmaceutical and telecommunications sectors as well as businesses producing computers, electronics and optical products. The personnel employed in R&D activity rose in universities (3.4 per cent) and, to a lesser extent, businesses (2.9 per cent). Professional positions for researchers increased by 5.3 per cent in 2009 compared with the previous year, with increases witnessed in all sectors, but particularly so in universities and private businesses (+8.2 per cent and +4.5 per cent, respectively).

The regional distribution of R&D expenditure confirms the leading role of the north-western regions of the nation, which accounted for 35.7 per cent of national expenditure, followed by the central regions (24.8 per cent), the north-eastern regions (22.6 per cent) and southern Italy (16.9 per cent). R&D expenditure remains concentrated in a limited number of regions, even though such concentration has diminished respect to previous years, both due to the reduction in resources for public research (traditionally concentrated in a few regions, including Latium), and the emersion of research initiatives primarily carried out by businesses in Emilia-Romagna, Veneto, Tuscany and Campania.

The estimates for 2010 indicate another increase in R&D expenditure (+1.7 per cent). Instead, for 2011 (for which no university data are currently available), it is estimated that expenditure declined in both public institutions and private businesses.

The general indication of inadequate R&D spending by Italian businesses is mitigated by the fact that the ratio does not take into due account the characteristics of the national productive system, which is made up of a large number of small businesses and businesses with productive specialisations that do not require intensive use of formal research and for which innovation indicators are more appropriate. In recognising the need to consider both R&D and innovation together, Italy has supported the European Commission’s initiative of calculating the Innovation Headline Indicator in relation to Innovative High-Growth Enterprises (IHGE) to be used for assessing the Europe 2020 Strategy, based on the concept of entrepreneurial initiative.

The picture described above highlights Italy’s delay with respect to the long-term objectives set out in the Europe 2020 Strategy, a critical delay for the construction of a highly productive knowledge-based economy. With its recommendation in July 2011, the European Council urged Italy to take decisive steps to make up for the delay, by promoting public and private investments in R&D. As described in the preceding section, for research, development and innovation, different measures adopted have focused on tax credits as a tool to encourage businesses to engage in research initiatives in collaboration with universities, and on increasing the efficiency of public instruments supporting research. Progress has also been made on the digital agenda. Additional actions do, however, appear necessary, as described in Chapter IV of this NRP.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
71

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Target no. 3 – Greenhouse gas emissions

Europe 2020 target: reduction of greenhouse gas emissions by 20 per cent.

TABLE III.5: GREENHOUSE GAS EMISSIONS TARGET

Indicator	Current Level	2020 Objective	Medium Term

Total national greenhouse gas emissions	516.9 (1990) 501.3 (2010)	Reduction in 2008-2012 of 6.5 per cent versus the 1990 level (483.3 MtCO2/year)	n.a.

Greenhouse gas emissions for non ETS sectors	348.7 (2005) (tbc) 309.8 (2010)	Reduction of 13 per cent with respect to 2005 level (resulting in annual emissions of 285.9 MtCO2eq, to be confirmed) by 2020	n.a.

Italy’s mandatory objective79 is outlined below:

–	national total greenhouse gas emissions: reduction target of 6.5 per cent compared with the 1990 level, to be achieved in the 2008-2012 period [80];

–

greenhouse gas emissions in sectors not governed by the Emission Trading System (ETS)[81]: reduction target of 13 per cent by 2020 compared with the 2005 level, with binding annual objectives as from 2013[82].

In 2010, emissions had decreased by 3.5 per cent compared with 1990, going from 519 to 501 million tonnes of CO2 equivalent, and another modest reduction of emissions is estimated to have occurred in 2011. This trend is the result of both a reduction in energy consumption and industrial production (in particular, cement) caused by the economic crisis, and greater production of energy from renewable sources (hydroelectric and wind) and an increase in energy efficiency due to the substitution of higher carbon-content fuels with natural gas, in the production of electricity and in industry.

However, with a view toward permanently closing the gap separating Italy from the achievement of the Kyoto Protocol objectives and reaching the 2020 target for sectors not subject to the ETS directive, it will be necessary to implement fully, and reinforce the strategic nature of, the measures already adopted or proposed for the reduction of greenhouse gases and green growth, and to identify new national measures83.

Particularly important in this regard is the 600 million euro funding and operational launch of the Kyoto Fund on 15 March 2012 (a fund formally set up in 2007). The fund will be used for reducing greenhouse gas emissions through public and private

[79]

See the ‘Report of the Minister of the Environment, Land and Sea on the status of implementation of commitments to reduce greenhouse gases emissions, in accordance with international obligations undertaken by the Republic of Italy at the European and international levels and on related measures (Article 2, paragraph 9 of Law No. 39, 7 April 2011)’, annexed to this NRP.

[80]	Law ratifying the Kyoto Protocol, Law no. 120/2002.
[81]	Directive 2003/87/CE and subsequent amendments.
[82]	Decision n. 406/2009/CE.
[83]

The following are worth mention: the updating of the national strategy for the reduction of greenhouse gas emissions (CIPE Resolution n.123/2002), the Fund for Sustainable Mobility, the Fund for Promotion of Renewable Energy and Energy Efficiency, national projects for improving air quality, the National Action Plan for Environmental Sustainability of Public Administration Consumption, and the National Bio-Diversity Strategy.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
72

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

investments directed at: energy efficiency in the building and industrial sectors; the expansion of the network of small, high-efficiency plants used for the production of electricity, heating and cooling; and the use of renewable sources in small-sized plants. The fund is managed by the Cassa Depositi e Prestiti, and is funded through instalment repayments of the disbursements made.

Other provisions in support of the Government’s efforts to reduce emissions include: the issuance of a Prime Minister Decree for the use of revenues84 deriving from the auction of CO2 emission permits85; the issuance of the decree86 of the Minister of Economy and Finance together with the Ministers of Economic Development and the Environment, for the definition of procedures for transferring to the State budget the proceeds from the sale by auction of CO2 emission permits and the subsequent reassignment for the activities established by Article 10 of Directive 2003/87/CE and subsequent amendments; the extension for the entire year of 2012 of tax relief measures for energy requalification of buildings87.

For additional information on commitments to reduce greenhouse gases, reference should be made to the Annex to the Economic and Financial Document: ‘Report of the Minister of the Environment, Land and Sea on the status of implementation of commitments to reduce greenhouse gases emissions, in accordance with international obligations undertaken by the Republic of Italy at the European and international levels and on related measures (Article 2, paragraph 9 of Law No. 39, 7 April 2011) 88.

With regard to sustainability of public purchases, procurement centres will play a key role in the implementation of Green Public Procurement (GPP) as they can encourage the widespread use of sustainable consumption/purchase models that focus on streamlining public expenditure through analyses of product life cycles, including in terms of cost and stimulating and supporting investments of businesses in innovation and development of eco-compatible solutions.

[84]	Article 10 of the Directive 2003/87/CE and subsequent amendments.
[85]	Pursuant to Article 25, Paragraph 1 of the Decree-Law 201/2011, converted into Law no. 214/2011.
[86]	As provided by Article 2, Paragraph 4 of Decree-Law no. 72/2010, converted into Law no. 111/2010.
[87]	Article 4 of Decree-Law no. 201/2011, converted into Law no. 214/2011.
[88]	Article 2, Paragraph 9 of Law no. 39/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
73

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Target no. 4 – Renewable sources

Europe 2020 Strategy Target: renewable sources to equal 20 per cent of final energy consumption

On the basis of the European target, at the national level a total of 17 per cent of Italy’s gross national energy consumption must be covered by energy produced from renewable sources89 in 2020. In accordance with the National Action Plan for Renewable Energy presented by Italy to Brussels in June 2010, this objective has been duly split among three sectors: electricity, thermal energy and transport.

TABLE III.6: RENEWABLE SOURCES TARGET

Indicator	Current Level	2020 Objective	Medium Term
	8.9 per cent (2009)
Renewable sources		17.0	n.a.
	10.11% (2010)

[89]

See the ‘Report of the Minister of the Environment, Land and Sea on the status of implementation of commitments to reduce greenhouse gases emissions, in accordance with international obligations undertaken by the Republic of Italy at the European and international levels and on related measures (Article 2, paragraph 9 of Law No. 39, 7 April 2011)’, annexed to this NRP.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
74

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The recent trend of investment in renewable energy provides for optimism that the objective will be met. In 2010, the plants fuelled by renewable sources in Italy reached 159,895 units, more than doubling over the previous year, for a gross efficient power of 30,284 MW, with approximately 3,765 additional MW (+14 per cent)90. Most of Italy’s renewable plants are hydro-powered, but the advent of incentive systems has sustained the development of new solar-photovoltaic, wind and bio-energy sources. Wind energy plants have also increased in recent years, while there has been strong development of bio-gas and bio-liquid plants in the Italian market.

With such increases, it is currently possible to project that the European target will be met without having to use the statistical transfers from other Member States that were assumed in the National Action Plan for Renewable Energy presented in June 2010 and that the recourse to common projects referred to in Article 9 of the Directive will also be limited.

In order to achieve the European target on renewable sources, Italy is taking different actions, while simultaneously revising tools already in place. The Government’s most important objectives for this sector include:

–	revision of incentives for renewable sources to take into account technological advances and priorities for the most efficient technologies;

–	greater support to thermal renewable sources with a regard to efficiency in the distribution and use of energy;

–	better coordination between the State and regions in sharing the responsibility for reaching the objectives;

–	measures for network infrastructures (storage systems and smart grids);

–	updating of electricity market regulations to take into account the strong growth of non-programmable renewable energy (wind and photovoltaic energy).

With the approval of Legislative Decree no. 28/201191, Italy ratified the Directive 2009/28/CE on the promotion of the use of energy from renewable sources, and decrees for the implementation of the legislation are now being drafted.

[90]	Source: GSE S.p.A., 2010 Renewable Statistics.
[91]

Implementation of the Directive 2009/28/CE on promotion of the use of energy from renewable sources, including amendment and subsequent repeal of Directives 2011/77/CE and 2003/30/CE. Legislative Decree n. 28/2011 has significantly simplified procedures, including for the design and construction of plants powered by renewable energy sources (RES).

MINISTERO DELL’ECONOMIA E DELLE FINANZE
75

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

An inter-ministerial decree in relation to ‘Regional Burden Sharing’ for renewable sources was also approved, outlining specific objectives for each Region and Autonomous Provinces in terms of the ratio of renewables to gross final energy consumption, with monitoring of progress toward achievement of the objectives to be undertaken every two years, starting from 2012. The additional changes to be introduced as of 2012, through decrees for the implementation of the legislation, regard:

–	subsidies for thermal energy production from renewable sources and for small-scale energy efficiency projects, through adequate incentives;

–	obligation to integrate renewable sources into newly constructed buildings and existing buildings undergoing major renovation;

–	reinforcement of the obligation to introduce bio-fuels for consumption, so as to ensure that the minimum amount, calculated on the basis of calorific power, reaches 5 per cent by 2014;

–	adjustment of the electricity transmission network to the development of plants powered by renewable sources;

–	incentives for the introduction of bio-methane into the natural gas network;

–	streamlining of economic and financial charges and the different types of guarantees required for the authorisation, connection, construction, and operation of plants powered by renewable sources and incentives for such plants;

–	regional activation of systems for training personnel installing plants powered by renewable sources;

–	projects and measures in favour of technological and industrial development also involving plants powered by renewable sources.

Law no. 13 of 2009 establishes that EU objectives concerning the use of renewable energy be split with shared effort among Italy’s regions, with the creation of a statistics-based mechanism for transferring quotas of production of renewable energy between the regions. The objective is to reduce the currently high differentials between the different areas of the nation.

More than half of the production from renewable sources is distributed to the northern regions (58.7 per cent) where most of the hydroelectric plants are located; just under 15.6 per cent goes to the central regions where hydroelectric power is flanked by geothermal power, and the remaining roughly 25 per cent goes to southern Italy. Certain regions of southern Italy (in particular Apulia, Sicily and Molise) have logged significant progress in recent years, thanks to the contribution of programmes co-financed by Structural Funds. For southern Italy as a whole, electricity production from renewable sources rose by 28 per cent in 2010 alone, due to ‘new’ sources such as bio-mass materials, wind and solar energy.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
76

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Target no. 5 – Energy efficiency

Europe 2020 Strategy target: increase of 20 per cent in energy efficiency

The European 2020 target in terms of energy efficiency consists of reducing consumption by 20 per cent with respect to reference values (PRIMES 2005 Model) and does not currently provide for any binding targets for the individual Member States.

In accordance with Directive 2006/32/CE, the 2007 National Action Plan for Energy Efficiency identified the Italian Government’s orientation on the subject, setting an objective of 3 per cent of energy savings in the final use of energy as of 2010 compared with the consumption figure used as the base. The most recent update of the National Action Plan for Energy Efficiency (2011) certifies that energy savings achieved by 2010 amounted to 3.6 per cent, thus exceeding the 3 per cent objective. The 2011 plan renews the medium-term objective, which is 9.6 per cent of savings by 2016.

TABLE III.7: ENERGY EFFICIENCY TARGET
Indicator	Current Level (*)	2020 European Target (**), (***)	Italy’s Medium Term targets
Energy efficiency (Yearly saving on final use) (*)	47,711 Gwh per year (2010)	Reduction of consumption by 20%	126,540 Gwh per year (2016)	184,672 Gwh per year (2020) (***)

(*) The energy efficiency target is reported as savings on final use of energy, as provided by the efficiency directive in force (32/2006/CE).

(**) The text of the directive now being renegotiated states a maximum cap on consumption that is measured in relation to the PRIMES 2005 consumption, and will lead to energy savings of 20 per cent.

(***) 2020 projection of the present trends in terms of technologies and consumer behaviour.

The Italian economy’s energy intensity in 1990 amounted to 150 kilograms of oil equivalent per 1,000 euro of GDP. In 2010, the comparable figure was down to 143.7 kilograms (a reduction of 5.0 per cent since 1990). Starting from accounts of energy use, it is possible to construct the energy intensity indicator by productive activity as the ratio between energy use for economic activities and the value added obtained by such activities. Considering overall production, the intensity of the final use of energy products per unit of value-added decreased from 1990 to 2008 by 24.7 kilograms oil equivalent per 1,000 euro of GDP, representing a 15.6 per cent reduction from the initial level.

Such intensity constitutes an average value that results from both the energy intensity of each activity, and the composition of GDP by activity. The intensity of each activity accounted for 7.2 percentage points of the reduction of overall intensity, while the composition of GDP by activity accounted for 8.4 percentage points. Between 1996 and 2008, the Italian economy shifted toward sectors with lower energy intensity (in particular, the shift from manufacturing to services activity), but the energy efficiency of individual sectors worsened (+5.9 per cent), meaning the total result for this second sub-period was -10.1 per cent.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
77

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

From 2007 to the present, national policies for energy efficiency have been implemented through measures contained in legislation, implementation decrees and guidelines92.

Following are some of the actions undertaken with the implementation of such measures:

–	the recognition of tax deductions amounting to 55 per cent of expenditures for the energy requalification of existing buildings;

–	the recognition of tax deductions amounting to 20 per cent of expenditures for the installation of high-efficiency electrical engines and frequency regulators (inverters);

–	incentives for the eco-sustainable renewal of auto vehicles and trucks up to 3.5 tons;

–	the mechanism for the recognition of white certificates (energy efficiency certificates) pursuant to ministerial decrees of 20 July 2004.

Other measures in favour of energy efficiency are in the process of adoption. More specifically:

–	the ministerial decrees covering incentives for thermal renewable energy and energy efficiency;

–	the reform of the white certificates and the new objectives for the obligated parties;

–	the transposition of the Directive 2010/31/CE concerning the energy performance of buildings.

The tables below illustrate the impact of energy efficiency measures in different sectors, in terms of greater energy efficiency and reduction of CO2 emissions.

92 Legislative Decree 115/08 that tackles different aspects of interest for the energy sector, and institutes the Energy Efficiency Technical Unit as part of the National Agency for New Technologies, Energy and Sustainable Economic Development (ENEA); Ministerial Decree of 26 June 2009, which made building energy certification operational; Law no. 99/2009, which outlines an overall long-term strategy for the development of the national energy sector; and Legislative Decree 3 March 2011 n.28, which also contains measures on the subject of energy efficiency.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
78

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE III.8: ENERGY EFFICIENCY MEASURES

Measures to improve energy efficiency	Annual Energy Savings as of 2010	Annual Energy Savings expected at 2016	CO2 Emissions Avoided as of 2016
	GWh/year	GWh/year	Mt CO2
Residential sector
Adjustment measures (Directive 2002/91/CE) and implementation (Legislative Decree 192/00)	5,832	13,500	3.51
Substitution of incandescent light bulbs with inflorescent light bulbs	3,744	4,800	2.11
Substitution of dishwashers with class A equipment	21	526	0.23
Substitution of refrigerators and freezers with class A+ and A++ equipment	82	1,882	0.83
Substitution of washers with superlative class A equipment	2	171	0.08
Installation of thermal solar panels for hot water	1,400	2,200	0.97
Use of efficient air conditioners	24	540	0.24
Use of efficient heating systems	13,929	26,750	6.66
Thermal fireplaces and wood-powered boilers	325	3,480	0.83
Natural gas decompression, imp. FV	190	300	0.13
Low flow water systems	5,878	5,878	5.878
Residential sector total	31,427	60,027	17.18

Services sector
Energy requalification of existing buildings	80	11,166	2.90
Incentive for use of efficient air conditioning systems	11	2,510	1.10
Efficient light bulbs and control systems	100	4,300	1.89
Efficient light bulbs and light flow regulation systems (public lighting)	462	1,290	0.57
Low flow water systems	385	340	0.11
Transposition of Directive 2002/91/CE and implementation of Legislative Decree 192/05 on new construction since 2005	4,004	4,984	1.30
Services sector total	5,042	24,590	7.87

Industry sector
Efficient light bulbs and control systems	617	1,360	0.60
Installation of higher efficiency electrical engines	16	2,600	1.14
Installation of inverters on electrical engines	121	300	0.13
High-yield cogeneration	2,493	6,280	1.26
Refrigeration, inverters on compressors, substitution of boilers, recovery of thermal waste	5,023	9,600	3.08
Industry sector total	5,042	24,590	7.87

Transport sector
2007, 2008, and 2009 state incentives in favour of eco-sustainable renewal of auto vehicles and trucks up to 3.5 tons	2,972	2,186	0.59
Application of the EC Regulations CE 443/2009 that define the levels of emissions’ performance of new auto vehicles as part of the integrated EU approach to reducing CO2 emissions of light vehicles		19,597	5.30
Transport sector total	2,972	21,783	5.89
Total energy savings	47,711	126,540	37.16

MINISTERO DELL’ECONOMIA E DELLE FINANZE
79

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

TABLE III.9: IMPACT OF ENERGY EFFICIENCY MEASURES AS OF 2010
Energy Efficiency Improvement Measures at 2010	Final Energy Savings at 2010		Primary Energy Savings at 2010		Mt CO2 Avoided at 2010

Measures	[GWh/year]	%	[GWh/year]	%	[MtCO2]	%

Residential	31427	66	45232	53	9.1	66

Services	5042	11	24973	29	1.4	10

Industry	8270	17	12261	14	2.4	18

Transport	2972	6	2972	3	0.8	6

Total energy savings	47711	100	85439	100	13.7	100

TABLE III.10: IMPACT OF ENERGY EFFICIENCY MEASURES AS OF 2016
Energy Efficiency Improvement Measures at 2016	Final Energy Savings Expected at 2016		Primary Energy Savings Expected at 2016		Estimated Mt CO2 Avoided at 2016

Measures	[GWh/year]	%	[GWh/year]	%	[MtCO2 ]	%

Residential	60027	47	85085	48	17.2	46

Services	24590	19	39040	22	7.9	21

Industry	20140	16	31213	18	6.2	17

Transport	21783	17	21783	12	5.9	16

Total energy savings	126540	100	177122	100	37.2	100

TABLE III.11: IMPACT OF ENERGY EFFICIENCY MEASURES AS OF 2020
Energy Efficiency Improvement Measures at 2020	Final Energy Savings Expected at 2020		Primary Energy Savings Expected at 2020		Estimated Mt CO2 Avoided at 2016

Measures	[GWh/year]	%	[GWh/year]	%	[MtCO2 ]	%

Residential	77121	42	91640	39	18	40

Services	29698	16	57639	25	9.5	21

Industry	28678	16	41982	18	7.2	16

Transport	49175	27	43500	19	10.3	23

Total energy savings	184672	100	234761	100	45	100

In the years ahead, a more substantial contribution of the public administration is also expected with respect to the energy savings objectives. CONSIP has therefore embarked on a series of initiatives that go from including energy performance parameters in contracts (Energy Performance Contract), to facilitating the purchase of energy efficient services and products, to incentives for sustainable transport. Finally, an effort has been made to make greater use of Structural Funds for projects to provide energy savings in public buildings (mainly schools and hospitals) and in public lighting systems, and to eliminate the distribution bottlenecks that impede the full use of energy produced from renewable sources.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
80

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Target no. 6 – School drop-outs

Europe 2020 Strategy target: reducing school drop-out rates below 10 per cent

TABLE III.12: SCHOOL DROP-OUTS TARGET

Indicator	Current Level	National Objective for 2020	Medium Term
School drop-outs	18.4 per cent (Italy) 22.3 per cent (Southern Italy) 23.2 per cent (Convergence Area)	15-16 per cent	17.9 per cent as of 2013 17.3 per cent as of 2015

Italy has achieved slight and gradual improvement in this area, even though the rate of 18.4 per cent for the first three quarters of 2011 is still high.

For the Italian education system, the indicator equals the percentage of population in the 18-/24-year age bracket, which after having obtained a lower level secondary school diploma, has not completed a professional training course of more than two years, as recognised by the Region, and does not attend any other school or training course. Young people who have dropped out of school number more than 800,000 (corresponding to a 16.4 per cent drop-out rate). With respect to the young people between the ages of 18 and 24 who have dropped out of the school system, six out of ten are males.

Aside from the characteristics of the educational programmes offered, the causes for school drop-out in Italy are related to the lack of social privilege and low levels of education within the family environment from where the drop-outs come. The highest levels of drop-outs are seen where the level of education or professional level of the parents is the lowest.

Territorial differences are pronounced: the phenomenon of dropping out of school is mostly prevalent in southern Italy, with drop-out rates of 25.9 per cent in Sicily and 24.2 per cent in Sardinia. High levels of drop-outs are also seen in some areas of northern Italy (mainly in Valle d’Aosta, Veneto, Lombardy and the Autonomous Province of Bolzano). The autonomous Province of Trento is the only area to have reached the European target.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
81

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Italy is still a long way (approximately 9 percentage points) from meeting the 2020 target of reducing the rate of school drop-outs below 10 per cent, particularly taking into account that the rate is falling by an average of 0.7 percentage points per year (0.4 points in 2010). Considering this situation, the reduction in the rate of students dropping out of schools or training programmes in the southern Regions is one of the fundamental objectives of the 2007-2013 National Strategic Framework, whose achievement is also supported by an incentive and by greater resources coming from the re-planning of Structural Funds through the Cohesion Action Plan.

The actions in 2011 aimed at cutting the rate of school drop-outs were matched by programmes to improve students’ core skills; such programmes involved more than 3,000 schools with an investment of 161 million euro made possible through the National Operating Programme ‘Skills for Development’. The objective of reducing the rate of school drop-outs remains in effect for 2012: all actions already provided and authorised to date as part of the National Operating Programme ‘Skills for Development’ will continue, with particular reference to students’ core skills. A new initiative will also be developed as part of the Cohesion Action Plan (see also national measures in response to the CSR), for the design and implementation of integrated action prototypes for school networks and other entities (social services, juvenile court, law enforcement authorities, artisans, parishes, young peoples’ centres, sporting centres, associations and volunteer groups, etc.), concentrated in particularly rundown areas, with funding amounting to 24.9 million euro for the years of 2012, 2013 and 2014.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
82

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

In 2011, the Government also developed a school building plan in order to upgrade school facilities (particularly in the Regions of southern Italy) in line with more modern educational standards and to reduce local government expenditure on rent for buildings not ideally suited to serve as schools. The financial resources already appropriated (222.4 million euro) for the requalification and upgrading of public school buildings are totally earmarked (541 schools authorised). The building requalification projects provide for energy savings initiatives, bringing installations in line with regulations, and reducing architectonic barriers.

Actions for enhancing scientific and technological resources of schools have also been initiated.

Target no. 7 – University education

Europe 2020 Strategy target: increase the percentage of the population with tertiary education

TABLE III.13: UNIVERSITY EDUCATION TARGET

Indicator	Current Level	2020 National Objective	Medium Term
Tertiary education	19.8 per cent (ISTAT, year 2010)	26-27 per cent	22.3 per cent as of 2013 23.6 per cent as of 2015

With reference to the European objective for higher education, Italy starts off from a decidedly unfavourable position, ranking at one of the lowest levels in Europe. In 2010, only 19.8 per cent of the Italian population between the ages of 30 and 34 had a higher education diploma, compared with a European average of 33.6 per cent. The national objective aims at gradually reducing this gap, with the 2020 target for the reference age bracket pegged at 26-27 per cent.

It is significant to note the sharp educational divide by gender, which in this case is to the advantage of women: 24.4 per cent versus 15.5 per cent for men. The overall indicator also incorporates major regional differences, with rates above 25 per cent in several central and northern regions and below 15 per cent in certain regions of the south.

Except for a slight drop in 2009, the number of university graduates grew during the 2000-2010 period, rising by a total of 8.2 points (from 11.6 per cent to 19.8 per cent). The biggest increases in the percentages of university graduates were seen in the initial years following the reform of university degree cycles that introduced the 3+2 system, putting into practice principles of the so-called ‘Bologna Process’.

In 2005, the number of university graduates earning their first university diploma were some 69 per cent higher than in 2001, whereas in more recent years, the actual growth in the number of university graduates has been much lower and constantly decelerating. The most recent data suggest that the positive effects of the reform have completely vanished: a decrease in the number of new enrolments since the 2004/2005 academic year resulted in the number of enrolments for the 2009/2010 academic year being at a level just over that reported at the end of the 1990s, prior to the start of the reform.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
83

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The objective of increasing the number of university graduates in Italy has been at the centre of reforms over the past 10 years. However, as acknowledged by the OECD Survey on Italy for 2011, the efforts made are likely to yield significant results in numeric terms only in the long run.

The more recent initiatives include the introduction of a system of incentives designed to support excellence in teaching, both at the secondary education level and at the university level (Three-year plan for permanent hiring of professors and other educational personnel93).

In order to reward merit, the Government has started up a long-term programme, the Merit Fund, in application of the recent university reform. With this programme, the most deserving students will get long-term loans, financed at subsidised rates, in order to pay for their studies, as well as their food and lodging costs (Article 9, Paragraph 3 and thereafter, Decree-Law no. 70/2011, converted into Law no. 106/2011).

Finally, as part of a programme to improve infrastructure, at least 25 million euro will be assigned to universities on a competitive basis for the purpose of updating research and lab facilities and university buildings. CIPE94 has approved planned infrastructure projects for universities in southern Italy, with a view toward enhancing residential facilities, improving the student’s capacity to benefit from education, expanding research facilities, and improving student space at the universities’ main campuses.

[93]	Article 9, Paragraph 17, of Decree-Law no. 70/2011 - converted Law no. 106/2011
[94]	Resolution n. 78/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
84

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Target no. 8 – Fight against poverty

Europe 2020 Strategy target: at least 20 million fewer people at risk of poverty or social exclusion

TABLE III.14: TARGET FOR FIGHT AGAINST POVERTY

Indicator	Current Level	2020 Objective	Medium Term
Number of poor, materially deprived or belonging to households with low labour intensity	14,835,000 (2009) 14,742,000(2010)	Reduction of 2.2 million poor, materially deprived or belonging to households with low labour intensity	To be defined, taking into account the effects of the economic crisis

By 2020, Italy aims to reduce by 2.2 million the number of people at risk of poverty. The European target is defined on the basis of three indicators of reference: the percentage of people at risk of relative poverty after social transfers; the percentage of people in a situation of serious material deprivation; and the percentage of people who live in households with very low labour intensity.

By considering these three reference indicators, it is possible to come up with an indicator for monitoring the target, namely, the number of people at risk of poverty or exclusion, that is, those who are living with one or more of the situations identified by the three indicators.

Considering household disposable income after social transfers for 2010 (reported in 2010 and referring to 2009), almost one-fifth of Italy’s resident population (18.2 per cent) was at risk of relative poverty. Such figure is higher than the European average (16.1 per cent).

The indicator of serious deprivation for Italy showed that approximately 7 per cent of the population suffered such condition in 2010, with the figure slightly below the EU average (8.1 per cent).

The indicator of exclusion from the labour market showed that 10.2 per cent of people below the age of 60 was living in a household with very low labour intensity in 2010, with the figure slightly above the European average (10.0 per cent).

From these results, the joint indicator of poverty or exclusion came to 24.5 per cent for Italy, being about one percentage point higher than the European average of 23.5 per cent.

At the time of the announcement of the national target, the Italian Government stated that it would concentrate its action on people living in a state of material deprivation and on those people belonging to households with low labour intensity, because these were the categories more impacted by the crisis. The target itself and the policies for achieving it will be reviewed as part of the medium-term review of the Europe 2020 Strategy. During 2011, several significant measures were adopted.

With regard to the planning and monitoring of social services, the ‘Semplifica Italia’ decree provides for building a national information system on social services, making it possible to cross-check databanks on social services, pensions and taxation. In addition, the Government is working to implement a medium-term plan to tackle the acute and growing problem of non-self-sufficient elderly people, with the objectives of: improving

MINISTERO DELL’ECONOMIA E DELLE FINANZE
85

ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

the targeting of current instruments used for addressing the issue to increase their effectiveness (better calibrating them to the beneficiary’s needs and economic situation); recognising the significant role of regions in the activation of services, in a way as to also reduce regional disparities; and favouring, especially for women, the compatibility of care-giving and working, by stimulating employment of women in the services sector.

Finally, the promotion of an inclusive society is one of the objectives of regional operating programmes co-financed by Structural Funds with a total capacity of intervention of approximately 3.6 billion euro, 25.2 per cent of which had been spent as of 31 December 2011. These resources have been used for financing care services and ensuring care-career compatibility (integrated assistance in the home and childcare centres) through facility enhancements, personnel training, and the supply of vouchers in marginal areas.

The potential for making substantial progress toward the objective significantly depends on the recovery of growth and employment, accompanied and supported by the gradual rebalancing of both the labour market and the welfare system. At the same time, specific measures appear necessary, and are described in Chapter IV that follows.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
86

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

IV.	OVERCOMING THE CRISIS: THE GROWTH AGENDA

The reforms described in the previous section have set off a process aimed at removing underlying structural weaknesses and increasing the long-term growth potential of Italy’s economy, proven to be vibrant and responsive even during the worst times of the crisis.

Despite the progress made, there is still a long way to go in a context that is now more favourable, but is still characterized by elements of uncertainty.

The next few months will therefore represent a window of opportunity that must be seized to speed up growth efforts that are being made to enable the economy to respond to the first signals of recovery as soon as they materialize.

Given the high public debt, these efforts will have to be compatible with the ongoing action to balance the budget, in line with the medium-term objectives and the strengthened framework for fiscal discipline of public finance laid down by the new European economic governance. This section of the National Reform Programme sets out the actions that the Government is going to put forward to implement a consistent package of reforms and bring Italy closer to delivering on the targets it has set itself within the framework of the Europe 2020 Strategy.

The reform agenda is part of the commitments undertaken under the Euro Plus Pact and the policies agreed on in the Annual Growth Survey 2012 and reasserted by the European Council in its meeting of March 2012, according to which it is necessary to ‘pursue differentiated growth-friendly fiscal consolidation, restoring normal lending to the economy, promoting growth and competitiveness for today and tomorrow, tackling unemployment and the social consequences of the crisis and modernising Public Administration’.

The actions planned and set out in this section are specifically aimed at supporting common efforts through domestic actions.

IV.1	FISCAL CONSOLIDATION, REFORM OF THE TAX SYSTEM, SPENDING REVIEW

AGS 2012 - No. 1 priority: pursuing differentiated growth-friendly fiscal consolidation

Euro Plus Pact priority: Improving the sustainability of public finance

MINISTERO DELL’ECONOMIA E DELLE FINANZE
87

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

Fiscal consolidation

As set out in the Stability Programme, the Government will continue to pursue its debt consolidation strategy, and confirms its intention to reach by 2013 a level close to a balanced budget and a budget surplus net of the cyclic component.

With a view to enshrining in the Constitution the country’s collective awareness of the need to make financial stability the mainstay of its national economic policy, the Government supported the adoption by Parliament of the draft constitutional law amending art. 81, thereby making balancing the budget a constitutional requirement and linking it to a sustainability constraint for general government debt.

The revision of the Constitution won Parliament’s final approval on April 17, 2012.

A fairer and more growth-friendly tax system

The proposal to reform the tax system, submitted by the Government in a draft delegated legislation, follows in the wake of the ‘Salva Italia’ decree – which had reduced the tax wedge on labour and introduced aid to economic growth (Aiuto alla Crescita Economica – ACE) to reduce the cost of funding through own capital – with a view to changing the structure of taxation to favour competitiveness, growth and social justice, in line with the recommendations of the main international institutions.

The aim is to put in place a comprehensive structural reform package to address some critical aspects of Italy’s tax system. More specifically, the draft legislation aims at:

–	Providing greater certainty for the tax system, by redefining, among other things, abuse of law, reviewing administrative and criminal penalties, improving the litigation process by speeding up and removing the back log of cases.

–	Improving the relationship with taxpayers, by following the guidelines of the OECD’s enhanced relationship, by strengthening tutoring programmes (especially vis-à-vis smaller taxpayers) and systematically simplifying tax regimes and needlessly complex requirements.

–	Intensifying the fight against tax evasion and tax avoidance. At the same time a robust and stable method to assess tax evasion will be developed, enabling the tax authorities to make official estimates of the tax gap on a yearly basis and to monitor the results of the clamping down on tax evasion and the recovery of tax revenues.

–	Rationalising tax expenditure. Monitoring of tax erosion will be made a permanent feature of the system and it will be consolidated through the systematic analysis and reorganisation of so-called tax expenditures.

–	Reviewing the taxation on incomes of individual firms and professionals to make the tax system more neutral, especially vis-à-vis the legal form of the enterprise (whether individuals, private partnerships, joint stock companies) and to favour the capitalisation of businesses through tax breaks on reinvested income, in the wake of ACE (Allowance Corporate Equity) and by lifting taxes on corporate acquisitions and mergers. Also the review of corporate income, especially provisions governing trans-boundary activities and those that raise questions and uncertainties in terms of application, is aimed at improving the certainty and stability of the tax system.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
88

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

–	Launching the reform of the Land Registry with the aim of removing inequalities in land registry income (cadastral rents).

–	Promoting a shift to less distortive taxes on growth, such as environmental taxes, while at the same time contributing to the reduction of polluting emissions and funding for renewable energy sources.

Spending review

Re-establishing the virtuous circle of growth and reducing taxation requires firm action on reducing public spending and eliminating inefficient spending. In this perspective the Government has initiated a process of assessment and rationalisation of public spending trends in order to improve the efficiency, quality and allocation of resources among the various programmes (so called spending review); the process will be developed further over the next few months and is expected to make a key contribution to addressing some of Italy’s specific domestic problems: ensuring the financial sustainability of spending targets: ensuring that savings do not simply result from so-called spending reductions that cut across the whole public sector; optimising the quantity and quality of services provided by general Government with respect to the human and economic resources invested, through organisational and operational streamlining.

In short, the spending review is aimed at reassessing the economic and social value of on-going spending programmes and at reviewing the conditions for the production of public services as well as the prices of goods purchased by the public sector.

Initially the spending review will focus only on Ministries and on the services they produce or buy, on infrastructure programmes to be funded by the State budget, and on financial transfer programmes for individuals and firms. At a later stage the spending review will be extended to activities carried out by decentralised entities (regional and local authorities).

To control the spending review process, the Government has established a central Steering Committee formed by the Minister of Relations with Parliament, the Minister for Public Administration and the Deputy Minister of the Economy and Finance. The Committee is supported in its work by the institutions, the highest-ranking ministerial officials and the Head of the State Accounting Office. Each ministry is responsible for organising a diagnostic analysis of programmes (based on the budget structure that envisages ‘missions and programmes’).

The spending review activity is supported by the offices of the various ministries as well as by experts and officials of various bodies working on the issues under review (the Court of Auditors, State Accounting Office, Consip, the Ministry for Public Administration, etc.); this ensures a systematic analysis of inefficiencies and a quantitative assessment of potential improvement and spending control.

Interaction with the social partners will be achieved through CNEL and coordination with regional and local authorities will be handled by the Ministry of

MINISTERO DELL’ECONOMIA E DELLE FINANZE
89

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

Regional Affairs. Besides the Prime Minister’s Office, the spending review and the reorganisation of offices will be ‘tested’ on some ministries and then extended to all the others.

Initially, the review process will focus on programmes and transfers, procurement and other expenditure items, for which savings opportunities will be identified, also with the support of Consip. At a later stage, a possible use of spending review data will be considered to see if there is any room for downsizing the organisational structures of Public Administration.

IV.2	ACCESS TO BUSINESS LENDING

AGS 2012 No. 2 Priority: Restoring normal lending to the economy

Euro Plus Pact Priority: Strengthening financial stability

In this area Italy will continue the policies adopted over the last few months to favour loan capital inflows to firms.

In this respect the key Government objective is the removal of those factors that have so far contributed to the persistence of problems relating to SMEs’ access to credit and more specifically:

–	Liquidity problems for Italian banks that arose at the end of 2011 as a result of a worsening sovereign debt crisis and the constraints imposed by the new European regulatory framework;

–	An increasing number of bad debts which has put further pressure on banks’ balance sheets In the face of these difficulties the moratorium on loan repayments in favour of SMEs, the strengthening and enlargement of the Central Guarantee Fund for SMEs and the support role played by Confidi have been of key importance.

The latest efforts to prevent a further increase in public debt, which have had a positive impact on financial stability, have been even more important in this respect.

The Government is aware that a stable and well-capitalised banking system is necessary to ensure continued lending to the economy.

The combined impact of the new system of rules that have been or are about to be adopted by the European Union and harmonised surveillance practices should facilitate a return to normal lending, presumably by the end of 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
90

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

IV.3	PROMOTING ECONOMIC GROWTH AND COMPETITIVENESS

AGS NO. 3 priority: Promoting growth and competitiveness for today and tomorrow

Euro Plus Priority Pact: Encourage competitiveness, in particular (…) b) enabling the development of venture capital c) speeding up the construction of infrastructure

Opening up new opportunities for competition, strengthening the protection of citizens-consumers, rewarding merit

The ‘Salva Italia’ and ‘Cresci Italia’ packages have introduced a number of measures designed to achieve greater competition in product and services markets and strengthen the role of independent authorities. However, international indicators show that there are still major rigidities and barriers, especially in product markets. To strengthen regulatory action to promote competition and consumer protection, the Government is planning to fully exploit the institutional tool offered by the Competition Law. Based on the reports that will be sent by the Competition Authority, the Government is committed to presenting an Annual Competition Law. The Government will also continue its action to remove restrictions on access to professional careers and to ensure the appropriate provision of professional services. The implementation rules of the primary regulations will be adopted, with special regard for partnerships among professionals, judicial parameters for the settlement of compensations and administrative aspects of disciplinary justice.

Along with other systemic factors, the scant importance attached to merit represents one of the causes reducing the potential of talent available in Italy and encouraging graduates and highly skilled workers to go abroad. To make the most of our best talent and keep them in Italy, the Government will submit a bill on merit, aimed at strengthening incentives to acknowledge and reward merit in different areas, from Public Administration to research, and from health care to the tax service.

In addition, the consultation on the issue of legal status of diplomas will be completed, on the basis of which the Government will decide on whether to submit reform proposals.

A more business-friendly environment

Review of incentives

The Government intends to reorganise, rationalise and re-programme previously existing national tools for encouraging entrepreneurial activities. Action will be taken to repeal provisions, streamline procedures and re-organise previously existing regulations.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
91

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

The Government action will focus resources on horizontal action areas, considered to be priority sectors for revitalising the competitiveness of Italy’s economy with the aim to:

–	Support investment in industrial innovation and research, especially for SMEs;

–	Promote the international projection and presence of Italian firms abroad;

–	Facilitate the industrial reconversion of areas affected by a complex industrial crisis, with national relevance and impact.

The aim is to design a system of incentives that can stimulate the development of new entrepreneurship and create quality jobs, while at the same time promoting a gradual social and economic rebalancing of the country’s different territorial areas.

Late payments from the public sector

Late payments in commercial transactions between Public Administrations and firms are a crucial problem for the economy. The Government has therefore launched an action plan made up of three elements. On the resource side, 5.7 billion euro have been provided to reduce the Government’s indebtedness (‘Salva Italia’ decree). On the structural side, a standardised system is being developed for certifying general government debts so as to facilitate their transfer to banks through the development of an electronic platform to which Public Administrations and creditor companies will have access.

The system will not only be used to clear the backlog of payables, thus ensuring prompt settlement of overdue payments, but also in the future management of day-to-day matters. Finally, to encourage a return to business as usual, the Government intends to transpose the European Late Payment Directive before the agreed April 2013 deadline.

Task force on start ups

The Government is committed to putting in place a system that favours innovative start-ups. The aim is to create the conditions where young people – as well as the not-so-young – with talent, energy and creativity, can bring forward their entrepreneurial projects. The first step in this direction has been the establishment of a dedicated task-force, made up of renowned experts, whose main task is to analyse and recommend measures to be taken in favour of innovative start-ups. The task force will work taking into account other strategic priorities for the business world or other closely linked sectors, such as the digital agenda, access to credit and the reorganisation of incentives.

Speeding up the enforcement of civil justice

Poor efficiency in civil justice is still a problem impairing the functioning of Italy’s economic system. To tackle this problem, over the coming year the Government intends to make the ‘Firms Court’ fully operational and to geographically reorganise judicial offices by exercising its delegated powers under Art. 1, paragraph 2 of Law No. 148/2011, so as to rationalise the territorial distribution of judicial offices and therefore the allocation of both human and material resources. Besides achieving substantial savings, the reform will enable a more efficient internal organisation of offices, with positive effects in terms of a better division of labour as well as skills specialisation.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
92

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

With regard to civil justice, the reform will be strengthened by new actions relating to:

–	Streamlining some stages of real estate, securities and tort enforcement proceedings with a view to reducing their length and therefore the time needed for debt recovery and rationalising procedures.

–	Regulations for settlement of disputes arising from over-indebtedness allowing consumers and insolvent non-bankruptcy debtors, to whom the existing bankruptcy procedures cannot be applied (i.e. natural persons, consumers, professionals, small entrepreneurs and agricultural entrepreneurs), to obtain the writing off of their debts, so that they can have a fresh start in the market, which would significantly reduce the number of individual enforcement proceedings.

–	The reform of some provisions regulating cognisance, for example by reviewing the rules governing challenges and making the most of the Summary Cognisance Process.

–	A comprehensive reform of the system of real estate guarantees aimed at ensuring a higher level of flexibility of guarantees and the protection of the rights of creditors and debtors.

–	Correcting some complex questions that have arisen in the regulation of the composition of creditors and extraordinary administration, so as to reduce litigation.

–	In addition, the Government shall examine the best options to reform appeal procedures and appeals to the Supreme Court, by introducing more comprehensive procedures to screen appeals, with the aim of shortening the length of proceedings, reducing litigation costs and removing incentives for appeals only aimed at prolonging proceedings.

Greater efficiency is also called for in criminal justice where action will be taken to reduce the length of criminal proceedings. To this end, the Government has submitted a bill, which is currently being considered by Parliament, envisaging a far-reaching and thought-out decriminalisation of minor crimes and a stay of proceedings if the defendant fails to appear, while introducing new penalties other than detention. This will also help to significantly reduce prison overcrowding.

An extensive and efficient transport system to support competitiveness

Revitalising investment in infrastructure can make a significant contribution to the country’s growth and competitiveness. Italy is lagging behind in the modernisation of multimodal transportation systems (road, rail and internal navigation) especially at major nodes (big cities, ports, airports, alpine passes) and in the links between arcs and nodes. The infrastructure gap reduces the production efficiency of the national economy by significantly increasing logistics costs and hence the final price of goods. This is due to various factors:

–	Dwindling investment funds, linked to Italy’s public finance crisis.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
93

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

–	Cumbersome planning, designing, authorisation, realisation as well as litigation procedures for public works.

–	Factual and procedural difficulties in settling disputes between the various levels of government, between individual Ministries and between Ministries and the population directly affected by the works.

To ensure that infrastructural policies support the economic growth and development of the country, the Government intends to take action on all three causes behind the delay.

As far as funding is concerned, given the lack of public resources, the Government intends to focus public funds (to be made available also through the participation of Cassa Depositi e Prestiti) as well as private funds (which it will try to attract through public-private partnerships) on infrastructure (such as ports, inter-ports and railways) that are better suited to reduce transport and logistics costs for the Italian economy, especially for the sectoral/local industrial complex dedicated to exports.

Priority will be given to strategic infrastructure included in the trans-European transport network TEN-T. The aim is to gradually build the Italian section of the four corridors ‘Adriatic - Baltic’ ‘Mediterranean’, ‘Helsinki- Valletta’ and ‘Genoa-Rotterdam’, starting from the main bottlenecks.

The latter are the urban, port, airport, inter-port and alpine pass nodes and the congested arcs of the TEN-T core network agreed on during the review of TEN-T networks and the Connecting Europe Facility.

As part of the works relating to the Italian sections of the above mentioned European corridors, the Government intends to concentrate on the following priorities and timeframes:

–	Action enabling better services from the existing infrastructure nodes and arcs: the most typical example is the installation of European Rail Traffic Management Systems (ERTMS) on conventional networks, which are mainly used for freight, with a view to increasing the provision of rail services starting from existing infrastructure.

–	Action to link up strategic nodes, ports and airports, to the existing network so as to make the most of inter-modality.

–	Completing missing arcs and nodes, starting from port and airport nodes where the expected efficiency gains are highest.

As far as procedures are concerned, the Government intends to clarify responsibilities for strategic infrastructure of national and supranational interest and to consider the drafting of framework legislation on territorial governance. The Highway Code and the Navigation Code relating to maritime and domestic navigation, will also be reviewed and updated.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
94

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

With regard to public opinion support, the Government intends to consider the possibility of introducing a public debate (to be modelled on France’s débat public), envisaging procedures to consult the local population and interest groups, with consultations to be conducted within reasonable timeframes, as part of a review of the whole decision-making process on the construction of major public works projects.

Digital agenda

The delay with which Italy has considered the opportunities offered by ICT is one of the reasons for our country’s low growth rates in the last decade. Italy must now catch up and rely on the digital economy for smart, sustainable and inclusive growth. In line with the development goals agreed at European level in the Communication ‘A Digital Agenda for Europe’1 – the Government has established a Steering Committee for the implementation of Italy’s digital agenda, coordinating public interventions having the same goals and carried out by different bodies such as Regional Authorities, Autonomous Provinces and Local Authorities. In order to overcome Italy’s persistent limitations with respect to the digital agenda, the Government shall take the following actions:

–	Completion of the National Broad Band Plan ensuring that 100 per cent of the population will have the possibility to connect at 2 Mbps at least.

–	Start of the strategic project for fixed and mobile broadband (from 30 to 100 Mbps)[2].

–	Establishment of data centres for the development of cloud computing solutions, ensuring the protection of sensitive data and disaster recovery management. These data centres, to be developed through private-public partnerships, will ensure the execution of the most important and innovative applications both for the business world and for public administration, whose services will finally be dematerialised (switch-off), with a special focus on the development of ‘the digital school’ plan.

–	Ensuring security in the management of the digital identity of individual citizens, as well as the security of the public connectivity system, promoting certified e-mail and electronic signature systems.

–	Developing operational projects to ensure the security of electronic payments, thereby contributing to the widespread use of e-commerce. Activating alert systems and ensuring that citizens are notified about cyberattacks, also by establishing a national Computer Emergency Response Team ‘CERT’, to support Public Administration, private organisations and citizens in case of cyberattacks, as well as through activities to improve the protection of national infrastructure.

–	Launching institutional communication campaigns aimed at favouring the use of technology and the promotion of IT knowledge.

[1]	COM (2010)245 of 26 August 2010.
[2]	Art. 30 of Law No.111 of 2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
95

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

–	Facilitating, by identifying suitable organisational and financial mechanisms, the involvement of Italy’s productive system in European Research and Innovation programmes in the field of ICT, through the aggregation of businesses and research institutions.

–	Implementing the Smart Communities National Plan, within the application framework of the Smart Cities and Communities, as a tool for focusing and specialising national research and innovation strategies.

–	Stimulating demand for innovative goods and services based on digital technologies through innovative procurement and pre-commercial tenders.

–	Favouring the electronic management of clinical records and appointment scheduling for citizens’ access to health care facilities in order to maximise access and contain costs.

–	Providing doctors with mobile devices for the collection of patients’ clinical data and for sharing information with colleagues, as well as for providing care through mobile and remote medicine.

Increasing market shares abroad, attracting more foreign investment to Italy

Access to large markets – and especially the ability to penetrate markets in the most advanced emerging economies, such as the BRICS – is, at this stage, a key factor for competitiveness and growth, as shown by the experience of the Euro Area countries that are recovering more quickly from the 2008 crisis. Italy has therefore set itself the target to bring its export performance to the level reached by its best European partners and to reduce the gap in terms of export-to-GDP ratio by 2020.

Achieving this target requires that resolute action be taken on all the markets that are important for Italian exports, starting from the most advanced areas (such as Europe, North America, Japan, Australia), where the focus shall be on defending and strengthening Italy’s trade position. In the emerging economies, whose economic development is already advanced (for example China, Korea and South Africa), the aim will be to reduce Italy’s disadvantaged position, which needs consolidating in countries whose development is still at an early stage (especially Brasil, Russia, India).

An important element in this process is represented by actions to support Italian businesses in laying the foundations for starting business in less developed, but strategically important economies (such as Sub-Saharian Africa).

To deliver on these targets the Government’s action will focus on two main lines:

–	Increasing the effectiveness of the resources allocated to the promotion of Italian businesses abroad; this will require:

–	The definition of clear strategic priorities and better planning of resources, also by launching the Steering Committee on Internationalisation and making it fully operational.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
96

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

–	A less fragmented use of resources, to be achieved by strengthening support tools and through better coordination of stakeholders.

–	Optimisation of the network model on which the internationalisation supply chain is based, ensuring a key role to the new Foreign Trade Institute in cooperation with all the other stakeholders (Chambers of Commerce, Ministry of Foreign Affairs, embassies).

–	A strong involvement of banks and financial institutions supporting Italian businesses that want to invest abroad.

–	Strengthening the mechanisms of financial support for exporters. This can be achieved through closer cooperation between Cassa Depositi e Prestiti and Sace, the establishment of a dedicated financial entity modelled on Exim Banks operating in other countries and the strengthening of Simest to support international expansion plans.

Significant impetus shall be given to improving Italy’s allure as a destination for foreign direct investment (FDI). Italy’s attractiveness depends on multiple factors: quality of infrastructure, extent of restrictive regulations, market competition, functioning of labour market, certainty in the enforcement of contracts. Reforms undertaken to modernise the country in all these aspects will also make it more attractive to foreign investors. In addition, further specific actions will be taken, such as:

–	Immediate establishment of a task force to effectively protect the relationship with Large Sovereign Funds.

–	Establishment of a one-stop shop for foreign investors at the Italian Revenue Agency and the Ministry of Justice.

–	Introduction of support tools for start-ups also for incoming investment.

–	Monitoring - through the foreign network (embassies, Foreign Trade Institute, Italian Chambers of Commerce abroad) – of scouting for potential investors and promotion of opportunities, by carefully segmenting the type of investors (sovereign funds, corporations, private equity funds, SMEs) and type of investment.

Golden share

To ensure greater opening to foreign investments while maintaining a surveillance and supervision mechanism for strategic industries that are vital for the nation’s interest, the Government submitted a proposal for reforming the 1994 law on Government’s special powers in case of privatisation of State-owned companies (the so-called ‘golden share’). The Decree changed the regulations governing companies operating in the following sectors: defence, national security, energy, transport, communications and essential public services. The new regulatory framework envisages a shift from an authorisation system to a system whereby the Government can make the take-over of state-owned companies by private entities dependent on specific conditions or even oppose it in certain specific cases. The criteria on the basis of which these powers are

MINISTERO DELL’ECONOMIA E DELLE FINANZE
97

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

exerted have already been defined and are in line with the provisions of the EU treaties and the case-law of the European Court of Justice. The measures also specify the procedures for exerting special powers and the relevant legal remedies.

IV.4	A MORE EFFICIENT, EQUITABLE AND INCLUSIVE LABOUR MARKET

AGS Priority No. 4: Tackling unemployment and the social consequences of the crisis

Euro Plus Pact Priority: Stimulating employment

The reform of the labour market in a growth outlook

Delivering on the national target of 67-69 per cent of people in employment in 2020 requires that Italy’s economy be enabled to seize the opportunities and challenges offered by the opening of new markets and the advent of new technology and to recover competitiveness, while reorganising itself on the basis of new technological and organisational paradigms. A more efficient, equitable and inclusive labour market is essential to set off this chain reaction of positive change.

This is why the Government submitted a reform bill envisaging far-reaching action on all the main weaknesses of the labour market. The reform is part of the broader policies agreed on at the European Council meeting of 30 March 2012, that require Member States to make a special commitment in the fight against youth unemployment and to draw up a ‘national employment plan’ in their National Reform Programmes.

The reform of the labour market, which is the result of talks with social partners and is currently being considered by Parliament, is aimed at:

–	Fighting job insecurity and ensuring fairer distribution of employment protection mechanisms, rewarding more stable employment relationships, restoring proper use of flexibility margins introduced over the last two decades while at the same time reforming the provisions governing the termination of an employment relationship in the light of changed needs.

–	Making the entire system of safety nets and the related active labour market policies more efficient, equitable and consistent with both the requirements of the new economic set-up and with the changed structure of employment and its income-support mechanisms.

The labour market will be reformed along these lines:

–	The existing types of employment contracts have been rationalised and their number has been reduced, while beneficial forms of flexibility have been maintained and those susceptible to abuse have been limited. Permanent employment contracts will become the norm. Apprenticeship is promoted as it gives privileged access to employment relationships governed by a permanent employment contract. The training value of an apprenticeship is enhanced and a new system is introduced that links the hiring of new trainees to the fact of

MINISTERO DELL’ECONOMIA E DELLE FINANZE
98

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

having ensured a permanent contract to at least 50 per cent of trainees over the last three years. The minimum duration of apprenticeship is six months while the ratio of trainees to qualified workers has been increased from the current 1/1 ratio to 3/2.

–	Employment protection against illegitimate firing has been reformed. The new provisions are aimed at making the outcome of judicial proceedings relating to termination of employment less uncertain and at containing administrative costs and the resulting indirect costs. The new provisions also envisage that the right to reinstatement shall be ordered by the judge in case of discriminatory firing or in other cases of groundless disciplinary firing.

–	In case of firing for economic reasons a distinction must be made between two possibilities. If the judge ascertains that the reason for the dismissal of an employee is invalid, he may order the latter to be reinstated and to be compensated for damages for a maximum of 12 months of wages. On the other hand, if the judge simply ascertains that the dismissal is unjustified, the employer is sentenced to pay compensation ranging between 12 and 24 months of wages. Additional criteria are also considered, such as the employee’s seniority and whether or not he/she has actively sought new employment. However, the worker maintains the right to take legal action to prove that the firing was not based on the economic reasons offered, but on discriminatory or disciplinary reasons. In the latter two cases, if the request is sustained by the judge, the employment protection provisions relating to the other two forms of dismissal shall apply.

–	Social security and income-support measures have been reformed, both for the unemployed and those in employment. The reform safeguards and extends Italy’s wage support scheme (CIG Cassa integrazione guadagni), while the social insurance for employment (ASPI – Assicurazione sociale per l’impiego) will be introduced as of 2017; it extends coverage both in terms of benefits and possible recipients. More specifically, in addition to benefits being extended to groups previously excluded (mainly trainees numbering over 500,000 a year), insurance coverage will also be provided to those who work for short periods of time and those who enter the labour market for the first time – who are currently excluded as they are not eligible to enrol in any plan. In addition a regulatory framework is envisaged for the setting up of sectoral solidarity funds.

–	Specific forms of protection are envisaged for older workers. The reform establishes a legal framework for ‘early retirement’, with costs paid by employers. To this end, firms can strike agreements with the most representative unions to encourage early retirement among older workers.

–	Active labour policies and employment services have been reformed and strengthened. In this area that requires strong cooperation between the Government and the Regional Authorities, the aim is to make active labour policies more responsive to changed economic conditions: the task of these policies is to actually increase the employability of people and the economy’s employment rate by:

MINISTERO DELL’ECONOMIA E DELLE FINANZE
99

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

-	Encouraging people to actively seek employment, whether they have never had a job, or have lost it, with a special focus on welfare benefits recipients, so as to move the latter from welfare to work;

-	Vocational training of young people entering the labour market;

-	Life-long training of workers;

-	Upgrading the skills of those who exit the labour market, so that they can promptly be re-employed;

-	Placement of the hard-to- employ population.

The reform also affects the role of employment services and the reorganisation of the agencies providing them. In the case of employment services, uniform minimum service levels to be provided throughout the national territory will be identified. Employment agencies can provide services directly or contract them out to private agencies. In agreement with Regional Authorities a single information backbone and joint flows will be used for each worker coming not only from the database of recipients but above all from the employment information systems of the Regional Authorities.

–	Incentives have been introduced to increase women’s participation in the labour market. To this end the reform has introduced provisions to fight against the practice of using so-called ‘blank or undated letter of resignation’ using simplified modalities that imply no costs for either the employer or the employee, while at the same time strengthening the ratification regime of resignations of working mothers (with an extension until the child is three years old); it has introduced mandatory paternity leave and has strengthened the regulatory framework to encourage women’s access to leadership positions through the adoption of rules that define terms and arrangements to implement the so-called women’s quota provisions in government-owned corporations.

Protection of the family and equal opportunities

Bearing in mind Italy’s social and demographic situation, the reform of the labour market does not lose sight of family protection. Action is aimed at re-establishing a balance between the demand for family care and the demand for income, a balance that has been threatened in the last few years by the re-emergence of forms of job insecurity and new tensions in the labour market. The way in which labour policies address this key issue has far-reaching consequences on people’s lives, on their families’ decisions, on the actual strength of family solidarity as well as on the overall societal situation in developed countries.

Convinced that the lack of care services and their high cost are a hindrance to full-time employment and women’s access to the labour market, measures have been taken to ensure more services and in favour of working time organisation that enables parents to take better care of their children, while at the same time strengthening the protection of parenthood. With a view to promoting women’s participation in the labour market, vouchers shall be introduced for the provision of baby-sitting services.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
100

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

To foster a culture of shared responsibility for child care among couples, mandatory paternity leave shall be introduced.

The reform of the labour market is aimed at ensuring equal opportunities not just for women, but for all people that show some degree of frailty. In this connection, with a view to favouring labour market access and integration of disadvantaged groups such as the disabled, measures will be taken to change existing regulations (Law 68/99) and extend their scope.

The reform will also include general provisions on life-long learning, aimed at laying down the right of every person to life-long learning and to systemically link it to strategies for economic growth: youth access to work, welfare reform, active aging, exercise of active citizenship also by immigrants. More specifically, guidelines will be identified for regional integrated systems to be built by the Regions and in agreement with social partners, characterised by organisational and operational flexibility, proximity to recipients, ability to recognise and certify the skills people acquire.

Youth and growth

Youth unemployment has reached alarming levels: it is close to 32 per cent and growing. Over 2.1 million youths do not have a job and are not attending educational or training courses (‘NEET’). In Southern Italy 40 per cent of young people are unemployed. Moreover, every year a large number of them leave the country to study, do research or work abroad. To put an end to this waste of talent the Government is developing its main reform programmes with special focus on the impact they will have on young people in the awareness that what is good for the youth will benefit the whole country.

MEASURES TO IMPROVE THE STATUS OF YOUNG PEOPLE AND THE EU-ITALY ACTION TEAM

The ‘Salva Italia’, ‘Cresci Italia’, ‘Semplifica Italia’ packages and the Cohesion Action Plan have introduced several initiatives in favour of new generations. More specifically:

Simplified limited liability company for people under 35: the ‘Cresci Italia’ Decree encourages the establishment of start-ups that incorporate as a ‘simplified limited liability company’. The holder (or holders) must be under 35 years of age; notary services are provided free of charge; the minimum capital required is 1 euro; no stamp duty or other charges are applied.

Tax reliefs are envisaged for firms hiring workers under the age of 35 (besides female workers) on a permanent basis. The ‘Salva Italia’ Decree has increased deductions from 4,600 to 10,600 euro.

The figure for firms in Southern Italy goes up to 15,200 euro. Italian firms are expected to save about one billion euro in taxes.

The recruitment grant for Southern Italy: the tax rebate envisaged for firms based in Southern Italy that hire new staff has been extended to May 2013.

Universities: Through the one-stop shop within the Ministry of Education, University and Research, information (also translated into English) will be provided on the degree courses offered by all universities. Through the portal, as of 2013-2014 individual examination marks and graduation marks can be registered directly onto the student record as well. On 22 March 2012 a public consultation was launched (up to 24 April, 2012) on the legal status of diplomas.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
101

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

Professional Associations: deregulation measures relate to the three most important aspects of professions: fees and remuneration; the relationship between a professional and his/her clients; the training period young graduates must complete to access the legal profession.

Reprogramming of structural funds: over 50 per cent of the reprogramming of EU structural funds accomplished through the Cohesion Action Plan (3.7 bn) is directed towards combating youth unemployment. Reprogramming will be extended to new measures for youth training and employability, within the framework of the EU-Italy joint Action Group on youth unemployment and entrepreneurship established after the European Council meeting of 30 January 20123. The Action Group held its first meeting on 22 February 2012 in Rome.

In the wake of the measures that have already been introduced, improving youth access to the labour market and their employment prospects is one of the key objectives of the labour market reform. The most important actions will be taken on:

•

Labour flexibility: the many existing labour flexibility measures will be rationalised to maintain the positive aspects and limit opportunities for their improper use, for eluding regulatory requirements, evading taxes and avoiding payment of social security contributions, which are detrimental to competition and productivity. For the purpose of maintaining labour flexibility, which is necessary to efficiently face up both ordinary economic trends and reorganisation processes, a temporary employment contract may be extended beyond its termination date.

•

Apprenticeship: apprenticeship will become the favoured starting point for the purpose of gradually establishing a permanent employment relationship. This will be done through a system of incentives and disincentives which will be differently applied to the various types of contract.

•

ASPI: the new social insurance for employment will substantially extend coverage both in terms of recipients and benefits. More specifically, in addition to extending benefits to groups previously excluded (mainly trainees numbering over 500,000 a year), insurance coverage will also be provided to those who work for short periods of time and those who enter the labour market for the first time – who are currently excluded from any form of insurance as they are not eligible to enrol in any plan.

•	Active policies and employment services: active policies will become modern and dynamic tools for mentoring young unemployed people to find work that matches their skills.

Tackling poverty and inequality

The economic crisis makes the effort of reducing poverty permanently even more of an uphill battle. The first step in this effort is to mainstream social justice in all policies: not just within welfare policies, but also tax policies, education, regional development, etc. The Government has made a clear commitment to that effect and is already at work.

[3]	Letter of the President of the European Commission, Josè Manuel Barroso, of 31 January 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
102

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

As poverty very often goes hand in hand with exclusion and employment marginalisation, a crucial contribution to its reduction will come from reforms aimed at promoting a recovery in employment and overcoming dualism in the labour market, together with a reorganisation of safety nets. Of course this does not rule out the need to ensure the necessary support which must be provided to people who are not independent (due to age or health reasons) and all groups especially exposed to the risk of absolute poverty. Public finance constraints and the current state of the welfare system make it difficult in the short term to introduce measures to fight poverty that meet the criteria of universality and adequacy of benefits similar to those existing in almost all European countries.

The Government, however, intends to keep the issue on the agenda and is convinced that resolute actions to fight poverty can no longer be postponed, not only because of economic costs, but especially the human and social costs resulting from the marginalisation or exclusion of an increasing number of people. More specifically, the Government is planning to:

–	Confirm its intention to take measures to fight poverty, by promoting employment and modifying the relevant programmes so as to focus on target groups that show the most acute signs of social and economic distress.

–	Promote policies for reconciling work and care, by rationalising and strengthening social and health care programmes to support non self-sufficient elderly people.

–	Reorganise information flows, to make welfare benefits more effective and efficient.

–	Test an across-the-board measure to fight absolute poverty, conditional upon participation in programmes for people actively seeking employment (new social card).

–	Reform the ISEE indicator (ISEE - indicatore della situazione economica equivalente) which combines household income and wealth to regulate access to welfare benefits – to improve the ability of policies to select among welfare benefit applicants. By the end of May 2012 procedures will be reviewed to fine-tune the above indicator, on which the provision of welfare benefits will be based starting from 2013.

IV.5	MORE EFFICIENT PUBLIC ADMINISTRATION AT THE SERVICE OF CITIZENS AND BUSINESS

AGS Priority No. 5 : Modernising Public Administration

Euro-Plus Pact Priority: Stimulate competitiveness, especially by reducing administrative costs and increasing the efficiency of public administration

For a while now, Italy’s public administration has been at the centre of reform efforts aimed at increasing the efficiency and quality of public services, fighting absenteeism and introducing measurement, transparency and performance assessment practices. Over the next few months action will mainly focus on three main areas: simplification measures, strengthening of assessment mechanisms, preventing corruption.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
103

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

Simplification

The first objective is to fully implement the new measures introduced with the ‘Semplifica Italia’ Decree by 2012, by putting in place a package of ‘fast track simplification measures’ to favour growth, in line with commitments undertaken at EU level, with the aim to reduce by over 30 per cent already measured administrative costs, in sectors that have a strong impact on business. The Decree envisages targeted action on SMEs in key sectors such as privacy, contracts, security in the workplace, the environment and the regulation of entrepreneurial activities. In all these areas, simplification measures will ensure a high degree of protection of fundamental rights.

Special attention will be paid to monitoring the implementation of the various measures introduced by the decree, in particular the new general discipline regarding delegated powers aimed at ensuring a certain timeframe for concluding administrative proceedings; at the same time, monitoring will focus on enforcement of recently introduced rules regarding the elimination of certificates in the relationship between citizens and public administration and the publication on institutional websites of information and forms useful to citizens and businesses.

These measures will be supplemented by a new programme to reduce burdens over the 2012-2015 period, whereby areas to be regulated will be identified as well as timeframes and methodologies for interventions based on the principle of proportionality of burdens for protecting public interests and l outcome assessment tools, ensuring that businesses, citizens and their associations are consulted. Moreover, the implementation provisions of the Business Charter (Statuto delle imprese) will be adopted for estimating charges that have been introduced or eliminated by the new regulations.

Development of performance assessment systems

Action aimed at developing planning and performance assessment systems in general government agencies will be strengthened; these systems are essential for general government agencies to manage the funds assigned to them and reallocate dwindling resources, to address priority issues as they arise as well as to improve the quality standards of services.

The Government’s action will be aimed at removing regulatory and organisational obstacles that prevent the relevant legislation from being fully implemented4, and to strengthen the necessary administrative capacity, also through specific action targeted to the general government agencies of the regions of the Convergence Objective.

[4]	Legislative decree 150/2009.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
104

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

Fight against corruption

The fight against corruption is one of the Government’s priority actions. It is widely believed that urgent action is needed to eradicate this phenomenon that distorts markets, penalises honest businessmen and imposes huge costs on the economy, that have been estimated by the Court of Auditors to be tens of billions euro each year. This is why the government intends to implement an integrated strategy for preventing and combating corruption.

Building upon the work of the Study Committee established on 23 December 2011, a number of legislative and administrative programmes will be submitted to develop the administrative control system, protect whistle-blowers and envisage an effective system to prevent and manage the risk of corruption.

Moreover, a series of initiatives will be promoted that will increase the transparency of administrative action and the integrity of civil servants, also with regard to conflicts of interests that involve a potential clash between an official’s private interests on the one hand, and the official’s public duties on the other, implying his/her ineligibility for appointment or election to decision making bodies during his/her tenure as a public official or employee.

Also the new regulations governing crimes against the public administration, addressed by a forthcoming government initiative , will review and harmonise this sector, in line with suggestions put forward by international bodies. More specifically, it will pay attention to conducts that so far have not been considered harmful, such as trafficking of illicit influences, thereby strengthening the existing anti-corruption regulations.

IV.6	CREATING NEW SKILLS AND FOSTERING INNOVATION: SCHOOL AND UNIVERSITY EDUCATION, RESEARCH AND CULTURE

Euro Plus Priority Pact: stimulating competitiveness, more specifically a) encouraging research

The country’s strategic outlook must be based on the knowledge economy. Italy must reaffirm ‘the social value’ of education and research, which are key factors in the education of young people and in promoting youth access to the labour market, as well as in ensuring dynamism and social mobility and the competitiveness of Italy’s economy in a changing global economic environment.

Thus, it is necessary to strongly accelerate convergence with the European Union with regard to targets such as reducing drop-out rates, increasing the number of graduates and investing in research and development. On-going efforts to reduce drop-out rates will be strengthened, earmarking for this priority objective an additional 45 million euro, which 1,000 odd schools will benefit from.

As part of the Cohesion Action Plan, another programme will be launched envisaging the realisation of prototype integrated actions entrusted to school networks and other community actors (social services, the juvenile court, law-enforcement agencies, artisans, parishes, youth and solidarity centres, sports centres, associations and voluntary organisations, etc.) mainly operating in run-down areas. Finally, the implementation of the

MINISTERO DELL’ECONOMIA E DELLE FINANZE
105

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

school building programme will continue with the launch of further programmes to be financed through POR (383,9 million euro) which will meet the requirements of about 700 schools5.

In the field of university education, action will follow in the wake of the reforms accomplished in past years, ensuring the full implementation of the university reform laid down in Law No. 240/2010, by completing the legal, regulatory and organisational framework and making it fully operational. Action will develop along three lines:

Completing the reorganisation process of the university system through:

–	The start of competitive examination procedures for national scientific qualification.

–	The implementation, with the support of ANVUR, of university and course accreditation procedures.

–	Review of the funding system with special focus on managerial efficiency and balanced budgets, also by supporting universities during the introduction of the single budget and cost accounting and financial accounting procedures.

–	Reform of the PhD system.

–	Strengthening the right to study, through integrated policies to support students, thereby fostering greater social justice and mobility.

–	Favouring internationalisation processes of the tertiary education network, with a view to strengthening integration at regional and macro-regional level, avoiding duplication and diseconomies, while at the same time favouring greater integration between universities’ offerings and those of higher technical institutes.

In the field of research and innovation, continuing the actions envisaged in the National Operational Programme for Research and Competitiveness, which fall within the remit of the Ministry of Education, University and Scientific Research, will require an overall expenditure estimated at 5 billion euro, 1.8 of which are private funds. In this perspective, it is essential to ensure that national research programmes, in terms of subjects and rules of engagement, are brought into line with European programmes to the extent possible, to enable Italian firms to increasingly move towards research-intensive and knowledge-based industries, along with companies in other European countries. The Government’s priority objectives in this area are the following:

–	Promoting international competition in the field of research, by increasing the ability of firms, universities, research institutions as well as central and local government bodies to use European funds and to create new markets for innovative goods and services.

–	Develop integrated action in the field of research, as part of the smart cities and communities platform.

[5]

The Cohesion Action Plan (2012 and 2013) actually envisages the allocation of additional resources to education as part of the Priority Objectives of the regions of the convergence area, thus further developing the action undertaken with the MIUR-MATTM joint notice (so called ‘sliding lists’).

MINISTERO DELL’ECONOMIA E DELLE FINANZE
106

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

–	Supporting public research and making it suitable for the knowledge and innovation economy.

–	Encouraging and making the most of cooperation and synergies between public and the private research sectors.

The introduction of an ‘automatic’ and permanent R&D tax credit mechanism will be considered as part of the review of business incentives.

Promoting culture for development

Culture is not just a key and essential element of economic and social development, but it is also its driving force, especially in these times of crisis. This is why further promotion, dynamic preservation and enhancement of cultural assets, which Italy is uniquely endowed with, must be strengthened and carefully targeted to development. In a perspective based on durable as well as sustainable welfare, aimed at enhancing and improving citizens’ ability to enjoy their cultural heritage as well, the Government will promote, by means of a specific legal and fiscal framework, the broadest and most effective synergy and cooperation among resources – whether material or human – of the social private sector and of government institutions.

With regard to museums and archaeological areas, archives and libraries, film and live performances as well as copyrights, action will be aimed at introducing provisions that improve the effectiveness and efficiency of management and the quality of services to citizens. This action will be predicated on principles of transparency and optimal use of resources. Also the protection of landscape shall be viewed as a factor of development, with special attention paid to the revitalisation of urban centres and run-down suburban areas, through new regulations on architectural quality.

A part from systematically and lastingly increasing Italy’s appeal as a tourist destination, strengthening cultural activities and enhancing cultural assets help consolidate Italy’s role in the European Union as the principal heir to the arts and historical heritage of Europe and as an actor in revitalisation and cultural innovation processes, which are needed to design and implement patterns of development for the post-crisis era.

IV.7	TOWARDS MORE SUSTAINABLE GROWTH

The objectives set in the Europe 2020 Strategy on energy and climate change contain a strong potential for switching over to a low-carbon economy and a more efficient use of natural resources. This is an opportunity for Italy, considering that it must pay greater attention to the weaknesses of its natural environment, cut down on its energy bill and given its strong potential for green growth. To this end, the Government will focus on the development of policies for sustainable growth and energy policy based on a strategic vision.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
107

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

Sustainable growth and green economy

As part of the European objectives, national measures for sustainable growth and development in 2012 will focus on five main areas:

–	‘Switching to a low-carbon economy’: here the aim is to reduce the economy’s carbon footprint, including through the development of and gradual switch to an energy system based on high-performance tri-generation (electricity, heat and cooling) and the related development of local smart grids; the gradual switch to a national supply-chain of green technology; incentives for environmentally efficient buildings; the development of waste-to-energy plants.

To this end the National CO2 and other GHG Emissions Reduction Plan will be adopted and the decrees to encourage the use of renewable sources will be finalised; a list of technologies, systems and products contributing to the reduction of GHG emissions and other air pollutants will be drawn up and updated.

–	Integrated management of the water cycle. Here the Government’s action aims at: cutting water consumption, balancing water use (among industry, energy, agriculture, human consumption), encouraging the collection and treatment of waste water as well as re-use of waste water in agriculture and industry. A major role will be played by the requirements envisaged in the new regulatory framework for the integrated management of water resources and the implementation of urgent measures to settle infringement proceedings relating to water.

–	Protection of the environment. Considering the environmental emergencies that have occurred in Italy in the last few years, it is essential for the government to focus on preventing hydro-geological risks and reviewing land use on the basis of updated versions of hazard maps. The drawing up of a Climate Change Adjustment Plan is a step in this direction.

–	Recovery and re-use of decommissioned industrial sites in urban areas undergoing redevelopment. With a view to recovering key areas for urban development that for years have remained unused due to reclamation of contaminated site procedures or litigation proceedings, the Government will start reviewing provisions on the reclamation of contaminated sites in urban areas.

–	Protection, reclamation and enhancement of natural areas that are main tourist destinations and parks.

A new energy strategy for the country

The energy industry is a key element for the country’s sustainable growth and is a key factor for business competitiveness and household budgets. There are both positive and negative aspects of Italy’s current situation. On the one hand, Italy compares well with similar countries in terms of service quality (for example duration of power outages) and environmental impact. Moreover, Italy’s regulation of the electricity sector is one of the most advanced in the world and the market is now totally liberalised. On the other hand, security of energy supply (especially gas) needs to be increased, costs/prices for

MINISTERO DELL’ECONOMIA E DELLE FINANZE
108

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

consumers must be made more competitive (in Italy they are much higher than in other European countries), and there is a need to develop Italy’s technological leadership in some leading industries such as energy efficiency, hydrocarbon mining and innovative renewable energy.

To tackle these challenges the Government intends to design a National Energy Strategy, based on three main objectives: cheaper and more competitive energy for business and consumers, more reliable energy supply and economic growth linked to the energy sector, while protecting the environment. The National Energy Strategy will focus on the following main points:

–	Energy efficiency. Italy intends to pursue true leadership in energy efficiency on the basis of a national comprehensive plan including: regulations on standards for equipment and buildings; enforcement of provisions; raising the awareness of consumers through education and communication campaigns; extension/reorganisation of incentives.

–	Development of a Southern European Gas Hub. Gas is a key input for Italy (Italy is the most heavily dependent of European countries on gas) but this is also a drag on the economy due to prices that on average are higher than in other countries. Italy could become the main hub for conveying Southern Mediterranean gas to the rest of Europe.

–	Besides protecting Italy from future gas crises and turning Italy into a gas (re)-exporting country, this model aims at creating a liquid and competitive domestic market, with gas prices that will (hopefully) be in line with (if not lower than) those of other European countries. Moreover, this should enable a reduction of costs and prices in the electricity market, thereby bringing about a rebalancing of electricity imports and exports. This will require promoting both the development of new physical infrastructure and a more modern regulatory framework encouraging a more efficient market structure. More specifically, the emphasis will be on:

–	Promoting the development by private companies of key infrastructure such as LNG regasification terminals, gas import pipelines and storage facilities;

–	Clarifying the regulatory framework, first of all through Snam unbundling, with a view to having a gas network operator that can develop the necessary infrastructure (regasification plants, gas pipelines, storage facilities) more deftly and operate coordinating its activities with other European network operators, so as to contribute to the functioning of a competitive gas market in Europe; introducing market rules that are more conducive to liquidity and competition, also by adopting rules for improving the gas stock exchange.

–	Sustainable development of renewable energies. The aim is balanced growth in this sector with a view to reaching and possibly exceeding the targets set in the 2020 Climate-Energy Package, especially in the electricity sector, while at the same time reducing the surcharge on electricity bills to support renewable energy sources. This will require a different approach by re-shifting the emphasis laid on the electricity sector to the detriment of the more efficient heat and energy-efficiency sectors and reorganising production incentives, which are quite lavish, especially for solar energy, and lack proper mechanisms to contain

MINISTERO DELL’ECONOMIA E DELLE FINANZE
109

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

volumes. To this end, two draft ministerial decrees are being adopted that set out the new incentives for photovoltaic energy and non-photovoltaic renewable electric energy (hydroelectric, geothermal, wind, biomass, biogas). The new regimes bring incentives into line with European ones, adjusting them to trends in market costs and favouring highly innovative technologies with stronger spill-over effects on the national production supply-chain with highly innovative content , while also introducing mechanisms to avoid distortions at local level and conflicts with other supply chains, especially the food supply chain.

–	Revitalising the domestic production of hydrocarbons. Italy has large natural gas and oil reserves. A large part of these reserves could be tapped relatively quickly and in compliance with environmental protection standards, which would enable meeting demand for consumption well above the current 10 per cent share. Taking concrete steps in this direction would enable the mobilisation of substantial investment volumes, the creation of additional stable jobs, the reduction of the energy import bill and an increase in both national and local tax revenues. To deliver on this target, national regulations on authorisations and concessions, which are cumbersome and in many ways more restrictive than European ones, need to be brought into line with international standards.

IV.8	USING COHESION POLICY EFFECTIVELY TO REDUCE REGIONAL DISPARITIES

In the course of 2012, the reprogramming of Structural Funds that begun with the Cohesion Action Plan, will also be extended to National Programmes for Research and Competitiveness; Technical Assistance; System Actions and the two Interregional Programmes, ‘Attractors’ and ‘Renewable Energy’. Through this reprogramming, priority will be given to:

–	Strengthening child care services and care for elderly persons who are not self-sufficient.

–	Promoting vibrant industrial areas, especially those with export capacity, through multiple means.

–	Promoting youth employment.

–	Improving the speed with which civil justice is enforced.

–	Making the most of large cultural centres as engines of regional and local development.

These programmes will be promoted and implemented with strengthened monitoring and assessment methods, along the lines set out in the Cohesion Action Plan. Their actual implementation will be grounded on criteria of utmost transparency, also by resorting to open data techniques. At the same time, with the unfreezing of the development and cohesion fund, action to recover integration and complementarity between Community and national planning will continue.

By anticipating some of the key features of the cohesion policy reform, which is currently being negotiated, this action responds to the need to speed up and upgrade the 2007-2013 programmes, while permitting the beginning of a new approach for the 2014-2010

MINISTERO DELL’ECONOMIA E DELLE FINANZE
110

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

cycle. In this perspective, the Government will take action to ensure that the efficacy requirements (so-called ex-ante conditionality) – as envisaged for each sector by the draft Community regulation currently under discussion - of programmes co-financed by structural funds are fully operational.

MINISTERO DELL’ECONOMIA E DELLE FINANZE
111

DOCUMENTO DI ECONOMIA E FINANZA – PROGRAMMA NAZIONALE DI RIFORMA

MINISTERO DELL’ECONOMIA E DELLE FINANZE
112

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Annex to the

Economic and Financial Document 2012

National Reform Programme

Grid of measures contained in the National Reform Programme

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

DESCRIPTION OF THE GRID ANNEXED TO THE NRP

The main measures described in this National Reform Programme (NRP) have been summed up in a grid, in order to allow a quantitative evaluation of their effects, through econometric models used by the Treasury Department.

The grid comprises several items with the purpose of describing the reforms, quantifying their impact on the public budget and evidencing the purpose they are expected to fulfil vis-à-vis EU objectives.

In order to provide a more rapid ordering of the measures and their effects, the reforms have been grouped together in the following macro areas:

–	public expenditure containment;

–	energy and the environment;

–	federalism;

–	infrastructure and development;

–	innovation and human capital;

–	employment and pensions;

–	product market, competition and administrative efficiency;

–	business support;

–	financial system.

First, the regulatory reference is given for each measure starting with primary regulatory sources (laws, legislative decrees), and then the references are given for legislative bills or programmes or specific projects even though they may not be of a regulatory nature. This is followed by a brief description of each measure and its implementation state.

The latter is defined according to the type of action through which the measure is implemented. This ranges from measures not yet implemented – i.e. still being planned – to those adopted by the Cabinet, up to the measures published in the Official Journal. Once the measure becomes definitive, the implementation stage starts (‘implementation underway’ or ‘implementation started’). It should be pointed out that in the case of delegated legislation, the publication in the Official Journal of the legislative decree is required for the start of the implementation phase. Finally, when the regulatory provision is no longer in effect or the measure was completed, the term ‘finished’ is used, but the measure is kept in the grid if it is likely to have residual effects in the period covered by the NRP.

The column relating to the implementation stage should be read together with the subsequent column headed ‘progress’. The first stage is ‘still in planning’, which indicates the existence of a general orientation about the measure; the second is the ‘legislated’ phase in which the specific regulatory contents of the measure are defined; then follows the ‘operational’ phase in which the measure goes into effect; finally, there is the ‘completed’ phase, indicating the implementation of the measure is complete.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The columns marked ‘Start Date’ and ‘End Date’ specify the years, or even the quarters, stating from which and up to which the measure is to be implemented in the period covered by the NRP.

For each measure (wherever possible) there is an evaluation of the impact on public finance in terms of higher/lower expenditures or higher/lower revenues. In general, the grid contains measures with a negative impact on public finance; however, there may also be measures with no impact or measures that result in lower spending and higher revenues.

Lastly, the final columns list the measures in accordance with the objectives and priorities agreed at the European level.

By employing ‘bottlenecks’ in the Italian economy, each measure has been included in one of the following areas:

–	Fiscal consolidation and public debt (bottleneck no. 1);

–	Competitiveness (bottleneck no. 2);

–	Labour market (bottleneck no. 3);

–	Product market - Competition and administrative efficiency (bottleneck no. 4);

–	Innovation - R&D (bottleneck no. 5);

–	Infrastructure completion (bottleneck no. 6);

–	Reducing regional disparities (bottleneck no. 7).

Based	on the ‘Europe 2020’ strategy, the following objectives have been set out:

–	Renewable sources;

–	Energy efficiency;

–	Employment rate;

–	School drop-outs;

–	University education;

–	R&D;

–	Fight against poverty.

As specified in the ‘Annual Growth Survey’, each measure was classified according to the priority it can meet, and in particular:

–	Fiscal consolidation;

–	Pension reform;

–	Making work more attractive;

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	Getting the unemployed back to work;

–	Balancing job security and job flexibility;

–	Attracting private capital to finance growth;

–	Freeing the potential of the single market;

–	Efficient access to energy

As specified in the ‘Annual Growth Survey 2012’, each measure has been classified according to the priority to which it responds, and in particular:

–	Pursuing differentiated growth-friendly fiscal consolidation (fiscal consolidation);

–	Tackling unemployment and the social consequences of the crisis;

–	Promoting growth and competitiveness for today and tomorrow;

–	Modernising Public Administration (P.A.);

–	Restoring normal lending to the economy.

Finally, in accordance with specifications of the ‘Country Specific Recommendations (CSR) 2011’, each measure was classified in accordance with the priority to which it responds, and in particular:

–	Take steps to accelerate in a cost-effective way growth-enhancing expenditure co-financed by cohesion policy funds in order to reduce the persistent disparities between Regions;

–	Extend the process of opening up the services sector to further competition;

–	Reduce the length of contract law enforcement procedures;

–	Implement the fiscal consolidation;

–	Reinforce measures to combat segmentation in the labour market;

–	Take steps to promote greater participation of women in the labour market;

–	Step up efforts to fight undeclared work;

–	Ensure that wage growth better reflects productivity developments as well as local and corporate conditions;

–	Encourage investment in R&D in the private sector;

–	Cohesion policy;

–	Promote the access of SMEs to capital markets

The following charts show the distribution of CSR (Country Specific Recommendations), according to the objectives of the Europe 2020 Strategy and by ‘bottleneck’.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
1	Public expenditure containment	Spending review and elimination of past- expenditure criterion in the Public Administrations	Art. 39 and 41, L 196/2009; Art. 9, DL 98/2011 (L 111/2011); Art. 01, DL 138/2011 (L148/2011); Lgs D. 123/2011, in particular Art. 4 and Title V	Spending review and definition of standard costs of spending programmes of the general government by the spending review and analysis teams. Activity regulated and strengthened by Lgs D 123/2011. Presentation to Parliament of a programme for reorganising public spending; in particular the programme contains the guidelines for the operational integration of the tax agencies, the combination of the public welfare entities, the streamlining of the reorganisation of civil, penal, administrative, military and tax courts, and the reorganisation of the consular and diplomatic network. Three -year report on expenditure of the Public Administrations.	Start-up of the activity of the Analysis and Evaluation of Expenditure Units	Legislated	2010; for the Analysis and Evaluation of Expenditure Units, May 2011		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

2	Public expenditure containment	Abolition, incorporation and reorganisation of Public Entities and Bodies	Art. 6, par. 15- 18, 7, DL 78/2010 (L 122/2010); Art. 14, DL 98/2011 (L 111/2011); Art. 21 and 22, DL 201/2011 (L 214/2011)	Abolition and incorporation of public entities and bodies (including, Ipsema, Ispesl, Ipost, Istituto Luce, Cinecittà; Inpdap and Enpals; Agency for Nuclear Security, etc.); establishment of national anti-corruption authority; reduction of contributions for public and private entities; reduction of operating expenditures and reorganisation of agencies; mechanisms for reinforcing the monitoring of the public expenditure.	Implementation in process	Operational	June 2010	Art. 6, DL
78/2010
provides €350
mn of
additional
State revenues
in 2010. With
reference to
Art. 7
paragraphs 1-
19 of DL
78/2010, the
effects in
terms of the
net balance to
be financed
are not
discounted.
Instead,
expenditure
savings - in
terms of net
borrowing -
have been
quantified for
€2.3 mn in
2011-2013.
Effects on the
net balance to
be financed
and net
borrowing
come from
paragraph 24
(€26.2 mn of
lower
expenditures
during 2011-
2013) and
from
paragraph 31
(€2 mn of
higher
expenditure
for 2011).
With reference
to Art. 21 of
DL 201/2011,
it is noted that
the transfer of
the positions
from the
INPDAP
auditors board
to the top-tier
directorate of
the controlling
ministries is
neutral in
terms of net
borrowing,
taking into
account the
offsetting
between
different sub-
sectors. For
the net balance
to be financed,
there is a
charge to the
State budget
arising from
the
compensation
to be paid in
relation to new
top-level
management
jobs,
previously
paid by the
welfare
entities, in the
amount of
€1.5 mn per
year with tax
as from 2012.
The closing of
entities and
agencies
provided by
Art. 21 will
generate
benefits in
terms of lower
expenditure
for the State
budget (€1.9
mn for 2012
and €0.7 mn in
2013 and
2014) and the
Public
Administration
(€1.6 mn in
2012 and €0.4
mn in 2013
									and 2014).	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
3	Public expenditure containment	Rationalisation of the healthcare expenditure	1. See measure no. 16, 2011 NRP. 2. Art. 17, DL 98/2011(L 111/2011); Art. 33,par. 32-33, L183/2011	2. In addition to the provisions of measure no. 16, 2011 NRP, DL 98/2011 provides for other measures of expenditure containment for services and public procurement medical devices, pharmaceuticals, etc. The Stability Law provides for assignments in favour of university hospitals.	Started	Opearational	July 2011	2. DL 98/2011
entails
expenditure
savings for
€2.5 bn in
2013 and
€5.45 bn as of
2014 in terms
of the net
balance to be
financed (€5.0
bn in terms of
net
borrowing).
The increase
in the level of
State financing
of the NHS
entails a
charge both in
terms of State
budget and the
Public
Administration
of €105 mn for
2011. The
assignments
provided by
the Stability
Law entail a
charge of €100
mn in terms of
both the net
balance to be
financed and
borrowing in
									2012.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

4	Public expenditure containment	Recognition of the real property assets of the Public Administrations	L 191/2009 (FL for 2010) Art. 2 par. 222 and articles thereafter.	Project ‘Asset reporting at market value’: opening of the portal on the web site of the Ministry of the Economy and Finance ;; Public Administrations (listed on the S13 ISTAT list) must register on the portal and provide data related to the real property (land and buildings), owned or hold in any other manner (i.e. rent).	Started	Operational	18 February 2010		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

5	Public expenditure containment	Taxation of banks and of financial transactions	Art. 23, par. 5- 6, DL 98/2011 (L 111/2011); Art. 2, ¶ 13, DL 138/2011; Art. 19, par. 1-5, DL 201/2011; Art. 94, DL 1/2012 (L27/2012)	Increase in the regional tax on productive activity (IRAP) for banks and insurers. New tax for deposit accounts. Withholding tax on interest earned and other income from securities raised to 20 per cent.	Implementation in process	Operational	July 2011	In the Art.23
paragraphs 5
and 6 of DL
98/2011
(IRAP
increase of
0.75
percentage
points for
banks and 2
percentage
points for
insurance)
entail higher
revenues of
€1,011.9 mn
in 2012,
€541.1 mn as
from 2013;
Paragraph 7
was amended
as from 2012
by Art. 19
paragraph 1 -5
of the DL
201/2011 and
the
incremental
revenues from
the stamp duty
tax on
securities
deposit
accounts
amount to
€2,642.7 mn
in 2012,
€4,721.4 mn
in 2013, and
€3,018 mn as
from 2014.
Paragraph 13
of Art. 2 of
DL 138 is part
of the more
broad reform
of the entire
system of
taxing
financial
income, the
overall effects
of which are
equal to
€1,421 mn in
2012, €1,534
mn in 2013
and €1,915 mn
									in 2014.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

6	Public expenditure containment	Value enhancements to and sales of the public real property assets. Sales of farmland	Art. 33, DL 98/2011 (L 111/2011); Art. 6-7, L 183/2011; Art. 27, par. 1-3, DL 201/2011 (L 214/2011); Art. 66, DL 1/2012 (L 27/2012)	Establishment of Real Estate investment Funds and funds management companies for the purpose of enhancing the value of and/or divesting public real property assets Various provisions for the restructuring and value enhancement of the real properties of territorial entities (plan for the disposal and/or value enhancement of the properties, territorial unified programmes for enhancing the value of real properties; etc.). Even State-owned agricultural land can be sold or leased; the assets cannot be used for any other purpose until 20 years after the disposal	Implementation in process	Operational			From the provisions of DL 98/2011 and the Stability Law 183/2011, higher expenditures for the State budget of €3 mn in 2012, and €1 mn per year in 2013 and 2014.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
7	Public expenditure containment	Containment of the expenditure for public work	Art. 16, DL 98/2011 (L 111/2011)	Measures of streamlining and containment of the expenditure, including: a)1-year extension of limitations on hiring for the Public Administrations; b) extension to 2014 of the limits on salary increases; c) setting of criteria for calculating contractual vacation pay for 2015-17; d) rules for the procedures for compulsory personnel transfers.	Implementation in process	Operational	The
provision
entails lower
expenditure
in terms of
net
borrowing in
the amounts
of €70 mn
for 2013 and
€1,440 mn
for 2014.
Savings for
2015 and
starting from
2016 are
planned
lower
expenditures
for €660 mn
and €730
mn,
respectively.
The amounts
indicated
(taken from
the
Technical
Report) are
with induced
effects and
also include
less labour
cost in the
Regions,
local
autonomous
entities and
the NHS
(discounted
instead in
Attached no.
3 as part of
the
respective
pacts).
Finally, in
consideration
of the
reference to
the special
regulatory
acts, the
effects in
terms of net
balance to be
financed
have not
been
									discounted.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

8	Public expenditure containment	Reorganisation of education expenditure	Art. 19, DL 98/2011 (L 111/2011)	a) Start of extraordinary recruitment programme to be concluded by 31 August 2012; b) institution of a fund for the national evaluation system funded via lower expenditure in 2012-2014; c) aggregation of nursery, primary and secondary schools with less than 1,000 students into unified institutions; d) limit on staffing (teachers, assistants and support personnel - ATA-) starting with the 2012-2013 school year and obligation to achieve the annual economies provided by Article 64 of the DL 112/2008 cvt. into L. 133/2008; ;e) as of the 2012-2013 academic year, the non-appointment of a school director in schools with less than 600 students, with the director’s duties given to the acting deputy; as of the 2012-2013 academic year, the non-appointment of the DSGA, with the related duties to be shared with another school and a number of students under 600 enrolled; f) determination of the teaching staff to support handicapped students with the average ratio of one professor for every two handicapped students with medical commission for such determination to include an INPS representative; g) voluntary transfer of teachers not suited for teaching to an administrative role within education, or thereafter, mandatory transfer of such personnel to administrative roles in other areas. The measures are designed to help strengthen the school system and to facilitate the achievement of the economies referenced in Article 64 of DL 112/2008 converted with amendments by L 133/2008.	Implementation in process	Operational	July 2011	December 2014	No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

9	Public expenditure containment	Amendment of the Robin Tax	Art. 7, DL 138/2011 (L 148/2011)	Application of an additional 6.5 percentage-point tax on the income of persons who, during the preceding tax period, realized revenues of more than €10 mn (no longer €25 mn) and taxable income of more than €1 mn and who operate in the energy sector. In the 2011-2013 period, the increase in the tax rate is equal to 4 percentage points, versus the 6.5 percentage points previously in effect.					Higher revenues of €1,800 mn in 2012 and €900 mn per year during the 2013- 2014 period.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

	Desciption of measures								Classification of measures
Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
10	Public expenditure containment	Costs reduction of Government institutions and other measures	Art. 2-5, DL 98/2011 (L 111/2011); Art. 13-16, DL 138/2011 (L 148/2011); Art. 23, DL 201/2011 (L214/2011)	Reduction in the salaries or fees in excess of €90,000 per year (pre-tax) owing to members of constitutional bodies; incompatibility of a position in Parliament with any other public office; reduction in the number of the provincial and regional council members and the number of assessors; reduction in the fees due to members of the Parliament; abolition of provinces with a limited extension and reduction in the functions assigned to them; merging of municipalities. Limits on the use of State-owned cars and other benefits. Reduction of the number of members of authorities and ‘Consiglio Nazionale Economia e Lavoro – CNEL’ and of appropriations to them.The economic compensation to the chief judge of the Supreme Court is the maximum parameter of reference for all-inclusive economic compensation per year for anyone who receives fees or salaries paid for with public finances.	Cost reduction
of public
institutions will
be definitively
quantified. The
measures of DL
201/2011 entail
lower
expenditures in
terms of net
balance to be
financed in the
amount of €0.5
mn in 2012
(€0.3 mn in
terms of net
borrowing) and
€1.5 mn in 2013
and 2014 (0.8 in
terms of net
								borrowing).	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

11	Public expenditure containment	Recovery of tax evasion	Art. 1, par. 12bis-12ter, DL 138/2011 (L 148/2011); Art. 2, par. 36undecies. 36vicies, 36viciesbis; Art. 6, par. 6bis, DL 138/2011 (L 148/2011); Art. 10-11, DL 201/2011 (L 214/2011); Art. 3, par. 1 and 2 and 3-4, DL 16/2012	a) Municipalities may participate in tax assessment activity, claiming 100 per cent of the amount collected; b) tax penalties for companies reporting losses for more than three consecutive years; c) obligations of reporting corporate assets made available to shareholders; d) performance reserve for transparent taxpayers and taxpayers in line with sector studies; e) limits of €1,000 for the use of cash. The legislation provides that the provisions that prohibit the use of cash in excess of €1,000 do not apply in the case of purchases of goods effected by resident physical persons outside of the territory of the State and foreign citizens, with particular money-laundering-prevention guarantees; the payment of wages and pensions in excess of €1,000 through bank/postal electronic payment instruments has been deferred to 1 May 2012; and f) establishment of a financial transfers and relationships databank within the tax authorities general records.	Implementation in process	Legislated	I Q2012	No financial
effect for the
amendment of
the traceability
referenced in
DL 16/2012.
The fight
against tax
evasion is
expected to
generate higher
revenues for the
State in the
amounts of
€788.1 mn in
2012, €1,912.2
mn in 2013 and
€1,930.9 mn in
2014. For the
Public
Administrations,
higher revenues
are estimated at
€448.2 mn in
2012, €1,204.2
mn in 2013 and
€1,222.9 mn in
								2014.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

12	Public expenditure containment	Rationalisation and lower expenditures for ministries, Public Administrations and organisational units	Art. 6, par. 1- 14, 8, DL 78/2010 (L 122/2010); Art. 10, par.1-2, DL 98/2011 (L 111/2011);Art. 1, par. 01 – 5, DL 138/2011 (L 148/2011); Art. 3-4, L 183/2011	Various spending containment measures (e.g. reduction of fees, compensation, attendance fees and other benefits to members of collective bodies who are paid by Public Administrations.; honorary participation in collective bodies of entities receiving public subsidies; spending limits for ordinary and extraordinary maintenance of owned and leased real property; reductions of expenditure on running the ministries and the amounts allocated to the spending missions for each ministry; central administrations’ contribution to the objectives of public finance, etc.)	Measures in DL
78/2010 entail
no further
burden. DL
98/2011 and L.
138/2011 entail
€7.5 bn of less
expenditure in
terms of the net
balance to be
financed (€7.0
bn in terms of
borrowing) in
2012, €6.0 bn in
2013 and of
€5.0 bn in 2014.
Measures in L
183/2011 are
expected to
generate less
labour costs for
€8.4 mn in 2012
and €7.5 mn in
								2013 and 2014.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
13	Public expenditure containment	Increase in VAT rate and excise taxes	Art. 2, par. 2bis- 2quater, DL 138/2011 (L 148/2011); Art. 15 and 18, DL 201/2011 (L 214/2011)	DL 138/2011: change of one percentage point in ordinary VAT rate; DL 201/2011: increase in excise taxes to pay for charges associated with the granting of benefits for the operator as well as for harmonising the European rates; DL 201/2011: safeguard clause, increase of VAT rates by 2 percentage points (from 10 to 12 per cent and from 21 to 23 per cent) as of 1 October 2012, and again by 0.5 percentage points as of 2014.	Implementation in process	Operational	August 2011	The VAT
rate
increase
from 20 to
21 per
cent and
from 21 to
23 per
cent is
expected
to yield
higher
revenues
of €700
mn in
2011,
€7,516
mn in
2012,
€17,355
mn in
2013 and
€20,636
mn in
2014. The
excise tax
rates
increase is
expected
to
generate
higher
revenues
(inclusive
of the
induced
effects) of
€5,901.2
mn in
2012,
€5,879.1
mn in
2013, and
€5,857
mn in
									2014	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

14	Contenimento della spesa pubblica	Tax audits	Art. 11-12, DL 201/2011 (L 214/2011)	Criminal offence for exhibition of false documents and tax authority’s access to banking data; limit for payments in cash.	Implementation in process	Operational	December 2011		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

15	Contenimento della spesa pubblica	Extension of ISEE application	Art. 5, DL 201/2011 (L 214/2011)	New means for defining ISEE (Indicator of the Equivalent Economic Situation) so as to reinforce the equity component, even if not fiscally relevant.	Adopted	Adopted	May 2011		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

16	Contenimento della spesa pubblica	Other fiscal measures	Art. 16, 26 and 28, DL 201/2011 (L 214/2011)	Tax on the ownership of the luxury auto cars; tax on docking and sailing of ships in Italian waters; tax on the ownership of airplanes. The prescription of the lira banknotes still outstanding has been moved forward. The regional personal income tax is increased.	Implementation in process	Operational	December 2011		The taxation of luxury cars, private airplanes and boats entails an increase of tax revenues amounting to €386.7 mn in 2012, €381.8 mn in 2013 and €383.9 as from 2014.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

17	Contenimento della spesa pubblica	Definition of the role of CONSIP	Art. 29, DL 201/2011 (L 214/2011)	On the basis of special agreements governing their relationships, the central Public Administrations may make use of CONSIP S.p.A., which serves as the procurement centre for purchases of goods and services above the EU threshold of significance. National welfare and social-assistance entities may also make use of CONSIP S.p.A. for executing the functions of a buying centre, signing special agreements for the governance of the related relationships.	Implementation in process	Operational	December 2011		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

18	Contenimento della spesa pubblica	Restriction on use of higher revenues	Art. 48, DL 201/2011 (L 214/2011)	All higher revenues will be earmarked for achievement of the public finance objectives agreed at a European Level.	Implementation in process	Operational	December 2011		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
19	Federalism	Fiscal federalism	1. See measure no. 11, 2011 NRP. 2. Enabling Act no.42 of 5 May 2009	2. See measures no.11-14, 2011 NRP for the implementation decrees published in the Official Journal before April 2011. The approved decrees since April 2011 are reported in the rows hereunder.	Implementation in process. There are eight legislative decrees in effect. Their implementation is subordinated to the entry into force of regulatory acts and to the adoption of numerous administrative acts.	Stiill in planning stage	May 2009	Nov. 2011	2. No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

20	Federalism	Standard requirements for Local Entities	1. See measure no. 12, 2011 NRP. 2. Lgs D. 216/2010	2. Determination of the standard requirements for Local Authorities for the purpose of the financing of the expenditure in relation to basic functions and essential service levels. At present, SOSE S.p.a. is preparing the methodologies for identifying the standard requirements.	Published in the Official Journal	Still in planning stsage	2011	2017	2. The 2011 Stability Law (paragraph 23, leter a) authorised an expenditure of €5 mn per year for 2011, 2012 and 2013 in favour of SOSE.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

21	Federalism	Municipal fiscal federalism	1. See measure no.13, 2011 NRP 2. Lgs D. 23/2011	2. Various measures were adopted, including: - Circular of the Revenue Authority - Prot. No. 2011/55394 of 7 April 2011 which determines how to exercise the option for the application of the new rent tax and to pay it; - DPCM (Prime Minister’s Decree) 17.06.2011 which sets the rate for sharing VAT for 2011 at 2.58 per cent of 2011 VAT revenues (net of the share going to the EU and other amounts) and the assignment method of the amount shared to the municipalities; - Decree of the Interior Ministry of 21 June 2011 which sets the amount of transfers still assigned to municipalities for 2011; - Decree of the Interior Ministry of 21 June 2011 which sets the amount to be set aside for the Experimental Rebalancing Fund for 2011, as well as the splitting and payment methods The decrees in relation to the final two points above listed are now being finalised for 2012.	Published in the Official Journal	Still in planning stsage	2011	2014	2. The Decree
of the
Ministry of
Interior of 21
June 2011 set
the amount of
the State’s tax
transfers at
approximately
€11.265 bn
and the non-
tax transfers at
around
€610.569 bn
for the benefit
of
municipalities.
The amount of
the fund is
approximately
									€8.376 bn.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
22	Federalism	State property federalism	1. See measure no.14, 2011 NRP. 2. Art. 27, par. 8, DL201/2011 (L214/2011) The implementation of Lgs D. 85/2010 is subordinated to the adoption of additional acts. L’attuazione del D.Lgs. 85/2010 è subordinata all'adozione di ulteriori atti	2. To date, the following steps have been taken: - Decree of the director of the State Property Agency containing a list of buildings not to be transferred to territorial entities. Negative opinion of the State-Regions- Territorial Entities Joint Conference. - DPCM draft with list of assets to be transferred to territorial entities. No agreement reached at the Joint Conference (see above). It is also noted that the Ministry for National Heritage and Culture has taken numerous steps in agreement with the State Property Agency for the definition of operational procedures regarding the transfer to territorial entities of real properties belonging to the State's cultural heritage.	Published in the Official Journal	Operational	2010	2014	No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

23	Federalism	Regional and provincial federalism	Lgs D. 68/2011	It identifies the sources of financing of the ordinary- statute Regions and of Provinces, providing for the simultaneous abolition of the State transfers. It also determines the standard costs and requirements for the healthcare sector. The Accord for the Local Public Transport services (LPT) signed by the Government and the Regions on 21 December 2011 provided that a pact was to be signed by February 2012. The latter would, inter alia, 'need to be functional to the definition of the amount of the resources to be replaced with local taxes and the means to do it starting in 2013' in order to substitute State’s transfers. The decrees for the State's tax transfers to the provinces and for the definition of the criteria for splitting the Experimental Rebalancing Fund among the provinces are now being defined.	Published in the Official Journal	Legislated	2011	2017	The decree contains provisions with a total neutral effect on public finance.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

24	Federalism	Introduction of the Owner-Occupied Housing Taxation (IMU) and Waste Disposal Tax (TARES)	Artt. 13 e 14 del D.L. 201/2011 (L. 214/2011)	Art. 13: Introduction of municipal tax on real property (IMU) including owner-occupied housing, with revaluation of property-register multipliers. Art. 14: Introduction of tax on waste and services (TARES) to cover the costs of managing urban solid waste and the delivery of other indivisible services.	Implementation in progress	Operational	January 2012	The
introduction of
the Owner-
Occupied
Housing
Taxation
(IMU) entails
higher
revenues in
terms of net
balance to be
financed of
€9,032.4 mn in
2012, and
€9,167.4 as
from 2013, as
well as lower
transfers from
the State
budget in the
amounts of
€1,627.4 mn in
2012, €1,762.4
in 2013 and
€2,162.4 in
2014. The total
impact in terms
of net
borrowing is
€10,659.8 mn
(higher
revenues) in
2012,
€10,929.8 in
2013 and
€11,329.8 in
2014. The
application of
Waste Disposal
Tax (TARES)
will entail
lower transfers
from the State
budget by €1.0
bn in 2013 and
2014 which, in
terms of Public
Administration,
will translate
into higher
revenues for
the same
									amount.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
25	Federalism	Harmonisation of the accounting systems and budget schemes	Lgs D. 118/2011; Two Decree of Prime Minister 28 December 2011	Adoption of uniform common budget formats and accounting rules for the regions, local authorities and the respective support entities and bodies. A two-year experimentation phase is provided on the base of the following Prime Minister’s Decrees (DPCM): - one DPCM sets the means for experimentation (‘Experimentation of the rules covering the accounting systems and budget formats for the regions, local authorities and their entities and bodies referenced in Article 36 of the Legislative Decree No. 118/2011’); - the other identifies the entities that will be involved in the experimentation (‘Identification of the administrations participating in the experimentation of the rules covering the accounting systems and budget formats for the regions, local authorities and their entities and bodies referenced in Article 36 of the Legislative Decree No. 118/2011). The outcome of the experimentation is being constantly monitored.	Published in the Official Journal	Operational	2012	No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt			Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

26	Product market, competition and administrative efficiency	Substitute powers and Certified Reporting of the Activity Start-Up (SCIA)	Art. 1 and 2, DL 5/2012 (L 35/2012)	General introduction of substitute powers that can be easily put into effect in the event of non-action by the administration, with consequent provision on managerial, regulatory and accounting responsibility for those responsible for the non-action. Certification of the certified reporting of the start-up of activity SCIA by authorised technical experts, only if necessary (see measure no. 37).	Adopted	Legislated	IQ2012	No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

27	Product market, competition and administrative efficiency	Improvement of the business environment through administrative efficiency	1. See measure no. 22, 2011 NRP 2. Art. 6, DL 138/2011 (L 148/2011)	2. Deregulation of the certified reporting of the start-up of activity (SCIA), statement of start-up of activity and additional simplifications.	Started	Operational	2010	No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
28	Product market, competition and administrative efficiency	Reform of the justice system	1. See measure no. 27 of 2011 NRP 2. DL 212/2011 (L 10/2012) 3. Measures adopted by the Cabinet on 16/12/2011 with respect to the civil and penal justice systems: - Lgs D. for the revision of the legal jurisdiction The legislative bill regards decriminalisation, suspension of the justices of the peace; - Draft bill for recovering efficiency in penal proceedings.

2. Decree-Law No. 212 addresses the tools for the proceedings for the management of personal debt or the debt of collective entities to which the insolvency proceedings do not apply. The other changes to the rules for civil proceedings are also aimed at reducing litigations.

3. The draft of Legislative Decree (the first of the decrees implementing the Government delegation for the reorganisation of the court distribution across the nation (article 1, Paragraph 2 of the Decree-Law No. 138/2011)) provides for a new territorial distribution of the ’giudice di pace’ (a judge having jurisdiction in small litigations)

The legislative bill regards decriminalisation, suspension of proceedings with respect to untraceable persons and new alternative penalties for condemned.

					In course of definition	Still in planning stsage	2012		2. DL 212 is without additional burden.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

29	Product market, competition and administrative efficiency	Banca del Mezzogiorno	1. See measure no. 29, 2011 NRP 2. Financial Law 2010 (Art. 2, par. 169); Antitrust resolution of 23/02/ 2011	2. On 1 August 2011, Poste Italiane S.p.A. bought a stake of 100 per cent of MCC S.p.a. (MedioCredito Centrale) which then became ‘Banca del Mezzogiorno’ (Bank for the Southern). The acquisition is consequent to the Bank of Italy's authorisation, as provided by the Consolidated Banking Act, and a resolution by the AntiTrust Authority (meeting of 23/02/2011).	Implementation in process	Legislated	2010		No additional burden	Bottleneck no. 7 - Reducing regional disparities	Employment rate	Attracting private growth and capital to finance growth	Promoting competitiveness for today and tomorrow	Cohesion policy

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
30	Product market, competition and administrative efficiency	Administrative simplifications for the businesses

1. See measures no. 32 and no. 41, 2011 NRP

2. Art. 6, DL 70/2011 (L 106/2011); Presidential Decree 151/2011; Presidential decree 227/2011; Art. 13 and 14, par. 8-16, L 183/2011; Art. 40, DL 201/2011 (L 214/2011); Title I, Chapter III, Sections I, II, IV, DL 5/2012 (L 35/2012)

				2. Simplification of the regulations with which anyone installing new equipment and systems must comply. Reduction of the burdens (e.g. simplifications for the board of statutory auditors and streamlined accounting) and of the administrative formalities stemming from laws and regulations in force. Simplification of insurance payments and the ascertainment of any violations of the insurance coverage obligation. Exemption of SMEs from the application of the privacy regulations and other provisions regarding personal data processing. On-line publication of documents needed for obtaining administrative orders; lower administrative burden for local governments. Decrees for simplification of fire prevention and environmental protection for SMEs (already adopted). Decree-Law no. 5/2012 contains numerous provisions entailing simplifications in favour of the businesses in various spheres: for exercising business activity, on the subject of security, controls over businesses, labour and the environment. For example, chambers of commerce, municipalities and their associations and other private-sector persons may sign agreements for implementing experimental procedures for administrative simplification with reference to productive plants and the initiatives and activities of the businesses at the local level. In addition, measures have been drawn up for simplifying: - early leave time for pregnant women; -the hiring of workers coming from countries outside of the EU; - mandatory hiring and placement; easing of the cases of omitted registration in the single labour register; amendment of the law on strikes in public services. Disbursing entities must send income information, self- certifications and ISEE ( indicator of the equivalent economic situation) to the Social Security Administration (INPS) in order to allow for cross-checking the data with the tax authority’s records. Starting on 1 May, all payments to INPS must be made electronically.	Implementation in process	Operational	IIIQ2009		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Reduce the length of contract law enforcement procedures

31	Product market, competition and administrative efficiency	Technological innovation within the Public Administration	1. See measure no. 33, 2011 NRP 2.Title II, Chapter I, Section I, DL 5/2012 (L 35/2012)	2. In addition to the Production Room for Italy’s Digital Agenda (Art. 47 - See measure no. 132), there are various projects for promoting technological innovation within the Public Administrations, including: - electronic management of clinical records; - ICT functions exercised centrally for municipalities with less than 5,000 inhabitants; - extension of electronic services; - simplification of electronic payments.	Implementation in process	Operational	IIIQ2008		2. No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	R&D	Freeing the potential of the single market	Modernise the Public Administrations

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
32	Product market, competition and administrative efficiency	Reform of local public services of economic significance	1. See measure no. 85, 2011 NRP2. Art. 21, art. 2- 3, DL 98/2011 (L111/2011); Art. 4 - 5, DL 138/2011 (L 148/2011); Art. 9, L 183/2011; Art. 27, DL 216/2011 (L14/2012); Art. 25, DL 1/2012 (L 27/2012).	2. Acceleration of the establishment of optimal territorial areas that are no larger than the provincial territory for more efficient organisation of the services; incentives for encouraging the aggregation of companies within more competitive enterprises. Rewards for local authorities that invite tender for local public services and for the companies that improve service quality and efficiency. Allocation of portions of the Infrastructures fund to local authorities that dispose of holding in local public services (SPL) companies. Enhancements to the powers of the Anti-Trust Authority on the subject of local public services and of the authority regulating the sector. New impulse to local public transport, with objectives to increase efficiency and to streamline the consequent means for monitoring. New means for splitting the Fund for making the Local Public Servoces more streamlined and efficient.	Adopted	Legislated	IQ2012	2. In favour of
the Local
Public
Transport,
higher
expenditures
for € 400 mn
per year from
2011 to 2014.
From the
allocation of
the
Infrastructures
Fund - the
effects in
terms of net
balance to be
financed are
not
discounted.
The effect on
the net
borrowing of
€50 mn in
2013 and
€150 mn in
2014 is
									discounted.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

33	Product market, competition and administrative efficiency	National Agency for Water Service	Art. 10, par. 11- 28, DL 70/2011 (L 106/2011); Art. 21, par. 19, DL 201/2011 (L 214/2011)	ANSI is an independent evaluation body: 1) defining the minimum levels of service quality with access and inspection powers and powers to procure documents; 2) establishing specific formats for agreements; defining the cost components for the determination of the tariff in relation to water services for different usages of water, also by adding the pollution costs; 3) prepares the tariff method for determination of each share of the regulation impact assessment (RIA); 4) approving the tariffs prepared by competent authorities; 5) carrying out other certification, verification and reporting activity.	Implementation in process	Operational	July 2011		Annual contribution of €1.0 mn for 2012- 2014.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

34	Product market, competition and administrative efficiency	Fiscal and customs simplifications	Art. 7, DL 70/2011 (L 106/2011); Art. 40, DL 201/2011 (L 214/2011); Art. 92, DL 1/2012 (L 27/2012)	Limits on public authority inspections in businesses; planning of the inspections and disciplinary sanctions; abolition of unnecessary notices to the tax authorities. The measures simplify the relationships between hotel owners and police authorities, eliminate legal persons from the group of persons whose data are subject to legal protection, simplify the situation for the foreign worker awaiting the renewal of the residence permit, and allow for ordinary and extraordinary maintenance work and for plant installation in contaminated areas with appropriate technical features. Finally, the measures allow for the transport of small quantities of special waste to disposal sites for certain activities and, they introduce a substitute declaration instead of certifications for obtaining tax benefits regarding the arts and culture activities. Businesses who have had customs inspections can communicate observations and requests within 30 days of the issuance of the report notification.	Adopted	Operational	2011		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
35	Product market, competition and administrative efficiency	Provisions for the development of cultural heritage sites and activities	Art. 24, L 183/2011; Art. 30, DL 201/2011 (L 214/2011); Art. 1, par. 1-2 and Art. 2, DL 34/2011 (L 75/2011)	Reallocation of the sums not used for the tax credit for cinema to the Fund for Production, Distribution, Exercise and Technical Industries. Reactivation of the extraordinary plan of hiring personnel for Pompeii. Other urgent provisions for the State's financial intervention in culture and in protection, maintenance and restoration of Pompei.	Adopted	Operational	March 2011		From the provisions of DL 34/2011, higher expenditures of €236 mn for 2011- 2013, lower revenues of €45 mn in 2011 and €90 mn per year for 2012-2013.	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Freeing the potential of the single market	Modernise the Public Administrations	Cohesion policy

36	Product market, competition and administrative efficiency	Development of the Objective Convergence Regions and execution of the Cohesion Action Plan (formerly, the South Plan)	Action Plan and related implementation documents; Art. 5bis, DL138/2011 (L148/2011); Art. 23, L 183/2011; CIPE resolutions1/2011, 62/2011 and resolution during the meeting of 23 March 2012 for Ministry for National Heritage and Culture resources	The purpose of the Action Plan is to re-launch the programmes co-financed by 2007-2013 Structural Funds which are far behind schedule and to concentrate the resources on 4 priorities: education, digital agenda, employment, railways and other projects. The regions involved are: Calabria, Campania, Apulia, Sicily, Basilicata, Sardinia, Molise and Abruzzo. D.L. No. 138/2011: as of 2011 the annual expenditure (in cash and accrued terms) from each of the Objective 1 Regions coming from the Fund for Development and Cohesion may exceed the limits provided by Art. 1, Paragraph 126 -127,L. No. 220/210, up to financial limits set through a Ministry of the Economy and Finance decree. L. No. 183/2011: the Revolving Fund for EU Policies is authorised to advance the balance of the EU subsidy and the balance of the corresponding State subsidy in order to allow for complete use of the resources allocated by the EU as the co-financing of projects in agriculture and fishing.	For education,
employment
and railways,
the resources
for 2009-2013
amount to
€2,136.3 mn.
In 2011, works
for €1,108 mn
were planned,
with €790 mn
of the total to
come from the
Fund for
Underutilised
Areas. See
measure no.
132 for the
resources for
the Digital
Agenda. A
total of €76
mn has been
charged to the
Fund for
Development
and Cohesion
to finance 10
projects
entailing the
recovery,
restoration and
value
enhancements
of some of
Italy's
important
museums
(Grande Brera,
Academy in
Venice,
Palazzo Reale
and
Capodimonte
Museum in
Naples,
Museum hub
in Melfi –
Venosa,
Taranto and
Palermo,
National
Museum in
Cagliari,
Archaeological
Museum in
Sassari,
National
Archaeological
Museum in
Reggio
									Calabria).	Bottleneck no. 6 - Infrastructure completion	Fight against poverty	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Cohesion policy

37	Product market, competition and administrative efficiency	Private building	Art. 4-5, DL 70/2011 (L 106/2011);	The silent consent has been introduced for the release of building permits (excluding environmental, landscape and cultural constraints), the extension of the certified reporting of the start-up of activity (SCIA) to projects implemented previously with the declaration of initiation of activity (DIA), the types of transfer of cubic volumes and the simplification of relationships with local governments. The SCIA is to be certified by authorised technical experts only if necessary.	Implementation in process	Operational	May 2011		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

38	Product market, competition and administrative efficiency	School building projects	Art. 2, DL 5/2012 (L 35/2012)	National school building plan in order to modernise and reorganise the school real estate.	Published in the Official Journal	Legislated	2012		No additional burden	Bottleneck no. 6 - Infrastructure completion	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Take steps to accelerate in a cost- effective way growth- enhancing expenditure co- financed by cohesion policy funds in order to reduce the persistent disparities between Regions

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
39	Product market, competition and administrative efficiency	Principle of enterprise freedom and principle of competition	Art. 53, DL 5/2012 (L 35/2012)	Introduction of the principle of enterprise freedom: anything is allowed that is not expressly prohibited by EU laws and regulations and fundamental principles of the Constitution. This principle also becomes binding for local autonomous entities, and thus repeals any incompatible state laws and regulations, with consequent application of the reporting the start-up of activity and self-certification with subsequent checks. The start-up of business activity is deregulated, with immediate repeal (as of 6 December 2011) of all limits, prohibitions, restrictions and administrative and authorising acts. Administrative coordination of the Prime Minister’s office in safeguarding and promoting competition. Enterprise statute containing regulations to protect enterprise freedom by guaranteeing the full implementation of the EC definitive communication COM(2008) 394 of 25 June 2008.					No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

40	Product market, competition and administrative efficiency	Liberalisation of professional services	Art. 29, DL 98/2011 (L 111/2011); Art. 3, par. 5-6, DL 138/2011 (L 148/2011) ; Art. 10, L 183/2011; Art. 33-34, DL 201/2011 (L 212/2011); Art. 9, 9bis and 12, DL 1/2012 (L 27/2011)	Institution of the High Commission at the Ministry of Justice in order to define proposals for liberalizations of the services. The exercise of activities in regulated professions (which will still be conditioned on the passing of a State exam) responds to the principle of free competition with the possibility of limiting the number of the persons licensed to practice them only in the following cases: a) reasons of public interest; b)absence of direct or indirect discrimination based on nationality or on the location of the registered office of the professional firm. New rules for continuous training and apprenticeships are also provided. The total professional fee is agreed in writing, using published professional rates as a reference and based on the complexity of the task. Professional regulatory frameworks will need to provide for the institution of disciplinary administrative bodies separated from other ones. Advertising is permitted regarding a professional’s activity, specialisation, credentials, the structure of the firm, and pricing. Reform of the professional orders and of corporations among professionals. All regulations in force on 13 August 2012 will be repealed, including in absence of decisions by professional orders. The term of apprenticeship has been cut from three years to 18 months. In 2012, the following amendments were introduced: free contracting between the professional and the customer with regard to the determination of the compensation due; the first six months of the apprenticeship may be carried out simultaneously by attending university; amendments to the provisions about cooperatives among professionals; revision of the notary table with an increase of 500 notary jobs, and hiring of the new notaries within one year of the publication of the notice.	Implementation in process	Operational	July 2011		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
41	Product market, competition and administrative efficiency	Administrative simplifications for citizens	1. See measure no. 41, 2011 NRP 2. Art. 10, par. 1-7 and Art. 6, par. 2, DL 70/2011 (L 106/2011); Art. 15, par. 1, L183/2011; Art. 6, par. 5-6, DL 138/2011 (L 148/2011); Art. 40, DL 1/2012 (L 27/2011); Title The, Capo II, DL 5/2012 (L 35/2012)	2. The more recent provisions include: - online publication of the documents that the applicant must produce; online payment for national healthcare services and online transmission of medical reports; other simplifications of reporting to healthcare units (ASL) and welfare entities; - regulations regarding certificates, substitute declarations, and prohibition against introducing any additional compliance requirements compared with those provided by the EU directives to be transposed; - simplifications of documentation regarding disabled and ill people, and for the preparatory activity for the Paralympics; - possibility of online procurement of the registration of marital status, change in residence, cancellation and registration on voting lists, participation in competitive public examinations, and so forth; - new regulations for renewing drivers’ licences and for auto vehicle circulation. D.L. 1/2012 contains provisions regarding ID cards and registry office for the abroad resident population.	Published in the Official Journal	Legislated			No additional burden, except for Art.4, paragraph 5 of DL 5/2012 which authorises expenditure of €6 mn for the 2012 Italian Paralympics Committee.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations

42	Product market, competition and administrative efficiency	Simplification of the SISTRI (System of Control and Traceability of Waste)	Art. 6, c. 2 e 3 D.L. 138/2011 (L. 148/2011); art. 13, c. 3 D.L 216/2011 (L 14/2012)	The SISTRI system had been configured as an alternative scheme compared with the maintenance of loading and unloading registers. Accordingly, the measure is aimed at reducing excessive administrative burdens (particularly for SMEs) that stemmed from SISTRI and slowed business activity. Instead, the loading and unloading register remains in force, as well as the identification form.					No additional burden.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations

43	Product market, competition and administrative efficiency	Liberalisation of opening hours for shops	Art. 6 c. 4 D.L. 138/2011 (L. 148/2011); Art. 31 D.L. 201/2011 (L. 212/2011)	Extension of the freedom of opening hours for all shops , and not only those located in tourist resorts or in artistic cities (as provided by DL 98/2011). The freedom of opening hours is extended to all municipalities (it has previously been limited to touristic municipalities). Furthermore, neither numerical limits nor territorial constraints may be imposed, ,except for limitations aimed at guaranteeing health, workers, the environment and the cultural heritage.	Adopted	Operational	December 2011		No additional burden.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

44	Product market, competition and administrative efficiency	Regulatory impact analysis (RIA)	Art. 15, c. 2 L. 183/2011; Art. 3 D.L. 5/2012 (L. 35/2012)	The Report on RIA must also contain information about the minimum level of administrative burdens stemming from transposing community regulations	Implementation in process	Legislated	IQ2012		No additional burden.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
45	Product market, competition and administrative efficiency	Liberalisation of sales of pharmaceutical products and strengthening of pharmaceutical distribution service	Art. 32 D.L. 201/2011 (L. 212/2011); art. 11 D.L. 1/2012 (L. 27/2012)	Category C pharmaceuticals requiring a prescription may be sold in para-pharmacies and in corners located in shopping centres. The Ministry of the Health will draft a list of the pharmaceuticals requiring a prescription which may not be sold in shopping centres. In order to widen the access to pharmacy ownership to the potential owners, the service of pharmaceutical distribution is to be strengthened. More specifically, the number of authorisations granted is to be increased, through lowering the average number of inhabitants to be served (3,300 versus 4,000-5,000) for the opening of a new pharmacy. The regions may make exceptions to the criterion of the number of pharmacies per capita and authorise new pharmacies in high-traffic areas. Shopping centres may prepare galenical products that do not require a medical prescription.	Adopted	Operational	December 2011		No additional burden.	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

46	Product market, competition and administrative efficiency	Efficiency of the justice system	Art. 37 and 38, DL 98/2011 (L 111/2011); Art. 1 ter, Art. 2, par. 35bis, DL138/2011 (L 148/2011); Art. 25-28, L 183/2011	The head of judicial offices will be required to prepare annual plans in order to reduce the pending case load (10 per cent of the case load is to be cleared to be evaluated as virtuous) with the definition of the priorities to be pursued and the objectives to be achieved. The achievement of the plan will be a factor for confirmation of the executive mandate. The courts may also make use of doctoral candidates, trainees, and students attending specialisation’s diplomas. The unified contribution will be increased by 10-20 per cent (including for tax and labour court cases) in order to finance urgent expenditures for the justice system. Other measures regard: 1) social-welfare, pension and tax disputes; 2) delays in resolving disputes; 3) calendar of civil actions and procedural initiatives; 4) use of certified email in civil proceedings; 5) reduction and acceleration in civil proceedings at appeal level and Cassation courts; 6) amendments regarding judicial expenditures.	Implementation in process	Operational	July 2011		Planned burden only for Art. 37, paragraph 21 DL 98/2011 in terms of higher expenditures (0.06 mn for each year of the 2011- 2014 five- year period) for the Board of Auditors of the Tax Court Council.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

47	Product market, competition and administrative efficiency	Enhancement of Antitrust powers	Art. 35, DL 201/2011 (L 212/2011); Art. 5-bis and 5-ter, DL 1/2012 (L 27/2012)	The Antitrust Authority may appeal through the regional administrative court (TAR) against the actions of the Public Administrations that violate the principles of competition. The new framework assigns to the Anti- Trust Authority new powers in the definition of ethics business principles and in the establishment of legality rating .	Adopted	Operational	December 2011		From new regulations for financing the Anti- Trust Authority, with lower expenditures for the State budget in the amount of €16.2 mn per year in 2013- 2014.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
48	Product market, competition and administrative efficiency	Greater competition in the financial system, and in the banking system in particular	Art. 36, DL 201/2011 (L 212/2011); Art. 27, 27-quinquies and 28, DL 1/2012 (L 27/2012)

Persons who are executives or hold offices in the managerial, supervisory and control bodies of businesses or groups of businesses operating in the credit, insurance or financial markets may not assume or exercise similar functions in competitor businesses or groups of businesses. The deadline, within that the Italian Banking Association (ABI), the associations of payment service providers, Poste Italiane S.p.A. and other entities have to implement the reduction of interbank commissions paid by businesses with reference to credit/debit card payment transactions, has been extended to 1 June 2012. Contractual clauses provide for commissions for granting of credit lines have been invalidated.. Banks that condition the disbursement of a mortgage or consumer credit on signing life insurance policy must give the customer at least two bids from different insurers.

					Adopted	Operational	December 2011		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

49	Product market, competition and administrative efficiency	Creation of independent Authority for transportation and regulation of the sector	Art. 36, DL 98/2011 (L 111/2011); Art. 37, DL 201/2011 (L 212/2011) as amended by Art. 36, DL 1/2012 (L 27/2012); Art. 37-38, DL 1/2012 (L 27/2012)	The agency for road and highway infrastructures has been set up within the Ministry of Infrastructure and Transport and is charged with: 1) planning related to the construction of new roads to be operated under concession or direct procurement to ANAS S.p.A. with no effect on public finance; 2) the selection of highway concessionaires and related adjudication. The supervision and the control. Authority has been established for the transport regulation (including taxi service) and the access to the related infrastructures and ancillary services.	Adopted	Legislated	I Q 2012		An incremental charge of €5 mn for 2012 has been provided for the institution of the Authority.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

50	Employment and pensions	Pension reform and other measures adopted in 2011 with financial impact over various years	Art. 18 and Art. 38, DL 98/2011 (L 111/2011); Art. 1, par. 21- 23, DL 138/2011 (L 148/2011); Art. 5, Art. 22 and Art. 33, L 183/2011 ; Art. 24, DL 201/2011 (L 214/2011); Art. 6, DL 216/2011 (L 14/2012)	The requisites for regular and early retirement have been changed; the required contributions for early retirement (retirement at any age) will be subject to the adjustment of increases in life expectancy; the adjustment of requisites to life-expectancy increases has been moved forward to 2013; the pro-rata contributions calculation method has been extended; all pensions that are more than three times of the minimum social security payment minimum INPS) will not be indexed to the living cost for 2012 and 2013; self-employed workers will be required to increase their pension contributions on a gradual basis, from 20 to 24 per cent; solidarity contribution on special funds; the contributions of project workers will be increased, whereas those for apprentices will decrease; the scheme for redundancy payment for public workers has been revised; exceptional social safety nets have been refinanced for 2012; active policy measures, financed through the creation of a special fund, have been finalised so as to increase employment of young people and women.	Implementation in process	Operational	The
measures
indicated
(which
represent
the total of
the
measures
adopted in
2011 with
significant
effects on
public
finance)
entail
overall
positive
effects for
public
finance;
lower
expenditures
are forecast
at €2,643
mn in 2012,
€8,433 mn
in 2013 and
€10,432 mn
in 2014;
higher
revenues are
estimated to
total €1,471
mn in 2012,
€1,830 mn
in 2013 and
€2,110 mn
in 2014. The
provisions
have
quantified
higher
expenditures
at €53 mn in
2011, and
lower
revenues at
€874 mn in
2012,
€2,065 mn
in 2013 and
€2,020 mn
									in 2014.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
51	Employment and pensions	Promotion of productivity	1. See measure no. 3, 2011 NRP; 2. Art. 33, par. 12-14, L 183/2011	Expansion of decentralised contracting; tax and social welfare contribution incentives for decentralized bargaining salaries.	For public sector employees: in process for personnel in the areas of security, defence and public emergency.	Operational	2009	2. As a result of
scrapping
taxation in the
law-enforcement,
defence and
public
emergency:
higher
expenditures for
€60 mn,
including for
2012. For the
abolition of taxes
with regard to
the private
sector, in any
event provided
by prevailing
laws and
regulations until
2012; the
measure for 2012
is allowed to the
extent of lower
revenues
amounting to
€835 mn for
2012 and €263
									mn for 2013.	Bottleneck no. 2 - Competitiveness	Employment rate	Making work more attractive	Tackling unemployment and the social consequences of the crisis	Ensure that wage growth better reflects productivity developments as well as local and corporate conditions

52	Employment and pensions	Tax relief for labour costs	1. See measure no. 4, 2011 NRP. 2. Art. 2, DL 201/2011 (L 214/2011)	2. Exception to the general principle of the non- deductibility of regional tax on productive activity (IRAP) from state taxes with regard to the cost of full- time and equivalent labour. Specific advantages are provided for women, young people and Objective 1 Regions.	Implementation in process	Operational	I Q 2009		2. The measures entail negative effects for public finance in the amount of €1,624.2 mn in 2012, €3,611.1 mn in 2013 and €3,035.5 mn in 2014.	Bottleneck no. 3 - Labour market	Employment rate	Making work more attractive	Tackling unemployment and the social consequences of the crisis

53	Employment and pensions	Bill ‘Collegato Lavoro’	L 183/2010	Possibility of preventive arbitration (Art.31); obligation for universities to send CVs to the National Continuous Labour Exchange (Art.48); delegation about arduous jobs (Art.1); new dismissal rules; contrast to undeclared work (Art. 4 and 7); delegation about the reorganisation of incentives, apprenticeships, employment services, social safety nets, and women employment (Art.46).	Adopted in November 2010	Still in planning stage	As for delegated
legislation about
incentives,
apprenticeships
and social safety
nets, it has been
envisaged that its
implementation
should not lead
to any additional
Government
expenditure. As
to the delegated
power to
legislate on early
retirement for
workers in
strenuous jobs,
these powers
were used to
pass the
Legislative
Decree no.
67/2011; the
related charges
of €350 mn for
2012 and €383
mn as of 2013
are to be debited
to the special
fund set up for
this purpose by
L. 247/2007
(‘Welfare
Protocol Fund’ -
See measure no.
6, 2011 NRP).
The authorisation
on the subject of
apprenticeships
has been
implemented by
Legislative
Decree no.
									167/2011.	Bottleneck no. 3 - Labour market	Employment rate	Balancing job security and job flexibility	Tackling unemployment and the social consequences of the crisis	Reinforce measures to combat segmentation in the labour market

54	Employment and pensions	Inclusion of the women in the labour market	Art. 8, DL 70/2011 (L 106/2011); Art. 22, L 183/2011	Getting women without regular employment back to work. Contract for the employment of women, part- time workers, and teleworking.		Operational			No additional burden	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Take steps to promote greater participation of women in the labour market

	Desciption of measures								Classification of measures
Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
55	Employment and pensions	Social buffers on derogation	1. See measure no. 9, 2011 NRP 2. L 183/2011	Financing of the wage supplementation scheme on derogation (‘CIG in deroga’ ), easing of requisites for obtaining unemployment benefits, and measures to protect project workers (co.co.co.).	Implementation in process	Operational	2009	2. The
Agreement
between the
State and the
Regions for
the 2009-2012
period has also
provided for
regional
projects, most
of which are
for training
and active
labour market
policies; such
resources are
also partially
used for the
years of 2011
and 2012. The
Stability Laws
(n. 220/2010
and no.
183/2011)
have provided
another
appropriation
of
Government
fund in the
amount of
€1.0 bn for
2011-2012 for
wage-
guarantee
measures and
other targeted
actions . With
regard to
2011, Law no.
2/2009
expanded the
requisites for
accessing
unemployment
benefits and
the measures
to protect
atypical
workers. The
continuation
of such
measures has
been
confirmed for
								2012.	Bottleneck no. 3 - Labour market		Balancing job security and job flexibility	Tackling unemployment and the social consequences of the crisis	Reinforce measures to combat segmentation in the labour market

56	Employment and pensions	Employment vouchers for temporary work	1. See measure no. 10, 2011 NRP. 2. L183/2011	Creation of an all-inclusive form of social and insurance contribution to cover accidents for occasional work.	Implementation in process	Operational	2008	After 2012	2. Starting
from August
2008 to 31
October 2011,
around 25 mn
of
employment
vouchers were
sold (11.5 mn
in the first 10
months of
2011). In
2010, more
than 140,000
workers were
paid with the
vouchers, with
more than 40
per cent of
that figure
represented by
young people
under the age
								of 30.	Bottleneck no. 3 - Labour market	Fight against poverty	Fiscal consolidation	Tackling unemployment and the social consequences of the crisis	Step up efforts to fight undeclared work

57	Employment and pensions	Experimentation of new means for assignment of a purchases card ( Carta Acquisti)	Art. 82, DL 112/2008 (L133/2008 - basic institute), Art. 2, par. 46, DL 225/2010 (L 10/2011); Art.60, DL 5/2012 (L 35/2012) (experimentation)	Experimentation of new means for assignment of a Purchases Card in municipalities with more than 250,000 inhabitants through charitable entities, in order to the benefit of the poorest population segments . In 2012, a decree of the Ministry of Labour and Social Policies, adopted in agreement with the Ministry of the Economy and Finance, will establish by April 2012 the criteria for the experimentation. A sum of 50 mn has been appropriated to finance experimentation.	Adopted	Legislated	2008	A card for
grocery
expenses with
€40 of
availability
per month
given to senior
citizens age 65
or older and
children under
three years old
(in which case
the holder is
the child's
parent) who
meet specific
requisites
(including an
ISEE of no
more than
€6,499.82 in
2012 and in
the case of
persons
receiving
retirement or
assistance
pensions, no
more than
€6,499.82 or
€8,666.43 for
someone who
is age 70 or
older - it is
noted that the
pensions are
included in the
computation
of the
income). In
2011, around
430,000
benefited from
the card, with
an expenditure
of
approximately
220 mn. The
measure is
assured on the
basis of the
availability of
								specific fund.		Fight against poverty	Tackling unemployment and the social consequences of the crisis

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
58	Employment and pensions	Other measures in favour of employment of young people and women	Consolidated Act on Apprenticeship, Lgs D. 167/2011; Art. 22, L 183/2011; Art. 24, par. 27, DL 201/2011 (L 214/2011)	The consolidated act reforms existing laws and regulations on the subject. In the case of new apprenticeship contracts signed between 1 January 2012 and 31 December 2016, the employers who employ nine or less people will be completely exempt from paying social contributions for the first three years of the contract. Creation of a fund to finance measures in favour of an increase in the employment of young people and women.					The fund is financed with €200 mn in 2012, with €300 mn in 2013 and 2014, with €240 mn in 2015.	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Take steps to promote greater participation of women in the labour market

59	Employment and pensions	Liberalisation of job placement	Art. 29, DL 98/2011 (L 111/2011)	The following have been authorised to act as job brokers: upper secondary schools, public and private universities and university consortiums, municipalities and chambers of commerce, employer associations, associations of workers, intermediaries with tax and welfare bodies (‘patronato ‘), bilateral entities (constituted by workers and employers’ associations) and Internet sites managers. An interconnection with the National Continuous Labour Exchange is needed.					No additional burden	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Step up efforts to fight undeclared work

60	Employment and pensions	Reform of wage bargaining and promotion of productivity	Art. 26, DL 98/2011 (L 111/2011); Art. 8, DL 138/2011 (L 148/2011)	For 2012, incentives will be available for taxation on the income of workers, social contributions of workers, and employers with reference to the sums paid to employees in the private sector in relation to increases in productivity, quality, profitability, innovation, organisational efficiency and the earnings of a business; such sums will be paid as part of the implementation of company-specific or territorial collective bargaining agreements, pursuant to interconfederal agreement of 28 June 2011 between Confindustria and the unions. Collective contracts signed at the company level or territorial level by associations of workers representative of the national level (‘contratti di prossimità) may regulate the organisational and production aspects. The validity of the existing corporate collective bargaining agreements has been acknowledged, provided that such agreements were approved with the majority of the workers.					No additional burden	Bottleneck no. 2 - Competitiveness	Employment rate	Making work more attractive	Tackling unemployment and the social consequences of the crisis	Ensure that wage growth better reflects productivity developments as well as local and corporate conditions

61	Employment and pensions	Disabled workers	Art. 9, DL 138/2011 (L 148/2011)	Private-sector employers may hire for a productive unit or enterprise that is part of a group headquartered in Italy a number of workers entitled to targeted placement (people who has priority in recruitment) above that provided by law into force.					No additional burden	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Reinforce measures to combat segmentation in the labour market

62	Employment and pensions	Training	Art. 10 and 11, DL 138/2011 (L 148/2011)	The Interprofessional Funds for Life-long Learning have been extended to cover apprentices and project-based workers. Rules have been established for non-curricular orientation and training courses for who have recently graduated from upper secondary schools or universities, with the initiatives to be completed within 12 months of graduation with some exclusions.					No additional burden	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Reinforce measures to combat segmentation in the labour market

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
63	Employment and pensions	Fights against undeclared labour	Art. 12, DL 138/2011 (L 148/2011); WIN portal	Art. 12 introduces the new Art. 603-bis to the penal code; the new article covers the crime of ‘illegal intermediation and exploitation of labour’, with related sanctions and is aimed at repress such activity. The ‘Work Intelligence Network’ portal was set up using the data of the administrations in charge of administrative verification and allows for a more effective contrast to undeclared labour.					No additional burden	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Step up efforts to fight undeclared work

64	Employment and pensions	Tax credit for hiring of full-time employees in southern Italy	Art. 2, DL 70/2011 (L 106/2011) as amended by Art.59, DL 5/2012 (L 35/2012)	In the framework of a European level definition, advantageous taxation for the regions of southern Italy (which needs to be related to work, research, and businesses), a tax credit has been introduced for every permanent worker hired in southern Italy. The conditions and means for taking advantage of the tax break have also been outlined.			2011	2014	No additional burden	Bottleneck no. 7 – Reducing regional disparities	Fight against poverty	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Cohesion policy

65	Innovation and human capital	R&D International expansion of research	Lgs D. 297/1999 Art. 7, Ministerial Decree 593/2000	Rules for Italy’s participation in the Joint Technology Initiatives (JTI) provided by Art. 185 of EC Treaty.	Implementation in process	Operational	II Q 2011			Bottleneck no. 5 - Innovation - R&D	R&D	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

66	Innovation and human capital	Tax incentives to attract research workers back to Italy	1. See measure no.45, 2011 NRP 2. Art. 44, DL 78/2010 (L122/2010)	2. Tax breaks for getting researchers to return to Italy. 90 per cent of the researcher’s compensation will be exempt from taxes.	Implementation in process	Legislated	July 2005	2013	2. Considering the very limited number of potential beneficiaries, the effects of the tax revenue are not estimated in the technical report accompanying DL 78/2010.	Bottleneck no. 5 - Innovation - R&D	R&D	Making work more attractive	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

67	Innovation and human capital	Tax incentives to attract workers back to Italy	L 238/2010	Reduction of the percentage with which income contributes to the formation of the taxable base.	Implementation in process	Operational			Considering the very limited number of potential beneficiaries, the effects of the tax revenue are not estimated in the accompanying technical report.	Bottleneck no. 3 - Labour market	Employment rate	Making work more attractive	Promoting growth and competitiveness for today and tomorrow

68	Innovation and human capital	Merit Fund	1. See measure no.75, 2011 NRP. 2. Art. 9, par. 3 and thereafter, DL 70/2011 (L 106/2011)	2. Creation of the Merit Fund to promote merit and quality learning in the school and university system.	Adopted	Legislated	2012	2.
Authorisation
has been
given for the
expenditure
for the year of
2011 ( €9 mn)
and for the
creation of the
fund ( €1 mn)
by the
Foundation.
Another
expenditure of
1 mn per year
starting from
2012 has been
authorised for
the
									Foundation.	Bottleneck no. 5 - Innovation - R&D	University education	Attracting private capital to finance competitiveness growth	Promoting growth and for today and tomorrow	Encourage investment in R&D in the private sector

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
69	Innovation and human capital	Funds for universities	1. See measure no. 44, 2011 NRP 2. Art. 33, par. 15 and 17, Art. 4, par. 82, L 183/2011	2. Appropriation of funds for the financing of university system.	Implementation in process	Operational	2011	2. The 2012
Stability Law
authorised
€400 mn for
2012. €20 mn
for private
universities in
2012.
Pursuant to
Art. 4, the
Ministry of
Education,
Universities
and Research
has created a
fund within
its budget as a
result of the
expenditure
savings
referenced to
paragraphs
68-70 and
73-81 of the
Stability Law.
The fund will
be used for
enhancing the
value of
school
instruction,
university
instruction
and advanced
studies in the
arts and music
and choral
studies, with
appropriations
of €64.8 mn
in 2012,
€168.4 mn in
2013 and
€126.7 mn as
									of 2014.	Bottleneck no. 5 - Innovation - R&D	University education	Making work more attractive	Promoting growth and competitiveness for today and tomorrow

70	Innovation and human capital	Fregate FREMM and Medium Armoured Vehicles (VBM) Projects	1. See measure no. 50, 2011 NRP. 2. Art. 1, par. 95, Financial Law 266/2005; Art. 2, par. 181, Financial Law 244/2007; L. 183/2011	Internationalization of the productive techniques for military ships and command, control, communications and combat electronic systems; strengthening of Italian productive skills in Italian high-tech businesses through the development of strategic programmes; consolidation of national defence system.	Implementation in process	Operational	IV Q 2008		2. Additional financing of 300 mn per year is provided for the 2012- 2015 period.	Bottleneck no. 5 - Innovation - R&D	R&D	Attracting private capital to finance competitiveness growth	Promoting growth and for today and tomorrow	Encourage investment in R&D in the private sector

71	Innovation and human capital	Tax credit for R&D	Art. 1, DL 70/2011 (L 106/2011)	An experimental tax credit in favour of the businesses financing university research projects or projects of public research entities has been introduced for 2011 and 2012. Consortiums and joint ventures between universities and equivalent institutions can be financed; at the same way other cooperation relationships - to be defined through the decree of the Ministry of Education, Universities and Research, in agreement with the Ministry of the Economy and Finance – can be financed.		Operational	July 2005	2014	Authorisation has been given for expenditure of €55 mn for 2011, €180.8 mn for 2012, €157.2 mn for 2013 and €91 mn per the year 2014.	Bottleneck no. 5 - Innovation - R&D	R&D	Attracting private capital to finance competitiveness growth	Promoting growth and day and tomorrow	Encourage investment in R&D in the for to private sector

.

72	Infrastructure and development	Greenfield Infrastructure Fund	Art. 2, par. 17- septies, DL 225/2010 (L 10/2011)	Closed-end mutual investment fund for qualified investors that will pursue the objective of designing and building new infrastructure primarily in Italy and with long-term impact. The State is authorised to invest in the company that will manage the fund.	In the starting stage	Legislated	III Q 2012		1 mn in 2011.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

73	Infrastructure and development	Building strategic infrastructure (Piano Casa and Piano di edilizia abitativa’)	1. See measure no. 56, 2011 NRP. 2. Art. 56-58, DL 1/2012 (L 27/2012)	2. Recent simplifications introduced in 2012: possibility for municipalities to reduce the municipal property tax (IMU) to 3.8 per mille for buildings constructed for sale by a builder; the application of VAT in social housing; possibility of adopting separate accounting for transactions in relation to the sale of residential property exempt from IMU; simplification in the procedures involved in approving the ‘National Residential Building Plan’.	Implementation in process	Operational	2010		2. No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
74	Infrastructure and development	Cross-border rail links	L 443/2001 (Objective Law) Art. 21 and 25, DL 185/2008 (L 2/2009) Art. 32, par. 1, DL98/2011 (L111/2011) Art. 19 and 33, DL98/2011 CIPE resolutions of 06/12/2011, no.101/2009,.8 4/2010, .81/2009, 71/2009, 89/2004	1. PP24 Genoa-Milan-Rotterdam; 2. PP6 Turin-Lyon; 3. Brenner Tunnel; 4. Trieste-Divaca link.	Published in the Official Journal	Operational	2011	Starting from ‘timeline start’	For the 2009-
2016 period:
1. Genoa-
Rotterdam'
(PP24): the
total
appropriations
are €1,607.6
mn, including
€7.6 mn of
TEN-T
resources.
Another €220
mn had been
appropriated
prior to 2001.
2. Turin-
Lyon: the
total
appropriations
are €2,552.39,
including
€495.99 mn
of TEN-T
resources. 3.
Brenner
Tunnel: the
total
appropriations
are €737.79
mn, including
€451.79 mn
of TEN-T
resources. 4.
Trieste-
Divaca rail
link: the total
appropriations
are 46 mn and
are TEN-T
									resources.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

75	Infrastructure and development	Financing and strengthening of infrastructure	Art. 32, DL 98/2011 as amended by Art. 47, DL 201/2011 (L 214/2011)	The ‘Fund for Rail and Road Infrastructures and Related Works of Strategic Interest’ has been set up within the Ministry of Infrastructure and Transport. At the same time, the financing assigned by CIPE and not yet utilised will be revoked.	The provision
calls for
funding of
€930 mn for
2012 and €1.0
bn per year
for 2013-
2016, for a
total of €4.93
bn. Such
amount is
reduced by
€2,702 mn
already
included in
measures no.
74 (€2,019
mn), no. 156
(€83.1 mn)
and 157
(€600 mn). Of
the remaining
€2.228 mn, a
total of
€2,118 mn
has actually
been
appropriated,
whereas the
residual €109
mn represents
a
programmed
									allocation.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

76	Business support	Central Guarantee Fund	Art. 2, L 662/96, amended with Art. 11 of L 2/2009 and Art. 7 quinques, DL 5/2009 (L 33/09); Art. 39, DL 201/2011 (L 214/2012)	Strengthening of the Central Guarantee Fund referring to SMEs' access to credit. The fund provides guarantees for any type of financial transaction for up to 60 per cent of the transaction value (or 80 per cent for the Convergence Areas) against guarantees granted by the collective loan-guarantee consortiums (Confidi) and co- guarantees with the Confidi. The fund may grant guarantees to SMEs for up to 80 per cent of the amount of the financing (€2.5 mn for each firm as the new basis for calculation)	In process	Operational	I Q 2009	Permanent tool	No additional burden	Bottleneck no. 4 - Product market – Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Promote the access of SMEs to capital markets

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
77	Business support	Support for quotation on the stock exchange of SMEs	a) Co- investment accord between European Investment Fund and Italian Investment Fund; b) ELITE Project; c) SACE fund	a) Capitalisation and development of SMEs through an initial appropriation of €100 mn for each institution with possibility of renewing by tranches, with sharing of application, approval information and monitoring. b) Growth-oriented organisational and managerial development programme for SMEs, including with the availability of an ad hoc web site. c) SACE's establishment of credit line of €50 mn for the acquisition and management of shareholdings in export-oriented SMEs.	Operational	Operational	IV Q 2011		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Promote the access of SMEs to capital markets

78	Business support	Tax credit for the purchase of capital goods in underutilised areas	Art.1, par. 271 and thereafter, L296/2006 (Financial Law for 2007); Art.1, par. 284, L244/2007; Art.2, par. 3, DL 97/2008 (L 129/2008)	Tax credit for new investments in disadvantaged areas (machinery, IT programmes, patents) in the following regions: Calabria, Campania, Apulia, Sicily, Basilicata, Sardinia, Abruzzi and Molise.	Started	Operational	2007	2013	Based on payments made through the F24 tax form, there were 2,303 credits claimed, and external offsetting amounting to approximately €360 mn in 2010.	Bottleneck no. 7 – Reducing regional disparities		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Cohesion policy

79	Business support	Jeremie Project for southern Italy	Cabinet meeting on 26/11/2010 (South Plan)	Fund for disbursing financing to, investing in the risk capital of, and providing guarantees for SMEs.	Adopted by the Cabinet in 11/2010, operational mechanisms are currently being defined	Operational	III Q 2011	Permanent tool; the resources remain available to the Regions even after the end of the EU planning.	No additional expenditures. Resources envisaged under the financial engineering provisions in NOPs and ROPs shall be used.	Bottleneck no. 7 – Reducing regional disparities	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Cohesion policy

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
80	Innovation and human capital	National Strategic Framework (NSF) 2007-2013	EU Regulations 1083/2006; 1080/2006, 1828/2006; 1081/2006, as subsequently amended; CIPE Resolution of 22 December 2006	Strategic National Document for the planning of the EU and national resources (2007-2013) allocated by the cohesion plan to the southern regions and the central/northern regions, and activated through the National and Regional Operating Programmes. The Cohesion Action Plan of 15 December 2011 provides for the re-programming of Structural Funds in the amount of €3.7 bn with respect to four priorities: education; employment; Digital Agenda; railway transportation (See measures No. 36 and 132).	Implementation in process	Operational	2007	2015	The EU and
national
resources for
the planning
of the
Structural
Funds in
2007-2013
amount to
€59.4 bn,
including: a)
€40.3 bn for
EU2020
priorities:
€40.3 bn,
including
€7.7 for
energy and
climate; €3.8
bn for social
inclusion;
€4.3 bn for
education;
€3.5 bn for
work and
employment;
€20.8 bn for
research and
innovation;
and b) €6.8
bn for
infrastructures
and
transportation
(not EU 2020
									priorities).	Bottleneck no. 7 – Reducing regional disparities	R&D	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Cohesion policy
81	Infrastructure and development									Bottleneck no. 7 – Reducing regional disparities	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Cohesion policy
82	Business support									Bottleneck no. 7 – Reducing regional disparities	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Cohesion policy
83	Employment and pensions									Bottleneck no. 7 – Reducing regional disparities	Fight against poverty		Tackling unemployment and the social consequences of the crisis	Cohesion policy
84	Energy and environment									Bottleneck no. 7 – Reducing regional disparities	Renewable sources	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow	Cohesion policy

85	Energy and environment	National Strategy for Bio-Diversity	See measure no. 73, 2011 NRP	1. See measure No 73, 2011 NRP 2. The activity of the governance bodies of National Bio-diversity Strategy has begun in 2011.	In the starting stage	Operational	2011	2020	No additional burden		Renewable sources

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
86	Energy and environment	Renewable energies	1. See measures no. 23 and 24, 2011 NRP 2. Lgs D. 28/2011 of implementation of the Directive 2009/28/CE. The following are noted in particular: Art.11, 22, 24-25.28-30, 33; Art. 21, par. 2-3, DL 1/2012 (L 27/2012) Interministerial decree on regional burden sharing is in the process of approval. Continuing issuance Programme accords, protocols of intent, conventions, public tenders with use of Fund for Promotion of Renewable Energies and Energy Efficiency (see measure no. 36, 2011 NRP)	2. The decree will set specific objectives to be reached in terms of the share of renewable energies to gross final consumption for each region. Two-year monitoring will be done every two years. The regulation charges the Minister of Economic Development (after having consulted the Authority for Electricity and Gas) to define a planning document (‘atto di indirizzo’) for a total review of the regulatory framework of electricity market, in order to counter the trend of growing electricity prices.	Implementation in process	Operational	2010		2. The Fund for the promotion of renewable energies sources and energy efficiency has €18.7 mn for 2011, approximately €4 mn for 2012, and more than €15.8 mn and €20.86 mn, respectively, for 2013 and the 2014.		Renewable sources	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

87	Energy and environment	Implementation of EU Directive 2009/125/CE	Lgs D. 15/2011	It provides the regulatory framework for the placing to the market, the entry into service and the free circulation of energy-related products, excluding the categories of passenger and cargo transport.	Implementation in process	Operational			No additional burden		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
88	Financial system	Amendment of ERBD statute	Art. 7, DL 201/2011 (L 214/2011)	Italy's commitment to accept and comply with the amendments to the agreement setting up the EBRD.	Adopted	Legislated	January 2012		Authorisation has been given for expenditure of €87.6 mn in 2012, €125.1 mn in 2013 and €121.7 mn in 2014.	Bottleneck no. 4 - Product market - Competition and administrative efficiency			Restoring normal lending to the economy	Promote the access of SMEs to capital markets

89	Financial system	Public guarantee of bank liabilities	Art. 8, DL 201/2011 (L 214/2011)	Granting of the guarantee of the State to cover the liabilities of Italian banks (with headquarters in Italy), pursuant to EC Communication C(2011)8744. The amount of the guarantees granted is limited to what is strictly necessary for reinstating the medium-/long-term funding capacity of the beneficiary banks.	Implementation in process	Operational	January 2013		Authorisation has been given for expenditure of €200 mn per year from 2012 to 2016.	Bottleneck no. 4- Product market - Competition and administrative efficiency			Restoring normal lending to the economy	Promote the access of SMEs to capital markets

90	Financial system	Transformation of deferred tax assets into tax credits	Art. 9, DL 201/2011 (L 214/2011)	Expansion of the sphere of application of the original regulation: the transformation also applies to tax losses; potential beneficiaries also include companies in liquidation, companies subject to insolvency proceedings, and companies operating in a crisis situation.	Implementation in process	Operational	December 2011		Lower revenues of €7 mn are forecast from the year of 2012.	Bottleneck no. 4 - Product market - Competition and administrative efficiency			Restoring normal lending to the economy	Promote the access of SMEs to capital markets

91	Financial system	Measures to encourage the flow of risk capital to new businesses	Art. 31, DL 98/2011 (L 111/2011)	Mutual investment funds have been set up to facilitate access to venture capital and to support the growth of new businesses. They are 'Funds for Venture Capital' (FVC) and are part of the category of EU harmonised investment funds that invest at least 75 per cent of their capital in not-listed companies in experimental phase (seed financing), for the establishment of new companies (start-up financing), for the beginning of activity (early-stage financing) or for product development (expansion financing). The potential beneficiaries of the FVC are companies with their operating headquarters in Italy and with annual sales of less than €50 mn.					The measure entails lower revenues amounting to €7.3 mn in 2012, €19.5 mn in 2013 and €14.3 mn in 2014.	Bottleneck no. 4 - Product market - Competition and administrative efficiency			Restoring normal lending to the economy	Promote the access of SMEs to capital markets

92	Product market, competition and administrative efficiency	Acceleration of legal proceedings for economic activity	Art. 8, par. 3, DL 70/2011 (L 106/2011); Art. 2, DL 1/2012 (L 27/2012)	Special court sections specialized in business litigations (‘Firms Court - Tribunale delle imprese’) have been set up, with the aim of making rapid resolution of the disputes possible.	Adopted	Legislated	II Q 2012		The measure entails higher revenues of €68 mn for 2013 and lower revenues of €34 mn for 2014.	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

93	Product market, competition and administrative efficiency	Consumer protection	Art. 5 - 8, DL 1/2012 (L 27/2012)	The Antitrust Authority may evaluate on its own or as consequence of a complaint the oppressive nature of clauses included in contracts between professionals and consumers concluded through the adhesion to contract general conditions or by signing forms. Regulations have been included to make class action more effective and to protect micro-businesses from misleading and aggressive commercial practices. The content of the service charters has been defined.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
94	Product market, competition and administrative efficiency	Separation of the ownership of the natural gas network	Art. 15, DL 1/2012 (L27/2012)	Provisions on the separation of ownership. Proceedings will be undertaken to ensure that SNAM S.p.A. and all businesses vertically integrated for the production and supply of natural gas and electricity are completely separate from ENI.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

95	Innovation and human capital	Development of strategic natural energy resources	Art. 16, DL 1/2012 (L27/2012)	Provision to favour new R&D investment with respect to strategic national energy resources in the hydrocarbons sector.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

96	Product market, competition and administrative efficiency	Transparency of electricity and gas markets	Art. 22, DL 1/2012 (L27/2012)	In addition to the data on the drawing points and identification data on final clients, the Acquirente Unico S.p.A. integrated information system will contain data in relation to final consumers and to the consumption of electricity and gas, so as to correct the information asymmetry existing today between distributors and sales companies.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

97	Product market, competition and administrative efficiency	Streamlining of procedures for dismantling of nuclear sites no longer in use	Art. 24, DL 1/2012 (L27/2012)	Acceleration of the procedures for dismantling of nuclear sites no longer in use and for the security of nuclear waste materials.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

98	Product market, competition and administrative efficiency	Greater efficiency in insurance services	Art. 29-34-ter, DL 1/2012 (L27/2012)	Various initiatives have been provided with the objective of increasing efficiency in the sector, including: gradual demateralisation of identification marks; elimination of procedures for direct compensation of damage sustained by the drivers not responsible for the accidents; introduction of the criterion of productive efficiency and control of direct damage compensation costs; obligation for insurers to send an annual report to insurance regulator, ISVAP, with detailed information about the number of loss claims deemed to necessitate further investigation in relation to the risk of fraud; vehicle inspections, black boxes, certification of risk, settlement of damages; penal sanctions for fraud in certification of disability stemming from accidents; obligation for comparison of auto-liability rates, and ISVAP's semi-annual report (to be posted on the Internet site) in order to evaluate the effectiveness of the measure; other provisions about insurance contracts for vehicles and damage compensation for theft or fire of auto vehicles.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

99	Product market, competition and administrative efficiency	Deregulation of the selling of newspapers and magazines	Art. 39, DL 1/2012 (L 27/2012)	Newspaper stands may offer discounts and sell any other product as long as the sales comply with prevailing laws and regulations. The measures also provide that unjustified failure to supply or unjustified supply of excess or defective material with respect to the distributor's demand are cases of unfair commercial practices for the purpose of applying prevailing laws and regulations on the subject.	Adopted	Operational	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
100	Product market, competition and administrative efficiency	Simplification and improvement of regulations governing infrastructures	Art. 4, DL 70/2011 (L 106/2011) Art. 45-46, 52-53 and 55, DL 1/2012 (L 27/2012)	Amendments to laws and regulations on the subject of tenders, in order to reduce the time needed for the construction of public works (especially for works of strategic interest); to simplify the procedures for awarding the related public contracts; and to guarantee a more effective control system; and to reduce the number and scope of disputes. The amendments to the Public Contracts Code regard the requisites for participating in tenders, variances, reserves, compensatory work, settlements, and strategic infrastructures. The decree also provides for the posting at prefectures of lists of suppliers and service providers not subject to the risk of mafia infiltration as well as some type of reasons for exclusion from the tenders. DL 1/2012 provides for: introduction of operational provisions for competitive dialogue; integration of the PEF with additional accompanying information in order to accelerate CIPE assignments; authorisation for tenders for the award of contracts for major works, with the definitive or preliminary project as the base of the tender; simplification of the project drafting and approval phases; alignment of national laws and regulations for project-based regulation of rail and road infrastructures with laws and regulations at a European level.	Adopted	Legislated	2011		No additional burden	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

101	Product market, competition and administrative efficiency	Determination of airport tariffs	Title III, Chapter II, DL 1/2012 (L 27/2012)	Implementation of Directive 2009/12/CE regarding determination and collection of airport tariffs. Non-discrimination and transparency principle. A national Authority for surveillance has been set up and is charged with economic regulation and supervision through approval of the tariff systems and the amounts of the tariffs. Until the authority is operational, the functions will be performed by the National Entity for Civil Aviation (ENAC) and in particular, by the Department in charge of airport tariffs. Airport networks have been designated across Italian territory.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

102	Product market, competition and administrative efficiency	Deregulation of fuel distribution at retail level	Art. 17-20, DL 1/2012 (L 27/2012)	Operators of petrol stations who also hold title to the related oil authorisation may freely source their supply from any producer or reseller in compliance with applicable national and EU laws and regulations. Possible renegotiation of the current contracts for use and supply for the petrol stations release and provisioning. Expansion of the range of articles that can be sold at petrol stations. Removal of unjustified limitations on the continuous use (including self-service) of petrol stations located outside of urban centres, with the resupply to those stations done with advance payment. Greater transparency about the actual price of fuels, to the advantage of the consumer.	Adopted	Operational	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
103	Product market, competition and administrative efficiency	Competition in packaging management	Art. 26, DL 1/2012 (L 27/2012)	The regulation introduces amendments to Lgs D. . 152/2006 covering environmental regulations. More specifically, Art. 221, Paragraph 3, letter a) provides for the possibility of producers to organise the management of their waste and packaging materials not only autonomously but also in collective form. Paragraph 5 addresses the means for operating the National Observatory on Waste Materials. Finally, with reference to the penalty system, changes have been made in the amount due by producers and users who do not comply with the collection obligation, as outlined in Art. 261 of Lgs D. 152/2006.	Adopted	Operational	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow	Extend the process of opening up the services sector to further competition

104	Business support	Timing for payments of the Public Administrations to businesses	Art. 35, DL 1/2012 (L 27/2012	Different means are outlined for extinguishing receivables due from the ministries, with regard to (i) commercial transactions for the purchase of services and supplies, which are certain, liquid and enforceable, booked as expired residual liabilities, and (ii) expenditures in relation to intermediate consumption, accrued as of 31 December 2011, whose payment is, according to national accounting criteria, classified among past debt settlements (up to the total amount of €1.0 bin): a) increase in the funding of the reserves for expired residual current and capital expenditures; b) settlement of the receivables, including through assignment of Government securities, or by the use of offsetting mechanisms, the transfer of the receivables against and specific settlements.	Adopted	Legislated	2012		The measure entails higher expenditures of €3,935 mn in 2012 and €235 mn in 2013 and 2014 (€235 mn per year in terms of borrowing during the 2012-2014 three-year period).	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

105	Product market, competition and administrative efficiency	Simplification of procedures for dredging and use of quarry materials	Art. 48-49, DL 1/2012 (L 27/2012)	The regulation introduces changes in dredging procedures. Paragraph 1, in particular, provides that dredging may be done, including at the same time as the planning of the project in relation to the clean-up activity. The subsequent paragraphs regulate technical and procedural aspects. Article 49 provides that the use of the quarry rock is regulated by decree of the Ministry of the Environment, after having consulted the Ministry of Infrastructure and Transport.	Adopted	Legislated	II Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

106	Infrastructure and development	Financing of the infrastructures through tax breaks	Art. 18, L 183/2011; Art. 59, DL 1/2012 (L 27/2012)	The measures are designed to encourage the completion of infrastructures through project financing, with fiscal benefits to the project companies. Project companies are able to secure up to 25 per cent of the higher VAT generated by the import transactions referable to the port works realised.					No additional burden	Bottleneck no. 6 - Infrastructure completion		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
107	Business support	Commercial relationships regarding the sale of agricultural and agro-food products	Art. 62-63, DL 1/2012 (L 27/2012)	Contracts covering the sale of farm and food products (except those with final consumers) are to be in written form or shall otherwise be considered null. The EU guidelines (Directive 2000/35/CE) regarding the fight against payment delays in commercial transactions (introduced by Art. 4, Paragraph 3 of LgsD. 231/2002) are extended to perishable food products. Production-distribution chain contracts have been introduced for the purpose of relaunching investments in the agro-food sector. The Institute for Agro-Food Development (I.S.A.) is authorised to finance the production-distribution chain contracts, by using the Revolving Fund for Support to Businesses and Investments in Research (FRI) of the Cassa Depositi e Prestiti (CIPE Resolution no. 101/2010) in the amount of up to €100 mn, and advancing capital resources in its own budget for an amount of up to €5 mn per year during the 2012-2014 period. The objective is to supply tools for growth and of development of the agro-food sector.	Adopted	Legislated	2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

108	Infrastructure and development	Financing of port works	Art. 21, L 183/2011	The use of the resources of the Fund for Port Infrastructures may be provided for 2012 only, as a supplement to the resources coming from the revocation of financing.					No additional burden	Bottleneck no. 6- Infrastructure completion		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

109	Infrastructure and development	Freeing up EU funds for use	Art. 3, DL 201/2011 (L 214/2011)	The measure is aimed at accelerating the expenditures that the administrations involved in EU programmes are required to make and to certify to the European Commission by 31 December of each year in order to avoid the automatic reversal of the commitment of the EU resources, thus facilitating the achievement of the expenditure objectives provided by the regional programmes co-financed by the EU per the 2007-2013 period and guaranteeing significant improvement of the capacity to draw on the Structural Funds. The final expenditures sustained by the regions covered by regional resources are excluded from the computation, as are final expenditures of the Regions covered by state funds transferred to the Regions from the Revolving Fund for Implementation of EU policies (pursuant to Art. 5 of L 183/1987).	Published in the Official Journal	Legislated	January 2012	The exclusion
has a limit of
€1.0 bn per
year for 2012,
2013 and
2014. For this
purpose, the
MEF budget
includes the
Fund for
Offsetting for
Initiatives to
Favour
Development,
with annual
funding (cash
budget) of
€1.0 bn for
2012–2014
that is split
among
Regions on
the basis of
the account
for splitting
the 2007-
2013
Structural
									Funds.	Bottleneck no. 7 - Reducing regional disparities	Fight against poverty		Promoting growth and competitiveness for today and tomorrow	Cohesion policy

110	Business support	Favourable tax system for youth and unemployed workers (under mobility scheme) entrepreneurship	Art. 27, DL 98/2011 (L 111/2011)	The simplified taxation system for minimum taxpayers (referenced in Art. 1, Paragraph 96-117 L 244/ 2007) goes into force on 1 January 2012, for the tax period in which the activity began and for four subsequent periods, with reference to physical persons who undertake or have already undertaken after 31 December 2007, a business or professional activity at certain conditions.			2012		The measure should lead to lower revenues of €6.2 mn for 2012, and an increase of tax revenues of €82.8 mn for 2013 and €100.1 mn for 2014.	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Reinforce measures to combat segmentation in the labour market

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
111	Business support	Refinancing of the tax credit for investments in southern Italy	Art. 2bis, DL 70/2011 (L 106/2011)	The tax credit for investments in underutilised areas (Art. 1, Paragraph 271-279, Financial Law 2007) is refinanced with EU Structural Funds. The means and the amount of the tax credit are to be set by Decree of the Minister of the Economy and Finance.					No additional burden	Bottleneck no. 7 - Reducing regional disparities	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Take steps to accelerate in a cost- effective way growth- enhancing expenditure co-financed by cohesion policy funds in order to reduce the persistent disparities between Regions

112	Business support	Bonus system in order to favour fiscal transparency	Art. 10, DL 201/2011 (L 214/2011)	Institution of a new incentive system for businesses that accept more stringent controls by the financial administration for businesses are planned a drastic reduction of administrative compliance formalities, fiscal tutorship, and an easier system for offsetting and VAT reimbursements.	Implementation in process	Operational	January 2012		No additional burden	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

113	Business support	Incentive for recapitalisation of businesses	Art. 1, DL 201/2011 (L 214/2011)	Introduction of a taxation system (ACE) favourable for the reinvestment of earnings and for capital increases, so as to reduce advantages of indebtedness.	Adopted, still not initiated	Operational	December 2012		The deduction introduced should translate into fewer tax revenues: €950.5 mn in 2012, €1,446.3 mn in 2013 and €2,929 mn in 2014.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Promote the access of SMEs to capital markets

114	Business support	Foreign tax regime	Art. 41, DL 78/2010 (L 122/2010); Art. 8, par. 2, DL 70/2011 (L 106/2011)	Reduction in administrative charges; application of the foreign taxation system for businesses from other EU countries operating in Italy. Extension of the foreign taxation system to foreign businesses that undertake the activity of direction and coordination in Italy.	Implementation in process	Operational	2010		The measure of DL 78/2010 would entail lower revenues in the amount of €14 mn in 2011, €22 mn in 2012 and €30 mn in 2013. Art. 8 of DL 70/2011 entails lower revenues of €7 mn in 2012, €11 mn in 2013 and €15 mn in 2014.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

115	Infrastructure and development	Transfer of the shareholdings of ANAS S.p.A.	Art. 36, DL 98/2011 (L 111/2011)	Institution of the Agency for Road and Highway Infrastructures within the Ministry of Infrastructure and Transport. ANAS S.p.A. is transferring all of its shareholdings to Fintecna S.p.A., including those in regional companies.			January 2012		No additional burden	Bottleneck no. 6 - Infrastructure completion		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
116	Product market, competition and administrative efficiency	Simplifications regarding public concessions and public tenders	Art. 43, DL 201/2011 (L 214/2011); Art. 20-22, DL 5/2012 (L 35/2012)	Planned procedural simplifications for concessions. Businesses no longer have the burden of procuring documents and certificates to attest to their requisites. Such documentation is to be taken directly from the national databank for public contracts as of 1 January 2013. The contracting business and the contractor will have joint and several responsibility for the wages, severance indemnity provisions, and insurance premiums due as part of the contract; amendments have been made for the adoption of CIPE resolutions.	Implementation in process	Legislated	2013		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

117	Product market, competition and administrative efficiency	Other simplifications for businesses	Art. 34-41 and 45, DL 5/2012 (L 35/2012)	Amendments have been made in the case of licences issued for out-of-court recovery of receivables, while new rules regulate the controls over businesses. Measures regarding the audit of the financial statements of companies. Simplification of the procedures for the processing of personal data.	Implementation in process	Operational	I Q 2012		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations

118	Product market, competition and administrative efficiency	Farming business simplification	Title I, Chapter III, Section V, DL 5/2012 (L 35/2012)	Application of a single IT protocol for the processes related to the payment of subsidies based on EU laws and regulations; simplification of the procedures for the registration of agricultural machinery; direct sale of farm products; other regulations.	Implementation in process	Operational	I Q 2012		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market

119	Product market, competition and administrative efficiency	Management of assets seized from the Mafia for tourism purposes	Art. 56, par. 2, DL 5/2012 (L 35/2012)	Assets seized from the Mafia will be leased against payment to cooperatives of young people under the age of 35 and are to be used for tourism purposes.	Adopted	Legislated			No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

120	Infrastructure and development	Public building within the Strategic Infrastructure Program (Government bodies, schools, law enforcement facilities, prisons)	Art. 33, par. 3, L183/2011; CIPE Resolution of 20 January 2012	Construction and completion of new school buildings, using criteria designed to increase energy efficiency and reduce polluting emissions, favouring involvement of public and private capital. As part of the decisions regarding the cuts to the Plan for Priority Works, CIPE has confirmed a part of the resources appropriated for initiatives to ensure the security of school buildings and to construct new buildings.	Adopted	Still in planning stage			The Ministry of Infrastructures and Transport indicates planned works worth €417.3 mn for 2012.	Bottleneck no. 6- Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

121	21Innovation and human capital	Autonomy of scholastic institutions	Art. 50-52, DL 5/2012 (L 35/2012)	The functional team of teachers will be put in place by 1 September (and will last at least three years, including temporary workers); each school will have its own budget; INVALSI will be the entity coordinating the national evaluation system. Reform of technical secondary schools.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 5- Innovation - R&D	School drop-outs	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
122	Product market, competition and administrative efficiency	Simplifications for universities and research	For universities: Art .48-49 and 54-55, DL 5/2012 (L 35/2012); For research: Art. 30-31, 32-33, DL 5/2012 (L 35/2012)	Some aspects of relationships with students will be managed electronically (e.g. enrolments and registration of grades on exams). Online universities will no longer be able to access funds allocated to private universities. Planned exchange of professors and researchers between universities and research centres; hiring of full-time technological experts. Simplification in the management of international and industrial research projects. A total of 15 per cent of the ‘Fund for Facilitation of Research’ will be set aside to projects that are part of European programmes or international accords. The procedures have been simplified for projects already selected within the framework of EU programmes and international accords whose head has already been identified. Some 10 per cent of the ‘Fund for Investments in Scientific and Technological Research’ has been earmarked for researchers under the age of 40. National resources have been allocated to the financing of unfunded projects having secured a positive evaluation at a European level. Simplifications for leave time and wages of full-time personnel working in the role of researcher for public research entities and universities, carrying out research in relation to an EU or international grant.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 5 - Innovation - R&D		University education	Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

123	Product market, competition and administrative efficiency	Measure for abolishing laws (Taglia leggi)	Art. 62, DL 5/2012 (L 35/2012)	330 laws in effect since 1970 (almost all of them no longer having any effect) have been formally repealed.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency			Freeing the potential of the single market	Modernise the Public Administrations

124	Product market, competition and administrative efficiency	Environmental regulation simplifications	Art. 23 and 24; Art. 57, DL 5/2012 (L 35/2012)	Single environmental authorisation and simplification of the administrative compliance formalities for SMEs; exact identification of the authority responsible for issuing of specific authorisations. Simplification of the compliance formalities, including with reference to environmental regulations, for the transforming refineries no longer in use into new storage facilities.	Adopted	Legislated	IV Q 2012		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency			Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

125	Product market, competition and administrative efficiency	Cultural heritage	Art. 42-44, DL 5/2012 (L 35/2012)	Streamlining of financial support measures; acceleration of procedures for verifying any cultural heritage interest of State-owned buildings to be sold; simplification in the procedures of authorisation of landscaping permits for small projects.	Adopted	Legislated	I Q 2012		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficienc			Freeing the potential of the single market	Promoting growth and competitiveness for today and tomorrow

126	Infrastructure and development	Three-year public-works programmes	Art. 6ter , L 148/2011	The resources from the Revolving Fund for Project Planning (referenced in Art. 1, Paragraph 54-57 of L 549/1995 and subsequent modifications) are available on a priority basis for the works included in the Local Authorities' three-year plan.	Implementation in process	Legislated	III Q 2011		The Fund is part of Cassa Depositi e Prestiti.	Bottleneck no. 6- Infrastructure completion		Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
127	Infrastructure and development	Infrastructure links and port logistics	Art. 32, par. 7, L 111/2011,Art. 33, par. 3, L 183/2011Art. 46, DL 201/2011 (L 214/2011)	1. Road access to the La Spezia port 2. Interconnecting roads to Fiumicino freight centre 3. Civitavecchia port hub 4. Naples bypass-Pozzuoli Port connection 5. Manfredonia port 6. Trieste hub 7. Port infrastructures - Catania 8. Taranto port logistics system 9. The port authorities may build logistics systems that impact, by virtue of agreements within Regions, Provinces and Municipalities involved as well as the managers of rail infrastructures.	Implementation in process	Legislated	I Q 2012		In 2012, the value of the port logistics works is estimated at €554.24 mn.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

128	Product market, competition and administrative efficiency	Digital administration	Technical rules for consultation and extraction of PEC addresses and lists of PEC addresses; guidelines for drafting conventions for the usability of data of the Public Administrations; guidelines for Public Administration disaster recovery.	Implementation of the Digital Administration Code and access to Public Administration databanks: the digitalisation of the Public Administration processes (on-line services, electronic payments, and eHealth) has required new rules for guaranteeing (i) rapid and efficient exchange of information and (ii) operating continuity of the systems in case of malfunctions. In attempting to create a single Public Administration for citizens and businesses, lawmakers have required the Public Administrations and the managers of public services can obtain of its own motion information held by other Public Administrations, identifying an office responsible for the necessary activity of data transmission or direct access to the data. The means for exchanging the information are identified by the DigitPA guidelines for the drafting of agreements for the ability to use the Public Administrations' data. The amendments to the consolidated act on administrative documentation establish that the certificates issued may no longer be submitted to Public Administration bodies or private managers of public services, realizing reduction in certificates.	Implementation in process	Operational	I Q 2011		No additional burden	Bottleneck no. 4- Product market - Competition and administrative efficiency	R&D	Freeing the potential of the single market	Modernise the Public Administrations	Reduce the length of contract law enforcement procedures

129	Public expenditure containment	Job mobility and transfer of employees	Art. 16, L 183/2011	The Public Administrations that have too much staff or excess personnel in relation to their functional needs or to the particular financial situation, are required to observe the procedures provided.		Operational	January 2011		No additional burden	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Freeing the potential of the single market	Modernise the Public Administrations

130	Federalism	Economic and social imbalances	Lgs D. 88/2011	Operational means for allocating and using additional resources, and for identifying and effecting special projects.	Adopted	Operational	II Q 2011			Bottleneck no. 7 - Reducing regional disparities		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Take steps to accelerate in a cost- effective way growth- enhancing expenditure co-financed by cohesion policy funds in order to reduce the persistent disparities between Regions

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
131	Employment and pensions	Actions in favour of immigrant workers	The Ministry of Labour has implemented specific programmes.	International labour mobility programme; promotion of training programmes in countries of origin; National Programme for Strengthening Cooperation between Public Intermediaries, Private Operators and Public Information Points; Programme to Fight Undeclared Labour; dissemination of personal services and planning of migration policies.		Operational	I Q 2011		Planned regional co-financing	Bottleneck no. 3- Labour market	Fight against poverty	Get the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Step up efforts to fight undeclared work

132	Innovation and human capital	Cohesion Action Plan - Digital Agenda	Action Plan and related implementation documents; FEASR 2007-2013 ROP, ERDF Large Projects; Art. 30, DL 98/2011 (L111/2011), Art. 47, DL 5/2012 (L 35/2012).	The following is provided by the Digital Agenda: - the completion of the National Broadband Plan in southern Italy; - the implementation of the first target of the Italian Digital Agenda Project: implementation of the network infrastructures and ultra broadband; - the implementation of the second target of the Italian Digital Agenda Project: realisation of data centres. DL 98/2011 requires the preparation of a strategic project for the design and completion of a broadband and ultra-broadband telecommunications infrastructure, with the possible use of public resources referring to projects co-financed by 2007-2013 EU Structural Funds. DL 5/2012 provides for the institution of the ’Cabina di regia’ for the implementation of the Italian Digital Agency.	General measures of a structural nature	The
resources
allocated for
the Digital
Agenda for
2009-2013
include: -
Completion
of
broadband:
€209.8 mn.
Another €24
mn has been
allocated on
the basis of
MISE-
Region
agreements
(regional
Funds for
Underutilised
Areas and
District
D.M.). -
Digital
Agenda Ultra
broadband:
€443.051
mn. - Digital
Agenda Data
center: €121
									mn.	Bottleneck no. 5 - Innovation - R&D	R&D	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

133	Innovation and human capital	Three-year plan for full-time hiring of teachers, assistants and administrative staff (ATA)	Art. 1, par. 24, L 220/2010; Ministerial Decree 15.12.2011 together with MEF, as provided by Art. 29, par. 9, L 240/2010; Art. 9, par. 17, DL 70/2011 (L 106/2011)	Definition of a three-year plan for full-time hiring of teachers, education assistants and support personnel - ATA for 2011-2013 on the basis of the jobs vacant and available during each year.			2011		No additional burden	Bottleneck no. 5 - Innovation - R&D	Employment rate

134	Innovation and human capital	Ministry of Education's plan to reduce school drop-outs	NOP 'Skills for Development' financed by ESF - 2007/2013; Cohesion Plan financed with ESF–ROP resources from Regions of Objective Convergence	Initiatives for promoting scholastic achievement.	In process, with implementation through Cohesion Plan	Operational	2011	2013	€161 mn to come from the National Operating Program 'Skills for Development (ESF) and €24.9 mn to come from the Cohesion Plan.	Bottleneck no. 5- Innovation - R&D	School drop-outs	Making work more attractive	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
135	Energy and environment	Energy requalification of buildings	See measure no. 35, 2011 NRP Art. 4, DL 201/2011 (L 214/2011)	Extension to 2012 of tax incentives for costs of projects for the energy requalification of buildings and for installation of systems based on the use of renewable sources.	Adopted	Operational	I Q 2012	2012	Higher revenues in terms of VAT and direct taxes in the amount of €125.6 mn in 2012, €411.5 mn in 2013 and €8.2 mn in 2014.		Renewable sources	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

136	Energy and environment	Revolving fund for achieving of Kyoto objectives	1. See measure no. 38, 2011 NRP 2. Circular for implementation pursuant to Art. 2, par. 1, letter s) of DL 25/11/2008 'Governance of means for disbursement of subsidised financing...' Art 1, par. 1110-1115, FL 2007; L 120/2002; Ministry of the Environment Circular of 1 March 2012	The procedure for requesting funds was initiated on 16 March 2012, following the issuance of the circular.	Implementation in process	Operational	2012	Since it is a
revolving
fund, it is
funded
through the
repayment of
sums by the
beneficiary
businesses
and therefore,
the reductions
of emissions
will gradually
increase in the
years after the
first year. In
addition to the
reductions of
greenhouse
gas emissions,
this measure
implies a
series of
important co-
benefits, such
as savings
from less use
of fuel, the
benefits
related to the
substitution of
technology,
									and so forth.		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

137	Energy and environment	Improvement of air quality in transportation sector	DL 16/2005 (L 58/2005); Ministry of the Environment Managerial Decree of 2011	In 2011, one managerial decree (currently pending review by the State Audit Court) has been issued which, by virtue of the resources appropriated against the fund provided by Art. 1 of DL 16/2005, allocated resources to the Regions and Autonomous Provinces for the renewal and upgrade of vehicles used for local public transport (buses, trolley buses, tram and underground rail systems).	Implementation in process	Operational	2011	The
managerial
decree sets
aside €80 mn
for the
renewal of the
regions and
autonomous
provinces
means of
transport. The
transfer
subject to the
Ministry of
Environment's
preparation of
a programme
(already
prepared and
registered
with the State
Audit Court
on 3/2/2012),
and the
regions'
subsequent
preparation of
a project. An
additional €30
mn is planned
for measures
aimed at the
electrification
of the main
ports in Italy,
so as to
minimise the
effect of the
stationary
									ships.		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

138	Energy and environment	Trading of CO2 emissions rights	Ratification of EU Directive 2009/29/CE with EU Law 2009 (L 96/2010), Art. 2, par. 4, DL 72/2010 (L 111/2010); Art.25, par.1, DL 201/2011 (L 214/2011)	Ratification of the directive for emissions trading for the 2013-2020 period. Expected Decree of the Prime Minister for distribution of auction proceeds; Ministerial Decree for the definition of the procedures for payment to the State budget of proceeds from the auction of emissions certificates and the subsequent re-assignment for the activities set out in Art. 10 of Directive 2003/87/CE and subsequent modifications.	Not started yet	Still in planning stage	2012		No additional burden		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
139	Energy and environment	Implementation of EU 842/2006 Regulations	Presidential Decree of 27 January 2012	Implementation of the rules to reduce emissions of fluorinated greenhouse gas emissions.	Forthcoming publication in the Official Journal	Legislated	2012		No additional burden		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

140	Energy and environment	Biological storage of CO2	Lgs D. 162/2011	Procedure for the issuance of exploration licences and authorisations to storage sites.	Implementation in process	Operational	2011		No additional burden		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

141	Energy and environment	Reduction of greenhouse gas emissions (ratification of Directives CE 28/2009 and 30/2009)	Art. 33 and Art. 38-39, Lgs D. 28/2011;, Lgs D. 55/2011; DI of 23 January 2012 (national system for certification of sustainability of bio-fuels and bio-liquids as provided by Art. 2, par. 6, Lgs D. 55/2011)	Sustainability for bio-fuels and bio-liquids with verification of their contribution to reducing greenhouse gas emissions. Objective of reducing the greenhouse gas emissions produced during the life cycle of fuels used in engines.	Implementation in process	Operational	2011		No additional burden		Energy efficiency	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

142	Innovation and human capital	Ministry for National Heritage and Culture technical assistance operational project	NOP on Governance	Measures for the modernisation and strengthening of the technological innovation and administrative structure. The Ministry of Economic Development - Department for Public Administration is now approving another assignment of funds for implementing a second phase of the project, with the amount not yet defined.	Implementation in process	Operational	2007	The
Operative
Project for
Technical
Assistance
(POAT) of
Ministry
for
National
Heritage
and Culture
which is
part of the
National
Operating
Programme
for
Governance
has a value
of €4 mn.
The POAT
is included
in the
financing
of the
2007-2013
									NSF.	Bottleneck no. 4- Product market - Competition and administrative efficiency	R&D		Modernise the Public Administrations	Take steps to accelerate in a cost- effective way growth- enhancing expenditure co-financed by cohesion policy funds in order to reduce the persistent disparities between Regions

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
143	Innovation and human capital	Tax breaks for private investments in arts and culture	DL 225/2010 (L 10/2011); Art. 40, par. 9, DL 201/2011 (L214/2011); Ministerial Decree of 07/05/2009 and Ministerial Decree of 21/01/2010	Tax treatment of donations; assignment to the Ministry for National Heritage and Culture of sums donated by public entities for the arts and cultural heritage; tax credits and tax shelters for investment in film-making.	In course of definition	Still in planning stage	2012		Art. 2, paragraph 4-4bis of DL 225/2010 (L. 10/2011) would mean lower revenues of €90 mn per year during the 2011- 2013 period.	Bottleneck no. 4 - Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

144	Innovation and human capital	Attraction of private capital in arts and culture	Art. 1, par. 325, L 244/2007; Art. 2, par. 4-4 bis, DL 225/2010 (L 10/2011); Art. 24, par. 1, L 183/2011; Art. 42, par. 9, DL 201/2012 (L 214/2011); Ministerial Decree 19/11/2010	Measures for the institution and extension of tax relief and other incentives for donations in the cultural heritage sector.	Implementation in process	Operational	2012		The charges arising from Art. 2, par. 4- 4 bis amount to €45 mn in 2011 and €90 mn per year for 2012- 2013.	Bottleneck no. 4- Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

145	Infrastructure and development	Inter-Regional Operating Programme for cultural, natural and tourist attractions	National Operating Programme on Governance	Strengthening of the quality and supply of cultural activities in the Regions of Convergence Objective.	Implementation in process	Operational	2007	2013	Axis II of the IROP 'Cultural attractors' amounts to approximately €171.8 mn. The POIN is included in the financing of the 2007- 2013 NSF.	Bottleneck no. 7 - Reducing regional disparities	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

146	Infrastructure and development	Ministry for National Heritage and Culture infrastructure projects	Art. 4, par. 1-2, DL 70/2011 (L 106/2011); Ministerial Decree 60/2009; Circular 26/2011 DG PBAAC; Art.49, DL 78/2010 (L 122/2010); Circular 23/2011	Raising of the threshold for classifying public buildings as buildings of cultural interest (from 50 to 70 years); increase to €1 mn for the reliance on private negotiations; general application of the preventive archaeology procedure; list of qualified persons at the Ministry for National Heritage and Culture; digital documentation accompanying Environmental Impact Evaluation (VIA) reports; reduction in documents for verifying cultural interest.	Implementation in process	Operational	2009		No additional burden	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

147	Energy and environment	Electricity network projects	Art. 16, 17.18, 19 and 28, par. 4, Lgs D. 28/2011	The network development is ensured through a single authorisation procedure by the Regions. The investments so authorised are remunerated on the basis of a rate determined by Terna, with an increase in the event of smart grids.	Adopted	Operational	2011		No additional burden	Bottleneck no. 6- Infrastructure completion	Renewable sources	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
148	Energy and environment	Natural gas networks	Art. 8, 20, 21, Lgs D. 28/2011	Simplifications in the process for authorising new investments and incentives for bio-gas in the network.	Adopted	Operational	2011		No additional burden	Bottleneck no. 6 - Infrastructure completion	Renewable sources	Efficient access to energy	Promoting growth and competitiveness for today and tomorrow

149	Innovation and human capital	Research- initiatives	Art. 9, par. 1-2, DL 70/2011 (L 106/2011); Art. 11, L 183/2011; Lgs D. 19/2012	a) Programme Agreements: for the timely identification and implementation of strategic projects and initiatives of significant interest in scientific and technological research and experimental development, the Ministry of Education, Universities and Research is authorised to sign special programme Agreements for strategic research with public and private entities, including in associate form, as well as with districts, for the planning and execution of the projects covered by negotiated planning. b) Planning research: the Ministry of Education, Universities and Research ensures that the research plans and projects and activities proposed by supervised public research entities are consistent with the indications in the National Research Programme, including when subdividing the 7 per cent of the fund for the ordinary financing of research entities, intended to finance specific programmes and projects, including joint projects, proposed by the entities themselves. c) Rewards: the legislative decree for the setting value on university efficiency has been passed, and reward mechanisms have been introduced for the distribution of resources.	Implementation in process	Operational			No additional burden	Bottleneck no. 5- Innovation - R&D	R&D	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

150	Business support	Finalised securities for Southern Italy	1. See measure no.82, 2011 NRP 2. Art. 8, par. 4 ,DL 70 /2011 (L106/2011)	2. Possibility of the issuance of Southern Italy Savings Bonds by banks authorised to operate in Italy, for the purpose of the territorial rebalancing the credit flows for the medium-/long-term investment of SMEs and supporting ethical projects in southern Italy. Application of a tax of 5 per cent (instead of the ordinary tax of 12.5 per cent applied to bonds with similar characteristics) to interest and other earnings on bond securities issued for financing medium-/long-term investments (18 months or more) of SMEs in southern Italy. Bonds may be issued for a total nominal amount of €3.0 bn per year.	Operational mechanisms are currently being defined	Legislated	IV Q 2011	Until all funds are used up	No additional burden	Bottleneck no. 7 - Reducing regional disparities	Employment rate	Attracting private capital to finance growth	Tackling unemployment and the social consequences of the crisis	Cohesion policy

151	Federalism	Sanctioning and reward mechanisms	Lgs D. 149/2011	Reward and penalty mechanisms related to Regions, Provinces and Municipalities.	Published in the Official Journal	Operational			No additional burden	Bottleneck no. 1- Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
152	Federalism	'Roma Capitale' project	1. 1. See measure no. 11, 2011 NRP - Lgs D 156/2010 2. Lgs D schedule with additional provisions on the subject of the ‘Roma Capitale’ project	2. The Parliamentary Commission is examining a draft of a legislative decree for the implementation of fiscal federalism, and it covers the administrative functions and responsibilities of Roma Capitale.	Implementation in process	Operational			No additional burden	Bottleneck no. 1- Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

153	3Public expenditure containment	Enhancements to activity for assessing and monitoring public works	Lgs D 228-229/2012	Provisions for the implementation of Art. 30 of L 196/2009.	Adopted	Legislated	February 2012		No additional burden	Bottleneck no. 1- Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

154	Employment and pensions	Young people's access to exercising business activity and professional services	Art. 3 and 9, par. 6, DL 1/2012 (L27/2011)	Young people under the age of 35 will have the possibility of setting up basic limited-liability companies. The apprenticeship aimed at registration on the professional registers may be carried out during the period of university studies.	Published in the Official Journal	Legislated	2012		No additional burden	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Reinforce measures to combat segmentation in the labour market

155	Infrastructure and development	Local public transport	Art. 32, par. 7, L 111/2011 Art. 33, par. 3, L 183/2011 CIPE resolutions: 60/2010, 106/2009, 105/2009, 100/2009, 99/2009, 75/2009, 74/2009, 73/2009, 57/2009, 56/2009, 40/2009, 52/2008, 13/2008, 12/2008, 92/2007, 91/2007, 16/2007, 112/2006, 111/2006, 89/2005.

1. Naples underground rail system

2. Bologna underground rail system

3. Milan underground rail system

4. Turin underground rail system

5. Rome underground rail system

6. Bari underground rail system

7. Catania underground rail system

									The total amount for 2012- 2016 is €1,547.83 mn, including €1,172.83 mn in 2012, €218 mn in 2013 and €157 mn in 2014. With regard to the account for the Milan metro, another €700 mn of private resources need to be added.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations

156	Infrastructure and development	Road links	Art. 32, par. 7, L 111/2011 Art. 33, par. 3, L 183/2011, CIPE resolutions: 60/2010, 106/2009, 105/2009, 100/2009, 99/2009, 75/2009, 74/2009, 73/2009, 57/2009, 56/2009, 40/2009, 52/2008, 13/2008, 12/2008, 92/2007, 91/2007, 16/2007, 112/2006, 111/2006, 89/2005.

1. Lecco-Bergamo;

2. State Road (Strada Statale) 106 Jonica lot 3 road axis;

3. State Road (Strada Statale) Jonica Nova Siri alternative road route;

4. Morbegno (Valtellina) alternative road route;

5. Works to complement the Asti-Cuneo highway axis;

6. Palermo-Lercara Friddi road axis;

7. State Road (Strada Statale) 12 - Abetone and Brenner;

8. State Road (Strada Statale) 275 Santa Maria di Leuca;

9. State Road (Strada Statale) 640 Agrigento-Caltanissetta;

10. Works to secondary roads in Sicily and Calabria;

11. Campo Galliano-Sassuolo highway axis;

12. State Road (Strada Statale) 42 Adaptation - accessibility Valcamonica;

13. Telesina highway axis in Campania;

14. Frejus Tunnel;

15. Pontina highway axis ;

16. Pedemontana Lombarda highway axis ;

17. Lecco-Bergamo alternative road route;

18. Salerno-Reggio Calabria toll highway (160 km)

The total
amount for
2012-2016 is
€10,766.13
mn, including
€2,971.7 mn
allocated in
2012, €120
mn in 2013,
€129.1 mn in
2014, €80 mn
in 2015 and
€45.3 mn in
2016, plus
€7,420 mn of
other public
resources.
Added to
these
appropriations
are private
resources
equalling
€2,030 mn
which puts
the final total
at €12,796.13
									mn.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

157	Infrastructure and development	Other initiatives	Art. 32, par. 7 and 1, L 111/2011 CIPE resolutions: 48/2004, 114/2004, 153/2005, 147/2006, 107/2006, 146/2006, 148/2006, 88/2006, 93/2007, 12/2008, 33/2010, 104/2010

1. Water projects: Sardinia; Basso Molise; Basilicata and Apulia; Sicily

2. Access to airport hub: Rho; Gallarate; Malpensa

3. Mo.S.E.

4. National railway projects: Pontremolese, Catania, Bari-Taranto; Cannitello alternative route; Sardinia

									Water projects: €297.63 mn; accessibility to airports: €210 mn; Mo.S.E.: €600 mn in 2012; and railway works: €55.6 mn.	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
158	Innovation and human capital	Auction of digital frequencies	1. See measure no.69, 2011 NRP 2. Prime Minister Decree 10 June 2011	2. Creation and assignment of responsibility for the Committee of Ministers to define the means and timing for the tenders.	2011	2. The
adjudication
procedures
yielded a result
of €3,945.3 mn.
As shown by the
attached
schedule
prepared by the
Ministry of
Infrastructures
and Economic
Development,
the amount
actually due to
the State and the
benefit to the net
nominal
borrowing in
2011 would be
€3.827 mn for
the effect of a 3
per cent discount
taken by the
businesses,
pursuant to
Art.16 of the
tender and
according to the
indications
given by the
Communications
Authority with
Resolution
282/2011, Art.
17, ¶ 6. The
operating
companies have
been granted the
possibility of
paying off the
amount in
excess of €2,400
mn (amount
estimated at the
time of the
issuance of the
related
provision) in
five annual
instalments
starting in
									October 2012.	Bottleneck no. 5- Innovation - R&D	R&D	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

159	Infrastructure and development	Incentives for private-sector financing of infrastructures	Art.41-44; 50 and 54, DL1/2012 (L27/2012)	The measures providing incentives for private capital include: - the possibility for project companies to issue bonds and project bonds, in particular, during the project's start-up phase, including as an exception to the limits referenced in Art. 2412 of the Civil Code (limit on bond issuance); - the pre-emptive right granted to the private promoter who is participating in the tender; - the Local Authorities' issuance of bonds secured by a special reserve; - for building and management concessions referring to public works, the contract format and the Economic and Financial Plan are defined so as to ensure adequate levels of bankability of the project; - the introduction of the 'availability agreement' with which a private party, subject to a Public Administration tender, constructs and manages a project (which remains private property) for the purpose of making the project available as a public service; - construction of new prisons through project financing, with an operational tariff to be paid to the concessionaire.	Adopted	Legislated	2012		No additional burden	Bottleneck no. 6 - Infrastructure completion	Employment rate	Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow

160	Innovation and human capital	Creation of Gran Sasso Scientific Institute	Art. 31-bis, DL 5/2012 (L 35/2012)	Experimental international doctoral programme (‘Gran Sasso Science Institute’) for the purpose of training and attracting researchers in physics, mathematics, and so forth.			2013		Authorisation has been given for expenditure of 12 mn per year for 2013- 2015.	Bottleneck no. 4- Product market - Competition and administrative efficiency		Attracting private capital to finance growth	Promoting growth and competitiveness for today and tomorrow	Encourage investment in R&D in the private sector

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
161	Public expenditure containment	Instalment plans for financial debt and certification of charges pending	Art. 1, DL 16/2012	Payment extension in the event of a lapse in an instalment plan (Art. 1, Paragraph 1): taxpayers who lose the benefit of an instalment plan due to a notice of irregularity or a notice of the outcome of a formal control have the possibility of re-activating an instalment plan. Flexible instalments (Art. 1, Paragraph 2 and 3): the decree introduces the possibility of entering into a tax debt amortisation plan after receiving a tax bill, with an increasing instalment amount from the first request for payment extension. Regulations about the public contracts code: the taxpayer who benefits from an extension is considered as a fully compliant taxpayer (even if paying tax debt in instalments). The financial administration will be responsible for releasing special certifications and specifying the taxpayer's actual situation.	Implementation in process	Legislated	I Q 2012		No value has been established since the measure is currently under review.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

162	Business support	Formal compliance issues, black lists and transactions relevant for VAT purposes	Art. 2,a), par. 1-3, b), par. 8, c) Art. 2, par. 6, DL 16/2012	a) The taxpayer who has forgotten to effect a reporting obligation or another compliance formality can no longer be automatically excluded from tax relief programmes or tax benefits. b) Businesses required to abide by black list regulations must notify the Revenue Agency of the transfer of any goods and the rendering of any services effected or received with respect to economic agents having their registered office, residence or domicile in tax havens, only for transactions above €500. c) One notice only is provided for each customer per month with the obligation of communicating only the total amount of transactions significant for VAT purposes and for transactions of no less than €3,000.	Implementation in process	Legislated	I Q 2012		No value has been established since the measure is currently under review.	Bottleneck no. 1- Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

163	Public expenditure containment	Tax credits of small amounts	Art. 3, a), par. 5, and b), par. 10-11, DL 16/2012	a) The decree identifies a single threshold (€20,000) under which the tax collection agent cannot take a mortgage on a taxpayer's property. Previously, the mortgage could be taken for amounts above €8,000. b) The minimum amount for assessment and recording in the state, regional and local tax rolls has risen to €30 from €16.53.	Implementation in process	Legislated	I Q 2012		No value has been established since the measure is currently under review.	Bottleneck no. 1- Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

		Desciption of measures								Classification of measures
	Reforms	Measure(s)	Normative refeences	Description of the Measure(s)	Implementation State	Progress	Start Date	End Date	Impact on the Public Finance	Bottleneck	Europe 2020 Target	Annual Growth Survey 2011	Annual Growth Survey 2012	2011 Recommendations
164	Public expenditure containment	Other measures to combat tax evasion	Art. 8, DL 16/2012	Non-deductibility of costs and expenditures directly incurred for the commission of the most serious crimes (Paragraph 1, 2 and 3): the decree provides the non-deductibility does not apply for non-premeditated crimes. Amendment of the property tax on properties abroad (Paragraph 16): the taxable base has been amended to include properties held abroad. Terms for intermediaries for payment of the taxes on 'tax shielded' assets (Paragraph 16, lett. c) and 17): the deadline for the annual payment was extended to 16 May (it was originally 16 February) which financial intermediaries must pay with reference to the financial assets covered by the 'shield' and still anonymous. Current accounts abroad (Paragraph 16, lett. h): in the case of current accounts or savings accounts held in EU nations (or EES), the tax on the value of the financial assets is fixed at the same amount required by domestic stamp duty regulations (€34.20), in place of proportional taxation of 1 per mille (1.5 as from 2013). Extension of the measures to fight abuses in the use of VAT credits for offsetting obligations (Paragraph 18-21): extension of the obligation of filing the preventive declaration to evidence the VAT credit to be used for offsetting, including for credits between €5,000 and €10,000 per year.	Implementation in process	Legislated	II Q 2012		No value has been established since the measure is currently under review.	Bottleneck no. 1- Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

165	Public expenditure containment	Revision of defence programmes	Cabinet 14/02/2012	The reform focuses on rebalancing the levels of personnel, operating and investment expenditure, with the aim of covering the personnel expenditure with 50 per cent of the assigned budget; the remainder will be split in half between training and investments. This reform entails a review and requalification of the investment programmes, as well as a reduction of territorial presence.	In course of definition	Still in planning stage			No impact available because the measure is now being prepared.	Bottleneck no. 1 - Fiscal consolidation and public debt		Fiscal consolidation	Fiscal consolidation	Implement the fiscal consolidation

166	Employment and pension	Job-home life compatibility	Understanding on making job and home life compatible as sanctioned by the Prime Minister's Joint Conference on 29.04.2010	The agreement provides that the Regions activate various types of initiatives in favour of women and men who need to reconcile the need to work with that of caring for children or adults with difficulty. Several innovative and experimental measures have already been put into place.		Operational	I Q 2012		€40 mn split among all Italian Regions. The first tranches of the subsidy have been funded in the amount of approximately €22.3 mn.	Bottleneck no. 3 - Labour market	Employment rate	Getting the unemployed back to work	Tackling unemployment and the social consequences of the crisis	Take steps to promote greater participation of women in the labour market

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

ANNEX

to the

Economic and Financial Document 2012

National Reform Programme

Regional Measures for the National Reform Programme

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

REGIONAL MEASURES FOR THE NATIONAL REFORM PROGRAMME

Efficiency of public spending and the fight against tax evasion

The Lombardy Region has pursued the objective of placing a greater emphasis on the system for spending and collecting revenues, thereby allowing for collection of some 160 million euro over budget. Such actions included the streamlining of operating expenditure and the recovery of revenues lost to tax evasion (stamp duties for cars and payments of regional tax on productive activity, IRAP). The Region has quantified its spending forecasts (2011-2013 budget packages) by aligning them closely to budget objectives, abandoning the historical spending criterion, putting a value on synergies (including with private resources) and avoiding the waste of resources, including for the purpose of continuing to ensure efficiency and high standards of quality in the rendering of the services (in particular, healthcare services).

The Veneto Region has spelled out measures for improving the management of properties under its administration, adopting ‘Guidelines for the plan to sell real estate property and/or enhance the property’s value’. Other measures have been provided for cutting the costs of the political and administrative systems. With regard to healthcare expenditure, the Veneto Region has inaugurated a process of vesting responsibility at various levels of the system and increasing the quality of the services. In its effort to fight tax evasion, the Region has reinforced its working relationship with the regional head office of the State tax authority in order to recover the taxable base, and plans for direct mechanisms for accrediting sums recovered to the collecting Region.

The Emilia-Romagna Region has initiated actions to fight tax evasion through a more broad-based legislative programme1 aimed at promoting legality, supporting the healthy economy, countering undeclared business transactions, and achieving the objective of greater fiscal equity. With reference to public contracting and subcontracting, the Region and the other Local Entities have committed to adopting even more stringent rules with respect to national laws and regulations in order to block unfair competition and to encourage more socially responsible businesses.

The Tuscany Region has also put into practice several regulatory and operational tools in order to counter tax evasion and avoidance, as well as illegal business transactions, with the concrete implementation of the Integrated Development Project (IDP)2 in relation to the 2012-2013 two-year period. The final objective of the IDP is the recovery of tax revenue and social contributions for the account of all assessing administrations present in the regional territory. More specifically, ten projects have been identified that should be interpreted from the standpoint of the overall system, the most important of which are:

–	the property register and tax information system: this is a complete publicly owned support tool that makes it possible to share, and to improve the quality of, the property-register, and the taxation and territorial databases held by the public administration, in order to validate the accuracy of tax returns filed for the purpose of defining the level of cost sharing in public services or access to the services; it is expected that 100 per cent of the Municipalities in the Region will be participating and using the system within a three-year period;

[1]	Regional Law 11/2010 and Regional Law no. 3/2011.
[2]	Approved with Resolution no. 1210/2011 and in implementation of the 2011-2015 Regional Development Programme.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	the tax-evasion prevention territorial pacts: this is the key initiative for cooperation between entities and is based on a regional work group and specific protocols at a provincial level, with the participation of all assessing bodies in the territory (state, regional and local).

–

the new agreement with the State tax authority and with the Ministry of the Economy and Finance[3], which will optimise the management of regional tax on productive activity (IRAP) and the regional personal income tax, and will make it possible for the Region to participate in VAT revenues as a result of the Region’s actions to fight tax evasion.

The Latium Region has concentrated on the efficiency of public expenditure through a series of measures developed over the past two years: the rationalisation of the regional organisational structure; the closing and the merging of regional entities and companies; the sale of non-strategic shareholdings; and the structuring and start-up of the Single Buying Centre that will centralise the tenders for the supply of goods and services in the healthcare field. At the same time, the Region has legislated budget packages entailing substantial cuts to current and capital expenditure. It has also enacted law to keep the stock of financial debt stable at the 2011 level. With reference to the fight against tax evasion, the Latium Region has legislated that IRAP and regional income taxes recovered will be directly turned over to the State starting from 2012; in following the strategy pursued by other Regions, it has signed a special agreement with the State tax authority, thereby aiming to optimise administrative action, with the objective of making the joint effort to fight tax avoidance and evasion more effective and more pervasive within the regional territory.

The Abruzzi Region has worked with specific legislative instruments in accordance with several key guidelines: shutdown, incorporation and re-organisation of public entities and organisations; reduction of the costs of elected officials and of the government organisation; streamlining of healthcare expenditure; full review of public expenditure4; containment of the expenditure for public sector employees5; re-organisation of the expenditure for school education; and modification of the regional revenues system with the objective of remedying inefficiencies or avoidance of fees for services.

With a view toward expenditure containment/reduction, the Apulia Region has taken action on two fronts: healthcare6 (approval of the Healthcare Deficit Reduction Plan) and reduction of the costs of elected officials and of the government organisation (reduction of the number of regional councillors, from 70 to 60). The budget forecast for 2012 continues with the efforts for cost reduction, compression of tax revenue, and the consequent more efficient use of expenditure.

[3]	Articles 9 and 10 of the Legislative Decree no. 68/2011.
[4]	Regional Law no. 1 of 10 January 2011.
[5]	Regional Law no. 24 of 3 August 2011.
[6]	Regional Law no. 2/2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Basilicata Region has also adopted measures for reducing of the cost of the officials of the regional council7, actions to re-organise and streamline governance of the Region, and in particular, the signing of programme areas8 . With regard to improving efficiency and reducing administrative costs, certain measures were inaugurated in 2011 as part of the plan for organisational and territorial restructuring, as well as the containment of the expenditure for Regional Healthcare Service personnel9.

In 2011, the measures undertaken by the Sardinia Region in 2010 began to wield their effect. In order to reverse the trend of expenditure of recent years, the Region placed into effect a series of actions that led to a partial freeze of personnel turnover and to the ‘Good Governance Pact for the Regional Healthcare System’. As a result of the latter, an accord was signed with local healthcare units to address the containment of healthcare expenditure. The total effect of these measures is a halt in the growth of production costs, which climbed by a rate of more than 5 per cent per year during the past 10 years. Operating from this perspective, the regional council also passed a resolution for the re-organisation of the network of emergency services, the hospital and the territorial networks. The principal actions to be undertaken in 2012 include: the definition of parameters for accounting entries that will guarantee the quality of the accounting and operating data and the underlying procedures, including for the purpose of initiating the process of certification of financial statements; and additional measures for containment of pharmaceutical and personnel expenditures (through the re-definition of the staffing plans).

Fiscal federalism

The Emilia-Romagna Region approved a law for the territorial management of the public finance stability pact. As a result of provisions approved in December 2011, more than 105 million euro has been made available to the economic system again in 2012. The regional government, businesses and unions which signed the Pact for Intelligent, Sustainable and Inclusive Growth (which represents an update to the Regional Strategic Framework) have agreed that in 2012, they will study possible solutions to be adopted for: (i) the implementation of the regional fiscal federalism regulations that will go into effect in 2013, and (ii) putting into practice the principle of progressive tax rates. As part of the application of the fiscal federalism regulations that will go into effect in 2013, the Region has committed to examining the possibility of allowing over time the full deduction of the cost of steady workers from the taxable income base used for calculation of the regional tax on productive activity (IRAP).

While considering several possibilities for transferring taxation powers to the Provinces, the Lombardy Region has achieved savings of approximately 70 million via expenditure cuts through the application of the territorial stability pact, and with a view toward ‘enhancing the value of expanded regional finance’.

[7]	Regional Law no. 24 of 13 December 2011.
[8]	Regional Law no. 33 of the 30/12/2010, and no. 17 of the 4 August 2011.
[9]	Regional Law no. 17 of the 4 August 2011 and Regional Law no. 26 of the 30 December 2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Tuscany Region approved a regional law10 that governs the financial cooperation between the Region and Local Entities, with particular reference to the territorial stability pact, with the objective of encouraging investment, supporting the local economy, avoiding measures that increase the deficit, and providing incentives for debt reduction. With reference to indebtedness, the Region’s debt reduction measures provide for the disbursement of subsidies to Local Entities to cover penalties for partial or total prepayment of long-term secured loans or bonds. The regional economic and financial planning document for 2012 also indicates fiscal reform as from 2013 to be based on a selective reduction of IRAP, with a view toward stimulating economic development (through the application of the certain deductions from the taxable income computed for IRAP purposes) and the institution of regional taxes by applying the principles of environmental taxation and taxation of the income derived from the use of common welfare and income arising from other privileged positions.

Between January 2011 and January 2012, the Abruzzi Region approved several regional laws aimed at the implementation of fiscal federalism: extension of the domestic stability pact, designation of regional functions to Local Entities, property leasing, authorisation of Municipalities to sell public assets, public finance objectives for Local Entities, and provisions on the subject of revenues.

In 2010 and 2011 , the Latium Region implemented – through regional law - the Regional Stability Pact, with the participation of all Local Entities subject to the rules of the domestic stability pact.

As part of its implementation of fiscal federalism regulations, the Basilicata Region is participating in the experimentation provided by Legislative Decree no. 118/2011 with regard to the harmonisation of accounting systems and financial-statement formats for the Regions, Local Entities and their organisations.

Labour market reform and social policies

The Regions are implementing specific policies in response to the critical employment situation affecting almost all areas of the country; the policies are mostly directed to favouring the employability of young people, the training and re-training of workers, and to supporting sectors encountering the greatest difficulties in the various territorial areas.

In 2011, as part of the programmes to increase the employment rate, the Piedmont Region committed to various actions, including:

–	the involvement of approximately 15,000 young people who were hired under professional-development apprenticeship contracts and began their training directly in companies, an experiment realised in several provincial areas;

–	the activation of continuous training programmes to cater to corporate and individual demand, with the involvement of more than 50,000 people, and the structuring and start-up of training programmes to support initial entry into the job market for young people and the re-entry of the adults (18,000 people).

[10]	Regional Law no. 68/2011 ‘Regulations about the system of local autonomies’.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

With specific reference to the implementation of the accord with the national government for the structuring and start-up of initiatives to combat the crisis (a key part of the Extraordinary Employment Plan), active policies involving approximately 40,000 people were put into place, with the assurance of the participants’ access to exceptional social safety nets.

In addition to the measures outlined above (most of which continue into 2012), the Piedmont Region’s latest actions have expressly focused on promoting the employment of young people, through complementary initiatives: from advanced training of new apprentices (approximately 9 million euro over the 2010-2014 five-year period) to more effective job services; and from the structuring and start-up of the Experimental Programme of Extraordinary Initiatives for Workers and Businesses in the Textile and ICT11 Sectors (approximately 27 million euro during the 2011-2013 three-year period) to the definition of dedicated measures (Youth Plan, for which 4.4 million euro was appropriated for the 2012-2013 two-year period).

The Lombardy Region is carrying out a programme of experimental initiatives on flexi-security, working with businesses in drafting business plans, agreements and standards of conduct in advance of the adoption of contracts capable of taking on specific objectives of employment stabilisation. The Region is also experimenting with active policy measures (such as the new ‘young people-apprentice endowment’ programme) capable of integrating all of the different programmes and policies that can today be activated at a territorial, regional and national level in support of the employment of young people; a particular emphasis has been placed on initiatives to get young people in contact with the labour market (trainee assignments) and to develop skills (apprenticeships at various levels). The Region also intends to relaunch the ‘reemployment endowment’ programme, through the formulation of a strategic proposal such as the ‘single endowment’ programme12.

With reference to apprenticeship, the Veneto Region has regulated13 quality trainee assignments and through various programmes (the ‘First Employment Pact’, the ‘Apprenticeship Programme’ and ‘Cottage Industry Jobs’ (AMVA) and the ‘Training and Innovation for Employment Programme’ (FIxO)), it has aimed at favouring the move

[11]	ICT applied to mechanical processing
[12]

The re-employment endowment progamme is the result obtained from the intersection of two different strategies: one that provides for measures to get people back to work, and another that governs financing to the Provinces for development of local businesses. The programme is thus a model for support to jobs which strengthens the system of social safety nets. Based on the welfare-to-work active policies, the reemployment endowment progamme is capable of simultaneously activating various resources: from the funds earmarked for relaunching of the territorial production systems (through strengthening of the logistics, infrastructural and IT services), to personalised measures for training programmes linked to exceptional long-term unemployment benefit programmes. Accordingly, the ‘packages’ generated with the reemployment endowment progamme lend themselves not only to local development and to the reemployment of disadvantaged people, but even more to the consolidation of the labour market over the entire regional territory and to the growth of the working population in Lombardy. The single endowment programme includes the training endowment programme (which allows for access to the Region’s professional training and education system), and the work endowment programme (which is a concrete aid to whoever is looking for work). It is an aggregate of resources that anyone who is unemployed or registered on the mobility lists to access unemployment benefits, orientation and re-employment services and brief professional re-training programmes.

[13]	Regional Law no. 3/2009 ‘Provisions on the subject of work ‘.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

from school to the business world. In managing the social safety nets and promoting the re-training of the workers, the Region has launched initiatives in 2012 for the reinstatement and/or re-training of workers at risk of expulsion from the labour market, with the funding of the ‘labour endowment’ programme. The Region also plans to promote actions aimed at: hiring; experimentation with the ‘mobility contract’ for quality employment; and solidarity contracts.

The promotion of active policies for the labour market has also been undertaken by the Emilia-Romagna Region which has focused on a quality welfare system based on a network that links and integrates public policies and economic agents within the Region, in order to produce new supplies of services and new employment. In tackling the issue of temporary employment in 2012, the Region set up a fund for stabilising temporary work, appropriating 20 million euro to support businesses that give temporary workers full-time contracts.

The Tuscany Region has put into place multi-year policies designed to improve job seekers’ employability and to fight unemployment and employment that excludes the benefits of a regular full-time job. The most important measures in terms of the financing and workers involved are hiring incentives and incentives for the full-time employment of workers belonging to the weakest segments of the labour market (women, young university graduates and young researchers, persons registered on the mobility lists, individuals close to retirement); the granting of exceptional social safety nets, and, in the case of persons who are beneficiaries of social safety nets, active policy measures at Provincial Employment Centres for a total of approximately 278,000 measures. The solidarity contract is another key part of the active policy, with the Region having committed to supplement the income of workers of companies that are parties to solidarity contracts. Other particularly important strategic actions are the review of the rules on the promotion of the entrepreneurship on the part of young people, women and workers benefiting from social safety nets, and the institution of paid trainee assignments.

The Latium Region has initiated a complex process of reforming the active policies for the labour market on the basis of a strategic document entitled Lazio 2020, and aimed at increasing the competitiveness of human capital and the regional economy. This process entails structural reforms of the professional-development apprenticeships and the system of accreditation of job services. In addition, the Region is implementing a new directory of skills and professional profiles and a system for skill evaluation and certification. Specific initiatives regard young people (with a specific 45 million euro plan) and other disadvantaged segments of the labour market (temporary employees, prevention of undeclared employment, persons on long-term unemployment benefits and mobility workers , and women).

The action taken by the Apulia Region in January 2011 is also multifaceted and detailed. The action is based on an extraordinary jobs plan whose objective is to make local welfare policies more modern. The emphasis is also on strengthening human capital, education and training, so as to encourage entrepreneurship and to raise employment with respect to weaker market participants: women, young people, immigrants, families with young children, unemployed individuals with little education, individuals excluded from productive processes (e.g. over 40/50), individuals receiving long-term

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

unemployment benefits, and the disabled. Specific actions are to be identified so as to increase both high knowledge-intensity employment and the number of innovative businesses that work with universities and research entities. Finally, resources have been earmarked for use in promoting legal employment, safety and security in the workplace, and the exposure of undeclared and illegal employment.

The detailed action plan put into place by the Calabria Region addresses the critical factors in relation to the matching of job demand and supply, by introducing specific incentives and strengthening the employment base of businesses. The action plan has covered:

–	Jobs for approximately 2,800 beneficiaries (unemployed, including more than 100 disabled persons) qualifying under a public notice for aid to businesses, with the award of work grants; continuous training for skills adaptation. The first phase of the notice provides for trainee assignments for paid training and orientation. The project cycle (2011-2014) will entail a total commitment of 75 million euro of EU funds and national co-financing of the 2007/2013 ERDF ROP.

–	Structuring and start-up of 400 women’s self-employment business initiatives. Completion of a project for incentives to businesses with respect to the compatibility of careers and home life. Incentives for professional-development apprenticeships for the unemployed. Structuring and start-up of the ‘Microcredit Project’ aimed at the creation of new initiatives. The investment over the 2010-2013 four-year period will total 14 million euro of EU funds and national co-financing of the 2007/2013 ERDF ROP.

Other projects regard the entire labour market, such as the structuring and start-up of the new job placement system (‘Click Lavoro’), and the structuring and start-up of the projects for workplace safety and security.

In rounding out the regional strategy for improving employability, the Calabria Region is promoting actions in favour of regular jobs through the structuring and start-up of the ‘Legal Work Project’ which focuses on facilitating the exposure of undeclared and illegal employment, through a regional task-force: approximately 14 million euro has been earmarked for the project over the 2012-2014 three-year period.

Development and competition

Most of the regional policies and resources are addressed to small- and medium-sized enterprise (SMEs), with a major focus on enhancing and facilitating the supply of credit.

In 2011-2012, the Lombardy Region has sustained and expanded its action in the field of continuous training for both workers (with the supplement of inter-professional funds) and SME owners and corporate managers (supply of vouchers for training): the total appropriation amounts to more than 37 million euro for 2012. In 2011, simplification actions were undertaken for the purpose of a general re-organisation of the financing instruments so as to make them better suited for the needs of businesses and with respect to the principles of the Small Business Act. Such actions affected both the

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

extent to which the instruments can be used (making it possible to increase the participation of potential beneficiaries), and improvement in certain formalities for businesses participating in tenders (less time for the fulfilment of bureaucratic formalities, a shorter and certain application process, and elimination of the obligation to submit paper documents). Additional simplification actions for 2012 provide for the implementation of the new statute of businesses, and continuing improvement in the procedures for managing regional and EU initiatives. With reference to credit access, new measures have been introduced to support the working capital of SMEs with the use of EIB resources.

Following the structuring and start-up of the first projects for getting beyond the digital divide via ADSL technologies, the Valle d’Aosta Region is now planning to cover the regional territory with the next generation broadband (NGA) for the benefit of businesses and the public. The Region is also developing e-government services, information mobility services, and electronic access to socio-healthcare services. The latter includes Internet-based healthcare services,, access to radiological records via the Internet, image transmission, e-refuge and home delivery of medical examination reports to the patient. Moreover, the socio-healthcare personnel will be able to give assistance also through video and telecommunication means.

The Veneto Region has followed a plan of legislative measures that include:

–	simplification of the procedures in agriculture;

–	the September 2011 activation of the ‘Integrated Portal for Veneta Farming’ (PIAVe), through which farm owners can electronically submit applications, view data in their business profile, and check on the administrative status of applications by accessing services for administrative transparency;

–	approval of a new regional law regarding the opening and closing hours for retailers and the adoption of planning and coordination criteria of state laws and regulations with reference to the Single Information Point for Productive Activities, and the regional regulatory framework about commerce, with particular reference to the proceedings of the services conference for the release of commercial authorisation to large shopping centres and parks.

–	measures to streamline the management of the Revolving fund for facilitating SMEs’ access to credit in the retail and service sectors, and measures to support the structuring and start-up of integrated programmes for the revitalisation, innovation and the launching of commercial activities in historic city centres.

With reference to credit access, the Veneto Region is proceeding in 2012 with the start-up of new projects covering subsidised financing to support the working capital of micro businesses and SMEs (MPMI, EIB Accord) and is identifying new subsidised financing instruments in cooperation with Cassa Depositi e Prestiti.

In addition, the Region has outlined measures to support SMEs in their procurement of quality certifications and the expansion of broadband service over the regional territory and, in particular, the rural areas.

By ratifying the European principles of the Small Business Act, the Latium Region has broadly adopted administrative simplification instruments addressed to businesses.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

One of the important measures is aimed at linking the policies for credit access with those for promoting innovation within SMEs, with the allocation of resources from the Regional Operative Plan (ROP) and European Regional Development Fund (ERDF) so as to provide incentives to intermediaries and to finance business projects mostly set up through extraordinary expenditures in intangible capital; the latter,, by their nature, are difficult to finance through banks, but play a fundamental role for increasing productivity and, thus, competitiveness.

The Abruzzi Region has introduced tax subsidies in order to attract new businesses to the regional territory. It has also legislated various regulations with regard to administrative simplification in farming and the re-organisation of administrative responsibilities referring to productive activities.

With its extraordinary jobs plan, the Apulia Region has provided for: investments in the activities of industrial research and training; regional partnerships for innovation; aid to newly incorporated small innovative businesses; aid to innovative small businesses already in operation; measures for linking enterprise and research; and initiatives to support Alliances for Innovation in Apulia. Such measures have been planned on a basis consistent with the sector measures set out in the crisis deterrence initiatives developed in 2009, reinforcing the effects thereof.

In 2011, the Calabria Region introduced instruments for the expansion of broadband services in rural areas (13 million euro), set up the Jeremie Fund (innovative finance for businesses, funded with 90 million euro) and the Regional fund for support to regional SMEs’ investments through mezzanine financing (the fund has a balance of 25 million euro, and is used to guarantee businesses in the event of difficulty, without the businesses having to increase their equity).

The Sicily Region is implementing an administrative efficiency programme (MOA14) which is aimed at the simplification, the reduction of the administrative burden, and better regulation, with particular reference to the environment, tourism, productive, farming and building sectors. The programme provides for regional task forces, working groups for each area of regulation, and the possibility of online consultation of the results.

In order to grow productivity, the Sardinia Region has enacted legislative measures aimed at the institution of a tax credit for hiring permanent employees in southern Italy15; the unification of civil holidays16; apprenticeships, employment contracts for hiring women, part-time work, work from home, and fiscal incentives and subsidies17. In addition, the Region has arranged for the financing of networks of services to the businesses in industrial districts and within the sphere of the local productive systems; the integration of the Risk fund - Collective loan-guarantee consortium; the institution of tax breaks for the purchase or lease of new production equipment and machinery; and measures to facilitate lending to SMEs who are members of collective loan-guarantee consortiums. Altogether these policy actions entailed incremental expenditure of approximately 10 million in 2011. The policies aimed at R&D have been implemented

[14]	Regional Law no. 11 of 12 May 2010, Article 25 ‘Cutting administrative burden’.
[15]	Article 2, Decree-Law no. 70/2011 converted into Law no. 106/2011.
[16]	Article 1, Paragraph 24, Decree-Law no. 138/2011 cvt. into Law no. 148/2011.
[17]	Article 22, Law no. 183/2001.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

through specific measures regarding technological innovation, environmental protection, organisational innovation, commercial innovation, and workplace safety and security. In addition, the resources coming from the ERDF ROP 2007-2013 AXIS VI COMPETITIVENESS have been used for setting up a venture capital fund (seed capital, start-up capital and expansion capital) for investment in innovative businesses. Additional resources coming from the ERDF have been used for reinforcing and qualifying the system of tangible and intangible services to businesses, favouring the requalification of existing industrial areas (measures to encourage innovation of the business system through the acquisition of skills and knowledge). The Sardinia Region has also undertaken a series of regulatory, administrative, and procedural actions aimed at effectively aligning its business environment to the European market regulations and in particular, to the Services Directive. A series of actions undertaken in the tourism sector (transfer of procedures to online platforms and use of databanks) is evidence of the particular emphasis on this sector aiming at optimising its growth potential.

Several Regions have identified investments in the protection of cultural heritage as key drivers of the growth of the territorial areas, including for the purpose of strengthening and differentiating what the Regions can offer in the tourism sector.

The Calabria Region has proceeded to structure and start-up a territorial information system for cataloguing historical city centres and areas of regional importance, and for recovering value and/or enhancing value of historical city centres through the preparation of the Regional Territorial Landscape Framework.

The Apulia Region has proceeded with the definition and recognition of the Apulia Creative Productive District, and the structuring and start-up of the ‘Pugliaevents.it’ regional portal that gathers together information on all key events of cultural interest promoted in the Region over the entire year, with integrated tourism/cultural services also included. The objective is to integrate and implement the Region’s tourism/cultural promotion initiatives for the benefit of visitors from outside of the Region. The reinforcement of the services supplied by the local tourism/cultural systems is also being pursued through increasing efforts to stretch out the ‘tourist season’ to the entire year.

For the tourism sector, the Regions have generally adopted policies aimed at two objectives: improving the capacity for governing and planning the tourism services supplied, and supporting market participants in dealing with the crisis in the sector.

Examples of the policies aimed at the first objective are those adopted by the Calabria Region, which has proceeded to identify ‘regional tourism districts’ (where ‘zero bureaucracy areas’ may be activated) and measures aimed at increasing of nautical tourism, including the renewal of some of the commercial ports; and those adopted by the Basilicata Region, which has implemented measures for the promotion and qualification of businesses operating along the tourism production-distribution chain (2007-2013 ERDF ROP) via the Integrated Tourism Services Supply Programmes (11 programmes for 11 programme areas) and transparent publicly disclosed procedures for gathering bids for financing.

An example of a policy aimed at the second objective is that adopted by the Emilia-Romagna Region, whose tourism sector is the beneficiary of resources and special measures (e.g. agreements with the banking system) in order to help businesses in the sector deal with the crisis.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Abruzzi Region is developing proposals in order to make business environment attractive. For tourism, the Region has enacted measures to hold down and requalify expenditure (deletion of the Abruzzi Region tourist promotion agency) and launched a single regional promotion programme in 2011.

In the Sardinia Region, a series of actions undertaken in the tourism sector (transfer of procedures to online platforms and use of databanks) is evidence of the particular emphasis on this sector with a view toward optimising its growth potential.

The Basilicata Region has implemented measures for the promotion and qualification of businesses in the tourism sector (2007-2013 ERDF ROP) via the Integrated Tourism Services Supply Programmes (11 programmes for 11 programme areas) and transparent publicly disclosed procedures for gathering bids for financing.

Education, universities and research

Many Regions are taking the initiative in developing the research sector; one of the common denominators is the support to the creation and growth of innovative businesses. Another is capturing private-sector investment in research in the territorial areas. In addition, in the awareness that the digital divide represents a bottleneck to growth, the Regions are promoting actions aimed at reducing the divide and extending broadband service in the areas excluded thus far.

The Calabria Region is promoting a broad programme for attracting both innovative businesses in the field of industrial research and experimental development and qualified research and development personnel, and it is also providing incentives for the creation of innovative businesses (spin-offs).

The Basilicata Region is supporting the creation of a Fiat Research Centre Campus and set up a Regional venture capital fund in 2011.

The Apulia Region has planned the structuring and start-up of projects to improve Regional students’ educational attainment, to be realised through programmes for knowledge strengthening/recovery. Two distinct types of initiatives regard research: the financing of experimental and applied research projects as part of the integrated investment plans promoted by medium-sized businesses (PIA) and large businesses (Programme Contracts); and the strengthening of the regional technological districts that focus on fostering research strategies through the cooperation between businesses and the public research system. Research initiatives are aimed at strengthening the regional research system, and consolidating business innovation strategies through a broaderbased and more organised use of experimental and applied research programmes.

The Abruzzi Region is committed to the restoration of university and school infrastructure (buildings and the right to education) damaged by the earthquake in 2009. The Region has also created a Revolving fund for research and innovation and has promoted a greater use of broadband service.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Latium Region has adopted a first formal research programme by using resources from the 2007-2013 European Regional Development Fund (ERDP) and providing for the co-financing of national and EU initiatives. The Region has embraced a smart specialisation strategy in the strategic sectors for regional development (aerospace, bio-sciences, technologies for cultural heritage and the creative-digital industry) that is the basis for designing new technical and vocational secondary schools. In addition, measures have been introduced with a view toward disseminating the culture of innovation and entrepreneurship within micro and small businesses representing a relevant share of Region’s business base (innovation vouchers, venture capital fund, seed capital for spin-offs from the world of research, and experimental development in aggregate form).

With reference to measures in the fields of education and training, the Regions are mainly focused on maintaining the quality of the education and training, despite the reduction of some State transfers.

The Umbria Region’s three-year plan for hiring full-time teaching personnel is an initiative in this regard, as it is designed to guarantee the continuity of the education offered; the plan called for the appropriation of regional funds in the amount 300,000 euro in 2011, for the purpose of protecting unemployed school personnel.

The Emilia-Romagna Region appropriated more than 366 million in 2012 for education, training, and access to life-long learning and knowledge (professional updating and qualification). Both the start-up and reinforcement of productive structures is to be supported by programmes covering training and skills development and refinement.

As part of the implementation of the 2011-2015 regional development programme, the Tuscany Region inaugurated the integrated ‘Giovani sì’ Programme: it includes measures that regard support for the rental or purchase of a first home, the right to study, training, learning, specialisation, the move into the business world, assistance in facilitating the start-up of a business or entrepreneurial activity, and support to training and work experience abroad. In cooperation with the Inter-Professional Funds, the Region has developed the supply of continuous training programmes, implementing training projects in order to establish strong links between training, support to employment and businesses (in particular, for the wood production/distribution chain in the building sector, energy certification of buildings, the green economy, traditional artisan professions, music and entertainment, manufacturing, and leisure boats).

Aside from focusing on building synergies between the business and academic worlds, the Veneto Region is investing in research through the disbursement of ‘Subsidies for corporate use of research activity structures’. The Veneto Region is also promoting measures to support students experiencing learning difficulties or difficulty in attending courses, while it pays regional subsidies and grants to support the right to access to basic education and university studies; other initiatives are aimed at increasing the value of human capital through post-university excellence training programmes.

In 2011, the Piedmont Region financed study grants (approximately 1 million) and master degree programmes at universities developed together by universities and businesses, by providing for the hiring of the graduates in the sponsoring companies.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Region has invested in R&D by pursuing strategies set out in 2010 to build up entrepreneurship in the automotive, aerospace, and smart-and-clean technologies sectors, and is providing incentives for the development (including through the creation of public-private partnerships) of high-technology projects and projects designed for the public administration (public procurement). The evaluation of current policies plays a fundamental role for the purpose of re-programming effective initiatives.

With regard to the reduction of school drop-outs, the Piedmont Region has worked with 15,000-20,000 adolescents who have had difficulty in continuing to attend school, making it possible for them to enrol in regional professional training courses in order to acquire professional skills demanded by businesses in the Region. With reference to university studies, again in 2011, the Region financed innovative projects that Piedmont-based institutions developed and carried out in coordination with the productive system: supplementary ordinary study activities for completing undergraduate, master and PhD programmes; initiatives to earn educational credits; and matching programmes dedicated to a total of 250 graduates.

The Lombardy Region has also inaugurated and continued initiatives aimed at supporting professional training, through the planning, structuring and start-up of training programmes compatible with the profile of the regional productive system. Through the ‘Researchers endowment’ and the ‘Applied research endowment’, in 2011, the Lombardy Region continued to support the activity of researchers and winners of research grants, which are strategic for the development of human capital and the economic system, by developing specific research projects about priority topics through partnerships between universities and businesses.

The following initiatives have been undertaken in accordance with a three-year research programme accord signed by the Lombardy Region and the Ministry of Education, University and Research on 20 December 2010 for the promotion and value enhancement of projects involving the private sector:

–	further promotion of the SEED Fund for the creation of new innovative businesses (with resources of 5 million), which led to the start of 22 innovative projects in 2011 as well as a university spin-off for a total of 2.6 million;

–	call of the tender ‘Research and innovation vouchers and subsidies for patenting processes’, with an endowment of 8 million(jointly funded by the Region and Chambers of Commerce);

–	call of the tender ‘Invitation to present industrial research and experimental development projects in sectors strategic to the Lombardy Region and to the Ministry of Education, University and Research’, with an endowment of 118 million, including 59 million from the Ministry of Education, University and Research, as provided by the programme accord and 59 million euro from the Lombardy Region (33.5 million provided by the programme accord, and another 25.5 million euro coming from the ERDF ROP); some 375 projects involving 1,098 businesses and 76 research entities were submitted and are now being evaluated.

For 2012, the Lombardy Region is going to increase support to training courses (Right and Obligation of Education and Training), to continue the activity of the

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

‘Researcher Endowment’ and the ‘Applied Research Endowment’ programmes, and to test undergraduate or graduate course programmes (master or research PhD) with reference to apprentices .

Also worth noting are the inter-regional cooperation initiatives developed in 2011 following the signing of an agreement between the Autonomous Region of Sardinia and the Lombardy Region, with 7 million of financing, with reference to research and technology transfer: in particular, the initiatives involve research entities and SMEs in the ICT and bio-technology sectors as well as other advanced technology sectors.

Territorial and social cohesion, and equal opportunity

In late 2011, the Calabria Region launched the Fund for Guaranteeing Calabria-based Farm Businesses (funding of 10 million), following the EC’s positive opinion about the initiative’s compatibility with the State aid system.

The Basilicata Region has arranged - subject to EU approval of the notification about State aid - for setting up a regional venture capital fund, with funding of 8 million euro and the implementation of a project to support the expansion of local enterprise (‘Click day’ tender)18. In 2011, the Investment Guarantee Fund was funded with 35 million euro. In addition, in mid-2011 the Business Working Capital Guarantee Fund became operational, with the injection of 10 million of regional resources.

The Apulia Region’s actions for territorial cohesion are summarised in the vast Area Transition Programme that contemplates projects concerning ICT, energy efficiency improvement, land protection, clean-ups, waste materials, urban and territorial requalification, industrial area infrastructures, and cultural heritage sites with respect to 10 large areas of the Region. With reference to the strategy for gender equality pursued through the Region’s extraordinary labour plan, the initiatives addressed to young people and women are designed to increase the number of jobs and to guarantee better working conditions. Other measures are aimed at promoting a better quality of life through the training of professionals for new jobs in childcare and homecare.

The Umbria Region has inaugurated a ‘health and social cohesion ‘ round table as provided by the 2011 Alliance for Development, thus confirming the target of outlining a circular subsidiarity model (that involves government entities, the services sector in general and for-profit private entities). One of the objectives of the initiative is to ensure governance of relationships between contracting administrations and producers of services with the use of administrative concessions in the particular form of accreditation and co-planning. The 2011-2013 Multiannual Planning Document for industrial development policies contains guidelines already implemented or soon to be implemented through special relief measures, such as:

–	star-up of businesses by young people; self-employment and micro enterprise through the creation of a Microcredit Fund for projects with a value of up to 15,000; technological start-ups including the spin-off of academic ventures and businesses owned by women.

[18]	Provided in the ERDF ROP 2007-2013.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	support to the energy sector and the green economy through the call of tenders to support eco-innovation investments specifically aimed at improving the energy efficiency of productive cycles, including through incentives for plants producing energy from renewable sources, aimed at businesses and public entities (total amount of issued tenders: 30 million through EU funds and national co-financing from the 2007/2013 ERDF ROP);

–	consolidation of the productive system and support to corporate investments through the granting of incentives aimed at supporting research and basic technological innovation (total amount of tenders conducted: 40 million through EU funds and national co-financing from the 2007/2013 ERDF ROP).

–	initiatives for overcoming the digital divide and developing broadband services through completion of the optic fibre axis (5 million euro from the European Regional Development Fund).

–	regional technological platforms for development (innovation hubs) with respect to the following: renewables and energy efficiency, systems of multisector manufacturing skills (advanced mechanics and mechatronics), special materials and micro and nano technologies and life sciences (7.5 million from the European Regional Development Fund).

Finally, nine integrated urban development programmes (PUC2) are being implemented for the purpose of reviving major urban centres.

The Umbria Region has initiated two experimental projects aimed at facilitating the compatibility of a career and home life and at promoting female employment.

The target of equity and social cohesion is a fundamental aspect of the Intelligent, Sustainable and Inclusive Growth Pact with which the Emilia-Romagna Region has involved the Region’s local governments, businesses and labour with the objective of sharing and updating strategic decisions about social development (30 November 2011). With the aim of countering inequality and striving for fair access to services and opportunities, the Region has appropriated more than 2 million for investments in projects in mountainous areas, in addition to the 2 million already allocated which will be used in 2012 for reducing the technological gap between mountainous and urban areas, through the regional ‘Lepida’ network.

For cultural, sports and recreational activity, the Emilia-Romagna Region has confirmed the appropriation of almost 50 million for 2012. The tourism sector has instead been the beneficiary of resources and measures (e.g. agreements with the banking system) in order to help businesses in the sector deal with the crisis.

The Veneto Region’s commitment to equal opportunity has been manifested through a series of initiatives aimed mainly at the Local Entities that promote and strengthen an equal-opportunity approach, and through participation in the WO.MEN (Women Mobility ENhancement Mechanism) programme, an integrated approach to favouring mobility and professional development of women. In terms of the social-cohesion objective, the Region has structured and started up an experimental project in collaboration with the Ministry of Social Solidarity for the monitoring, value enhancement and advancement of knowledge about the means for defining planning instruments for social-inclusion policies.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The actions undertaken by the Piedmont Region through the 2007-2013 ERDF ROP for contributing to the reduction of regional disparities and for favouring growth and competitiveness are represented by: measures aimed at spreading research, development and innovation; initiatives designed to improve credit access for SMEs; territorial and urban requalification projects with a view toward economic development, social inclusion and regeneration of polluted areas; and technical assistance initiatives, with particular reference to the measures for the technical support to planning and management of the ROP, assessment, monitoring and controls. In tackling unemployment and the social consequences of the crisis, the Piedmont Region has set up the following funds as part of the 2011/2015 Productive Activity Intervention Programme:

–	Fund for the acquisition of companies in crisis, closed productive units or productive units at risk of closing.

The measure provides relief to small-, medium- and large-sized businesses that intend to acquire companies in an obvious state of crisis, productive units (productive facilities and research and development centres) at risk of being closed or already closed, and that simultaneously commit to maintaining or reinstated part of the employment levels at the productive units to be acquired.

–	Re-industrialisation Fund.

The fund (most of which is financed through public funds) is to be used for the purpose of purchasing (entirely or partially) the assets of businesses that, on the one hand, intend to downsize their productive capacity and, on the other hand (thanks to resources coming from the sale of buildings), intend to specialise their portfolio and to concentrate their activity in what are considered highperformance sectors. The real property acquired by the fund is to be modified so as to allow the setting up of new businesses (especially those operating in highly innovative sectors or high-end services); the income from the sale of the overhauled properties will be reinvested in the fund.

Through the 2011/2015 Productive Activity Intervention Programme, the Region has come up with a so-called installation contract, which covers a financing to aid small-, medium- and large-sized businesses in relocating their productive units or research centres in Piedmont territory. Seven installation contracts were signed in 2011.

In 2011, the Reinsurance Fund (20 million) continued to operate, providing financing in favour of SMEs. In addition, territorial requalification measures were implemented for the purposes of promoting balanced growth and strengthening the Region’s competitiveness to the benefit of the economic activities already present and for the purpose of attracting new and qualified financial and human resources. The structuring and start-up of 10 Integrated Local Development Projects (PISU) are under way (with a total of almost 110 million of public resources having been allocated thereto, including 20 million euro for the Turin projects), and are added to the initiatives of recovering and requalifying several key abandoned areas, in accordance with environmental compatibility criteria so as to use the sites as locations for productive

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

activity, and in particular, for advanced services (12 million of public resources assigned). The actions complementary to the ERDF ROP continued with a view toward reinforcing the strategies already undertaken, providing, for example, additional supports for the regional implementation of the Axis II, the implementation of the information system for managing and controlling the ERDF ROP. The operational assessment of the ROP was also begun. In 2011, efforts also got under way for the creation of the Guarantee Fund for Bank Advances (20 million) in order to facilitate the liquidation of receivables claimed from Piedmont’s local government entities.

With the aim of setting criteria for implementing simplification options in accordance with the Reg. (CE) No. 396/2009, the Lombardy Region activated the reemployment endowment programme in April 2011, which is a programme managed through payment of subsidies conditioned on the achievement of results. This innovation has made it possible to support the cultural and operational changeover of the regional labour market from employability to employment, with a significant impact in terms of new jobs.

Energy and environment

Through their policies, the Regions have made a specific commitment to supporting the green economy and the objectives in terms of energy savings and the switching to alternative energy sources as provided by EU 2020.

Worth noting, in particular, is the example of the Piedmont Region which is committed to the definition of the new Regional Environmental and Energy Plan (PEAR) aimed at promoting the development of the renewable energy sources, the reduction of gross final consumption and the regional ratification of regulatory changes introduced by D.Lgs. n.28/2011. The PEAR measures will be mainly directed toward achievement of the Region’s burden-sharing objective of 15.1 per cent as assigned by ministerial decree. The incentives proposed will be complementary to those that are to be defined at a national level and their beneficiaries will be both businesses and citizens. For this purpose, the Region has planned the substitution of buses with obsolete engines (pre- Euro and Euro-0, or about one-third of the bus fleet) with buses having low environmental impact engines or high ecological standards (EEV and Euro-5).

For the Valle d’Aosta Region, the regional development policy is pursuing the objective of promoting efficient exploitation of renewable sources, with the implementation of the specific Energy and Environmental Plan: the main initiatives concern the creation of a centre for energy-related observation and activity; the design and construction of several district heating systems; the study, experimentation and promotion of energy efficiency; and the use of the renewable sources.

With regard to the environment, the objective of reducing greenhouse gas emissions has been tackled by the Lombardy Region through numerous actions, the most significant of which are: the ‘Green Land Mobility’ project for the expansion of the electricity infrastructure in Lombardy; incentives for installation of photovoltaic plants; and the structuring and start-up of projects for the energy requalification of public buildings.

MINISTERO DELL’ ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Veneto Region has embarked on an initiative to develop actions for the modernisation and technological upgrade of external public lighting systems, with the objective of reducing light pollution and the attainment of consequent energy savings. The Region has furthermore provided for the creation of an energy-environmental certification system for public and private buildings, which will not entail any expenditure in the regional budget for 2012; the system will be started up through a resolution of the regional council and concluded with a special legislative bill. The use of energy from renewable sources is one of the parameters for evaluation of the buildings. In addition, the 2007-2013 ERDF ROP RCE (Regional competitiveness and employment) dedicates the Axis II to energy with three actions: the first directed toward increasing production of energy from renewable sources; the second to initiatives for the energy requalification of urban systems through district heating and the energy efficiency of public buildings (the Region is now compiling a ranking for assigning subsidies of approximately 19 million euro); and finally, the third action directed to the creation of a revolving fund for investments to reduce energy consumption. Additional actions are outlined in the Regional Energy Plan (PER) whose approval process is to be completed in 2012.

The Emilia-Romagna Region has identified energy requalification and the green economy as two of the key areas for anti-cyclical investment: the Anti-crisis Pact of 2009, as revised and updated in 2011, has allocated approximately 230 million euro to these sectors.

The Tuscany Region’s sector policies are set out in the 2012-2015 Regional Environmental and Energy Plan (PAER) in which the EU objectives (reduction of the greenhouse gas emissions, increase in the share of energy produced from renewable sources, respect of the burden-sharing quotas) are developed at a regional level so as to classify the green economy as a ‘driving sector’: the start-up of a technological district for energy efficiency, renewable energies and the green economy is a concrete example, and has resulted from synergies between Tuscany’s research and productive systems.

The Umbria Region has supported the energy sector and the green economy through conducting tenders to encourage eco-innovation investments specifically aimed at improving the energy efficiency of productive cycles, including through incentives for plants producing energy from renewable sources, aimed at businesses and public entities (total amount of tenders conducted: 30 million euro through EU funds and national cofinancing from the 2007/2013 ERDF ROP).

The actions undertaken by the Apulia Region are part of the ‘Carbon Tax’ Regional Programme (for containment of the greenhouse gas emissions as part of the implementation of the Kyoto protocol). The programme has financed initiatives targeted to urban traffic, public lighting, and the production of energy from renewable sources. The Plan for the Energy Efficiency and Environmental Stability of Public Buildings and Schools in Apulia rounds out the programme.

Based on the measures in the Energy and Environmental Strategy Plan approved in 2010, the Basilicata Region has provided co-financing (of EU resources) and legislative initiatives aimed at increasing energy efficiency and in particular, at the use of plants, equipment, materials and innovative technologies for energy savings and increasing the energy efficiency of public buildings and other public infrastructures.

MINISTERO DELL’ ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

As part of the 2011 tenders of 2007/2013 Regional Development Plan -, the Calabria Region has provided incentives for business investments in the production and consumption of renewable and/or alternative energy, for the purposes of satisfying corporate energy demand and the achievement of energy self-sufficiency through the creation of a network of small plants that use agricultural and/or forestry products or sub-products and service the productive sector. The Region supports the design and construction of photovoltaic plants for municipal facilities and in general, the design and construction of plants for the production of energy from renewable sources.

With a view toward increasing the portion of energy produced from renewable sources, in 2011, the Sardinia Region has completed a five-year cycle of tenders for incentives in favour of private-sector entities and businesses for the installation of photovoltaic plans, integrated into buildings, with maximum power of 20 Kw. The programmes (one whose accounts are still being prepared) have allowed for financing over 9,600 plants with regional resources (38.3 million euro), with those completed thus far making it possible to produce 20MW of power. Instead, with resources related to the 2007-2013 ROP, the Region is conducting a tender with funding of approximately 6 million euro (40 per cent of which is represented by EU funds) addressed to businesses for the production of energy from renewable energy sources (photovoltaic, biomass materials, solar) with the aim of installing 5MW of power. With regard to energy savings and energy efficiency, a tender directed to businesses has recently been initiated for promoting corporate use of high-efficiency technologies and energy savings and support to more widespread use of co-generation. The tender is part of the Axis III Energy of the 2007-2013 ROP whose objectives include: maximisation of funding to reduce the greenhouse gas emissions and the achievement of energy savings. The resources appropriated amount to 6.4 million euro and will be used for financing around 60 projects.

Reforms of the public administration and innovation

United in their efforts to make the public administration more efficient and to simplify the bureaucracy, Italy’s Regions are pursuing the reduction of bureaucratic costs for citizens and the attainment of savings in public expenditure (including through the introduction of performance evaluation systems), and the achievement of greater transparency and deregulation of the public procurement system.

From this perspective, the Calabria Region has undertaken the structuring and start-up of a regional e-procurement system in order to simplify purchasing and tender procedures within the public administration, employing 1.8 million euro of EU resources. At the same time, in 2011, it started the setting up of the Local Information System (SIL) for managing farm subsidy payments under the 2007/2013 Calabria Regional Development Programme. The new SIL is designed to ensure the tools needed for improving the effectiveness and efficiency of the management, control and monitoring systems of the Calabria Regional Development Programme.

Consistent with the Government’s objectives of regulatory and administrative simplification and an increase in the quality of training, the Sardinia Region is moving

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

forward with a basic project known as ‘Law Cuts’ for simplifying laws and regulations19. This project extends over several years and is aimed at identifying – through an inter-city-council work group – which of the more than 2,000 regional laws enacted from the Region’s constitution in 1949 to the present are no longer deemed necessary to keep in effect, and consequently to develop one or more legislative bills providing for their express repeal. Once the simplification phase has been completed, the project then provides for another phase that still needs to be planned and that is aimed at the reordering of the laws and regulations remaining in effect, through the preparation of consolidated acts. In addition, a detailed programme for improving efficiency has also been developed and is now being implemented in the cultural heritage sector, and ranges from the measurement of accounting objectives, to the reinforcement of services and online communications for managing subsidies to cultural activities, cinematography, library, cultural heritage and archives.

The Basilicata Region has undertaken actions to simplify the administration through the institution of a task-force for the review and reduction of laws and regulations, unnecessary and excessive formalities, and the related costs and timing for execution.

Through the adoption of regional regulations, the Apulia Region has focused on public procurement. It has also adopted legislative tools for simplification and better regulation, a Single Information Point for productive activity, training and implementation of the EU laws, and the interconnection of regional and corporate information systems with reference to the healthcare sector.

The Abruzzi Region has moved in the same direction, approving a regional law for the measurement and evaluation of the services of its administrative structures (merit system).

Pursuing a path to better regulation, the Sicily Region (as already indicated in the section of this document on development and competitiveness) has launched the operational phase of a project to measure the administrative burden for businesses, with particular reference to five sectors of economic activity.

With reference to administrative and regulatory simplification, the Umbria Region20 has acted by promoting the use of online instruments in the relationships between citizens, businesses and the public administration, through the use of the PEC (Certified electronic mail), the creation of a regional community network for the provision of infrastructural services enabling the digital administration, the promotion of the regional digital identity, the IT protocol and the simplification of document flows.

The Emilia-Romagna Region has taken action regarding political costs and is pursuing an internal re-organisation aimed at cost reduction and at increasing quality in responding to citizens, focusing on the transversal nature of the policies and the integration within sectors. The Region will advocate the merger of Municipalities and the

[19]	Approved by the regional council with Resolution no. 38/10 of 6/08/2009.
[20]	Regional Law no. 8/11.

MINISTERO DELL’ ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Union of Municipalities21. The Business Statute defines the principles of the relationship between public administration and businesses. The policy for administrative simplification is proposed through pursuit of smart regulation, better regulation, the reduction of the administrative burden and unnecessary measures, through the approval of a regional law on the subject; legislative bills are also being drafted or implemented with reference to VIA (environmental impact assessment) and VAS (strategic environmental assessment), the reform of the Optimal Territorial Districts (ATO), and the single register for controls of agricultural and agro-food companies.

The Veneto Region has started a process for the administrative simplification of regional procedures used to plan these activities and it has also undertaken action to streamline and re-organise the entities instrumental to the Region.

The Lombardy Region has outlined an array of measures aimed at administrative and regulatory simplification. At the end of 2011, it approved the 2012-2015 Lombardy Digital Agenda, a strategy and planning document to support the use of digitalisation as a lever for simplifying procedures.

The Piedmont Region’s simplification policies in 2011 are instead basically concentrated in the building sector, the use of land, and urban planning. The following projects appear particularly innovative: the SUAP project (re-engineering of the internal procedural phases of the single information point for productive activity), the MUDE project (the single digital form for building, thanks to a working accord between the public administration and the professional orders of planners), and the DoQui project (a free open-source document management system for the public administration and businesses, that can be modulated according to different needs, oriented to the re-use of the components).

Infrastructures and transportation

Alongside the structuring and start-up of specific public infrastructure projects, the Regions are involved in the planning of investments in the sectors considered strategic for development.

The Calabria Region has outlined and approved a ‘Masterplan for Development of the Calabria Ports’ with the objective of identifying the most suitable infrastructural and organisational configurations of the ports, transport systems, waterfront areas and surrounding areas, with the objective of improving the quality of life, pedestrian and vehicle traffic flows and the economic flows of the coastal areas, with particular reference to leisure boats and correlated tourism flows whose development is growing. In particular, the Region is in the process of a functional evaluation of the different Calabria ports and defining a coordinated structure (integrated system) between the ports based on their prevalent function (commercial ports, marinas and docks, and fishing ports).

(21)	Including through the updating of Regional Law no. 10/2008 ‘Measures for territorial reorganisation, the automatic reform of the administration and the streamlining of the functions’.

MINISTERO DELL’ ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Abruzzi Region is also proceeding to approve a master plan in accordance with the strategy planning guidelines set out in the Regional Integrated Transportation Plan.

The Basilicata Region approved a public tender for the development of the broadband network with a view toward moving beyond the digital divide. In addition to upgrading road infrastructure (Candela-Potenza and Bradanica state road), the Region is pursuing the renewal of railway lines with the launch of a project to structure and start-up of 9 intermodal and interchange areas.

The Umbria Region has set the objective for upgrading primary transport infrastructures with its completion of the design and construction of the S. Egido regional airport near Perugia. The initiatives have regarded the construction of a new terminal building and some components of the landing facilities.

In starting to outline a sector planning tool (Regional Integrated Infrastructures and Mobility Plan), the Tuscany Region has established priorities on the subject, including: the design and construction of an integrated and qualified network of infrastructures and services for sustainable personal and cargo mobility; optimisation of the system of accessibility to the territory and to Tuscany’s cities, and development of the Tuscany logistics platform as a condition for the regional system’s competitiveness; reduction of the external transport costs, including through the re-balancing and integration of the means of transport, incentives for use of public transportation, better conditions for road security and the more broad-based use of information and communications.

The Emilia-Romagna Region is pursuing the acceleration of the design and construction of the public works already planned, including the programmes for securing and maintaining the territory, with reference the Regional Transportation Plan (national and European intermodal corridors, the attention to rail and underground transit in the Region, the qualification of local public transport and the combination of transportation companies). The key infrastructures to support business innovation are the network of technopolises and broadband, and a plan for the ultra broadband so as to exploit fully the potential of the ICT.

Local public transport is one of the sectors most impacted by initiatives to contain expenditure at the central government level. Accordingly, the Emilia-Romagna Region has confirmed its quota of dedicated resources, adding another approximately 50 million euro of its own resources for 2012, while awaiting the distribution of new appropriations made on the basis of the State-Regions accord of 21 December 2011. Thus, approximately 400 million euro of regional resources are available for local public transport, while the resources for mobility systems amount to 934 million euro. The objectives include the Cispadana (first regional toll highway), the requalification of existing infrastructures, and the development of the cargo transport by rail, with an appropriation of 3 million euro for logistics and railway businesses that ‘discount’ the subsidy in their tariffs to users.

The Veneto Region has planned a project-financed concession for the definitive and executive planning, construction and operation of several important regional and national road traffic arteries.

MINISTERO DELL’ ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The Piedmont Region is committed to both the territorial and work-site plan and administrative governance plan for promoting initiatives in favour of the territories affected by the construction of large infrastructures, such as the Turin-Lyon Corridor 5 and the creation of the Traffic Operation Centre (to monitor the regional road network). In addition, the infrastructure system is to be strengthened and financed with investment of more than 300 million eurofrom the funds for underutilised areas, 39 million euro from the Region and additional financial initiatives undertaken by government and private entities.

The Valle d’Aosta Region is pursing the objective of improving links to and from points outside of the Region, ensuring connections to large networks and accessibility of marginal areas of the Region, promoting the use of public transport and the efficient integration of transport systems. Key international projects include: the design and construction of the Aosta-Martigny (Valais Canton, Switzerland) international rail link, and the completion of the state road for accessing the Great St. Bernard Tunnel and the design and construction of a security and service passage for the Monte Blanc Tunnel.

The Lombardy Region continues to work on completion of the Pedemontana (whose financial closing is set for 2012), the BreBeMi (the very direct Brescia-Bergamo- Milan road, a project-financed initiative that is also due to close in time to allow for the opening of the road in 2013) and the Tangenziale Est Milano (a project-financed tract of the Milan ring road, with the start-up of work in early 2012). Finally, the Rho-Gallarate rail link is to be strengthened, with work getting under way in the first half 2012.

DESCRIPTION OF THE GRID ENTITLED ‘THE REGIONAL MEASURES FOR THE NRP’

The measures described in the attachment entitled ‘Regional Measures for the NRP’ represent the contribution of the Regions, with reference to regional rights and obligations, and are presented in summary form in the following grid, which was defined with the aim of illustrating the Regions’ projects in relation to the various bottlenecks and within the sphere of the following macro-areas:

–	territorial and social cohesion and equal opportunity;

–	more efficient public expenditure;

–	energy and environment;

–	fiscal federalism;

–	infrastructure and transport;

–	education, universities and research;

–	labour reform and social policies;

–	public administration;

–	development and competition.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Fiscal consolidation and public debt		Recovery of tax evasion (IRAP and automobile taxes) and reduction in operating expenditure		Savings from the application of the Territorial Stability Pact				Lombardy Digital Agenda 2012-2015, long-term strategic planning document on the subject of conversion to digital technology		Lombardy Region
		Measures to fight tax evasion		Law for regional regulation of Territorial Stability Pact

RL 10/2008 ‘Measures for territorial reorganisation, the reform of the administration and the streamlining of the functions’ and subsequent modifications: measures to support the mergers of Municipalities and measures in favour of Unions of Municipalities

Emilia-Romagna Region
		Adopting more stringent legislation regarding public tenders		‘Intelligent Growth Pact’ that is an update to the Regional Strategic Framework
Implementation of the regional fiscal federalism regulations that will go fully into effect as from 2013

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Fiscal consolidation and public debt		Integrated Development Project (PIS) to counter tax evasion and avoidance and illegal business transactions, which include the following measures: the property register and tax information system; territorial tax-evasion prevention pacts; agreement with the State tax authority and the Ministry of the Economy and Finance to optimise the management of IRAP and additional regional personal income tax and to allow the Region to participate in VAT revenues from actions against evasion.		Measures to encourage financial cooperation between the Region and Local Entities; also with regard to measures for reducing the indebtedness of the Local Entities through payments of subsidies for extinguishing long- term secured loans and bonds. Reform of the regional tax system, based on selective reduction of IRAP and institution of regional taxes.						Tuscany Region

Legislation on the reorganisation of public entities; reduction of the costs of elective and Government bodies ; reduction of the health expenditure; containment of the expenditure for public sector employees; re-organisation of expenditure for school education; modification of the regional revenues system.

				Regional laws per the implementation of the fiscal federalism: extension of the Territorial Stability Pact, conferral of regional functions to Local Entities, leasing of real property, authorisation of the municipalities to sell off properties, public-finance objectives for Local Entities, provisions about revenues.				Regional law per the measurement and evaluation of the services of the Region’s administrative structures		Abruzzi Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Fiscal consolidation and public debt		Approval of the Healthcare Recovery Plan								Apulia Region
Reduction of the costs of government bodies (reduction of the number of regional councillors, from 70 to 60)
		Partial hiring freeze								Sardinia Region
‘Good Governance Pact for the Regional Healthcare System’ to contain healthcare expenditure
		Measures to contrast tax evasion						‘Programme for Administrative Simplification of Regional Procedures’		Veneto Region
		Measures for improving management of property assets						Action to streamline and re-order the Entities instrumental to the Region.
Measures for reducing the costs of the political and administrative bodies
Measures for making healthcare cost centres responsible for their spending

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Fiscal consolidation and public debt		Measures to streamline expenditure: closing and merger of regional bodies; divesting non-strategic equity investments, Single Buying Centre; re-organisation of administrative structure.		Introduction with regional law of the ‘Regional Stability Pact’ with participation of all Local Entities subject to the rules of the Territorial Stability Pact						Latium Region
Legal stabilisation of the stock of financial debt at 2011 level
Convention with the Revenue Agency for the fight against tax evasion and tax avoidance

Measures to reduce the costs of regional councillors, re- organisation and streamlining of regional governance - organisational and territorial restructuring of the Regional Health Service (RHS) and containment of expenditure for RHS personnel

				Implementation of the fiscal federalism regulations pursuant to L 42/2009 and the subsequent Lgs. Ds., in particular, participation in experimentation about the harmonisation of accounting systems and budget formats for the Regions, of Local Entities and their organisations.						Basilicata Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Competitiveness						Scholarships and master degree programmes, co-planned by universities and businesses, with beneficiaries to be hired by the sponsoring companies	15,000 young people hired with apprenticeship contracts who are attending a training period directly in firms.			Piedmont Region
						Actions to reduce school dropout	Activation of life-long learning programmes (for more than 50,000 people) to be enabled to corporate and individual demand.
						Financing of innovative projects that Piedmont-based universities plan and realise on a coordinated basis with the productive system	Access to social buffer on derogation for approximately 40,000 people
Experimental extraordinary measures programme for workers and businesses in the textile sector and ICT sector applied to mechanical processing
Youth Plan
						Appropriations for measures regarding education, training, access to know-how and life-long learning	Fund for stabilising temporary work		Appropriation of resources to address the crisis in the tourism sector	Emilia-Romagna Region
							Public notice for aid to businesses through work grants, wage supplementation and life-long learning for approximately 2,800 persons.			Calabria Region
400 women’s self-employment business initiatives

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Competitiveness							Completion of a project for incentives to businesses with respect to the compatibility of careers and home life			Calabria Region
Incentives for apprenticeships for unemployed people
‘Microcredit’ Project
New job placement system (‘Click Lavoro’)
Measures for reducing the share of the informal economy in the region through the implementation of ‘Legal Work Project’
									Legislative measures aimed at implement the tax credit for the hiring of permanent personnel in southern Italy	Sardinia Region
Law regarding apprenticeship, contracts for female emplyment, part-time, teleworking, tax and social contribution incentives.
Financing of the networks of business services in industrial districts and in local productive systems

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Competitiveness									Establishment of the Fund for the collective loan-guarantee consortium	Sardinia Region
Tax breaks for the acquire or lease new machineries and equipements.
Measures to facilitate loans to SMEs who are members of collective loan-guarantee consortiums
Measures for technological, organisatonal and commercial innovation, environmental protection and workplace safety and security.
					Three-year plan for hiring permanent teaching personnel					Umbria Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions

Competitiveness						Initiatives aimed at supporting professional training: the ‘Researchers endowment’ and the ‘Applied research endowment’ support the activity of researchers and winners of research grants are strategic initiatives for the development of human capital and the economic system	Experimental new measures for affirming the flexsecurity and active LM policy principles in order to integrate the various measures that can be activated at a regional level as support for young people’ employment.			Lombardy Region
Research programme agreement signed by the Lombardy Region and the Ministry of Education, University and Research: SEED Fund for the start-up of new businesses; tender ‘Research and innovation vouchers and subsidies for patenting processes’; Tender for industrial research projects

Relaunch of the ‘Re-employment endowment’ programme, through the ‘Single endowment’ designed to respond to different and specific needs of the individual on the job and to help the weakest population segments, thus strengthening the integration between welfare and labour market policies and rationalising the different financial instruments and source.

Training in the right and duty of education and training
							Regulation of quality trainmimg, the ‘Apprenticeship Programme for handicraft professions ‘(AMVA) and the ‘Training and Innovation Programme for Employment’ (FIxO)			Veneto Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Competitiveness							Measures for the reinstatement and/or re-training of workers at risk of expulsion from the labour market, with the funding of ‘Work endowment’ programme			Veneto Region
Experimentation with the ‘mobility contract’ for quality employment.
							Incentives for the stabilisation of temporary employment and for new permanent hirings of diasadvantaged workers and the granting of social buffer on derogation.			Tuscany Region
Solidarity Contract’, with which the Tuscany Region funds a supplement to workers’ income.
Amendements to the rules on the promotion of entrepreneurship of young people, women and welfare benefit recipients and the institution of trainee assignments.

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Competitiveness							Reform of active labour policies, including: structural reforms of the apprenticeship and the accreditation system of job services; implementation of a new database containing skills and professional profiles, as well the evaluation and cerification system for skill.			Latium Region

Extraordinary Plan for Work’ to strengthen human capital, education and training, and entrepreneurship; specific actions are aimed at increasing both high knowledge-intensity employment and the number of innovative businesses that work with universities and research entities; resources have been earmarked for use in promoting legal employment, safety and security in the workplace, and the emergence of undeclared and illegal employment.

Apulia Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency			‘Green Land Mobility’ project for the expansion of the electricity infrastructure						Supply of vouchers for training to owners and middle managers of SMEs	Lombardy Region
			Incentives for installation of photovoltaic plants						Simplification actions to streamline the financing instruments so as to make them better suited for the needs of businesses and the Small Business Act principles.

			Projects for the energy requalification of public buildings				RL (Regional Law) 3/2009 ‘Provisions for work’		Reduction of time for the fulfilment of bureaucratic formalities, a shorter and certain application process, and elimination of the obligation to submit paper documents.
New statute of businesses
Measures to support the working capital of SMEs with the use of EIB resources
Actions for the modernisation and technological upgrade of external public lighting systems, with the objective of reducing light pollution and the attainment of consequent energy savings

‘Integrated Portal for Veneta Farming’ (PIAVe), through which farm owners can electronically submit applications, view data in their business profile, and check on the administrative status of applications by accessing services for administrative transparency.

Veneto Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency			Institution of a energy- environmental certification system for public and private buildings						Regional law regarding the opening and closing hours for retailers and the coordination of laws and regulations with reference to the Single Information Point for Productive Activity, and the regional governance of commerce; a particular attention is paid to the proceedings of the services conference for the release of commercial permissions to large shopping centres and business parks.	Veneto Region
			Approval of Regional Energy Plan (PER)						Streamlining of the management of the Revolving fund for facilitating access to credit of SMEs in the commercial and services sectors.	Veneto Region
Support to the structuring and start-up of integrated programmes for the revitalisation, innovation and the launching of commercial activities in historic city centres

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and Competition	Regions
Product market - Competition and administrative efficiency									New projects covering subsidised financing to support the working capital of micro businesses and SMEs (MPMI, EIB Agreement) and identification of new subsidised financing instruments in cooperation with the Cassa Depositi e Prestiti.	Veneto Region
Measures to support procurement of quality certifications and the expansion of broadband service
									Tax subsidies to attract new businesses to the regional territory	Abruzzi Region
Single regional promotion programme for tourism
	Establishment of the Fund for the collective loan-guarantee for Farm business.		Incentives for corporate investments in the production and consumption of renewable energy					Structuring and start-up of a regional e- procurement system in order to simplify purchasing and tender procedures within the public administration	Instruments for the expansion of broadband services in rural areas	Calabria Region
								Local Information System (SIL) for managing farm subsidy payments.	Fund Jeremie (innovative finance for businesses)
Regional mezzanine- financing fund for support to investments of the Region’s SMEs.

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency			Five-year cycle of tenders for the granting of incentives in favour of private-sector entities and businesses for the installation of photovoltaic plants, integrated into buildings.					Basic project known as ‘Law Cuts’ for simplifying laws and regulations	Unification of civil holidays	Sardinia Region
Procedural actions aimed at effectively aligning its business environment to the regulations of the European Single market, in particular, to the Services Directive (2006/123)
Actions in the tourism sector to improve the supply of local services.

New Regional Environmental and Energy Plan (PEAR) aimed at promoting the development of the renewable energy sources, the reduction of gross final consumption and the regional ratification of regulatory changes introduced by Lgs. D. 28/2011

								Simplification policies concentrated in the building sector, the use of land, and urban planning		Piedmont Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency			Plan for the substitution of buses with obsolete engines (pre-Euro and Euro-0, or about one-third of the bus fleet) with buses having low environmental impact engines or high ecological standards (EEV and Euro-5)					SUAP project (re-engineering of the internal procedural phases of the single information point for productive activity)		Piedmont Region
MUDE project (the single digital form for building, thanks to a coperation between the public administration and the professional orders of engineers).
DoQui project (an open-source document management system for the public administration and businesses, that can be modulated according to different needs, oriented to the re-use of the components).

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency			Appropriations for energy requalification and the green economy					Legislative bills regarding the Environmental Impact Assessment (VIA) and Environmental Strategic Assesment (VAS), reform of the Optimal Territorial Districts (ATO), and the single register for controls of agricultural and agro-food companies.		Emilia-Romagna Region
Tenders to encourage eco-innovation investments specifically aimed at improving the energy efficiency of productive cycles.

Extending the use of ICT instruments in the relationships between citizens, businesses and the public administration, through the use of the certified e-mails (PEC), the creation of a regional community network for the provision of infrastructural services enabling the digital administration, the IT protocol and the simplification of document flows.

Umbria Region
Incentives for plants producing energy from renewable sources both for businesses and for public entities.

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency	Institution of a Regional venture capital fund.							Task force for the review and reduction of laws and regulations, unnecessary and excessive formalities, and the related costs and completion timing.	Measures for the requalification of businesses operating along the tourism production-distribution chain.	Basilicata Region
Support to the expansion of local enterprise (‘Click day’ tender)
Investment Guarantee Fund and Business Working Capital Guarantee Fund
Measures for the promotion and qualification of businesses operating in the tourism sector via the Integrated Tourism Services Supply Programmes

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Product market - Competition and administrative efficiency			‘Carbon Tax’ Regional Programme (for containment of the greenhouse gas emissions as part of the implementation of the Kyoto protocol) and Plan for the Energy Efficiency and Environmental Stability of Public Buildings and Schools in Apulia					Laws for simplification and better regulation, a single information point for productive activity, training and EU-legislation implementation, and the interconnection of regional and corporate information systems with reference to the healthcare sector.	investments in the activities of industrial research and training. Regional partnerships for innovation. Suppport to innovative new small businesses and those already in operation. Measures for linking enterprise and research. Initiatives to support alliances for innovation in Apulia.	Apulia Region
Recognition of the Apulia Creative Productive District and measures to promote the Region’s tourism and cultural heritage

Energy and Environmental Plan: the creation of a centre for energy- related observation and activity; the design and construction of several district heating systems; the study, experimentation and promotion of energy efficiency; and the use of the renewable sources.

Project to cover the regional territory with the next generation broadband (NGA), and development of e- government services, information mobility services, and electronic access to socio- healthcare services.

Valle d’Aosta Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
									Adoption of measues to provide incentives for the financing of business projects mostly entailing extraordinary expenditure for intangible assets	Latium Region
Product market - Competition and administrative efficiency

Programme to increase administrative efficiency (Project ‘Measurement od Administrative Burdens’ -MOA) so as to reduce the administrative burden and improve regulation of the following sectors: environment, tourism, productive activity, farming and construction.

Sicily Region
			Regional Environmental and Energy Plan (PAER)							Tuscany Region
Innovation - R&D

Programme for attracting both innovative businesses in the field of industrial research and experimental development; qualified research and development personnel; incentives for the creation of innovative businesses.

Calabria Region
						Creation of a Research Centre Campus				Basilicata Region
Regional venture capital fund

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
						Restoration of university and school infrastructure (buildings and the right to study) damaged by the earthquake in 2009				Abruzzi Region
Revolving fund for research and innovation
Expansion of broadband network
Innovation - R&D

Financing of experimental and applied research projects as part of the integrated investment plans promoted by medium-sized (PIA) and large businesses (programme contracts); strengthening of the regional technological districts that focus on fostering research strategies through the integrated presence of businesses and the public research system.

Apulia Region
						Research Programme				Latium Region
						Disbursement of subsidies for corporate use of research structures.				Veneto Region
						‘Giovani sì!’ Programme (for young people)				Tuscany Region
						Investment in the automotive, aerospace, and smart-and-clean technologies sectors.				Piedmont Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Reducing regional disparities	Structure and start-up a territorial information system for cataloguing historical city centres and recovering value and/or enhancing value of the same through the preparation of a Regional Territorial Landscape Framework									Calabria Region

Identification of ‘regional tourism districts’ (where ‘zero bureaucracy areas’ may be activated) and measures aimed at increasing of nautical tourism, including the renewal of some of the commercial ports

									Creation of businesses owned by young people, self- employment opportunities and micro enterprise through the creation of a Microcredit Fund	Umbria Region
Support to the energy sector and the green economy
Incentives aimed at supporting research and basic technological innovation

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Reducing regional disparities									Projects for overcoming the digital divide and developing broadband services through completion of the optic fibre network	Umbria Region

Regional technological platforms for development (Poli innovazione) with respect to the following: renewable energies and energy efficiency, systems of multi-sector manufacturing skills (advanced mechanics and mechatronics)

Integrated development programmes aimed at the revitalisation of major urban centres
	Investments in projects in mountainous areas									Emilia Romagna Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Reducing regional disparities	Measures for R&D and innovation, initiatives designed to improve credit access for SMEs; territorial and urban requalification projects with a view toward economic development, social inclusion and regeneration of rundown areas so as to contribute to the reduction of regional disparities and to favour growth and competitiveness									Piedmont Region
Fund for the acquisition of companies in crisis, closed productive units or productive units at risk of closing
Re-industrialisation Fund

2011/2015 Productive Activity Intervention Programme which provides for an installation contract to covers financing to aid small-, medium- and large-sized businesses in relocating their productive units or research centres in Piedmont territory

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
	Reinsurance Fund which provides financing in favour of SMEs									Piedmont Region
Integrated Local Development Projects
Reducing regional disparities

Area Transition Programme that contemplates projects concerning ICT, energy efficiency improvement, land protection, clean-ups, waste materials, urban and territorial requalification, industrial area infrastructures, and cultural heritage sites with respect to ten large areas of the Region; initiatives for social inclusion and the fight against poverty addressed to young people and women are designed to increase the number of jobs and to guarantee better working conditions; and measures aimed at training of professionals for new jobs in childcare and homecare.

Apulia Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Reducing regional disparities	Experimental project in collaboration with the Ministry of Social Solidarity for the monitoring, value enhancement and advancement of knowledge about the means for defining planning instruments for social-inclusion policies									Veneto Region
Infrastructure completion

Master plan for Development of the Calabrese Ports with the objective of identifying the most suitable infrastructural and organisational configurations of the ports, transport systems, waterfront areas and surrounding areas

Calabria Region
					Master plan in accordance with the strategy planning guidelines set out in the Regional Integrated Transportation Plan					Abruzzi Region
					Completion of the design and construction of the S. Egido regional airport near Perugia					Umbria Region

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Infrastructure completion					Acceleration of the design and construction of the public works already planned					Emilia Romagna Region
Plan for the ultra broadband so as to exploit fully the potential of the ICT
					Plan for promoting initiatives in favour of the territories affected by the construction of large infrastructures, such as the Turin-Lyon Corridor 5					Piedmont Region
Creation of the Traffic Operation Centre (for monitoring the regional road network)
					Development of the broadband network					Basilicata Region
Upgrading road infrastructure (Candela- Potenza and Bradanica state road)
					Regional Integrated Infrastructures and Mobility Plan					Tuscany Regione

	Territorial and social cohesion and equal opportunity	More efficient public spending	Energy and environment	Fiscal federalism	Infrastructure and transport	Education, universities and research	Labour reform and social policies	Public Administration	Development and competition	Regions
Infrastructure completion					Construction and operation of several important regional and national road traffic arteries					Veneto Region
					Design and construction of international rail links and infrastructures to service international arteries					Valle d’Aosta Region
					Work toward completion of the Pedemontana, the BreBeMi (the very direct Brescia-Bergamo- Milan road) and the Tangenziale Est Milano					Lombardy Region
Strengthening of the Rho-Gallarate rail link

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

ANNEX

Report of the Minister of the Environment, Land and Sea on

the status of the implementation of commitments to reduce greenhouse gases emissions, in accordance with international obligations undertaken by the Republic of Italy at the European and

international levels and on related measures

(Article 2, paragraph 9 of Law no. 39, 7 April 2011)

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

1.	PREAMBLE

Article 2 paragraph 9 Law no. 39, 7 April 2011, rescheduling both tools and the budget cycle, provides that ‘a report concerning the state of implementation of commitments to reducegreenhouse gases emissions, prepared by the Minister for the Environment, Land and Sea, in consultation with other concerned Ministers in accordance with international obligations undertaken by the Republic of Italy and on both at the European and international level and on related measures is annexed to the Document of Economy and Finance (DEF).’

This report has been prepared in accordance with provisions of Law 39, 7 April 2011 and it updates Annex IV to Document of Economy and Finance 2011 (Art. 7, paragraph 2, letter a), and 10 of Law no. 196, 31 December 2009 as amended) with the aim of:

–	summarizing recent developments in climate change debate both at international and European level;

–	presenting the state of play of greenhouse gases emissions in 2011 and preliminary estimates for 2012 as well as indicating steps to bridge the ‘gap ‘ to the Kyoto target;

–	assessing the potential emission pathways by 2020 aimed at achieving the annual mandatory targets as contained in the so-called ‘Effort Sharing ‘ Decision (Decision no. 406/2009EC of 23 April 2009 of the European Parliament and Council1) and indicating actions to be implemented and prioritized to allow the Country to be on the right path towards that objective.

At present, international obligations undertaken by the Republic of Italy to reduce greenhouse gas emissions are those contained in the Kyoto Protocol. In particular, after the ratification of the Kyoto Protocol (Law no.120/2002), Italy has committed to reduce national emissions of greenhouse gases by - 6.5 per cent in the period 2008-2012 compared to 1990 levels. This commitment implies that the national emissions of greenhouse gases cannot exceed 483.3 MtCO2eq per year in the period 2008-2012. At European level, reduction commitments set by the Kyoto Protocol have been adopted by the Council Decision of 25 April 2002 concerning the approval, on behalf of the European Community, of the Kyoto Protocol to the United Nations Framework Convention on Climate Change and the joint fulfillment of commitments thereunder (2002/358/EC).

Moreover, the Decision so-called ‘Effort Sharing ‘ sets for each EU Member State a mandatory target for greenhouse gas emissions from sources not covered under Directive no. 2003/87/EC2 by 2020 (the so-called non-ETS sectors which can be

[1]	Decision on the effort of Member States to reduce their greenhouse gas emissions to meet the Community’s greenhouse gas emission reduction commitments up to 2020
[2]	The revised Directive no. 2003/87/EC of the European Parliament and of the Council of 13 October 2003 establishing a scheme for greenhouse gas emission allowance trading within the Community (so-called, Emission Trading Scheme – ETS). The ETS put the responsibility of reducing greenhouse gas emissions on installations covered by the Community scheme (mostly, power and industrial sectors ) and not on the Governments. Since 2013, provisions for the adoption of harmonized rules for the implementation of the abovementioned Directive will be adopted. Those provisions are currently under discussion. The Directive establishes that the contribution of regulated sectors in the Community scheme will be equivalent to a reduction of emissions in 2020 of 21 per cent below reported 2005 levels.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

approximately identified with agriculture, transport and civil sector). For Italy, the reduction commitment by 2020 is -13 per cent compared to 2005 levels. This commitment is consistent with the European Council Conclusions of March 2007 by which, the EU decided, until a global and comprehensive post-2012 agreement is concluded, and without prejudice to its position in international negotiations, to make a firm and independent commitment to achieve at least a 20 per cent reduction of greenhouse gas emissions by 2020 compared to 1990 (equal to 14 per cent reduction commitment compared to 2005) in order to transform Europe into a highly energyefficient and low greenhouse-gas-emitting economy.

The EU has shown its willingness to commit itself in moving from 20 per cent to 30 per cent of greenhouse gas emissions reductions by 2020 compared to 1990 as its contribution to a global and comprehensive agreement for the period beyond 2012, provided the adoption of this global and comprehensive agreement occurs and other developed countries commit themselves to comparable emission reductions and economically more advanced developing countries adequately contribute according to their responsibilities and respective capabilities.

The European Union is prepared to take formal steps towards the decision to unilaterally proceed with the implementation of measures to reduce greenhouse gases emissions for the post-2012 also in the multilateral context. In fact during the Conference of Parties to the UN Framework Convention on Climate Change and the Kyoto Protocol, held in Durban from 28 November to 9 December, 2011, the EU, approving the decision 1/CMP.7, committed itself to conclude by December 2012 the work on the adoption of the second commitment period of Kyoto Protocol, starting January 1st, 2013.

Pursuant to the requirements of the Decision 1/CMP.7, by May 1st, 2012 the EU will have to transmit to the United Nations Framework Convention on Climate Change Secretariat information on reduction commitments to be taken in the second commitment period under the Kyoto Protocol (in the form of the so-called QELRO: Quantified Emission Limitation / Reduction Objectives). In response to this invitation, the European Commission drafted a working document to transpose emission reduction objectives in accordance with Decision no. 406/2009/EC and Directive no. 2003/87/EC. That transposition quantifies the QELRO of the European Union in annual reductions of 20 per cent compared to 1990 for the period 2013-2020.

It is worth noting that on 14 March 2011 the European Commission has published its Communication (COM(2011)112) on the Roadmap for moving to a competitive low carbon economy in 2050. The Roadmap states that such pathway can be realized through steps, implying a 25 per cent reduction in 2020, 40 per cent in 2030, 60 per cent in 2040 and 80 per cent in 2050 a 20 per cent below 1990 levels. Moreover, the Communication states that if the EU meets its commitment in terms of energy efficiency, this would enable the EU as a whole to outperform the current 20 per cent emission reduction target and achieve a 25 per cent reduction by 2020 according to the European Council Conclusion adopted on 8-9 March 2007.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

2.	THE FULFILLMENT OF THE KYOTO TARGET

Through the ratification of the Kyoto Protocol (Law No. 120/2002), Italy has committed to reduce national greenhouse gases emissions by 6.5 per cent in the period 2008-2012 compared to 1990 levels. This commitment implies that national greenhouse gas emissions cannot exceed 483.3 MtCO2eq per year during the period 2008-2012.

State of play of greenhouse gases emissions

Table 1 presents national greenhouse gas emissions in the years 2008-2011 and a preliminary estimation for the year 2012. The annual average ‘gap ‘ is about 25 MtCO2eq.

A summary of historical emissions in the period 1990-2010 is given in Annex 1.

TABLE 1: NATIONAL GREENHOUSE GAS (GHG) EMISSIONS IN THE PERIOD 2008-2012

	2008	2009	2010 (MtCO2 eq.)	2011	2012
National emissions whereof:
ETS	201.6	201.6	201.6	201.6	201.6
Non ETS	320.9	306.7	309.8	302.6	302.3
CERs/ERUs[3] already purchased	2.0	2.0	2.0	2.0	2.0
National emissions (included CERs/ERUs)	520.5	506.3	509.4	502.2	501.9
Kyoto target	483.3	483.3	483.3	483.3	483.3
Distance to the Kyoto target	37.2	23.0	26.1	18.9	18.6

The total amount of emissions in the ETS sectors is 201.6 MtCO2/year, namely, it is equal to the total number of allowances allocated by the Italian Allocation Decision for the trading period 2008-2012. This contribution can be considered ‘fixed ‘. In fact, if emissions from ETS sectors are lower than the total amount of allowances allocated to those related sectors, the operators could sell their allowances in surplus on the EU carbon market gaining an economic benefit for the company, and then not further contributing in achieving the domestic emission reduction objective. Similarly, in the case where operators emit more than the corresponding amount of allocated allowances, they should buy allowances on the EU carbon market without implying an additional ‘burden ‘ to the Italian emissions ‘gap’.

Actions to meet the Kyoto target

Given that 2012 is the final year of the first commitment period of Kyoto Protocol and considering the need to accurately quantifying resources needed to meet the Kyoto target, the Ministry of the Environment, Land and Sea - no later than November 30, 2013 - is going to present to the Inter - ministerial Committee for Economic Planning (CIPE) an updating of the distance to the Kyoto target, a portfolio of AAUs4, CERs / ERUs to buy on the international carbon market to ‘bridge ‘ the gap and the estimated financial

[3]	Certified Emissions Reductions / Emissions Reduction Units, emission credits that are generated by a project aimed at reducing emissions, respectively, or in a developing country or country with economy in transition.
[4]	Assigned Amount Units consists of the amount of emissions that a country can issue free of charge in the period 2008-2012

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

resources needed. Such update is made on the basis of the national inventory of greenhouse gas emissions for the year 2011 and the updated estimates of emissions for 2012. It should be noted that while the purchase of AAUs is not subject to any quantitative limits, the maximum amount of CERs / ERUs that can be still purchased by the Italian government is about 13 MtCO2eq/year5.

The credits CERs, ERUs and AAUs can be purchased on the international carbon market through the Italian Carbon Fund (ICF) pursuant the agreement between the World Bank and the Italian Ministry for the Environment, Land and Sea.

Consequences in case of failure to comply with the Kyoto target

The Kyoto Protocol Parties established an ad hoc mechanism for settling disputes and to manage the non-fulfillment of diverse international obligations under the Protocol through the Compliance Committee (it consists of two branches, the Facilitative Branch and the Enforcement Branch).

The verification of the fulfillment of the Kyoto objectives will be held by the Compliance Committee upon the Italian notification of the domestic Inventory of greenhouse gas emissions for 2012 (by April 15, 2014). Once the notification has occurred, the Secretariat of the UN Convention will check the accuracy and the completeness of the Inventory. Since then, Italy will have 100 days to straighten out the its situation on the basis of the emission values for the period 2008-2012.

In case of failure to meet obligations in reducing GHG emissions the Enforcement Branch shall apply measures as follow:

–	Deduction from the Party’s assigned amount for the second commitment period (post – 2012) of a number of tonnes equal to 1.3 times the amount in tonnes of excess emissions (corresponding to 30 per cent of excess emissions);

–	Development of a compliance Action Plan by the Party concerned to ease its opportunity to meet the target

–	Suspension of the eligibility for the Party concerned to make transfers of units originated from flexible mechanisms until the Party is reinstated.

Since the Protocol has also been signed by the European Union through the adoption of Decision no. 2002/358/EC, in case Italy failed to fulfill its obligations under the Kyoto Protocol it would also be subject to an infringement procedure with respect to the obligations of the European Community.

[5]	The principle of supplementarity requires Member States to limit the use of mechanisms for an amount of up to 50 per cent of the reduction effort. Considering that in the evaluation phase of the Allocation Decision for the period 2008-2012 the European Commission has defined efforts to reduce GHG in terms of distance from Kyoto target in 2005 (90.4 MtCO2eq.). The total amount of CERs / ERUs that can be used to meet the Kyoto target is equal to 45.15 MtCO2eq (0.50 * 90.3 MtCO2eq). The amount of CERs / ERUs that can be used by the Government to comply with the Kyoto target (13.85 MtCO2) is obtained by subtracting to 45.15 MtCO2 both the amount of CERs / ERUs allowed to ETS sectors (30.2 MtCO2eq ) and the amount of CERs / ERUs already purchased by the Government for non-ETS sectors (about 2.0 MtCO2eq).

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

State of play of greenhouse gases emissions with respect to commitments undertaken under ‘Effort Sharing’ Decision.

The ‘Effort Sharing’ Decision defines emission reductions for non ETS sectors in 2020 (mostly identified with agriculture, transport and civil sector) and establishes annual and differentiated legally binding national targets for the period 2013-2020 for each Member State. In particular:

–	For the year 2013 the reduction objective is equal to:

Average Domestic Emissions (2008-2010)6 – Average Domestic ETS emission (2008-2010)7 – ETS Emissions gas/activities add (2013)8

–	For the year 2020 the reduction objective is equal to:

[(Domestic Emissions 20059 – Domestic ETS Emissions 200510) * (-13 per cent)11] – ETS Emissions gas/activities add 202012

–	Legally binding targets related to intermediate years as 2014-2019 are based on a linear interpolation between the years 2013-2020.

At present the European Commission has not yet formally approved the annual targets for reducing greenhouse gas emissions of each Member State for the period 2013-2020. The process is still in progress.

Table 2 shows the preliminary objectives for Italy for 2013, 2015 and 2020:

TABLE 2: OBJECTIVES PUSUANT THE DECISION NO. 406/2009/EC (preliminary values)

	2013	2015 (MtCO2 eq)	2020
Objectives pursuant the Decision no. 406/2009EC	298.3	294.8	285.9

[6]	These emissions are reported in Annex 1; for years 2008, 2009 and 2010 they amount to respectively MtCO2eq 541.6, 491.5 and 501.3 MtCO2eq MtCO2eq.
[7]	It should be noted that the ETS emissions consist of emissions related to installations included in the scope of Directive no. 2003/87/EC for the period 2008-2012 (respectively 220.7 Mt CO2 in 2008, 184.9 Mt CO2 in 2009 and 191.5 Mt CO2 in 2010) and the emissions related to aircraft operators included in the ETS from 2013 onwards (2.3 Mt CO2 on average for the period 2008-2010).
[8]	The estimate of the emissions associated with additional activities and gases that will be included in the scope of the Directive from 2013 onwards, in 2013 they have been estimated to be around 11.9 Mt CO2.
[9]	Those emissions are listed in the Annex I; they amount to 574,7 MtCO2eq.
[10]	It should be noted that the national ETS emissions consist of: emissions related to installations included in the scope of Directive no. 2003/87/EC for the period 2005-2007 (226.0 Mt CO2), emissions related to the installations included in the scope Directive no. 2003/87/EC for the period 2008-2012 (5.9 Mt CO2), emissions from domestic aircraft operators that will be included in ETS from 2013 onwards (2.2 Mt CO2). Therefore, the emissions to which to apply the reduction of -13 per cent required by the Decision no. 406/2009/EC is equal to 340.6 MtCO2eq. (MtCO2eq 574.7 - 226.0 Mt CO2 - 5.9 Mt CO2 - 2.2 Mt CO2). The resulting value has to be diminished by the additional activities and gases’ emissions included in the scope of the Directive from 2013 onwards. This latter has been preliminarily estimated for 2020 in 10.4 Mt CO2
[11]	Reduction percentage attributed to Italy (Annex II of Decision no. 406/2009).
[12]	Emissions estimate associated with additional activities and gases that come within the scope of the Directive from 2013 (preliminary estimates for 2020 resulted in 10.4 Mt CO2).

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

Non ETS Emissions

Table 3 shows the estimates of national emissions of greenhouse gases for the years 2013, 2015 and 2020 taking into account as follow:

-	Effects of the measures adopted until December 2010 as listed in Annex 2 with the exception of measures to implement energy efficiency and renewable energy sources commitments according to the European Council Conclusions of 8 and 9 March 2007 (trend scenario);

-	Effects of the measures adopted with the aim at complying with energy efficiency and renewable energy sources commitments pursuant the European Council Conclusions of 8 and 9 March 2007, listed in Annex 3 (scenario ‘with measures ‘);

As shown in the Table, the full implementation of energy efficiency and renewable energy sources commitments, according to the European Council Conclusions of 8 and 9 March 2007, allows the Country to achieve greater emission reductions than those necessary to fulfill the objectives set out in Decision no. 406/2009/EC.

The outperformance in achieving the 406/2009EC Decision’s objectives prevents from unpredictable uncertainties arising from the economic growth and effects caused by policies and measures. Thus, it is necessary to ensure a full and comprehensive implementation of measures according to Annexes 2 and 3. On the contrary, real emissions could grow away from the forecasted emissions projection.

TABLE 3: GREENHOUSE GAS EMISSIONS (GHG) RELATED TO NON ETS SECTORS (MtCO2 eq)

	2013	2015 (MtCO2 eq)	2020
Non ETS emissions (trend scenario)	290.2	289.7	303.9
Objectives pursuant the Decision no. 406/2009 EC	298.3	294.8	285.9
Distance from target	-8.1	-5.1	18.0

Non ETS Emissions (scenario ‘with measures ‘)	288.8	285.2	271.6
Objectives pursuant the Decision no. 406/2009 EC	298.3	294.8	285.9
Distance from target	-9.5	-9.6	-14.3

Actions to implement as a priority in order to meet annual target according to Decision no. 406/2009/ EC of the European Parliament and the Council

In order to position the Country in the right pathway to meet mandatory annual targets as set out in the Decision no. 406/2009/EC of the European Parliament and the Council of April 23, 2009 and in accordance with the objective to de-carbonize the economy by 2050, the Ministry of Environment Land and Sea, without prejudice to measures contained in Annexes 2 and 3, proposes the following actions:

•	to confirm up to 2020 fiscal subtractions referred to in Article 4 of the Decree Law no. 201 passed on 6 December 2011 and approved as ordinary law no. 214 on 22 December 2011;

•	to reform Energy Efficiency Certificates in order to:
–	extend the system up to 2020

–	scale up the scope to strengthen the energy savings incentives

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

-	in the industrial processes as well as in cross cutting areas, namely energy efficiency projects in rail, air and maritime transports;

-	through the diffusion of tri-generation and distributed generation from renewable energy sources associated with the use of smart grid;

•

to establish, within the Ministry of the Environment, Land and Sea, the Catalogue of technologies, systems and products for the de-carbonization of the Italian economy (hereafter the ‘Catalogue ‘). The Catalogue should be developed by the Minister of the Environment, Land and Sea and the Minister of Economic Development, in consultation with the Minister of Education, University and Research to be updated annually. In order to encourage the dissemination of technologies, systems and products, businesses and private individuals purchasing those technologies, systems and products mentioned in the Catalogue should have a facilitated access to benefits under the Revolving Fund to finance implementing measures of the Kyoto Protocol as well as the entitlement to a 55 per cent VAT subtraction on the purchase of those technology systems and products;

•

using at least 50 per cent of revenues originated from the auctioning of European Union Allowances according to Article 10, paragraph 1 of Directive no. 2003/87/EC as modified by Directive no. 2009/29/EC for financing activities referred to in Article 10, paragraph 3 of the above mentioned Directive ;

•	strengthen the participation of private authorities in the pathway towards sustainable energy and environment through the continuation of the positive experience of the ‘Covenant of Mayors ‘.

With the purpose of monitoring the status of implementation of commitments to reduce emissions of greenhouse gases, the Ministry of the Environment, Land and Sea will regularly update:

a) the trend scenario and measures, and its extension up to 2030;

b) the status of implementation of measures set out in Annexes 2 and 3 and those identified as priorities to be implemented;

c) reduction targets according to Decision no. 406/2009/EC following the formalization of those targets by the European Commission;

d) the possible adoption by the EU of additional emission reduction targets to those provided for Decision no. 406/2009/EC;

e) the distance from the target set out in Decision no. 406/2009/CE and, once adopted, the objectives referred to in subparagraph d).

The Ministry of the Environment, Land and Sea will report on the updating of the abovementioned items on the occasion of this annual report.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

Consequences of a failure to achieve the annual target reduction for the period 2013-2020

Article 7, paragraph 1 Decision no. 406/2009/EC of the European Parliament and Council of 23 April 2009 states that if emissions of greenhouse gases arising from sectors not covered by the Directive no. 2003/87/EC exceed the annual emission allocation to a Member State, following measures shall apply:

i)	a deduction from the Member State’s emission allocation of the following year equal to the amount in tonnes of carbon dioxide equivalent of those excess emissions, multiplied by an correction factor of 1.08

ii)	an obligation to develop a corrective action plan in accordance with paragraph 2 of Article 7

iii)	the temporary suspension of the eligibility to transfer part of the Member State’s emission allocation and JI/CDM rights to another Member State until the Member State is in compliance with the assigned emission reduction objective.

ANNEX 1: SECTORAL GHG EMISSIONS
	1990[13]*	1995	2000	2005	2007	2008	2009	2010
				(MtCO2 eq)
From Energy uses whereof:	419.5	432.5	449.7	471.9	458.3	449.3	405.5	415.7
Energy products	134.8	140.5	152.6	160.5	161.6	156.9	131.8	133.3
Industry	90.6	86.8	84.0	80.4	75.9	72.4	56.0	61.4
Transport	104.0	115.6	122.6	127.5	128.9	123.8	119.4	118.8
Residential and tertiary	69.1	68.3	71.7	85.1	75.0	79.5	81.8	86.1
Agriculture (energy uses)	9.2	9.6	8.9	9.3	8.7	8.5	8.6	8.1
Other	11.9	11.6	9.9	9.1	8.2	8.2	8.0	8.1
From other sources whereof:	97.4	99.5	101.9	102.9	97.5	92.3	86.0	85.6
Industrial processes and F-gas	36.5	35.9	36.2	42.6	38.6	35.6	30.9	32.0
Agriculture	40.6	40.5	40.1	37.4	37.4	36.0	34.8	33.7
Waste	17.9	20.8	23.2	20.8	19.5	18.7	18.6	18.2
Other	2.4	2.2	2.3	2.1	2.1	1.9	1.8	1.7
Total, whereof	516.9	531.9	551.6	574.7	555.8	541.6	491.5	501.3
ETS	n.a.	n.a.	n.a.	226.0	226.4	220.7	184.9	191.5
Non ETS	n.a.	n.a.	n.a.	348.7	329.3	319.9	305.6	309.8

[13]

Sectoral emissions for 1990 are those used to determine the Assigned Amount of Italy. This value will be taken as a reference for the review of compliance with the Kyoto target. This value does not coincide with the relative value reported for the year 1990 in the national inventory of greenhouse gas emissions.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

ANNEX 2: MEASURE WITH EFFECTS INCLUDED IN THE TREND SCENARIO

MEASURES	OBJECTIVE	2013[14]	2015[14]	2020[14]
RENEWABLES		4.4	8.6	8.6

Third Photovoltaic Feed in Tariff (Article 3, paragraph 1, M.D. 6 August 2010) and Fourth Photovoltaic Feed in Tariff (M.D. 5 May 2011) 15	Promoting the production of photovoltaic electricity through incentivizing tariffs up to a nominal power goal for beneficiaries plants equal to 8000 MW	1.2	2.3	2.3

Third Photovoltaic Feed in Tariff (Article 3, paragraph 2, M.D. 6 August 2010)	Promoting the production of photovoltaic electricity through incentivizing tariffs up to a nominal power goal for beneficiaries plants equal to 3000 MW	0.5	0.9	0.9

M.D. 18 December 2008 (implementing Law no. 244/2007 – Budget Law 2008)	Scale up the incremental annual value of Green Certificates to 0,75 per cent for the period 2007-2012 and setting up a comprehensive tariff for installations < 1MWe	2.0	4.0	4.0

National Strategic Framework 2007-2013 FESR Funds	Incentives for renewable Energy Sources through POR and POIN	0.7	1.4	1.4

INDUSTRY		2.10	4.19	5.57

M.D. 21 December (implementing Legislative Decree 16 March 1999, no. 79 – White Certificate System)	Promoting and incentivizing energy savings for the period 2008-2012	1.0	2.02	2.02

Legislative Decree 6 November 2007, no. 201 (Transposition of Directive no. 2005/32/EC - Ecodesign)	Adoption of mandatory minimum standards on electric engines - first implementation of Community regulation	0.3	0.54	1.92

M.D. 21 December 2007 (implementing Legislative Decree, 16 March 1999, no. 79 - White Certificate System)	Incentivizing Energy saving through the dissemination of cogeneration and district heating systems for the period 2008-2012	0.5	0.97	0.97

National Strategic Framework 2007-2013 FESR Funds	Incentives for renewable Energy Sources through POR and POIN	0.3	0.66	0.66

CIVIL (Residential and tertiary)		3.9 (2.5)	7.88 (5.03)	11.04 (6.46)

Energy Efficiency Buildings – Legislative Decree 19 August 2005, no. 192 as amended by the Legislative Decree 29 December 2006, no. 311	Mandatory minimum standards for the energy performance of new buildings and on the performance of large existing buildings subject to major renovation (the RES quota is counted separately)	1.1 (1.1)	2.18 (2.18)	3.61 (3.61)

Law 27 December 2006, no. 296 (Budget Law 2007) and Law 24 December 2007, no. 244 (Budget Law 2008)	Incentives for Energy savings in existing building through fiscal detractions of 55 per cent	0.3 (0.3)	0.61 (0.61)	0.61 (0.61)

Law no. 203 22 December 2008 (Budget Law 2009)	Fiscal detractions of 55 per cent are provided for incentivizing energy efficiency of existing building	0.2 (0.2)	0.44 (0.44)	0.44 (0.44)

M.D. 21 December 2007 (implementing Legislative decree 16 March 1999, no. 79 – White Certificate System)	Incentives for energy saving in the power sector for the period 2008-2012	1.6 (0.66)	3.12 (1.30)	3.12 (1.30)

Legislative Decree 6 November 2007, no. 201 (Transposition of Directive no. 2005/32/EC - Ecodesign	Mandatory minimum standards on refrigerators, lamps, TV, etc. First implementation of the Community regulations	0.4	0.87	2.60

National Strategic Framework 2007-2013 FESR Funds	Incentivizes for cogeneration through POR e POIN	0.1 (0.05)	0.24 (0.12)	0.24 (0.12)

	Incentives for Energy savings through POR e POIN	0.2 (0.19)	0.42 (0.38)	0.42 (0.38)

TRANSPORT		5.8 (5.8)	11.55 (11.55)	20.25 (20.25)

Infrastructure and facilities	High-speed networks, regional transport networks optimization for both passengers and goods as well as underground railways	1.9 (1.9)	3.75 (3.75)	5.70 (5.70)

Cars and vehicles minimum Standard for emissions (Regulation (EC) no. 443/2009)	To reach an objective for the average of emissions from new car fleets in the Community equal to 1230 gCO2/km by 2015 and 95 gCO2/km by 2020 In addition, other measures are taken in terms of efficiency of working car fleet (eg. tires etc.)	2.7 (2.7)	5.40 (5.40)	10.20 (10.20)

[14]	Values in brackets represent the estimated effects in non-ETS sectors.
[15]	Although the Fourth Feed in Tariff was adopted after December 2010, it was included in the trend scenario given that the photovoltaic goal was already reached in November 2011.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

National Strategic Framework 2007-2013 FESR Funds	Intermodal infrastructures: underground railways	0.2 (0.2)	0.32 (0.32)	1.28 (1.28)

Legislative Decree 30 May 2005, no. 128 (trans position of Directive no. 2003/30/EC). M.D. 25 January 2010	Mandatory quota to be used in terms of biofuels (target to reach is equal to 4,5 per cent by 2012)	0.7 (0.7)	1.49 (1.49)	1.49 (1.49)

Directive no. 2009/28/EC	Mandatory quota to be used in terms of biofuels (target to reach is equal to 10 per cent by 2020)	0.3 (0.3)	0.59 (0.59)	1.58 (1.58)

AGRICULTURE, WASTE		2.9 (2.9)	5.63 (5.63)	5.63 (5.63)

Production of nitric acid	Reduction of N2O emissions from plants producing nitric acid	0.4 (0.4)	0.74 (0.74)	0.74 (0.74)

Nitrogenous fertilizers	Rationalization in the use of nitrogen fertilizers	0.4 (0.4)	0.79 (0.79)	0.79 (0.79)

Managing of organic manure	Biogas recovery in farms	0.2 (0.2)	0.40 (0.40)	0.40 (0.40)

Separate collection	Compliance with the goals of recycling and reduce biodegradable waste collected in landfills	1.9 (1.9)	3.70 (3.70)	3.70 (3.70)

	TOTAL	19.1 (11.2)	37.85 (22.21)	51.09 (32.34)

ANNEX: MEASURES WITH EFFECTS INCLUDED IN THE ‘TREND SCENARIO ‘

MEASURE	OBJECTIVE	2013[16]	2015[16]	2020[16]
ENERGY PRODUCTION		0.0	0.0	0.71

National Action Plan for Renewable Energy Sources 30 June 2010 (PAN 2010)	Improve the efficiency of power grids to reduce electricity losses of electricity distribution and transmission networks	0.0	0.0	0.71

RENEWABLES (POWER SECTOR)		0.3	0.08	4.55

National Action Plan for Renewable Energy Sources 30 June 2010 (PAN 2010) Legilsative Decree 3 March 2011, no. 28, IMELS Circular of 16 February 2012 (OJ no. 51 of 01.03.2012) for implementing the Kyoto Revolving Fund (Article 1, Paragraphs 1110, 1115, 27 December 2007 and November 25, 2008 DM) as well as prolongation of the Fund up to 2020	Measures to achieve the power objective for 2020 provided by the NAP 2010 and additional incentives for the implementation of the Legislative Decree 28/2011 to achieve a projected target of 110 TWh from renewable energy sources, including through the development of smart grid. Interventions aimed at promoting small size renewable energy sources through the use of loans (100 per cent of the investment) with subsidized rates.	0.3	0.08	4.55

RENEWABLES (THERMAL)		0.0	0.0	17.4 (17.4)

Action Plan for Energy Efficiency July 2011 (APEE 2011), National Action Plan for Renewable Energy (NAP 2010) and Decree of 3 March 2011, no. 28 (transposition of Directive no. 2009/28/EC). Issuing ‘Decree energy efficiency and renewable thermal ‘	Measures for the promotion of thermal energy from renewable energy sources and incentives for small intervention for the increasing of thermal energy production	0.0	0.0	17.4 (17.4)

INDUSTRY		0.97	2.91	13.71

Action Plan for Energy Efficiency July 2011 (APEE 2011) (implementing Directive no. 2006/32/EC) (White certificates from 2012 to 2016)	Energy savings for the period 2012-2016	0.62	1.86	4.42

Action Plan for Energy Efficiency July 2011 (APEE 2011), National Action Plan for Renewable Energy (NAP 2010) (white certificates in 2016 - 2020	Further promotion of energy saving measures in implementing provisions of NAP in 2010 (efficient lighting systems, ICT systems, replacement of electric heating systems) for the period 2016- 2020	0.0	0.0	2.58

Action Plan July 2011 (APEE 2011) (implementing Directive no. 2006/32/EC) Ministerial Decree September 5, 2011 to encourage high efficiency	Promote cogeneration and tri-generation Promotion of energy efficiency measures through the use of loans (100 per cent of	0.35	1.05	2.52

[16]	Values included in the brackets represent an estimate of effects in the non ETS sector.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

cogeneration (white certificates from 2012 to 2020) IMELS Circular of 16 February 2012 (OJ no. 51 of 01.03.2012) for implementing the Kyoto Revolving Fund (Article 1, Paragraph 1110, 1115, 27 December 2007 and November 25, 2008 M.D.) as well as the prolongation of the Fund up to 2020	the investment) with subsidized rates

Action Plan for Energy Efficiency in July 2011 (EEAP 2011). National Action Plan for Renewable Energy (NAP 2010) (white certificates 2016-2020)	Further extension up to 2020 of white certificates scheme in order to encourage measures for mechanical vapor compression, energy saving in the chemical, glass, paper and thermal industries with recovery operations in high energy intensity industrial processes as provided by NAPs 2010	0.0	0.0	4.19

CIVIL		1.51 (1.10)	4.53 (3.3)	12.88 (11.36)

Action Plan for Energy Efficiency July 2011 (APEE 2011) (implementing Directive no. 2006/32/EC) (white certificates from 2012 to 2016)	Energy saving promotion	0.80 (0.47)	2.40 (1.41)	2.40 (1.41)

Action Plan for Energy Efficiency in July 2011 (APEE 2011). National Action Plan for Renewable Energy (NAP 2010) (white certificates from 2016 to 2020)	Energy saving promotion in interventions under the NAP 2010 (efficient lighting systems, replacing electric heating systems and interventions in the existing buildings external surfaces, fire losses in heating and domestic hot water production, substitution of biomass boiler with more efficient appliances)	0.56 (0.52)	1.67 (1.55)	3.97 (3.68)

Action Plan for Energy Efficiency July 2011 (APEE 2011) (implementing Directive no. 2006/32/EC). M.D. 5 September 2011 to encourage high efficiency cogeneration (white certificates from 2012 to 2020) IMELS Circular of 16 February 2012 (OJ no. 51 of 01.03.2012) for implementing the Kyoto Revolving Fund (Article 1, Paragraphs 1110, 1115, 27 December 2007 and November 25, 2008 M.D.) as well as the prolongation of the Fund up to 2020	Promotion of cogeneration and tri- generation Promotion of energy efficiency measures through the use of loans (100 per cent of the investment) with a subsidized rate	0.15 (0.11)	0.46 (0.34)	1.40 (1.16)

Directive no. 2010/31/EC on the energy performance of buildings	Additional reduction of energy consumption and the use of energy from renewable sources in the buildings sector. The incentivizing mechanisms relates to tax subtraction (up to 2020 and tax subtraction of 55 per cent )	0.0	0.0	5.11 (5.11)

TRASPORTS		0.39 (0.39)	1.17 (1.17)	3.50 (3.50)

Intermodal Measures	Promotion of interventions also provided by the NAP 2010 (related to infrastructure and intermodal measures, increase in supply in terms of mobility of electrically powered public transportation)	0.39 (0.39)	1.17 (1.17)	3.50 (3.50)

TOTAL		2.90 (1.49)	8.69 (4.47)	52.75 (32.26)

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the DOCUMENT OF ECONOMY AND FINANCE – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

INFRASTRUCTURE ANNEX

Guidelines

2013-2015

Economic and Financial Document

April 2012

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Pursuant to the provisions of Article 2, paragraph 8 of Law no. 39 of April 7th, 2011 and the provisions subsequently specified in Legislative Decrees nos. 228 and 229 of 2011, we hereby submit a Programme prepared in compliance with Art. 1, paragraph 1 of Law no.443 of December 21st, 2001 and provide a general outline of the proposals and the strategic guidelines that the Ministry of Infrastructures and Transport intends to set out in the Infrastructure Annex to the Economic and Financial Document.

The following guidelines have been drafted pursuant to the provisions of the implementing Decrees envisaged in Articles 16 and 22 of Law no. 42/2009 and the National Reform Programme.

PREAMBLE

Law no. 443/2001 (the so called ‘Legge Obiettivo’ – ‘Target Law’) and the agreements between Central Government and the Regions concerned have defined a list of National Strategic Infrastructures which have been earmarked for government funding available with the involvement of private finance by means of a number of kinds of public-private partnerships. Nevertheless, Italy is still lagging behind in infrastructure implementation, owing to the fact that the national transport network has been developed under different conditions, at different times and with different features in different parts of the Italian territory. As a result the country has not been endowed with an infrastructure system which could truly support its competitiveness or its economic growth, and even less has it been provided with one which could support the development of the national territory as a whole. The distinction to be made today is not so much between the Italian North and South, but rather between the sectoral and geographical areas focused on exports and those focused solely on the domestic market. Today, all policies, including transport and infrastructural policies, must as a priority be geared to providing the best possible support for export activities.

Italy’s delay in modernizing its multimodal transport networks (road, rail and inland navigation), particularly in its essential strategic nodes (major cities, seaports, airports and mountain passes - upon which national growth depends), and in the connections between nodes and arches, has reduced the production efficiency of the national economy and considerably increased the overall cost of transport services and logistics and thus the final prices of finished goods.

The three main reasons behind the infrastructural delay are linked to :

1.	a progressive drying up of financial investment resources and the consequent qualitative worsening of financial resources, both factors being linked to the crisis in Italian public finance;

2.	the complexity of procedures relating to planning, design, authorization, implementation and settlement of disputes in public works, as well as payment of allocated funds, have discouraged the private sector from investing in this area;

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

3.	the procedural and substantial difficulties in settling attribution disputes between different levels of government administration, between individual departments and between government departments and local people directly affected by the infrastructural works.

The Government intends to act on all the above causes of delay so as to enable its infrastructural policy to provide full support for Italian economic growth.

On funding issues and attracting private capital

Considering the shortage of public financial resources and in line with the principle that ‘in order to grow we need to export and in order to export we need to transport’, the Government intends to concentrate public funds on transportation infrastructures (seaports, inter-ports, airports, roads and railways) which can make the biggest difference in reducing transportation and logistics costs for the entire Italian economy and in particular for geographical areas and economic sectors which are most focused on exports. In doing this it will take into account cost effectiveness and the real strategic value of individual infrastructures and will also raise funds through the involvement of the Cassa Depositi e Prestiti (Deposits and Loans State Bank), the European Investment Bank and the private sector, by means of public-private partnerships.

One important ingredient has been provided with the new regulation on project bonds (private sector bonds issued by the companies executing the projects). This is a completely new rule which provides Italy with a system which is highly advanced both with respect to Europe and with respect to the rest of the world and which is in line with the framework proposed by the European Commission in its ‘Europe 2020 Project Bonds’ initiative.

The measure is of great importance not only because of the novelty of the rule itself but also because it was established as part of a set of provisions aiming at finally providing the guarantees which private investors needed. These provisions include: an extension of up to fifty years for concessions, a clearer planning stage - also thanks to an official statement on project bankability and a better link between public and private resources.

The new regulations on the issuance of bonds by project companies, establish a new private-law instrument geared to increase flows of finance for the construction of infrastructures and to cover construction risks. Unlike the current financing system in public-private partnerships, where bonds are re-paid with the proceeds (tolls, rents etc….) of completed infrastructural works, the new system facilitates the raising of financial resources to cover the debt both of completed works and of works which are still unable to generate income by applying charges to users.

In this perspective, there is a good fit between Italian national priorities and the sub-set of strategic infrastructures included in TEN-T, the Trans-European Transport Core Networks with the dual benefit of combining the added value of European growth with the added value of Italian growth and making the best use of European co-funding for the same infrastructure projects.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

The goal is the progressive completion of the Italian sections of the four pan- European Corridors: Adriatic sea - Baltic sea, Mediterranean Corridor, Helsinki-La Valletta, Genoa-Rotterdam, starting from the main bottle-necks in urban nodes (Rome, Bologna, Genoa, Milan, Turin, Venice and Palermo), seaport networks (Ancona, Bari, Genoa, Gioia Tauro, La Spezia, Leghorn, Palermo, Ravenna, Taranto, Trieste, Venice), inland waterways networks (Cremona, Mantua, Ravenna, Trieste and Venice) airport networks (Rome Fiumicino, Milan Linate and Malpensa, Venice Tessera, Bergamo Orio al Serio, Bologna Borgo Panigale, Genoa Sestri, Naples Capodichino, Palermo Punta Raisi and Turin Caselle), inter-port hubs (Ancona, Bari, Bologna, Cervignano, Florence, Genoa, Leghorn, Milan, Naples, Novara, Orbassano, Padua, Pomezia, Verona), mountain passes (Frejus, Domodossola, Chiasso, Brennero, Tarvisio, Trieste) and congested arches of the Ten-T Core Network identified during the review phase of TEN-T Networks and the ‘Connecting Europe Facility’.

Alongside the priority accorded to developing this system of essential infrastructures of European scope, it also appears necessary to undertake a thorough rethink of the general programming process and an overhaul of strategic planning so as to achieve a rational overall view of the essential projects connected with the key European infrastructure projects and the other large, medium-sized and small projects which also have social and local cohesion goals.

In order to reduce the ‘time to growth’ for the Italian sections of the four Pan- European Corridors mentioned above, the Italian Government intends to proceed in the following logical and chronological order:

–	actions, mainly focused on information and communication technology, allowing better services to be obtained from the arches and junctions in the current infrastructure: the most representative example is the installation of ERTMS (European Rail Traffic Management System) also on conventional railway networks mainly used for freight transport, in order to improve the supply of railway services available with the existing infrastructure networks;

–	actions aimed at connecting strategic nodes, seaports and airports with the current railway network so as to take full advantage of the existing inter-modality;

–	work on the construction of missing arches and junctions, starting with seaport and airport nodes where foreseeable efficiency gains are cheapest.

This will be done bearing in mind the need to improve connections between the Italian production system and global markets. This goal will also be pursued by encouraging a process, led by sectoral operators, of concentration of demand and volume in seaports and airports which provide intermodal railway and inland waterway connections.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

On procedures and regulatory framework

Currently under examination is the possibility of inserting constitutional provisions in the national legal system which would, among other things, provide Central Government with exclusive responsibility for strategic infrastructures of national and supranational interest as well as ordinary provisions which would: prohibit any retroactive ‘reformatio in peius’ of the financial and tax treatment accorded to capital investments in infrastructures, facilitating coordination between Italy and Europe in the field of public strategic infrastructural planning; establish a framework law for territorial administration; and produce the required updates to the Highway Code and the Code of Navigation, as far as maritime and inland navigation are concerned.

The current government has begun adopting the initial provisions aimed at relaunching Italy’s production engine. Included in these measures are new measures allowing for replacement of contractors in the case of a legal dispute so as to guarantee the completion of the project; the availability contract, whereby a private project is made available to the public administration in order to provide a public service; and the possibility of early management of individual sections of complex projects where work can already begin.

In view of the construction of new prison facilities, a new model of public-private partnership has been introduced, through which a major part of the construction costs will be covered by private funds.

In order to expedite the allocation of resources from CIPE to ‘Legge Obiettivo’ projects, a detailed description has been provided of the information to be provided in connection with the Economic Financial Programme (PEF). Further provisions are aimed at speeding up procedures to approve projects.

A specific provision has also been introduced on port dredging so as to simplify current regulations and make them more comprehensive. Another specific provision establishes that the use of earth and rock from excavations shall be regulated by existing regulations issued by the Minister of Environment .

There is a specific provision directed to the building industry, which is currently undergoing major difficulties, that establishes that municipalities may reduce the basic rate of their own local taxes (IMU) on unsold buildings.

Among measures concerning harbour systems, a part of the increased VAT yield will be channelled to companies planning harbour works.

It is also necessary to guarantee that the regulatory framework will be stable. The reliability of regulations over time is one of the basic pre-conditions to ensure that private capital will be forthcoming.

On consent

Consideration is being given to a system which, without significantly impacting the cost and times involved in completing works, would allow public debate. This would involve procedures with a clear timetable to involve local populations and associations of stakeholders as part of a general re-think of the overall decision-making process in major

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

works. The goal to reach is to provide a more solid basis for public contracts. This would involve: specifying how decisions would be reached in the case of disagreements between central government and the regions involved; introducing rules making a clear distinction between decision-making and consultative functions; and also making a distinction between the executive phase of a work and the phase in which the ‘whether’ and the ‘how’ of the project would be discussed, which would be the only phase in which it would be possible to discuss any scaling down or compensation.

ITALIAN GOVERNMENT ACTION

The Italian Government intends to acknowledge the widespread will to undertake an assessment of the failures which have occurred in planning, investment choices and programme approaches. It also intends to obtain the first economic returns from the large amount of funds invested from 2001-2010 and to achieve a substantial involvement of private funding in building the country’s infrastructure.

In 2011 there were some changes in factors which had been features of economic policy in the infrastructures sector.

1)	The first aspect which gives a greater impact to the Infrastructure Annex this year is the acknowledgement of the importance of combining national priorities with European investments (TEN-T Core Network) with the aim of providing a comprehensive framework of infrastructural and logistic priorities, capable of supporting Italian competitiveness and growth. It is true that the joint decision on TEN-T Networks adopted by both the European Parliament and the E.U. Council in 2004, had already outlined an essential framework of European Priority Projects, but the review requested by our Country in 2008, which led to the EU Commission’s proposal in October 2011 and the subsequent policy agreement at the EU Transport Council on March 22nd 2012, provides Europe and Italy with a complete planning framework which will guide the infrastructural policy of the Member States until 2030. This framework will need to be complied with to the full, lest the comprehensive functionality of the entire infrastructural system be jeopardized.

The new framework, welcomed by our Country, represents a serious test for the whole European economic policy in view of the following:

–	in the TEN-T Networks Project Plan, approved by European Parliament in April 2004, Italy was crossed by 3 Priority Projects out of 31; today Italy is crossed by 4 Key Corridors out of 10;

–	the Commission proposal for the TEN-T Networks Fund, which the Italian Government has pledged to support and defend within the framework of European budgetary decisions, amounts to 31,7 billion euro, while the previous proposal approved by the EU Parliament in 2004 only envisaged 4,.8 billion euro for infrastructures;

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	the use of the Fund for works located on TEN-T Networks could not exceed 20 per cent, the proposal of the Commission now envisages EU co-funding up to 40 per cent;

–	the previous Plan envisaged only railway, waterway or maritime corridors, the new framework also includes road networks;

–	the new Plan intends to move away from a ‘corridor’ approach to a ‘network’ approach and thus attaches considerable significance to harbour, airport, inter-port hub and urban nodes;

–	the new Plan defines a clear set of priorities by identifying ‘core network’ and ‘comprehensive network’ projects.

2)	The second aspect which has been a feature of this Parliamentary period and which we have been tackling with special attention in the last few months is the shortage of financial resources due both to the lengthy period of recession and to the change of approach which has occurred in the use of public resources in constructing national infrastructure: public co-financing has declined from 90- 100 per cent in the 80’s and 90’s to 50 per cent in the years after 2000, as a result of the ‘Legge Obiettivo’. In the years to come, it is believed that the percentage will not be above 30 per cent. This has required and will require greater commitment in supervising the ways in which access to public-private partnership occurs with the goal of constructing works which are useful for the growth of the country as a system, maximising public and private benefits, and also avoiding the danger of subordinating the financing of a project to its utility.

3)	The third aspect is the binding commitment imposed by the EU to reach a balanced budget in 2013; a requirement and a goal which is also shared by the current Government. This commitment led to a special DPCM (Prime Minister’s Decree) being issued in September 2011. The decree made a substantial cut in the FAS fund for infrastructure investments. The prospect envisaged for the FAS Fund itself, despite the lower contribution to cofinancing indicated above, is for it to be replenished thanks to savings on current expenditure and possibly through European decisions opening the way to the European issuance of ‘good’ debt, which would be free of the constraints of the stabilization process.

4)	The fourth aspect is the special attention which needs to be given, despite the current crisis, to providing the South of Italy with adequate infrastructures in order to sustain the growth of a large internal Italian and European market which is currently underrated and to ensure that Southern Italian products can have a competitive presence on world markets. This should be undertaken through the Plan for Southern Italy which will need increasingly to focus on the strategic measures envisaged by the ‘Legge Obiettivo’ and to be consistent with the ‘European’ priorities mentioned above.

5)	A fifth aspect emerges from the action carried out by the Ministry of Infrastructure and Transport since 2011 through an open discussion with various bodies and institutions. This action started out from a detailed analysis

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

made in the previous ‘Infrastructure Annexes’ to the DEF (Economic and Financial Document) aimed at identifying the real infrastructural priorities, and went on to successfully pursue the goal of proposing standards and instruments capable of:

–	ensuring that the ‘regulatory’ system would be stable over time so as to attract private capital;

–	ensure cost containment;

–	confirm and justify ‘priorities’;

–	streamline procedures.

The ‘Salva Italia’ (Save Italy), ‘Cresci Italia’ (Grow Italy) and ‘Semplificazioni’ (Simplifications) laws contain around 100 rules relating to infrastructures.

6)	A sixth aspect involves the process of freeing up and re-launching investments through two laws:

–	Law no. 183/2011, which in its Article 18 allows tax exemptions for works proposed by project companies, thus facilitating the participation of private capital in the implementation of identified projects and in Article 33, paragraph 3, provides 2,800 million euro to ensure the continuity of execution of works which had been cancelled by the Prime Minister’s Decree of September 28, 2011 and which are now instead considered ‘undeferrable’;

–	Law no. 111/2011, in its article 32, paragraph 1, allocates a capital stimulus of 4,930 million euro for the ‘construction of strategic infrastructures’; and in paragraphs 2, 3, 4 and 5 provides for the cancellation of operations approved by CIPE (Intergovernmental Commission for Economic Planning) before December 31st 2008, for which construction sites have not yet been opened; in paragraph 7, it allows the Minister of Infrastructures and Transport to confirm operations judged to have a special strategic value, even if construction work has not yet been commenced.

The current Government has fully implemented the above mentioned rules both through specific inter-ministerial and ministerial decrees, and through the CIPE decisions taken at the sessions of December 6th 2011, January 20th 2012 and March 23rd 2012.

The set of rules approved in recent months and the planning measures mentioned above all have the dual goal of consolidating investment deemed to be strategic and amending sectoral regulations in order to achieve the best public-private cost distribution for infrastructure projects. It is believed that these tools will be useful in overcoming the sluggishness and the obstacles which have caused the production costs of our country to lose competitiveness at Community and international level. These production costs are closely linked to the quality and effectiveness of the logistics which are available.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

A due diligence analysis on the state of progress of works

The first action which needs to be done, and which is already underway, is a due diligence analysis on the state of progress of works, on their real strategic effectiveness and on the possibility of re-allocating certain funds to operations considered to be more effective and more in line with the aims of the new programme.

This is an action which is already feasible under current legislation (Article 32, paragraphs 2.3 and 4 of Law no. 111/2011). The Minister of Infrastructures and Transport has confirmed 4,9 billion euro in funding for works planned and approved by the CIPE before December 31st 2008 ; by May 30th 2012 work on these concrete project proposals will be begun.

Subsequently, funding will be cancelled for works which are found not to be in a position to commence operations.

It is, in this conjunction, useful to recall that the approval of a project and the coverage of a specific financial commitment are choices which also linked to the opportunities linked to a specific macro-economic system.

In many cases, a strategically essential action which fails to start up according to plan may fail to meet the real needs for mobility of a given territory.

We are not starting from scratch. In this respect, two figures are of interest: from 1985 to 2001 Central Government invested only 7 billion euro in works related to the organic infrastructure of our country, from 2002 up to the present time we have been able to approve, contract and open construction sites for works worth about 57 billion euro and to increase works in the pipeline by a further 11 billion euro. Up to 2002 the portfolio of key infrastructure projects in the country was not in excess of 10 per cent of the whole Strategic Infrastructure Program; the remainder was, in the best of cases, accounted for by feasibility studies. Today, the portfolio of projects approved by CIPE exceeds 75 per cent of the said program with a funding package, under the same system of rules, of about 50 per cent . A brief list of some of the projects can give an idea of the importance of the implementation process triggered by Italy’s ‘Legge Obiettivo’.

The Mo.SE., the Mestre bypass, the BreBeMi, the Lombardia foothills highway, the ‘Variante di Valico’ bypass highway, the Salerno - Reggio Calabria highway axis, the Ionian state road, the Palermo, Messina highway axis , the Catania – Syracuse highway, the third lane on the Rome ring road, the underground networks of Milan, Turin, Rome, Naples, Palermo, Catania, the water distribution projects in the South of Italy, etc., were just preliminary designs.

Ten years ago, it was hard to imagine that these goals could be transformed into projects with financial backing, that they would have become construction sites, or even, in some cases, completed works.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

This set of actions was supported by adequate financial input. In this connection, one figure speaks for itself: out of 133 billion euro, which is the total value of works within the remit of CIPE, 69,5 billion euro have been financially guaranteed (see Annex 1).

The opening of construction sites

Even if the implementation of the system of transport infrastructures of European significance remains the primary objective of the Italian infrastructural policy, the Ministry of Infrastructures and Transport also intends to give its utmost commitment to the following objectives, which are more closely linked to supporting the construction sector and to the conservation and improvement of quality of life:

–	contracting out and opening construction yards for all operations approved by CIPE;

–	making use, as far as possible, of projects funded with non-public resources, including projects co- financed by EU and projects making use of the opportunities afforded by tax exemptions on investments;

–	concretely implementing the four stimulus projects that have long been held up in the planning stage. These are the Housing Plan, the School Building Plan, the Prison Building Plan and the works in part one of the program of small and medium-sized works.

As far as the Housing Plan is concerned, a few figures can give an idea of the scope of the actions carried out by the Ministry. 883 million euro were invested as a stimulus to launch local and private resources, which as a whole will create 72,000 houses, out of which 11,000 activated with funds already allocated, and 140,800 new jobs. It is worth recalling that a large part of these houses will come from the restoration of old houses; the lines of activity of the Social Housing plan also include integrated actions aimed at improving the urban quality of areas with social housing. This is an action that follows the same approach as the ‘Neighbourhood Contracts’ Plan, which the Ministry designed and carried out successfully. These are experimental urban improvement plans in areas which feature widespread deterioration of buildings and urban environment and a lack of services within a context of low social cohesion and extremely difficult living condition.

In the area of school construction, on January 20th , 2012, CIPE allocated a significant amount of funds: 197 million euro, in favour of commitments already made in part one of plan; and 259 million euro, for part two. As a result, the works now cover 3,596 school units, to which one should add further works under an allocation of 100 million euro as part of a plan, currently in the drafting phase, to build new energy efficient schools;

–

implementing safety systems for large dams. With art. 43 of the Decree Law of December 6th 2011, no. 201, the Government has introduced a series of provisions directly focused on the safety of large dams ( 375 of the 539 large

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

dams in Italy have now been operating for over 50 years). The new rules, which refer particularly to the seismic and hydraulic upgrading of dams and the recovery of storage capacity, will have a significant economic impact in producing preliminary studies and subsequent operations to improve environmental and safety features and to boost the use of hydro-electric power and it is envisaged that investments in the medium term (as of next year) will be around 500 million euro. Currently, projects have already begun on 50 dams and extraordinary work is underway on 30 dams. It is estimated that these projects will create around 500 jobs a year for at least five years;

–	implementing small-scale road repair sites on the road network managed by ANAS, the Italian road and highway operator; these worksites are funded mainly from resources allocated by the ‘Program Contracts’ for extraordinary maintenance. In recent months, CIPE has provided - in financing and refinancing – allocations amounting to around 900 million euro for the ANAS 2010-2012 Program Contracts. These resources are mostly intended to undertake small-scale extraordinary maintenance actions, scattered all over the country. In addition, 86 million euro will be made available to fund urgent safety measures for ANAS bridges and viaducts, for which construction sites can be opened immediately;

–	continuing the rebuilding of the city of L’Aquila;

–	monitoring the implementation of works related to EXPO 2015, guaranteeing funding for works under the responsibility of the Ministry of Infrastructures and Transport.

A possible re-programming of resources

The action linked to a reinterpretation of the choices made and the definition of a new program schedule does not require any new analyses or studies since it is underpinned by decisions which have already been made at the supranational level. A process is about to commence to check the consistency of the works defined as strategic by the ‘Legge Obiettivo’ with the European priorities which have been accepted: this will mean implementing works already approved as national strategic priorities or modifying the list of strategic infrastructure works in the Annex to be reviewed.

A planning process of this kind, however, requires a new relationship with the local territory and the Regional authorities.

A new relationship with the Regions

We do have a tool, provided by Legislative Decree No. 190/2002 (implementing Decree of the ‘Legge Obiettivo’), called the General Framework Agreement. This tool defines the commitments shared by Central Government and each Region as regards infrastructures to be implemented in their area. These agreements also contain clear priorities: the list of such priorities and the way they are connected with decisions at EU level represent the first programme criterion to be addressed in order to establish an initial timetable of actions and operations.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

Within the State-Regions Conference, the Government will review the Agreements in order to implement the national and European priorities recalled above.

The importance of new regulations

The set of rules enacted by the Government in its first five months in power, such as those concerning:

–	the Transport Authority;

–	the Road Agency;

–	Project bonds;

–	tax exemption;

–	project approval procedures;

–	the time-frame for preliminary project evaluation on the part of the Interministerial Committee for Economic Planning, the Ministry for the Economy and Finance and the Court of the Auditors represent a regulatory framework which, if managed in a systematic way, can re-launch the whole sector, and truly attract private capital.

Defining times clearly also means being clear about costs. As of today, thanks to a rule which requires clearly defined deadlines in approval verification at CIPE (Interministerial Committee for Economic Planning), the Ministry for the Economy and Finance, and the Court of the Auditors, we have a 90-day time-frame, compared with the 12-14 months which used to be required to complete approval procedures.

The significance of the energy sector

The impact of transport on the country’s energy bill is already more than 40 per cent and this figure means that it is imperative to immediately undertake responsible action in order to optimise the use of transport modes. We need to make good use of the reliable energy wealth which we have: this wealth depends on containing and optimizing consumption.

The Government commitment to contain energy consumption in the transport sector aims at:

–	substantially reducing empty loads in freight transport. Today, absurdly, empty loads reach the 50 per cent mark. This highlights the complete lack of management capabilities in the entities responsible for organizing the logistics process as a whole;

–	optimizing the air transport sector. The EU’s ‘Single Sky’ directive aims at reducing at community level the cost of the energy consumption in this sector by around 2 billion euro a year, by avoiding the time aircraft have to wait in the landing phase. This will require keeping to flight time schedules and slots to the utmost degree and will therefore also require logistical organization of handling activities;

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	optimising public local transport, so as to reduce the high levels of consumption linked with private transport;

–	building a consistent system to combine transport modes, prioritizing, particularly for long distances, sea transport through the ‘the motorways of the sea’ system.

These are four objectives that the Logistics Plan has identified as key objectives of our economy on several occasions, but which, unfortunately, have not gone beyond the general programme stage as yet.

Using our joint management of two Ministries, the Ministry of Infrastructures and Transport and the Ministry of Economic Development, we intend to implement incisive initiatives which can truly and substantially scale down these abnormal patterns of consumption which are so damaging for growth and development.

The significance of nodes

Undoubtedly, one of the substantial developments in the new framework defined by the TEN-T network is the great attention given to nodes (ports, inter-ports, airports and urban areas).

In its airport system, Italy has a general Plan, which can truly provide a major opportunity to optimize supply in the system as a whole. In the port sector, instead, we do not have a comprehensive approach which can help us overcome a crisis which risks affecting us deeply.

The paradox which we need to address is that of the growing significance of the Mediterranean sea as an area of transit for global traffic - in particular between Europe and Asia (Arab countries, the Persian Gulf , India, China, the Asian Tigers and Japan) as well as the additional intra-Mediterranean traffic with the African and Asian sides of the Mediterranean - and the actual use of Italian port systems, both those specializing in transhipment (Gioia Tauro, Taranto and most of all Cagliari) and those which are final destinations. If the Italian port system is not upgraded to deal effectively with flows of traffic which are much higher than the current ones, it runs the risk of failing to achieve the economies of scale which it requires to overcome the competition of the North Sea ports on European markets, including the wealthier Italian ones, which are increasingly reachable and reached by competition from North Sea ports. A thorough organization and promotion of Italian transhipment, which needs to be supported in its competition with other Mediterranean transhipment ports, and a focus on a strategy of competitionand- cooperation between national ports in the Northern Tyrrhenian and Northern Adriatic systems, - the only port systems which can compete with the North Sea ports for European markets – and the Campania and Apulia port systems which should be organised as the gates for that part of Europe which is mainland Italy, is the strategy which can restore our system’s competitiveness, increasing its efficiency on these crucial nodes in the overall logistics system which is so important for our production system since it is mainly focused on the international sector.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

In organizing inter-port nodes, as part of the process of optimizing the entire logistics chain, one should avoid any further burden of transport costs on the value of transported goods, focusing on any possible supply chain optimization process in the material handling cycle as a whole. The construction of logistics systems linking ports and their inter-ports, as envisaged by Art. 46 of the ‘Salva Italia’ decree, can make a significant contribution in this direction.

Large and medium-sized cities are struggling with huge congestion costs (more than 11 billion euro in 2010) and the high impact of local public transport costs. These are both negative indicators for the growth of the country.

Choosing infrastructures which can overcome these malfunctions effectively represents a key objective in this Parliamentary period.

Working to provide the South of Italy with a coordinated system of infrastructures

Even though it intends to prioritize the major infrastructures of European significance which have been previously mentioned, the Government is still committed to a number of other projects: the completion of the Salerno-Reggio Calabria highway; the Program Contract with Ferrovie dello Stato (National Railway Company), with a substantial financial stake for the start of work on the Naples-Bari railway axis; the completion of the underground systems of Cagliari, Naples, Bari, Catania and Palermo; the Telesina motorway axis and the Siracusa-Gela axis; the port systems of Campania and Apulia: the logistics platforms of Taranto, Cagliari and Augusta; work on road axes in Sardinia, e.g. the 131 Carlo Felice axis and the Olbia-Sassari axis; and projects for water resources protection. These are all works aimed at providing a tangible platform for the comprehensive re-launching of Southern Italy. But these infrastructural actions need to be closely connected with concrete actions to re-launch entrepreneurial activities.

The joint leadership of the Ministry of Infrastructures and Transport and the Ministry of Economic Development offers a unique opportunity which can truly reinvent the Government’s approach to Southern Italy.

Further primary objectives to be achieved

Road safety

Road Safety is a very critical aspect in our country, both socially and economically. Every year, more than five thousand people die, with two hundred thousand injured and fifteen thousand people becoming disabled. These are terrifying figures which require no further comment. Even if the great commitment which has been made to improve road safety has enabled us to achieve remarkable results, motor accidents on our roads still cause too many deaths, too many injured persons, too much grief and pain, in addition to a sizable economic bill, amounting to more than 30 billion euro in social costs every year, which represents 2 per cent of GDP. In tackling this painful emergency, in addition to increasing control systems and making penalties more effective, we intend to continue to focus on the quality both of vehicles and road infrastructures. Even if these factors do

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

not account for more than 10 per cent of the total causes of car accidents, it is an area where reduction is easier to achieve because it is not linked to the complex set of causes which characterize the behaviour of individual road users. As concerns this specific subject research has a crucial role to play and infrastructure quality is also essential. It is an undoubtedly difficult and complex endeavour to influence the behaviour of car drivers. It is not possible to correct the various aspects and the variety of behaviour of car drivers simply by increasing controls and stiffening sanctions. More reliable results can however be achieved in relation to the quality of vehicles and road infrastructures. Over the last two decades, research on cars and trucks has already achieved great results; but much more can be done in order to reach higher levels in vehicle efficiency, especially in critical weather conditions.

Preventing infiltration by organized crime

Every time we decide to build a new infrastructure we need to consider the quality of the contractors and safety on the worksite.

The Salerno-Reggio Calabria motorway axis has been a particular focus for the attention of Government and the Ministry of Infrastructures and Transport because of a number of events linked to various forms of organised crime.

These events are monitored comprehensively by a special unit named ‘Alta Sorveglianza delle Grandi Opere’ (High-level Supervision on Public Works), which was set up by an ad hoc decree of the Minister of Infrastructures and Transport dated April 15th 2002. This unit, together with the Technical Sector, the Legal Sector and the Economic Sectors represents the operating arm of the Technical Mission Structure.

This preventative activity, which was practically decided upon as soon as activities connected with the ‘Legge Obiettivo’ began, displays the intention to tackle the emergency comprehensively, avoiding a ‘not doing’ policy in preventative action. It is worthwhile recalling that until April 2002, there was no systematic interaction between the Ministry of Infrastructures and Transport, the Ministry of the Interior and the Prefectures in monitoring and supervising works. The Government’s constant concern is to defeat any action on the part of organized crime which pursues a clear goal: managing the local territory by blocking all processes of infrastructure implementation.

The latest measures adopted by the present Government have made the functions of the above mentioned ‘Alta Sorveglianza’ Unit more effective and pervasive, enabling it to carry out technical and administrative inspections on the building sites, in cooperation with the Guardia di Finanza, Italy’s financial police.

Safety at work

Another delicate and urgent issue is that of safety at work. As mentioned above and also stated in last year’s ‘Infrastructure Annex’, safety on work sites is undoubtedly linked to the entrepreneurial capabilities and skills of the construction companies.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

It is important to avoid tackling the problem of safety on construction sites solely through restrictive measures and penalties after serious accidents have occurred.

One needs to take a systematic approach to the way constructions companies are organized. In Italy, construction companies have quite a low performance in terms of industrial efficiency. This is due to a number of causes, but most of them can be traced back to the structural inability of the Public Administration to manage the public works market with efficiency and rationality.

In other words, there is still no effective selection system which will weed out the less competitive and flexible and, conversely, ensure industrial growth to the better companies.

In order to overcome this serious problem, which risks turning into an irreversible situation in our country, the Public Administration needs, as was recommended in last year’s Infrastructure Annex, a rating system for enterprises managed by specialized companies. The rating should be based on criteria scoring the actual entrepreneurial/operational quality of the company, its financial solidity, the soundness of its approach (e.g. number of accidents, number of alterations requested, number of disputes with the Public Administration and the outcomes thereof).

In actual fact, the entry of new enterprises in the public works sector should be subject to some kind of test to validate their ability to manage work safety and accident prevention.

A new policy for the functional improvement of cities and re-launching of the housing sector

The actions linked to the School Building Sector, the Housing Plan and small and medium works in Southern Italy represent a great contribution to the improvement of the structure of our cities but there is a risk that they may turn out to be disconnected and inconsistent with the overall organization of the system.

It is for this reason that the Ministry of Infrastructures and Transport wants to ensure cohesiveness in activities already started and in those planned to begin in the short and medium term; the goal is to build efficient cities, where infrastructure activities are carried out not to meet the needs of individual logistic or residential segments but to ensure the comprehensive efficiency of the city as a whole .

The Ministry of Infrastructures and Transport is trying to incorporate a systems logic into the projects which have already been designed or started as part of the Housing Plan, the School Building Plan and the Small and Medium Works Plan, also by making use of network infrastructures such as underground or light railways. In addition, through agreements with Local authorities and sectoral enterprises, it is working on a number of initiatives to make extensive improvements in the quality of our cities.

Such an action will produce a widespread involvement of entrepreneurial activities and thus will automatically provide a significant stimulus for employment.

The Ministry of Infrastructures and Transport is designing an experimental pilot urban improvement project to be agreed on with Regions and Municipalities.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

This project will initially involve three Italian cities (one in the North, one in the Centre and one in the South of the country) so as to provide a platform for extension of the project to the other Italian cities.

Reconstructing the city of L’Aquila

The reconstruction of the public buildings in the city is the responsibility of the Ministry of Infrastructures and Transport; 408 million euro have been allocated for the reconstruction and restoration of public buildings from the Infrastructures Fund; of these resources, an initial tranche of 200 million euro has already been guaranteed and channelled.

The initial amount allocated is undoubtedly small. However public works become a real binder for the entire urban fabric. Cities are made of symbols: public buildings, squares, churches, museums, cultural centres are the key reference points of a city; in the case of a city which has been destroyed, like L’Aquila, they are the DNA which survives even after a disastrous earthquake.

The reconstruction of the city and the refurbishment of the entire regional, road and rail infrastructure framework, which is what is currently being done, become key goals for the growth and development of an area which has been so sorely afflicted.

FINANCIAL REQUIREMENTS

As said in the preamble, the goal of attaining a balanced budget in 2013 and the recession which we are currently facing, have forced us to contain the financial requirements necessary to provide adequate conditions for growth and development.

We have therefore considered it suitable to distinguish our strategic goals into the following four functional priorities, limiting requirements for 2013 to the utmost:

–	necessary priorities;

–	priorities linked to decisions taken by the European Union on the new framework of TEN-T networks;

–	priorities supported by actual involvement of private funds for the construction of works;

–	priorities linked to the continuation with commitments already undertaken.

The first category comprises projects which in the coming three-year period will need global resources, in capital expenditure, of around 5,400 million euro, of which 2,700 million euro refer to 2013. This amount will enable the realization of the following projects in the three-year period:

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex to the ECONOMIC AND FINANCIAL DOCUMENT – NATIONAL REFORM PROGRAMME

–	2013 Program Contracts between the Ministry of Infrastructures and ANAS (Road National Company) and RFI , the Italian Railway Track Operator;

–	further funding for the completion of safety procedures for the city of Venice and its lagoon (Mo.SE);

–	new Railway link between Turin and Lyon;

–	new Brenner Railway axis (Italian section);

–	safety work on ANAS bridges and viaducts;

–	operations to complete works started and suspended:

–	special fund to avoid a further freeze on evictions

The second category comprises a series of strategic projects in line with the Core Network-related priorities defined at E.U. level.

The amount of funding required in the three-year period amounts to 1,900 million euro, out of which 1,700 million euro refer to 2013. Specifically, the works relate to:

–	road axes;

–	urban nodes;

–	particularly significant logistic hubs (ports, airports and inter-ports).

The third category comprises works which, because of the tax exemption rules, will allow for a significant reduction to be made in the public resources required for the realization of significant strategic axes and, at the same time, ensure the participation of a great amount of private funds. With a public share of about 3 billion euro, of which 1 billion as of 2013, it will be possible to make investments amounting to over 15 billion euro. These are, in particular:

–	the Orte - Mestre motorway axis;

–	the Termoli - San Vittore motorway axis;

–	the ‘Telesina’ motorway axis;

–	the Roma - Latina motorway axis;

–	completion of the Salerno - Reggio Calabria motorway axis.

The fourth category comprises a series of actions which involve both capital expenditure and grants for current expenses. The total value of the capital expenditure is around 400 million euro, out of which 200 million euro are for 2013, and is almost entirely linked to the completion of the ‘small and medium works in Southern Italy’ Plan. The current expense grants, about 750 million euro, are for projects to support hired road freight haulage and tax benefits for project bonds.

MINISTERO DELL’ECONOMIA E DELLE FINANZE

Annex 1

				Cipe Decision									State of advancement
Strategic Infrastructure Programme				of works approved		of which			of which				of which			available resources
macro work	Number of works	total costs				roads	railways	Costs	roads		railways	Available resources	works in progress	completed projects		works in progress	planning phase projects
Alpine passes	13	18,109		6		1	5	13,387	205		13,182	2,297	4	—		2,243	54.18
Multimodal Po-Valley corridor	74	47,278		34		22	12	32,166	16,738		15,428	17,661	17	1		13,867	3,794
Multimodal Tyrrhenian-Brenner
corridor	5	5,651		3		2	1	5,035	2,731		2,304	2,126	1	—		514	1,612
Multimodal Tyrrhenian- North
Europe corridor	103	53,834		80		74	6	33,325	22,586		10,739	17,112	61	28		15,067	2,045
Multimodal Adriatic corridor	17	1,711		4		2	2	753	324		429	753	3	1		543	210
Multimodal ‘Central Ridge’ corridor	10	5,243		1		1	—	506	506		—	571	1	—		506	—
Mo.SE	1	5,496		9	(*)	—	—	5,496	—		—	3,694	9	4	(*)	3,694	—
Strait of Messina bridge***	2	6950	***	11			—	6,100	.100	****			-1			-26	6,924
Cross Corridor and Apennine ridge	53	50,022		26		22	4	10,870	7,627		3,243	4,665	15	1		3,060	1,605
Urban Systems	81	26,094		44		3	2	17,411	909		631	11,401	36	6		11,228	173
The logistic euro-mediterranean
platform of Sardinia	17	2,887		4		4	—	964	964		—	983	4	1		964	—
Port hubs	17	2,611		8		—	—	1,865	—		—	1,515	5	—		928	587
Inte-rports hubs	28	1,663		18		—	—	629	—		—	553	13	2		416	137
Road railway links - majjoi airport	3	660		2		—	1	570	—		—	270	1	—		270	—
Water schemes	45	2,733		28		—	—	1,463	—		—	1,517	26	4		1,491	26
Action plan in energy sector	6	1,656		7		—	—	1,656	—		—	1,656	5	3		691	965
Institutional building works	1	346		1		—	—	346	—		—	286	1	—		286	—
School Building works -Safety
procedures	1	489		1		—	—	489	—		—	489	1	—		489	—
Prison building works	1	503		1		—	—	503	—		—	503	1	—		503	—

TOTAL	478	233,936		269		132	33	133,535	58,690		45,956	69,352	205	51		56,786	18,132

Source: Ministry of Infrastructures and Transport- Technical Mission Structure

(*) The amount irefers to all funding quotas

(**) Net of compensation works and including financial costs

(***)Projects currently subject to assessment

(****) Railway projects included

262